SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
Phelps Dodge Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $6.25 per share
(including associated preferred share purchase rights)

(2)	Aggregate number of securities to which transaction applies: 155,290,625 shares of Phelps Dodge Corporation’s common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $90.66 (average of high and low prices of Phelps Dodge Corporation common stock reported on the New York Stock Exchange for such shares on August 22, 2006)

(4)	Proposed maximum aggregate value of transaction: $18,274,395,063.54

(5)	Total fee paid: $1,955,360.27 — computed in accordance with Rule 0-11(c)(i) of the Securities Exchange Act of 1934, as amended, by multiplying the proposed aggregate value of the transaction by 0.0001070

☑	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
$3,218,407.21

(2)	Form, Schedule or Registration Statement No.:
Schedule 14A, File No. 001-00082

(3)	Filing Party:
Phelps Dodge Corporation

(4)	Date Filed:
July 5, 2006

IMPORTANT SPECIAL MEETING OF PHELPS DODGE SHAREHOLDERS
●, 2006
Dear Fellow Shareholder:
      You are cordially invited to attend a special meeting of the shareholders of Phelps Dodge Corporation, to be held on September 25, 2006, at 9:00 a.m. (MST), at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. At the special meeting you will be asked to approve four proposals presented for your consideration.
      The proposals relate to Phelps Dodge’s agreement to combine with Inco Limited to create an industry-leading, diversified metals and mining company. The combined company would have one of the industry’s most exciting portfolios of development projects and the scale and management expertise to pursue their development successfully. The creation of this new company would give us the size and diversification to better manage cyclicality, stabilize earnings and increase shareholder returns.
      Phelps Dodge first announced this transaction on June 26, 2006. Under the terms of a combination agreement between Phelps Dodge and Inco, Phelps Dodge will acquire all of the outstanding common shares of Inco for a combination of cash and common shares of Phelps Dodge having a value of Cdn.$87.73 (U.S.$78.66) per Inco share, based upon the closing price of Phelps Dodge stock and the closing U.S./Canadian dollar exchange rate on August 22, 2006. Each shareholder of Inco would receive 0.672 shares of Phelps Dodge common stock plus Cdn.$20.25 (or, at such holder’s option, the U.S. dollar equivalent) per share in cash for each Inco common share. The Phelps Dodge board of directors also announced, as part of the transaction, a share repurchase program, to be commenced after closing, of up to $5.0 billion.
      The combination will be effected pursuant to a plan of arrangement under Section 192 of the Canada Business Corporations Act under which Phelps Dodge Canada Inc., our recently formed, wholly owned subsidiary, will acquire all of Inco’s outstanding common shares and Inco will amalgamate with a wholly owned subsidiary of Phelps Dodge Canada Inc.
      In order to complete the proposed transaction, we are asking you to approve the following proposals, together with two proposals regarding adjournment of the meeting:

1. a proposal to amend and restate Phelps Dodge’s restated certificate of incorporation in the form attached as Annex B to the proxy statement to which this letter is attached, which we refer to as the charter amendment proposal, to (i) change the company’s name to Phelps Dodge Inco Corporation from Phelps Dodge Corporation, (ii) increase the number of authorized shares of the common stock of Phelps Dodge from 300 million to 800 million and (iii) increase the maximum number of members of Phelps Dodge’s board of directors from 12 to 15; and

2. the proposed issuance of Phelps Dodge common stock to Inco securityholders in connection with the combination of Phelps Dodge with Inco, which we refer to as the share issuance proposal.
      Approval of the charter amendment proposal requires the affirmative vote of a majority of all outstanding shares of Phelps Dodge common stock entitled to vote on the matter. Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast on such matter, provided that the total vote cast on the proposal represents a majority of all outstanding shares of Phelps Dodge common stock entitled to vote on the matter.
      Your board of directors has determined that the charter amendment proposal, the share issuance proposal and the combination is in the best interest of Phelps Dodge and its shareholders, has unanimously approved the charter amendment proposal and the share issuance proposal, and unanimously recommends that you vote “FOR” approval of the charter amendment proposal and “FOR” the share issuance proposal.
      Detailed information regarding the two proposals is contained in the accompanying proxy statement. In view of the importance of the actions to be taken at the special meeting, we urge you to read the accompanying proxy statement carefully. Regardless of the number of shares you own, we request that you complete, sign, date and mail the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You may also vote your shares by telephone or through the Internet by following the instructions on the enclosed proxy card or voting instruction form.
      You may, of course, attend the special meeting and vote in person, even if you have previously returned your proxy card.
      YOUR VOTE IS IMPORTANT. Regardless of the number of shares of Phelps Dodge common stock you own, we urge you to vote “FOR” approval of the charter amendment proposal and “FOR” the share issuance proposal. Finally, if you have any questions or need assistance in voting your shares of Phelps Dodge common stock, please call D.F. King & Co., Inc., which is assisting Phelps Dodge, toll-free at 1-800-659-5550 (U.S. and Canada). Non-U.S. or non-Canadian investors may contact D.F. King at +44 20 7920 9700.
      On behalf of your board of directors, thank you for your continued support and cooperation.

Sincerely,

J. Steven Whisler
Chairman and Chief Executive Officer
      This proxy statement is dated        ●       , 2006 and is expected to be first mailed to our shareholders on or about        ●       , 2006.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF PHELPS DODGE CORPORATION:
      A special meeting of shareholders of Phelps Dodge Corporation will be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on September 25, 2006, at 9:00 a.m. (MST), for the following purposes:

1. to consider and vote on a proposal to amend and restate Phelps Dodge’s restated certificate of incorporation to (i) change the company’s name to Phelps Dodge Inco Corporation from Phelps Dodge Corporation, (ii) increase the number of authorized shares of Phelps Dodge common stock from 300 million to 800 million shares and (iii) increase the maximum number of members of Phelps Dodge’s board of directors from 12 to 15;

2. to consider and vote on the proposed issuance of Phelps Dodge common stock, par value $6.25 per share, to Inco securityholders in connection with the combination of Phelps Dodge with Inco;

3. in the event that there are not sufficient votes for approval of the charter amendment proposal at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to such proposal, which we refer to as the charter amendment adjournment proposal;

4. in the event that there are not sufficient votes for approval of the share issuance proposal at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to such proposal, which we refer to as the share issuance adjournment proposal; and

5. to conduct any other business as may be properly brought before the special meeting.

      Your board of directors has determined that the charter amendment proposal, the share issuance proposal and the combination is in the best interest of Phelps Dodge and its shareholders, has unanimously approved the charter amendment proposal and the share issuance proposal, and unanimously recommends that you vote “FOR” approval of the charter amendment proposal, “FOR” the share issuance proposal, “FOR” the charter amendment adjournment proposal and “FOR” the share issuance adjournment proposal.
      Only holders of record of the common stock of Phelps Dodge at the close of business on August 24, 2006 will be entitled to notice of and to vote at the special meeting or at any adjournments or postponement of the special meeting. On August 24, 2006, we had        ●       common shares outstanding.
      If you participate in the Mellon Investor Services, L.L.C. Investor Services Program for Phelps Dodge shareholders, all common shares held for your account under that service will be voted in accordance with your proxy.
      Proxies are solicited by the board of directors. If you are a shareholder of record, you may revoke your proxy before it is voted at the special meeting by delivering a signed revocation letter or new proxy, dated later than your first proxy, to Catherine R. Hardwick, Assistant General Counsel and Secretary. Any shareholder of record may attend the special meeting and vote in person even if he/she previously has returned a proxy. If your shares of Phelps Dodge common stock are held in “street name” by a broker or bank, you should contact the person responsible for your account to revoke your proxy or to arrange to vote in person at the special meeting.
      Shareholders are asked to access electronic voting via the Internet or telephone voting as described on the enclosed proxy card or voting instruction form, or complete, sign, date and mail the enclosed proxy card or voting instruction form promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your vote is important, and you are requested to act at your first convenience.
      This Proxy Statement and accompanying materials are first being sent to shareholders on        ●       , 2006. Phelps Dodge’s principal executive office is located at One North Central Avenue, Phoenix, Arizona 85004.

By Order of the Board of Directors,

Catherine R. Hardwick
Assistant General Counsel and Secretary
Phoenix, Arizona
       ●       , 2006
YOUR VOTE IS IMPORTANT
      Whether or not you plan to attend the special meeting, please complete, sign, date and mail the enclosed proxy card, or voting instruction form, promptly in the enclosed envelope, which requires no postage if mailed in the United States. Should you prefer, you may vote by delivering your proxy via telephone or via the Internet by following the instructions on your enclosed proxy card or voting instruction form. Remember, if you do not return your proxy card or vote by telephone or via the Internet, or in person, or if you abstain from voting, it will have the same effect as a vote against adoption of the charter amendment proposal.
      If you have any questions or need assistance in voting your shares of Phelps Dodge common stock, please call D.F. King & Co., Inc., which is assisting your company, toll-free at 1-800-659-5550 (U.S. & Canada). Non-U.S. or non-Canadian investors may contact D.F. King at +44 20 7920 9700.

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Page

COMBINATION AGREEMENT	Annex A
FORM OF RESTATED CERTIFICATE OF INCORPORATION OF PHELPS DODGE CORPORATION	Annex B
FAIRNESS OPINION OF CITIGROUP GLOBAL MARKETS INC.	Annex C
FAIRNESS OPINION OF HSBC SECURITIES (USA) INC.	Annex D
WAIVER AND FIRST AMENDMENT TO COMBINATION AGREEMENT	Annex E

REFERENCE TO ADDITIONAL INFORMATION
      This proxy statement incorporates by reference important business and financial information about Phelps Dodge Corporation (“Phelps Dodge,” “we” or “us”) and Inco Limited (“Inco”) from documents that are not included in or delivered with this proxy statement. For a listing of the documents incorporated by reference into this proxy statement, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 100 of this proxy statement. This information is available to you without charge upon your written or oral request. You can obtain documents related to Phelps Dodge and Inco that are incorporated by reference into this proxy statement, without charge, from the Securities and Exchange Commission’s (the “SEC”) Web site (www.sec.gov) or by requesting them in writing or by telephone from Phelps Dodge:

Phelps Dodge Corporation One North Central Avenue Phoenix, Arizona 85004-4414 Attention: Assistant General Counsel and Secretary (602) 366-8100
      (All Web site addresses given in this proxy statement are for information only and are not intended to be an active link or to incorporate any Web site information into this proxy statement.)
      Please note that copies of the documents provided to you by Phelps Dodge will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement.
      In order to receive timely delivery of documents requested from Phelps Dodge in advance of the special meeting, you should make your request no later than September 15, 2006.
INDUSTRY DATA
      Industry statistics and data included in this proxy statement are based on currently available public information. In addition, statements in this proxy statement about our industry and our position in our industry or any sector of our industry or about our or the combined company’s market shares, are statements of our belief. This belief is based on industry statistics and data and on estimates and assumptions that we have made based on our knowledge of the market for our products and our experience in those markets. We have not verified industry statistics or data. Accordingly, we cannot assure you that any of these estimates or assumptions are accurate or that our estimates, assumptions or statements correctly reflect our industry or our or the combined company’s position in the industry.
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
      The financial information included in this proxy statement regarding Phelps Dodge, including Phelps Dodge’s audited consolidated financial statements and Phelps Dodge’s unaudited consolidated financial statements, are reported in U.S. dollars ($), (U.S.$) or (US$) and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
      The financial information included in this proxy statement regarding Inco, including Inco’s audited consolidated financial statements and Inco’s unaudited consolidated financial statements, are reported in U.S. dollars, unless otherwise indicated, and have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs from U.S. GAAP in certain significant respects. The differences, insofar as they affect Inco’s consolidated financial statements, relate to accounting for post-retirement benefits, currency translation gains (losses), intangible assets, research and development, exploration, asset impairment, convertible debt, derivative instruments, investments, income and mining taxes, reporting of comprehensive income, net earnings and shareholders’ equity. A discussion of these differences is presented in the notes to the financial statements incorporated by reference into this proxy statement and, in particular, Note 24 to Inco’s audited consolidated financial statements and Note 17 to Inco’s unaudited consolidated financial statements incorporated by reference into this proxy statement.

      In this proxy statement, unless otherwise stated, dollar amounts are expressed in U.S. dollars.
EXCHANGE RATES
      Exchanging Canadian Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar (Cdn.$) during that period, the average of the exchange rates during that period, and the exchange rate at the end of that period, in each case expressed in U.S. dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York:

	Six Months
	Ended	Year Ended December 31,
	June 30,
	2006	2005	2004	2003	2002	2001

	(In $ per Cdn.$1)
High	0.8528	0.8690	0.8493	0.7738	0.6619	0.6697
Low	0.9100	0.7872	0.7158	0.6349	0.6200	0.6241
Average	0.8852	0.8254	0.7682	0.7139	0.6368	0.6458
Period End	0.8969	0.8579	0.8310	0.7738	0.6329	0.6279
      On June 23, 2006, the last trading day prior to the announcement of the combination, the exchange rate for one Canadian dollar expressed in U.S. dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was $0.8896. On August 22, 2006, the most recent practicable date prior to the filing of this proxy statement, the exchange rate for one Canadian dollar expressed in U.S. dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was $0.8966.
      Exchanging U.S. Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar during that period, the average of the exchange rates during that period, and the exchange rate at the end of that period, in each case expressed in Canadian dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York:

	Six Months
	Ended	Year Ended December 31,
	June 30,
	2006	2005	2004	2003	2002	2001

	(In Cdn.$ per $1)
High	1.1726	1.2703	1.3970	1.5750	1.6128	1.6023
Low	1.0989	1.1507	1.1775	1.2923	1.5108	1.4933
Average	1.1381	1.2115	1.3017	1.4008	1.5704	1.5485
Period End	1.1150	1.1656	1.2034	1.2923	1.5800	1.5925
      On June 23, 2006, the last trading day prior to the announcement of the combination, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was Cdn.$1.1241. On August 22, 2006, the most recent practicable date prior to the filing of this proxy statement, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was $1.1153.

v

QUESTIONS AND ANSWERS
      The following are some of the questions that you, as a shareholder of Phelps Dodge, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge you to read this proxy statement in its entirety prior to making any decision.

Q1:	Why am I receiving this proxy statement?

A1:	You are receiving this proxy statement and enclosed proxy card because, as of August 24, 2006, the record date for the special meeting, you owned shares of Phelps Dodge common stock. Only holders of record of shares of Phelps Dodge common stock as of close of business on August 24, 2006, will be entitled to vote those shares at the special meeting. This proxy statement describes the issues on which we would like you, as a shareholder, to vote. It also provides you with important information about these issues to enable you to make an informed decision as to whether to vote your shares of Phelps Dodge common stock for the matters described herein.

As more fully described herein, we have agreed to combine Phelps Dodge with Inco pursuant to a combination agreement, made and entered into as of June 25, 2006, between Phelps Dodge and Inco, as amended by the waiver and first amendment dated as of July 16, 2006. The combination will be effected pursuant to a plan of arrangement under Section 192 of the Canada Business Corporations Act under which Phelps Dodge Canada Inc., our recently formed, wholly owned subsidiary, will acquire all of Inco’s outstanding common stock and Inco will amalgamate with a wholly owned subsidiary of Phelps Dodge Canada Inc.

We are holding a special meeting of shareholders in order to obtain the shareholder approval necessary to authorize and issue shares of our common stock to shareholders of Inco, change our company’s name and increase the size of our board of directors in accordance with the combination agreement.

We will be unable to complete our combination with Inco unless you approve the proposals described in this proxy statement at the special meeting.

We have included in this proxy statement important information about a combination of our company with Inco, the combination agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the combination agreement and the waiver and first amendment to this proxy statement as Annex A and Annex E, respectively. The enclosed voting materials allow you to vote your shares without attending the special meeting. Your vote is very important and we encourage you to complete, sign, date and mail your proxy card, as soon as possible, whether or not you plan to attend the special meeting. Convenient telephone and Internet voting options also are available.

Q2:	When and where will the special meeting be held?

A2:	The special meeting is scheduled to be held at 9:00 a.m. (MST), at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on September 25, 2006.

Q3:	Who is entitled to vote at the special meeting?

A3:	Phelps Dodge has fixed August 24, 2006, as the record date for the special meeting. If you were a Phelps Dodge shareholder at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a Phelps Dodge shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q4:	What will happen at the special meeting?

A4:	At the special meeting, our shareholders will be asked to:

1. consider and vote on a proposal to amend and restate Phelps Dodge’s restated certificate of incorporation in the form attached as Annex B to this proxy statement, which we refer to as the charter amendment proposal, to (i) change the company’s name to Phelps Dodge Inco Corporation from Phelps Dodge Corporation, (ii) increase the number of authorized shares of the common stock of Phelps Dodge from 300 million shares to 800 million shares and (iii) increase the maximum number of members of Phelps Dodge’s board of directors from 12 to 15;

2. consider and vote on the proposed issuance of Phelps Dodge common stock to Inco securityholders in connection with the combination of Phelps Dodge with Inco, which we refer to as the share issuance proposal;

3. in the event that there are not sufficient votes for approval of the charter amendment proposal at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to such proposal, which we refer to as the charter amendment adjournment proposal;

4. in the event that there are not sufficient votes for approval of the share issuance proposal at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to such proposal, which we refer to as the share issuance adjournment proposal; and

5. to conduct any other business as may be properly brought before the special meeting.

Your board of directors unanimously recommends that you vote “FOR” the adoption of the charter amendment proposal, “FOR” the share issuance proposal, “FOR” the charter amendment adjournment proposal and “FOR” the share issuance adjournment proposal.

Q5:	How does Phelps Dodge intend to finance the combination and related transactions?

A5:	We have agreed to pay 0.672 shares of Phelps Dodge common stock and Cdn.$20.25 (or, at the Inco holder’s option, the U.S. dollar equivalent) in cash for each Inco common share held immediately prior to the consummation of the combination. In addition, holders of Inco restricted common stock and Inco stock options will be entitled to receive shares of Phelps Dodge common stock or options to acquire Phelps Dodge common stock, respectively, in exchange for such securities. See “The Combination Agreement — Combination Consideration” beginning on page 66 of this proxy statement.

The issuance of the requisite shares of the common stock of Phelps Dodge to Inco’s shareholders requires the approval of Phelps Dodge’s shareholders, which is one of the purposes of the special meeting. Phelps Dodge will finance the cash component of the combination consideration, in part, from its available cash and with borrowings under new credit facilities to be entered into in connection with the combination. The new credit facilities will have aggregate borrowing capacity of $10.45 billion, which, together with available cash, will be available for the following purposes:

• to finance up to $4.1 billion of the cash consideration to be paid by Phelps Dodge in connection with the combination;

• to finance our post-combination share repurchase program, pursuant to which we intend to repurchase up to $5 billion of the common stock of Phelps Dodge;

• to repurchase or refinance up to $0.4 billion of Inco’s indebtedness;

• to refinance liabilities outstanding under our and Inco’s existing revolving credit agreements; and

• to finance transaction expenses related to the combination, which we estimate will be approximately $100 million.

Phelps Dodge has received executed commitments from Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. for the entire $10.45 billion principal amount of the new credit facilities. The combination consideration and financing, including the new credit facilities, are more fully described in this proxy statement. See “The Combination — Combination Consideration and Financing” beginning on page 29 of this proxy statement.

Q6:	What will the share ownership, board of directors and management of Phelps Dodge look like after the combination?

A6:	We estimate that, upon completion of the combination, former shareholders of Inco will own approximately 43% of the outstanding common stock of the combined company.

We expect that, upon consummation of the combination of our company with Inco, J. Steven Whisler, the chairman and chief executive officer of Phelps Dodge, will be chairman and chief executive officer of the combined new company; Scott M. Hand, the chairman and chief executive officer of Inco, will become the vice chairman of the combined company and the president of the combined company’s nickel division; Timothy R. Snider, the president and chief operating officer of Phelps Dodge, will hold the same positions in the combined company; and Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, will hold the same positions in the combined company. We expect Messrs. Whisler, Snider and Peru to be based in Phoenix and Mr. Hand to be based in Toronto.

We expect the board of directors of the combined company to be composed of 15 members, 11 of which will be members of the current Phelps Dodge board of directors and four of which will be members of the current Inco board.

Q7:	Why does Phelps Dodge want to consummate a combination with Inco?

A7:	The Phelps Dodge board of directors believes that a combination of Phelps Dodge with Inco will create a combined company with the scope, scale and financial strength to more efficiently develop existing opportunities and assets and to capitalize quickly on new growth and other opportunities within the mining industry. The Phelps Dodge board of directors believes that the combined company will be able to benefit from:

• its position as an industry-leading, diversified metals and mining company with a portfolio of world-class assets with leading market positions in multiple commodities;

• relatively lower cost positions in the combined company’s primary commodities, which should allow the combined company to better weather any future downturns in commodity prices;

• enhanced growth opportunities from a broad portfolio of brownfield and greenfield growth projects, primarily in nickel, copper, molybdenum and cobalt;

• significant synergies and cost savings;

• greater financial strength and flexibility as a result of the combined company’s increased size, asset diversification and expected synergies and cost savings;

• increased market liquidity and the potential for valuation enhancement as a result of the combined company’s position as the largest mining company based in North America;

• reduced risks associated with (i) price fluctuations for any particular commodity and (ii) production costs associated with any particular mining or production site;

• reduced risks associated with political or economic instability or natural disasters in any particular geographical locale; and

• a highly skilled and experienced management team.

The Phelps Dodge board of directors’ reasons for the combination are discussed in more detail beginning on page 39 of this proxy statement under “The Combination — Phelps Dodge’s Reasons for the Combination.” Please review the disclosure under “Risk Factors” and “Forward-Looking Information” in this proxy statement for a more complete description of certain other considerations that you should consider in deciding how to vote at the special meeting.

Q8:	When do you expect the combination to close?

A8:	We expect the combination to close in September 2006, subject to the factors and conditions set forth elsewhere in this proxy statement. See “The Combination Agreement — Conditions to the Combination” and “The Combination — Regulatory Matters Related to the Combination” beginning on page 60 of this proxy statement.

Q9:	Are there risks I should consider in deciding whether to vote for the charter amendment proposals and the share issuance proposals?

A9:	Yes. The proposed combination of our company with Inco is subject to a number of risks and uncertainties. We may not realize the benefits we currently anticipate from the combination, including those described in the answer to Question 7 above, due to challenges associated with integrating the companies. We may fail to realize increased earnings and cost savings and enhanced growth opportunities described elsewhere in this proxy statement. Further, we may fail to successfully integrate the companies’ technologies and personnel in an efficient and effective manner. In addition, the combination is subject to the receipt of consents and approvals from government entities that could delay completion of the combination or impose conditions on the combined company. See “Risk Factors” and “The Combination Agreement — Conditions to the Combination” beginning on pages 24 and 77 of this proxy statement, respectively.

Q10:	What vote is required to approve each proposal?

A10:	Approval of the charter amendment proposal requires: the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote.

Approval of the share issuance proposal requires: the affirmative vote of the holders of a majority of our common shares voting on the proposal, so long as the total vote cast on the proposal represents a majority of our common shares outstanding.

Approval of the charter amendment adjournment proposal requires: the affirmative vote of the holders of a majority of our common shares voting on the proposal.

Approval of the share issuance adjournment proposal requires: the affirmative vote of the holders of a majority of our common shares voting on the proposal.

Q11:	How do I vote?

A11:	If you are entitled to vote at the special meeting, you can vote by proxy before the special meeting or you can vote in person by completing a ballot at the special meeting. Even if you plan to attend the special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this proxy statement, please submit your proxy by telephone or Internet in accordance with the instructions set forth on the enclosed proxy card or voting instruction form, or complete, sign, date and mail the proxy card or voting instruction form, in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at the special meeting. For detailed information, please see “Information About the Special Meeting — How to Vote” beginning on page 64 of this proxy statement.

Q12:	I hold my shares in “street name.” How are my shares voted?

A12:	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement has been forwarded to you by your brokerage firm, bank or other nominee, or their agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you hold your shares in “street name” and do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee will not be permitted to vote them on the charter amendment proposal, the share issuance proposal, the charter amendment adjournment proposal or the share issuance adjournment proposal. Shares not voted in favor of the charter amendment proposal will have the effect of a vote against that proposal. You should, therefore, be sure to provide your broker, bank or other nominee with instructions on how to vote your shares. Your broker or bank may also provide telephone or Internet voting options, and you should refer to the instructions that accompanied this proxy statement.

Q13:	How many votes do I have?

A13:	You are entitled to one vote for each share of Phelps Dodge common stock that you own as of the record date. As of the close of business on August 24, 2006, there were approximately ● outstanding shares of Phelps Dodge common stock. As of that date, less than 1% of the outstanding shares of Phelps Dodge common stock were held by the directors and executive officers of Phelps Dodge.

Q14:	What constitutes a quorum?

A14:	Holders of at least a majority of our outstanding common stock as of the close of business on the record date who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the special meeting under our corporate by-laws.

Q15:	If I participate in the Mellon Investor Services, L.L.C. Investor Services Program, how will my shares be voted?

A15:	If you participate in the Mellon Investor Services, L.L.C. Investor Services Program for Phelps Dodge shareholders, all common shares held for your account under that plan will be voted in accordance with your proxy.

Q16:	What if I return my proxy card but do not mark it to show how I am voting?

A16:	If your proxy card is signed and returned without specifying your choices, your shares will be voted in favor of all proposals in accordance with the unanimous recommendations of the Phelps Dodge board of directors.

Q17:	Can I change my vote after I have submitted a proxy by telephone or Internet or mailed my signed proxy card?

A17:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at the special meeting.

You may revoke your proxy before it is voted at the special meeting by delivering a signed revocation letter or a new proxy, dated later than your first proxy, to Catherine R. Hardwick, Assistant General Counsel and Secretary. If your shares are held in “street name” you must contact your broker or banker for instructions if you wish to revoke your voting instructions.

Q18:	What do I need to do now?

A18:	Read and consider the information contained in this proxy statement carefully, and then please vote your shares as soon as possible so that your shares may be represented at the special meeting. Your vote is important, so please act today.

Q19:	Who should I call if I have questions about the proxy materials or voting procedures?

A19:	If you have questions or need assistance in voting your shares or you need additional copies of the proxy statement, you should contact D.F. King & Co., Inc., which is assisting us, at 1-800-659-5550 (toll-free in the U.S. and Canada). Non-U.S. or non-Canadian investors may contact D.F. King at +44 20 7920 9700. You may also contact your banker, broker or financial advisor for assistance.

SUMMARY
      This summary highlights selected information about the combination, the combination agreement, as amended by the waiver and first amendment, and the special meeting in this proxy statement and does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the special meeting. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 100 of this proxy statement. Unless we have stated otherwise, all references in this proxy statement to: (i) the “combination” are to the combination of Phelps Dodge with Inco, (ii) the “combination agreement” are to the Combination Agreement, made and entered into as of June 25, 2006, between Phelps Dodge and Inco, a copy of which is attached as Annex A to this proxy statement, as amended by the waiver and first amendment, (iii) the “initial combination agreement” are to the unamended combination agreement, (iv) the “waiver and first amendment” are to the Waiver and First Amendment to the Combination Agreement, dated as of July 16, 2006, a copy of which is attached as Annex E to this proxy statement, (v) the “arrangement” are to the Plan of Arrangement under Section 192 of the Canada Business Corporations Act, which we refer to as the CBCA, pursuant to which Phelps Dodge Canada Inc., Phelps Dodge’s recently formed, wholly owned subsidiary, will acquire all of Inco’s outstanding common shares and Inco will amalgamate with PD Canada Subco, (vi) “PD Canada Subco” are to the wholly owned subsidiary of Phelps Dodge Canada Inc. with which Inco will amalgamate in accordance with the arrangement, (vii) “Amalco” are to PD Canada Subco and Inco after they have amalgamated, and (viii) the “U.S. dollar equivalent” are to the Cdn.$20.25 cash component of the per share consideration to be paid by Phelps Dodge pursuant to the combination agreement expressed in U.S. dollars based upon the Bank of Canada noon exchange rate for the Canadian dollar against the U.S. dollar on the last business day immediately preceding the date shown on the certificate of arrangement giving effect to the combination, issued pursuant to subsection 192(7) of the CBCA after the arrangement has been filed.
The Companies (page 29)
      Phelps Dodge Corporation. Phelps Dodge is one of the world’s leading producers of copper and molybdenum, and is the world’s largest producer of molybdenum-based chemicals and continuous-cast copper rod. PDMC, our mining division, includes our worldwide, vertically integrated copper operations from mining through rod production, marketing and sales; molybdenum operations from mining through conversion to chemical and metallurgical products, marketing and sales; other mining operations and investments; and worldwide mineral exploration, technology and project development programs. PDI, our manufacturing division, produces engineered wire and cable products principally for the global energy sector.
      Phelps Dodge was incorporated as a business corporation under the laws of the state of New York in 1885. Phelps Dodge’s executive offices are located at One North Central Avenue, Phoenix, AZ 85004-4414.
      Inco Limited. Inco is one of the world’s premier mining and metals companies and a leading producer of nickel. Inco is also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products. Inco also produces sulphuric acid and liquid sulphur dioxide as by-products from its processing operations in Sudbury, Ontario.
      Inco’s business operations consist of three segments, (i) the finished products segment, which comprises Inco’s mining and processing operations in Ontario, Manitoba and Newfoundland and Labrador, Canada, and refining operations in the United Kingdom and interests in refining operations in Japan and other Asian countries, (ii) the intermediates segment, which comprises Inco’s mining and processing operations in Indonesia where nickel-in-matte, an intermediate product, is produced and sold primarily into the Japanese market, and (iii) the development projects segment, which comprises Inco’s Goro nickel-cobalt project under development in the French overseas territorial community (collectivité territoriale) of New Caledonia, a nickel processing plant being built in Dalian, China, an expansion of Inco’s facilities in

Indonesia and the next phase of development at Inco’s Voisey’s Bay project (consisting of feasibility work for a nickel processing plant and underground mine development).
      Inco was incorporated in 1916 under the laws of Canada, succeeding a business established in 1902. In 1979, Inco was continued by articles of continuance under the Canada Business Corporations Act and is governed by that Act. Inco’s executive offices are located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada, M5H 4B7.
The Combination (page 29)
      On June 25, 2006, we agreed to combine our company with Inco pursuant to the combination agreement. The combination agreement also provided that if Inco successfully completed its acquisition of Falconbridge Limited prior to the consummation of our combination with Inco in accordance with the terms of the combination agreement, which we refer to as the Falconbridge acquisition, we would combine our company with both Inco and Falconbridge. However, on July 28, 2006, Inco announced that it elected not to extend its bid for Falconbridge and the support agreement between Inco and Falconbridge, which we refer to as the support agreement, was terminated. Therefore, we will combine our company with Inco only. The combination will be effected pursuant to the arrangement.
Combination Consideration and Financing (page 29)
      We have agreed to pay 0.672 shares of Phelps Dodge common stock and Cdn.$20.25 (or, at the Inco holder’s option, the U.S. dollar equivalent) in cash for each Inco common share held immediately prior to the consummation of the combination. Holders of Inco common shares may elect to receive the cash payment in either Canadian dollars or U.S. dollars. In addition, holders of Inco restricted common stock and Inco stock options will be entitled to receive shares of Phelps Dodge common stock or options to acquire Phelps Dodge common stock, respectively, in exchange for such securities. See “The Combination Agreement — Combination Consideration” beginning on page 67 of this proxy statement.
      The issuance of the requisite shares of the common stock of Phelps Dodge to Inco’s shareholders requires the approval of Phelps Dodge’s shareholders, which is one of the purposes of the special meeting. Phelps Dodge will finance the cash component of the combination consideration, in part, from its available cash and with borrowings under new credit facilities to be entered into in connection with the combination. The new credit facilities will have aggregate borrowing capacity of $10.45 billion, which, together with available cash, will be available for the following purposes:

•	to finance up to $4.1 billion of the cash consideration to be paid by Phelps Dodge in connection with the combination;

•	to finance our post-combination share repurchase program, pursuant to which we intend to repurchase up to $5 billion of the common stock of Phelps Dodge;

•	to repurchase or refinance up to $0.4 billion of Inco’s indebtedness;

•	to refinance liabilities outstanding under our and Inco’s existing revolving credit agreements; and

•	to finance transaction expenses related to the combination, which we estimate will be approximately $100 million.
      Phelps Dodge has received executed commitments from Citigroup and HSBC for the entire $10.45 billion principal amount of the new credit facilities. We currently intend to refinance indebtedness incurred under the 12-month term loan facility in amounts then outstanding by accessing the capital markets in one or more public or private offerings of debt securities of Phelps Dodge Canada Inc., Amalco or Phelps Dodge Inco at appropriate times following the completion of the combination. The combination consideration and financing, including the new credit facilities, are more fully described in this proxy statement. See “The Combination — Combination Consideration and Financing” beginning on page 29 of this proxy statement.

Post-Combination Shareholding, Board of Directors and Management (page 31)
      We estimate that, upon completion of the combination, former shareholders of Inco are expected to own approximately 43% of the outstanding common shares of the combined company.
      We expect that, upon consummation of the combination of our company with Inco, J. Steven Whisler, the chairman and chief executive officer of Phelps Dodge, will be chairman and chief executive officer of the combined new company; Scott M. Hand, the chairman and chief executive officer of Inco, will become the vice chairman of the combined company and the president of the combined company’s nickel division; Timothy R. Snider, the president and chief operating officer of Phelps Dodge, will hold the same positions in the combined company; and Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, will hold the same positions in the combined company. We expect Messrs. Whisler, Snider and Peru to be based in Phoenix and Mr. Hand to be based in Toronto.
      We expect the board of directors of the combined company to be composed of 15 members, 11 of which will be members of the current Phelps Dodge board of directors and four of which will be members of the current Inco board.
Phelps Dodge’s Reasons for the Combination (page 39)
      The Phelps Dodge board of directors believes that a combination of Phelps Dodge with Inco will create a combined company with the scope, scale and financial strength to more efficiently develop existing opportunities and assets and to capitalize quickly on new growth and other opportunities within the mining industry. The Phelps Dodge board of directors believes that the combined company will be able to benefit from:

•	its position as an industry-leading, diversified metals and mining company with a portfolio of world-class assets with leading market positions in multiple commodities;

•	relatively lower cost positions in the combined company’s primary commodities, which should allow the combined company to better weather any future downturns in commodity prices;

•	enhanced growth opportunities from a broad portfolio of brownfield and greenfield growth projects, primarily in nickel, copper, molybdenum and cobalt;

•	significant synergies and cost savings;

•	greater financial strength and flexibility as a result of the combined company’s increased size, asset diversification and expected synergies and cost savings;

•	increased market liquidity and the potential for valuation enhancement as a result of the combined company’s position as the largest mining company based in North America;

•	reduced risks associated with (i) price fluctuations for any particular commodity and (ii) production costs associated with any particular mining or production site;

•	reduced risks associated with political or economic instability or natural disasters in any particular geographical locale; and

•	a highly skilled and experienced management team.
      The Phelps Dodge board of directors’ reasons for the combination are discussed in more detail beginning on page 39 of this proxy statement under “The Combination — Phelps Dodge’s Reasons for the Combination.” Please review the disclosure under “Risk Factors” and “Forward-Looking Information” in this proxy statement for a more complete description of certain other considerations that you should consider in deciding how to vote at the special meeting.
Unanimous Recommendation of the Phelps Dodge Board of Directors (page 42)
      After careful consideration, the Phelps Dodge board of directors determined that each of:

•	the charter amendment proposal;

•	the share issuance proposal;

•	the charter amendment adjournment proposal;

•	the share issuance adjournment proposal; and

•	the combination,
is in the best interests of Phelps Dodge’s shareholders and unanimously approved each such action.
      The Phelps Dodge board of directors unanimously recommends that holders of Phelps Dodge common stock vote “FOR” the charter amendment proposal, “FOR” the share issuance proposal, “FOR” the charter amendment adjournment proposal and “FOR” the share issuance adjournment proposal.
      In approving the charter amendment proposal, the share issuance proposal, the charter amendment adjournment proposal, the share issuance adjournment proposal and the combination and making its unanimous recommendation, the Phelps Dodge board of directors consulted with Phelps Dodge’s senior management and Phelps Dodge’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to under “The Combination — Phelps Dodge’s Reasons for the Combination” beginning on page 39 of this proxy statement.
Opinions of Phelps Dodge’s Financial Advisors (page 42)
      Citigroup Global Markets Inc., which, along with its affiliates, is referred to as Citigroup, has rendered its opinion to the Phelps Dodge board of directors that, as of July 16, 2006, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein and other factors Citigroup deemed relevant, the per share consideration to be paid by Phelps Dodge pursuant to the combination agreement (the “Combination Consideration”) was fair, from a financial point of view to Phelps Dodge. HSBC Securities (USA) Inc., which, along with its affiliates, is referred to as HSBC, has rendered its opinion to the Phelps Dodge board of directors that, as of July 16, 2006, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein and other factors HSBC deemed relevant, the Combination Consideration was fair, from a financial point of view, to Phelps Dodge.
      The full text of the written opinions of Citigroup and HSBC, each dated July 16, 2006, are attached as Annexes C and D to this document and set forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the review undertaken by each of Citigroup and HSBC in connection with their respective opinions. Citigroup and HSBC provided their respective opinions for the information and assistance of the Phelps Dodge board of directors in connection with its consideration of the arrangement. The Citigroup and HSBC opinions are not recommendations to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Arrangement. Pursuant to separate engagement letters between Phelps Dodge and each of Citigroup and HSBC, Phelps Dodge has agreed to pay each of Citigroup and HSBC a customary transaction fee, payable upon the completion of the arrangement, as well as a more limited fee payable in connection with the delivery of its initial respective opinion.
Interests of Phelps Dodge Employees in the Combination (page 58)
      You should be aware that certain Phelps Dodge employees, including senior management, have interests in the combination that are different from, or are in addition to, the interests of Phelps Dodge shareholders generally. These interests relate to the vesting of certain benefits under various compensation plans and programs resulting from the combination.
Accounting Treatment of the Combination (page 60)
      Upon completion of the combination with Inco, the pre-combination shareholders of Phelps Dodge will own approximately 57% of the combined company and the pre-combination shareholders of Inco will own approximately 43% of the combined company. In addition to considering these relative shareholdings, the company also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Phelps Dodge Inco, and the premium paid by Phelps Dodge to acquire Inco, in determining the accounting acquirer.

      Based on the weight of these factors, the company concluded that Phelps Dodge will be the accounting acquirer. In accordance with U.S. GAAP, Phelps Dodge will account for the combination using the purchase method of accounting. Accordingly, the assets and liabilities of Inco will be recorded by Phelps Dodge at their respective fair values at the time of the combination. The excess of Phelps Dodge’s purchase price over the fair value of assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill. Phelps Dodge will record amortization expense over the useful lives of amortizable intangible assets acquired in connection with the combination.
      Goodwill will be periodically assessed for impairment but not less frequently than on an annual basis. To the extent that goodwill becomes impaired, Phelps Dodge may be required to record material charges relating to the impairment of that asset. Any such charges could have a material impact on the carrying value of the combined company’s assets and the combined company’s results of operations. Long-lived depreciable assets recorded at fair value pursuant to purchase accounting will be depreciated, depleted or amortized over their respective useful lives and will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Metal inventories recorded at fair value pursuant to purchase accounting will be subject to periodic assessments for lower-of-cost-or-market adjustments. To the extent that market values fall below carrying values in future reporting periods, the combined company may be required to record material charges relating to such adjustments.
Regulatory Matters Related to the Combination (page 60)
      HSR Act. On July 12, 2006, we received from the U.S. Department of Justice notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act.
      Competition Act (Canada). On July 25, 2006, we received an advance ruling certificate under the Competition Act (Canada), which we refer to as the Competition Act Approval.
      Investment Canada Act (Canada). The combination is subject to the requirements of the Investment Canada Act (Canada), as amended, which we refer to as the Investment Canada Act, which prevents us from completing the combination until we receive the requisite approval, actual or deemed, from the Minister of Industry, which we refer to as the Investment Canada Act Approval. We filed an Application for Review with the Investment Review Division of Industry Canada on July 6, 2006. On August 21, 2006, the Minister of Industry extended the review of our application for an additional 30 day period as permitted under the Investment Canada Act.
      EC Merger Regulation Filing. The combination is subject to the requirements of Council Regulation (EC) 139/2004 of 20 January 2004, which we refer to as the Council Regulation, which prevents us from completing the combination until we furnish required information and materials to the European Commission, and the European Commission issues a clearance decision or the applicable waiting period expires. We filed the Form CO Merger Notification pursuant to the Council Regulation with the European Commission on August 1, 2006.
New York Stock Exchange Listing; Delisting and Deregistration of Inco Common Shares (page 61)
      It is a condition to the combination that the shares of our common stock issuable in the combination be approved for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance and the satisfaction of certain other customary conditions. We received conditional approval for the listing of our shares of common stock issuable in the combination from the Toronto Stock Exchange on July 31, 2006. If the combination is completed, Inco common shares will cease to be listed on the New York Stock Exchange and the Toronto Stock Exchange. In addition, after the completion of the combination, (i) Phelps Dodge will become a reporting issuer in certain provinces of Canada and will be subject to ongoing statutory financial and other reporting requirements of applicable Canadian securities laws, and (ii) Inco may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws and various securities regulations of Canada and the United States or may request to cease to be a reporting issuer under the securities laws of one or more of such jurisdictions.
Completion of the Combination (page 77)
      We expect to complete the combination of our company with Inco upon satisfaction and/or waiver of all conditions precedent set forth in the combination agreement. See “The Combination Agreement — Conditions to the Combination” beginning on page 77 of this proxy statement. We currently expect to complete the combination in September 2006. However, it is possible that factors outside our control could require us to complete the combination at a later time or not to complete it at all. See “The Combination — Regulatory Matters Related to the Combination” beginning on page 60 of this proxy statement.
No Dissenters Rights (page 61)
      Under the New York Business Corporation Law, shareholders who dissent with respect to any matters to be acted upon pursuant to this proxy statement will not have any rights of appraisal or similar rights.
The Combination Agreement (page 66)
      The combination agreement, including the waiver and first amendment, is described beginning on page 66 of this proxy statement. The combination agreement is attached as Annex A to this proxy statement and the waiver and first amendment is attached as Annex E to this proxy statement. We urge you to read the combination agreement and the waiver and first amendment in their entirety because they contain important provisions governing the terms and conditions of the combination.
Court Approval Will be Required to Complete the Combination (page 77)
      Under the Canada Business Corporations Act, a Canadian court must approve the arrangement set forth in the Plan of Arrangement pursuant to which the combination will be effected. Under the arrangement, Phelps Dodge Canada Inc. will acquire all of Inco’s outstanding common shares and Inco will amalgamate with PD Canada Subco. As long as the arrangement has received the approval required by Inco’s shareholders, Inco will submit the proposed arrangement for review before the Superior Court of Justice (Ontario). The court will consider, among other things, the fairness and reasonableness of the arrangement. The court may approve the arrangement in any manner the court may direct, subject to compliance with such terms and conditions, if any, as the court deems fit.
Conditions to the Combination (page 77)
      Our and Inco’s obligations to complete the combination are subject to conditions that must be satisfied, including:

•	approval of the charter amendment proposal and the share issuance proposal by Phelps Dodge’s shareholders;

•	approval of the Plan of Arrangement by Inco’s shareholders;

•	receipt of an interim order and a final order approving the Plan of Arrangement from the Superior Court of Justice (Ontario) in form and terms reasonably satisfactory to Phelps Dodge and Inco, and those orders having not been set aside or modified in a manner unacceptable to Phelps Dodge and Inco;

•	receipt of the Competition Act Approval and the Investment Canada Act Approval;

•	expiration or termination of the waiting period under the HSR Act;

•	expiration or termination of the waiting period under the Council Regulation;

•	receipt of approval from the New York Stock Exchange and the Toronto Stock Exchange for the listing, subject to notice of issuance, of the shares of Phelps Dodge common stock to be issued to Inco shareholders;

•	amendment and restatement of Phelps Dodge’s restated certificate of incorporation and by-laws in accordance with the applicable charter amendment proposal; and

•	absence of any injunction, orders or laws restraining or enjoining or making illegal the combination.
On July 12, 2006, the waiting period under the HSR Act was terminated and on July 25, 2006, we received the Competition Act Approval and, therefore, the conditions relating thereto under the combination agreement have been satisfied.
      Neither party is required to complete the acquisition unless a number of other conditions are satisfied or waived. These conditions, any or all of which can be waived, include:

•	accuracy of the representations and warranties of the other party, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party;

•	performance in all material respects by the other party of its pre-closing obligations under the combination agreement; and

•	absence of any events or changes which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party.
      In addition, we will not be obligated to complete the combination if either (i) Inco has not completed the acquisition of at least 50.01% of Falconbridge’s outstanding common shares on the terms set forth in the combination agreement or (ii) the support agreement has not been terminated in accordance with its terms. On July 28, 2006, the support agreement was terminated in accordance with its terms and, therefore, this condition has been satisfied.
      Further, Inco will not be obligated to complete the combination unless Phelps Dodge has taken all actions necessary to cause the board of directors of Phelps Dodge to be constituted as described in this proxy statement under “Other Agreements and Documents — Phelps Dodge’s Post-Closing Board of Directors and Officers” beginning on page 81 of this proxy statement.
      Phelps Dodge will need the consent of its lenders to waive any of its closing conditions under the combination agreement.
Termination of the Combination Agreement
(page 79)
      The combination agreement may be terminated at any time prior to the combination:

•	by mutual written consent duly authorized by the boards of directors of Phelps Dodge and Inco; or

•	by either Inco or Phelps Dodge, if:

•	the arrangement shall not have been consummated by March 31, 2007, subject to specified exceptions;

•	any law is passed that makes the combination illegal or otherwise prohibited or a governmental authority in the United States or Canada issues a final, non-appealable order restraining, enjoining or otherwise prohibiting consummation of the combination;

•	Inco shareholders fail to approve the arrangement or the Phelps Dodge shareholders fail to approve the charter amendment proposal and the share issuance proposal;

•	the other party cannot satisfy the conditions related to its representations, warranties, covenants and agreements in the combination agreement on or before March 31, 2007; or

•	the board of directors of the other party withdraws, modifies or qualifies its recommendation in favor of the transactions contemplated by the combination agreement.
      In addition, Inco may terminate the combination agreement under specified circumstances to accept a superior proposal (as defined on page 73 of this proxy statement), upon satisfaction of various other conditions.

Effect of Termination; Termination Fees and Expenses
(page 79)
      Termination of the combination agreement under certain circumstances gives rise to an obligation to pay certain fees or expenses of the other party.

•	If the combination agreement is terminated by either party in specified circumstances, either Phelps Dodge or Inco may be required to pay to the other party expenses incurred by the other party in connection with the combination transaction up to $40 million provided that, if a third-party acquisition proposal had been made in relation to the party obligated to pay expenses prior to termination and, within 12 months after termination, that party consummates any merger, combination or similar transaction pursuant to which a person or group acting in concert acquires a majority of such party’s shares (aggregated with such person’s or group’s other holdings), such party, if Phelps Dodge, will owe a termination fee of $500 million to Inco or, if Inco, will owe a termination fee of $475 million to Phelps Dodge, in all cases less any amounts previously paid.

•	Inco will owe to Phelps Dodge a termination fee of $475 million if Inco or Phelps Dodge terminates the agreement due to a withdrawal, modification or qualification by Inco’s board of directors of its recommendation in favor of the transactions contemplated by the combination agreement (other than as a result of the occurrence of a material adverse effect with respect to Phelps Dodge);

•	Inco will owe to Phelps Dodge a termination fee of $475 million if Inco terminates the combination agreement to accept a superior proposal;

•	Inco will owe to Phelps Dodge a termination fee of $125 million if the combination agreement is terminated by either Phelps Dodge or Inco if (i) the arrangement has not been consummated by March 31, 2007, and between the date of the initial combination agreement and the termination of the combination agreement, an alternate business combination involving Inco and not involving Phelps Dodge has been publicly announced or otherwise communicated to the shareholders of Inco or (ii) Inco’s shareholders fail to approve the arrangement upon a vote taken thereon at the duly convened meeting of Inco shareholders or at any adjournment or postponement thereof; provided that, in each case, if within 12 months after termination, Inco consummates any merger, combination or similar transaction pursuant to which a person or group acting in concert acquires a majority of Inco shares (aggregated with such person’s or group’s other holdings), Inco will owe to Phelps Dodge $475 million, less any amounts previously paid;

•	Phelps Dodge will owe to Inco a termination fee of $500 million if Inco terminates the combination agreement due to a withdrawal, modification or qualification by Phelps Dodge’s board of directors of its recommendation in favor of the transactions contemplated by the combination agreement (other than as a result of the occurrence of a material adverse affect with respect to Inco);

•	Phelps Dodge will owe to Inco a termination fee of $125 million if the combination agreement is terminated by either Phelps Dodge or Inco if (i) the arrangement has not been consummated by March 31, 2007, and between the date of the initial combination agreement and the termination of the combination agreement, an alternate business combination involving Phelps Dodge and not involving Inco has been publicly announced or otherwise communicated to the shareholders of Phelps Dodge or (ii) Phelps Dodge’s shareholders fail to approve the charter amendment proposal and share issuance proposal upon a vote taken thereon at the duly convened meeting of Phelps Dodge’s shareholders or at any adjournment or postponement thereof; provided that, in each case, if within 12 months after termination, Phelps Dodge consummates any merger, combination or similar transaction pursuant to which a person or group acting in concert acquires a majority of Phelps Dodge common stock (aggregated with such person’s or group’s other holdings), Phelps Dodge will owe to Inco $500 million, less any amounts previously paid.

SELECTED HISTORICAL FINANCIAL DATA OF PHELPS DODGE
      The following statement of operations data for each of the three years in the period ended December 31, 2005, and the balance sheet data as of December 31, 2005 and 2004, have been derived from Phelps Dodge’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which are incorporated into this document by reference. The statements of operations data for the years ended December 31, 2002 and 2001, and the balance sheet data as of December 31, 2003, 2002 and 2001, have been derived from Phelps Dodge’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.
      The statement of operations data for the six months ended June 30, 2006 and 2005, and the balance sheet data as of June 30, 2006 and 2005, have been derived from Phelps Dodge’s unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2006, which are incorporated into this document by reference.
      You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes.

	At or for the
	Six Months
	Ended June 30,*		Year Ended December 31,*

	2006(a)	2005(b)	2005(c)	2004(d)	2003(e)	2002(f)	2001(g)

	($ in millions, except per share amounts)
Statement of Operations Data
Sales and other operating revenues	$5,216.8	3,852.5	8,287.1	6,415.2	3,498.5	3,173.2	3,420.4
Operating income (loss)	$1,537.5	700.6	1,764.9	1,474.9	142.8	(257.4)	(90.6)
Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting changes	$822.1	1,052.5	1,583.9	1,023.6	(21.1)	(356.5)	(377.7)
Income (loss) from discontinued operations, net of taxes**	$(16.6)	16.5	(17.4)	22.7	39.2	41.3	48.2
Income (loss) before extraordinary item and cumulative effect of accounting changes	$805.5	1,069.0	1,566.5	1,046.3	18.1	(315.2)	(329.5)
Net income (loss)	$805.5	1,069.0	1,556.4	1,046.3	94.8	(338.1)	(331.5)
Basic earnings (loss) per common share from continuing operations***	$4.06	5.45	8.06	5.41	(0.19)	(2.17)	(2.41)
Diluted earnings (loss) per common share from continuing operations***	$4.04	5.21	7.82	5.18	(0.19)	(2.17)	(2.41)
Basic earnings (loss) per common share from discontinued operations, extraordinary item and cumulative effect of accounting changes***	$(0.08)	0.08	(0.14)	0.12	0.65	0.11	0.30
Diluted earnings (loss) per common share from discontinued operations, extraordinary item and cumulative effect of accounting changes***	$(0.08)	0.08	(0.13)	0.11	0.65	0.11	0.30
Basic earnings (loss) per common share***	$3.98	5.53	7.92	5.53	0.46	(2.06)	(2.11)
Diluted earnings (loss) per common share***	$3.96	5.29	7.69	5.29	0.46	(2.06)	(2.11)

	At or for the
	Six Months
	Ended June 30,*		Year Ended December 31,*

	2006(a)	2005(b)	2005(c)	2004(d)	2003(e)	2002(f)	2001(g)

	($ in millions, except per share amounts)
Balance Sheet Data (at period end)
Cash (including restricted cash)	$2,656.1	2,763.9	1,937.5	1,200.1	683.8	349.8	386.9
Current assets (including cash)	$5,231.5	4,539.8	4,070.7	2,661.7	1,790.0	1,428.2	1,531.2
Total assets	$11,805.6	10,058.9	10,358.0	8,594.1	7,272.9	7,029.0	7,584.3
Total debt	$828.2	1,044.2	694.5	1,096.9	1,959.0	2,110.6	2,871.6
Long-term debt	$704.4	970.3	677.7	972.2	1,703.9	1,948.4	2,538.3
Shareholders’ equity	$5,586.1	5,399.9	5,601.6	4,343.1	3,063.8	2,813.6	2,730.1
Other Data
Cash dividends declared per common share****	$4.5875	0.4375	3.125	0.25	—	—	0.375
Net cash provided by operating activities	$1,645.1	944.7	1,769.7	1,700.1	461.6	359.1	310.7
Capital expenditures and investments in subsidiaries, net of cash received and acquired	$606.7	182.5	698.2	317.3	102.4	133.2	311.0
Net cash provided by (used in) investing activities	$(200.3)	103.8	(368.0)	(291.0)	(87.7)	(140.3)	(266.8)
Net cash provided by (used in) financing activities	$(739.2)	339.7	(685.8)	(947.2)	(48.8)	(244.8)	101.0
Division Results
Phelps Dodge Mining Company operating income (loss)	$1,592.6	755.1	1,929.9	1,606.7	265.2	(65.0)	(83.6)
Phelps Dodge Industries operating income (loss)	22.1	17.3	14.6	18.8	13.7	(17.5)	12.2
Corporate and other operating loss	(77.2)	(71.8)	(179.6)	(150.6)	(136.1)	(174.9)	(19.2)

	$1,537.5	700.6	1,764.9	1,474.9	142.8	(257.4)	(90.6)

Copper
Copper production (consolidated basis — thousand tons)	612.6	617.4	1,228.0	1,260.6	1,242.3	1,213.7	1,352.1
Copper production (pro rata basis — thousand tons)	506.5	531.4	1,042.3	1,081.7	1,042.5	1,012.1	1,145.2
Copper sales from own mines (consolidated basis — thousand tons)	616.0	623.7	1,238.4	1,268.9	1,254.1	1,239.0	1,367.4
Copper sales from own mines (pro rata basis — thousand tons)	510.8	535.9	1,051.6	1,089.1	1,052.6	1,034.5	1,156.0
COMEX copper price (per pound)(h)	$2.814	1.50	1.68	1.29	0.81	0.72	0.73
LME copper price (per pound)(i)	$2.756	1.51	1.67	1.30	0.81	0.71	0.72
Commercially recoverable copper (pro rata basis — million tons):
Ore reserves(j)	N/A	N/A	17.7	23.2	19.5	19.6	22.1
Stockpiles and in-process inventories	1.8	1.8	1.5	1.6	1.6	1.4	0.9

			19.2	24.8	21.1	21.0	23.0

*	2006, 2005 and 2004 reflected full consolidation of El Abra and Candelaria; prior to 2004, El Abra and Candelaria are reflected on a pro rata basis (51 percent and 80 percent, respectively).

**	As a result of the Company’s agreement to sell Columbian Chemicals Company (Columbian), previously disclosed as our Specialty Chemicals segment, the operating results for Columbian have been reported separately from continuing operations and shown as discontinued operations for all periods presented in the statement of operations data.

***	Basic and diluted earnings per common share have been adjusted to reflect the March 10, 2006, two-for-one stock split for all periods presented.

****	All periods presented reflect post-split cash dividends per common share.
            All references to per share earnings or loss are based on diluted earnings (loss) per share.

(a)	Reported amounts for the first six months of 2006 included after-tax, net special charges of $28.8 million, or 14 cents per common share, for additional charges associated with discontinued operations in connection with the sale of Columbian Chemicals Company, which included transaction and employee-related costs of $14.7 million, or 7 cents per common share, and a loss on disposal of $14.1 million, or 7 cents per common share; $16.5 million, or 8 cents per common share, for environmental provisions; $4.9 million, or 2 cents per common share, from the sale of Phelps Dodge’s High Performance Conductors of SC & GA, Inc., which included transaction and employee-related costs of $2.7 million, or 1 cent per common share, and a loss on disposal of $2.2 million, or 1 cent per common share; $4.7 million, or 3 cents per common share, for additional charges associated with the completion of the sale of substantially all of Phelps Dodge’s North American magnet wire assets, which included transaction and employee-related costs of $3.6 million, or 2 cents per common share, and a loss on disposal of $1.1 million, or 1 cent per common share; and $0.2 million for historical legal matters; partially offset by $0.4 million for the sale of non-core real estate.
(b)	Reported amounts for the first six months of 2005 included after-tax, net special gains of $388.0 million, or $1.92 per common share, for sale of a cost-basis investment; $172.9 million, or 86 cents per common share, for change of interest gain at Cerro Verde; $15.8 million, or 7 cents per common share, for the settlement of historical legal matters; partially offset by special charges of $321.2 million, or $1.59 per common share, for asset impairment charges; $26.9 million, or 13 cents per common share, for environmental provisions; $2.4 million, or 1 cent per common share, for foreign dividend taxes; and $0.3 million for magnet wire restructuring activities.
(c)	Reported amounts for 2005 included after-tax, net special charges of $331.8 million, or $3.28 per common share, for asset impairment charges; tax expense of $88.1 million, or 87 cents per common share, for foreign dividend taxes; $86.4 million, or 85 cents per common share, for environmental provisions; $42.6 million, or 42 cents per common share, for charges associated with discontinued operations in connection with the pending sale of Columbian; $41.3 million, or 41 cents per common share, for early debt extinguishment costs; $34.5 million (net of minority interest), or 35 cents per common share, for tax on unremitted foreign earnings; $23.6 million, or 23 cents per common share, for a tax charge associated with minimum pension liability reversal; $10.1 million, or 10 cents per common share, for cumulative effect of accounting change; $5.9 million, or 6 cents per common share, for transaction and employee-related costs associated with the sale of North American magnet wire assets; partially offset by special gains of $388.0 million, or $3.83 per common share, for sale of a cost-basis investment; $181.7 million, or $1.80 per common share, for change-of-interest gains at Cerro Verde and Ojos del Salado; $15.6 million, or 16 cents per common share, for legal matters; $11.9 million, or 12 cents per common share, for the reversal of PD Brazil deferred tax asset valuation allowance; $8.5 million, or 8 cents per common share, for the sale of non-core real estate; $4.0 million, or 4 cents per common share, for the reversal of U.S. deferred tax asset valuation allowance; $0.4 million, or 1 cent per common share, for environmental insurance recoveries; and $0.1 million for Magnet Wire restructuring activities. The after-tax, net special charges of $42.6 million associated with discontinued operations consisted of $67.0 million (net of minority interests), or 66 cents per common share, for a goodwill impairment charge; taxes of $7.6 million, or 8 cents per common share, associated with the sale and dividends paid in 2005; and $5.0 million, or 5 cents per common share, for a loss on disposal of Columbian associated with transaction and employee-related costs; partially offset by a deferred income tax benefit of $37.0 million, or 37 cents per common share.
(d)	Reported amounts for 2004 included after-tax, net special charges of $44.7 million, or 45 cents per common share, for environmental provisions; $30.9 million (net of minority interests), or 31 cents per common share, for early debt extinguishment costs; $9.9 million, or 10 cents per common share, for the write-down of two cost-basis investments; $9.6 million, or 10 cents per common share, for taxes on anticipated foreign dividends; $9.0 million, or 9 cents per common share, for a deferred tax asset valuation allowance at our Brazilian wire and cable operation; $7.6 million, or 8 cents per common share, for Magnet Wire restructuring activities; $5.9 million, or 6 cents per common share, for asset impairments (included $4.5 million, or 4 cents per common share, for discontinued operations); and $0.7 million, or 1 cent per common share, for interest on a Texas franchise tax matter; partially offset by special gains of $30.0 million, or 31 cents per common share, for the reversal of a U.S. deferred tax asset valuation allowance; $15.7 million (net of minority interest), or 16 cents per common share, for the reversal of an El Abra deferred tax asset valuation allowance; $10.1 million, or 10 cents per common share, for the gain on the sale of uranium royalty rights; $7.4 million, or 7 cents per common share, for environmental insurance recoveries; and $4.7 million, or 5 cents per common share, for the settlement of historical legal matters.
(e)	Reported amounts for 2003 included after-tax, net special gains of $2.4 million, or 3 cents per common share, for the termination of a foreign postretirement benefit plan associated with discontinued operations; $0.5 million, or 1 cent per common share, for environmental insurance recoveries; $0.2 million for the reassessment of prior restructuring programs; $6.4 million, or 7 cents per common share, on the sale of a cost-basis investment; $8.4 million, or 9 cents per common share, for cumulative effect of an accounting change; $1.0 million, or 1 cent per common share, for the tax benefit relating to additional 2001 net operating loss carryback; and an extraordinary gain of $68.3 million, or 76 cents per common share, on the acquisition of our partner’s one-third interest in Chino Mines Company; partially offset by charges of $27.0 million, or 30 cents per common share, for environmental provisions (included a gain of $0.5 million, or 1 cent per common share, for discontinued operations); $8.0 million, or 9 cents per common share, for a probable Texas franchise tax matter; $2.9 million, or 3 cents per common share, for the settlement of historical legal matters; and $2.6 million, or 3 cents per common share, for asset and goodwill impairments.
(f)	Reported amounts for 2002 included after-tax, net special charges of $153.5 million, or $1.82 per common share, for Phelps Dodge Mining Company asset impairment charges and closure provisions; $53.0 million, or 63 cents per common share, for historical lawsuit settlements; $45.0 million, or 54 cents per common share, for a historical arbitration award; $26.6 million, or 32 cents per common share, for early debt extinguishment costs; $23.0 million, or 27 cents per common share, for Phelps Dodge Industries restructuring activities; $22.9 million, or 27 cents per common share, for cumulative effect of an accounting change; $14.0 million, or 17 cents per common share, for environmental provisions (included a gain of $0.6 million, or 1 cent per common share, for discontinued operations); $1.2 million, or 1 cent per common share, for the write-off of two cost-basis investments; $1.0 million, or 1 cent per common share, for the settlement of legal matters; and $0.5 million, or 1 cent per common share, for the reassessment and additional retirement benefits in connection with prior restructuring programs; partially offset by special gains of $29.1 million, or 35 cents per common share, for environmental insurance recoveries; $22.6 million, or 27 cents per common share, for the gain on the sale of a non-core parcel of real estate; $13.0 million, or 15 cents per common share, for the release of deferred taxes previously provided with regard to Plateau Mining Corporation; and $66.6 million, or 79 cents per common share, for the tax benefit relating to the net operating loss carryback prior to 2002 resulting from a change in U.S. tax legislation; and $0.5 million, or 1 cent per common share, associated with discontinued operations for the reassessment of a prior restructuring program.
(g)	Reported amounts for 2001 included after-tax, net special gains of $61.8 million, or 79 cents per common share, for environmental insurance recoveries; $39.9 million, or 51 cents per common share, for the gain on the sale of Sossego; $9.0 million, or 11 cents per common share, for an insurance settlement for potential future legal matters; offset by special charges of $57.9 million, or 74 cents per common share, to provide a deferred tax valuation allowance; $31.1 million, or 40 cents per common share, for environmental provisions (included $1.4 million, or 2 cents per common share, for discontinued operations); $29.8 million, or 38 cents per common share, for restructuring activities; $12.9 million, or 16 cents per common share, for investment impairments; $2.0 million, or 3 cents per common share, for cumulative effect of an accounting change; and $3.4 million, or 4 cents per common share, for other items, net.
(h)	New York Commodity Exchange annual average spot price per pound — cathodes.
(i)	London Metal Exchange annual average spot price per pound — cathodes.
(j)	Ore reserves are calculated on an annual basis.

SELECTED HISTORICAL FINANCIAL DATA OF INCO
      The following statements of operations data for each of the three years in the period ended December 31, 2005, and the balance sheet data as of December 31, 2005, 2004 and 2003 have been derived from Inco’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which are incorporated into this proxy statement by reference. The statements of operations data for the years ended December 31, 2002 and 2001, and the balance sheet data as of December 31, 2002 and 2001, have been derived from Inco’s consolidated financial statements for such years, which have not been incorporated into this document by reference.
      The statements of operations data for the six months ended June 30, 2006 and 2005, and the balance sheet data as of June 30, 2006 and 2005, have been derived from Inco’s unaudited consolidated financial statements contained in Inco’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, which are incorporated into this proxy statement by reference.
      Inco prepares its financial statements in accordance with Canadian GAAP. There are a number of differences between Canadian and U.S. GAAP. The differences, insofar as they affect Inco’s consolidated financial statements, relate to accounting for post-retirement benefits, currency translation gains (losses), intangible assets, research and development, exploration, asset impairment, convertible debt, derivative instruments, investments, income and mining taxes, reporting of comprehensive income, net earnings and shareholders’ equity. A discussion of these differences for the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006 and 2005 is presented in the notes to the financial statements of Inco incorporated by reference into this proxy statement and, in particular, Note 24 to the audited consolidated financial statements and Note 17 to the unaudited consolidated financial statements of Inco.
      You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes.

	At or for the
	Six Months
	Ended June 30,		Year Ended December 31,

	2006	2005(a)	2005	2004(a)	2003(a)	2002(a)	2001(a)

		(Restated)		(Restated)	(Restated)	(Restated)	(Restated)
	($ in millions, except per share amounts)
Statement of Operations Data(b)
Net sales	$3,025	2,315	4,518	4,278	2,474	2,161	2,066
Cost of sales and operating expenses, excluding depreciation and depletion	$1,754	1,219	2,633	2,348	1,735	1,378	1,416
Depreciation and depletion	$151	125	256	248	227	242	263
Selling, general and administrative	$131	92	207	192	169	136	111
Asset impairment charges	$—	25	25	201	—	2,415	—
Interest expense	$33	12	26	36	56	58	62
Income and mining taxes	$239	251	408	432	(27)	(641)	(88)
Net earnings (loss)	$674	537	836	619	146	(1,475)	302
Dividends per common share	$0.25	0.10	0.30	—	—	—	—
Preferred dividends	$—	—	—	—	(6)	(26)	(26)
Premium on redemption of preferred shares	$—	—	—	—	(15)	—	—
Net earnings (loss) applicable to common shares	$674	537	836	619	125	(1,501)	276
Net earnings (loss) per common share — basic	$3.46	2.85	4.41	3.30	0.68	(8.21)	1.52

	At or for the
	Six Months
	Ended June 30,		Year Ended December 31,

	2006	2005(a)	2005	2004(a)	2003(a)	2002(a)	2001(a)

		(Restated)		(Restated)	(Restated)	(Restated)	(Restated)
	($ in millions, except per share amounts)
Net earnings (loss) per common share — diluted	$3.03	2.41	3.75	2.95	0.64	(8.21)	1.49
Common shares outstanding (weighted average, in millions)	195	189	189	188	185	183	182
Balance Sheet Data (at period end)(b)
Total assets	$13,209	11,291	12,010	10,716	9,058	8,596	9,630
Long-term debt	$1,844	1,727	1,852	1,761	1,603	1,636	842
Convertible debt	$262	418	362	418	418	148	148
Preferred shares	$—	—	—	—	—	472	472

(a)	Financial information for the six months ended June 30, 2005 and years ended December 31, 2001 through 2004, reflect restatements that are discussed in Note 2 to the consolidated financial statements in Inco’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, and Annual Report on Form 10-K for the year ended December 31, 2005, that are incorporated into this proxy statement by reference.

(b)	Inco financial data is prepared in accordance with Canadian GAAP and presented in U.S. dollars.
      The following table reconciles results as reported under Canadian GAAP with those that would have been reported under U.S. GAAP:

	Six Months
	Ended June 30,		Year Ended December 31,

	2006	2005(a)	2005	2004(a)	2003(a)	2002(a)	2001(a)

		(Restated)		(Restated)	(Restated)	(Restated)	(Restated)
	($ in millions, except per share amounts)
Net earnings (loss) — Canadian GAAP	$674	537	836	619	146	(1,475)	302
Increased post-retirement benefits expense	(40)	(31)	(64)	(53)	(45)	(24)	(24)
Currency translation gains (losses)	(26)	24	(62)	(89)	(219)	(49)	123
Increased intangible assets amortization expense	—	—	—	—	(2)	(2)	—
Increased research and development expense	(15)	(13)	(47)	(17)	(5)	(6)	(8)
Decreased (increased) exploration expense	(3)	(1)	(8)	1	(4)	(3)	(7)
Decreased (increased) asset impairment charges	—	—	—	11	—	(961)	—
Increased interest expense	(6)	(11)	(23)	(14)	(13)	(1)	(5)
Cash settlement of LYONs Notes tendered for conversion	—	—	(26)	—	—	—	—
Unrealized net gain (loss) on derivative instruments	26	(13)	(17)	5	(1)	5	(4)
Increased depreciation and depletion expense	(8)	—	—	—	—	—	—

	Six Months
	Ended June 30,		Year Ended December 31,

	2006	2005(a)	2005	2004(a)	2003(a)	2002(a)	2001(a)

		(Restated)		(Restated)	(Restated)	(Restated)	(Restated)
	($ in millions, except per share amounts)
Increased income and mining tax expense	—	—	—	—	(15)	—	—
Decreased (increased) minority interest	1	8	9	(8)	1	2	2
Change in accounting policy	—	—	—	—	—	1	1
Taxes on U.S. GAAP differences	(60)	2	30	22	28	139	15

Net earnings (loss) before cumulative effect of a change in accounting principle — U.S. GAAP	543	502	628	477	(129)	(2,374)	395
Cumulative effect of a change in accounting principle	—	—	—	—	(17)	(2)	—

Net earnings (loss) — U.S. GAAP	$543	502	628	477	(146)	(2,376)	395

Net earnings (loss) per share — basic
Net earnings (loss) per share before cumulative effect of a change in accounting principle	$2.79	2.66	3.32	2.54	(0.82)	(13.13)	2.03
Cumulative effect of a change in accounting principle	—	—	—	—	(0.09)	(0.01)	—

Net earnings (loss) per share — basic	$2.79	2.66	3.32	2.54	(0.91)	(13.14)	2.03

Net earnings (loss) per share — diluted
Net earnings (loss) per share before cumulative effect of a change in accounting principle	$2.47	2.29	2.87	2.30	(0.82)	(13.13)	1.99
Cumulative effect of a change in accounting principle	—	—	—	—	(0.09)	(0.01)	—

Net earnings (loss) per share — diluted	$2.47	2.29	2.87	2.30	(0.91)	(13.14)	1.99

(a)	Financial information for the six months ended June 30, 2005 and years ended December 31, 2001 through 2004, reflect restatements that are discussed in Note 17 to the consolidated financial statements in Inco’s Quarterly Report on Form 10-Q for the three- and six-month periods ended June 30, 2006, and Note 24 to the consolidated financial statements in Inco’s Annual Report on Form 10-K for the year ended December 31, 2005, each incorporated into this proxy statement by reference.
      The selected financial data item “Preferred shares” in the table above would be reported in the same amounts under Canadian and U.S. GAAP. Under U.S. GAAP, “Total assets” would be reported as $10,249 million at December 31, 2005 (2004 — $9,352 million; 2003 — $7,959 million; 2002 — $7,727 million; 2001 — $9,755 million).

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
      The selected pro forma financial information presented below combines the historical balance sheets of Phelps Dodge with Inco for the periods presented, as if the combination had been consummated June 30, 2006, and combines the statement of income of Phelps Dodge with Inco for the year ended December 31, 2005, and the six months ended June 30, 2006, as if the combination had been consummated on January 1, 2005, in each case after giving effect to the combination and related transactions under the purchase method of accounting in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The pro forma adjustments are described in the “Notes to Unaudited Pro Forma Combined Financial Statements” beginning on page 88 of this proxy statement. Shareholders are urged to read such Notes carefully. The selected pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred had the combination been consummated on the dates for which the consummation of the combination are being given effect, nor is it necessarily indicative of future operating results or financial position. See “Unaudited Pro Forma Combined Financial Statements” beginning on page 82 of this proxy statement.

	Six Months	Year Ended
	Ended June 30,	December 31,
	2006	2005

	($ in millions, except
	per share data)
Income Statement Information:
Revenue	$8,242	12,750
Income from continuing operations before cumulative effect of accounting changes	$1,272	2,012
Income from continuing operations per common share before cumulative effect of accounting changes — basic	$3.56	5.73
Dividends declared per common share	$4.59	3.13

June 30, 2006

($ in millions,
except
per share data)
Balance Sheet Information:
Total assets	$37,273
Long-term obligations	$13,285
Shareholders’ equity	$17,872
Book value (per share)	$49.74

UNAUDITED COMPARATIVE PER SHARE DATA
      The following table presents historical per common share information for Phelps Dodge and Inco, and the pro forma per common share data giving effect to the combination of Phelps Dodge and Inco, for the six months ended June 30, 2006, and the year ended December 31, 2005. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 2005, nor are they necessarily indicative of Phelps Dodge’s future consolidated results of operations or financial position. The information tabled below is prepared in accordance with U.S. GAAP and should be read in conjunction with the historical financial statements of the combining corporations and the “Selected Historical Financial Data” of Phelps Dodge and Inco beginning on page 14 of this proxy statement, and the “Unaudited Pro Forma Combined Financial Statements” beginning on page 82 of this proxy statement.

	At or for the
	Six Months	Year Ended
	Ended June 30,	December 31,
	2006	2005

Per common share:
Historical:
Phelps Dodge(1)
Book value(2)	$27.38	27.57
Income from continuing operations
Basic	$4.06	8.06
Diluted	$4.04	7.82
Cash dividends(3)	$4.59	3.13
Inco
Book value(2)	$17.31	15.08
Income from continuing operations
Basic	$2.79	3.32
Diluted	$2.47	2.87
Cash dividends	$0.25	0.30
Pro forma:
Combined Phelps Dodge and Inco
Book value(2),(4)	$49.74	N/A
Income from continuing operations
Basic	$3.56	5.73
Diluted	$3.55	5.62
Cash dividends(5)	$4.59	3.13
Equivalent Inco(6)
Book value	$33.43	N/A
Income from continuing operations
Basic	$2.39	3.85
Diluted	$2.39	3.78
Cash dividends	$3.08	2.10

(1)	Phelps Dodge per share information based on post-split number of shares. See Phelps Dodge’s audited consolidated financial statements for year ended December 31, 2005, in particular, Note 24, incorporated by reference into this proxy statement.

(2)	Book value per share is determined at June 30, 2006, and December 31, 2005, under U.S. GAAP.

(3)	All periods presented reflect post-split cash dividends per common share.

(4)	In accordance with applicable requirements, we have included in this proxy statement a pro forma balance sheet for the six months ended June 30, 2006 only, and a calculation of combined book value for December 31, 2005 is not available.

(5)	Pro forma cash dividends are based solely on historical post-split dividends per share for Phelps Dodge.

(6)	The equivalent Inco amounts are calculated by multiplying the combined pro forma Phelps Dodge and Inco by an assumed exchange ratio of 0.672, which represents the exchange ratio that would have applied if the proposed transaction had been consummated on July 14, 2006.

COMPARATIVE PER SHARE DIVIDEND INFORMATION
      The table below sets forth, for the calendar quarters indicated, the dividends declared on Phelps Dodge and Inco common shares.

	Phelps Dodge	Inco
	Common Shares	Common Shares
	Dividends(a)(b)	Dividends(c)

2001
First Quarter	$0.2500	$—
Second Quarter	0.0625	—
Third Quarter	0.0625	—
Fourth Quarter	—	—
2002
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—
2003
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—
2004
First Quarter	$—	$—
Second Quarter	0.1250	—
Third Quarter	—	—
Fourth Quarter	0.1250	—
2005
First Quarter	$0.1250	$—
Second Quarter	0.3125	0.100
Third Quarter	—	0.100
Fourth Quarter	2.6875	0.100
2006 (through August 1, 2006)
First Quarter	$2.1875	$0.125
Second Quarter	2.4000	0.125
Third Quarter	0.2000	0.125

(a)	All periods presented reflect post-split dividends per common share.

(b)	On June 6, 2006, the Phelps Dodge board declared a dividend on the Phelps Dodge common shares of $0.20 per share, payable on September 1, 2006, to Phelps Dodge shareholders of record as of August 14, 2006.

(c)	On July 18, 2006, the Inco board declared a quarterly dividend on the Inco common shares of $0.125 per share, payable on September 1, 2006, to Inco shareholders of record as of August 16, 2006.

RISK FACTORS
      You should carefully consider the following risk factors, as well as the other information contained in this proxy statement, in evaluating whether to approve the charter amendment proposal, the share issuance proposal, the charter amendment adjournment proposal and the share issuance adjournment proposal. In particular, we direct your attention to the risk factors and cautionary statements incorporated by reference into this proxy statement from public filings made by Phelps Dodge and Inco. See “Where You Can Find More Information and Incorporation By Reference” beginning on page 100 of this proxy statement.
We may not realize the operating and other synergies, cost savings and other benefits currently anticipated due to challenges associated with integrating the operations, technologies and personnel of Phelps Dodge and Inco.
      The success of the combination transaction will be dependent in large part on the success of the management of the combined company in integrating the operations, technologies and personnel of the combined company following the combination transaction. The failure of the combined company to successfully integrate the operations of Phelps Dodge with Inco, or otherwise to realize any of the anticipated benefits of the combination transaction, could impair the results of operations, profitability and financial results of the combined company. In particular, a failure to realize increased earnings, cost savings and enhanced growth opportunities described elsewhere in this proxy statement could have a material adverse effect on the combined company’s results of operations.
      Realization of the anticipated benefits of the combination will depend in part on whether our and Inco’s operations, systems and personnel can be integrated in an efficient and effective manner. In addition, realization of these anticipated benefits may depend, in part, on the timing and manner of completion of a subsequent acquisition transaction between Phelps Dodge and Inco’s shareholders. Moreover, the overall integration of the companies may result in unanticipated operations problems, expenses and liabilities and diversion of management’s attention.
      As a result of these and other factors, it is possible that the synergies and cost reductions expected from the combination transaction will not be realized. In addition, such synergies assume certain realized long-term metals prices. If actual prices are below such assumed prices, that could adversely affect the synergies to be realized.
The value of your shares of Phelps Dodge common stock may be adversely affected by any inability of the combined company to achieve the benefits expected to result from the completion of the combination.
      Achieving the benefits of the combination will depend in part upon meeting the challenges inherent in the successful combination of business enterprises of the size and scope of Phelps Dodge and Inco and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that we will meet these challenges and that such diversion will not negatively impact the operations of the combined company following the combination.
The closing of the combination is conditioned upon, among other things, the receipt of consents and approvals from governments that could delay completion of the combination or impose conditions on the companies that could result in an adverse effect on the business or financial condition of the combined company.
      Completion of the combination is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act, the expiration or termination of the applicable waiting period under the Council Regulation, receipt of the Competition Act Approval and receipt of the Investment Canada Act Approval. The conditions relating to the HSR Act and the Competition Act Approval have been satisfied. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals to be obtained could have an adverse effect on the business, financial condition or results of operations of the combined company.

      Certain jurisdictions throughout the world could claim jurisdiction under their competition or antitrust laws in respect of acquisitions or mergers that have the potential to affect their domestic marketplace. Although we do not currently anticipate that there will be any investigations or proceedings in any jurisdiction that would have a material impact on the completion of the combination or the operations of the combined company, there can be no assurance that such investigations or proceedings, whether by governmental authorities or private parties, will not be initiated and, if initiated, will not have a material adverse impact on the completion of the combination or the operations of the combined company.
We may not realize the benefits of the combined company’s growth projects.
      As part of its strategy, the combined company will continue existing efforts and initiate new efforts to develop new copper, nickel and other projects and will have a larger number of such projects as a result of the combination. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labor, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks. The failure to successfully develop any of these initiatives could have a material adverse effect on the combined company’s financial position and results of operations.
The combined company may not meet key production and other cost estimates.
      A decrease in the amount of, and a change in the timing of the production outlook for, the metals the combined company will be producing, in particular copper and nickel, will directly impact the amount and timing of the combined company’s cash flow from operations. The actual impact of such a decrease on the combined company’s cash flow from operations would depend on the timing of any changes in production and on actual prices and costs. Any change in the timing of these projected cash flows that would occur due to production shortfalls or labor disruptions would, in turn, result in delays in receipt of such cash flows and in using such cash to reduce debt levels and may require additional borrowings to fund capital expenditures, including capital for the combined company’s development projects, in the future. Any such financing requirements could adversely effect the combined company’s credit ratings and its ability to access the capital markets in the future to meet any external financing requirements or increase its debt financing costs. In addition, a number of these and other developments or events, including changes in credit terms, product mix, demand for the combined company’s products and production disruptions, could make historical trends in Phelps Dodge’s and Inco’s cash flows lose their predictive value.
      The level of production and capital and operating cost estimates relating to growth projects, which are used in establishing ore/mineral reserve estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainties. It is very likely that actual results for the combined company’s projects will differ from current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions that could reduce production below, and/or increase capital and/or operating costs above, current estimates. If actual results are less favorable than currently estimated, the combined company’s business, results of operations, financial condition and liquidity could be materially adversely effected.
The pro forma combined company’s indebtedness following the completion of the combination will be higher than Phelps Dodge’s and Inco’s existing combined indebtedness. This increased level of indebtedness could adversely affect the combined company in many ways, including reducing funds available for other business purposes.
      The total combined indebtedness of Phelps Dodge and Inco as of June 30, 2006, was approximately $3.0 billion. The combined company’s approximate pro forma indebtedness as of June 30, 2006, after giving effect to a combination of Phelps Dodge with Inco would have been approximately $5.1 billion (which would be increased up to approximately $10.1 billion assuming that Phelps Dodge draws down amounts under its $5.0 billion unsecured, five-year loan facility in connection with its share repurchase program). Should any existing or future third-party bidder offer to purchase Inco, we may incur additional indebtedness in order to increase the consideration we offer and pay to Inco shareholders. In addition, the cash consideration Phelps Dodge has offered to pay to Inco shareholders under the combination agreement is denominated in Canadian dollars while Phelps Dodge’s financing for the combination under its new credit facilities will be denominated in U.S. dollars. To the extent that the Canadian dollar appreciates in value against the U.S. dollar prior to the close of the combination, Phelps Dodge may need to secure additional debt financing to cover the increased value of the cash consideration resulting from any such exchange rate movement if it is unable to implement effective exchange rate protection measures or cash-on-hand or other financing sources are insufficient. As a result of the increase in debt resulting from either combination transaction, demands on the combined company’s resources would increase after such transaction. The increased levels of indebtedness could reduce funds available to the combined company for growth projects and maintenance of current production and mining operations or create competitive disadvantages for the combined company compared with other companies with lower debt levels. In addition, although we intend to refinance any debt incurred under the $3.6 billion 12-month credit facility in amounts then outstanding by accessing the capital markets in one or more public or private offerings of debt securities at appropriate times following completion of the combination, there can be no assurance that we will be able to refinance the debt on favorable terms or at all. Any such failure to refinance the debt could have a material adverse impact on the combined company’s results of operations and liquidity.
      Up to $6.35 billion of the new debt expected to be incurred under Phelps Dodge’s new $10.45 billion credit facilities will be incurred by Phelps Dodge Canada Inc., or an affiliated entity, as primary obligor. Debt issued by Phelps Dodge may be structurally subordinated to creditors of Phelps Dodge Canada Inc., or any such affiliated entity, with respect to the assets of Phelps Dodge Canada Inc., or any such affiliated entity. The resulting structural subordination could negatively affect Phelps Dodge’s credit rating, which could have a material adverse impact on the combined company’s results of operations and liquidity.
Commodity price volatility may reduce the combined company’s cash flow and negatively affect its liquidity.
      The combined company’s financial performance will be heavily dependent on commodities prices, in particular copper, nickel, molybdenum and cobalt, which are affected by many factors beyond the company’s control. The prices of these commodities, as reported on the exchanges on which they trade, are influenced significantly by numerous factors, including (i) the worldwide balance of demand and supply relating to such commodities, (ii) rates of global economic growth, trends in industrial production and other economic conditions that correlate with demand for such commodities, (iii) economic growth and political conditions in China, which has become the largest consumer of various commodities in the world, and other major developing economies, (iv) speculative investment positions in such commodities and commodities futures, (v) the availability and cost of substitute materials, (vi) currency exchange fluctuations, including the relative strength of the U.S. dollar and (vii) relative production costs. A sustained period of low prices for any of these commodities would adversely affect the combined company’s profits and cash flow and could (i) reduce revenues as a result of production cutbacks due to curtailment of operations or temporary or permanent closure of mines or portions of deposits that have become uneconomical at the then-prevailing prices, (ii) delay or halt exploration or the development of new process technology or projects, (iii) reduce funds available for exploration and the building of ore reserves and (iv) reduce cash available to service the combined company’s indebtedness.
Potential payments made to dissenting Inco shareholders in respect of their shares could exceed the amount of consideration otherwise due to them under the terms of the combination agreement.
      Inco is a corporation governed by the Canada Business Corporations Act, which we refer to as the CBCA. Inco’s shareholders will have the right to dissent from the approval of the arrangement pursuant to which the combination will be effected. If the shareholders of Inco exercise their right to dissent in compliance with the CBCA, such dissenting shareholders will be entitled to be paid the judicially determined fair value of their shares, which could be higher than the consideration to which such shareholders would have been entitled under the combination agreement. As a result, Phelps Dodge may be required to spend more to acquire Inco, or to pay a greater proportion of the purchase price in cash, than would have been the case if all shares were purchased under the combination agreement. Although we believe that our new credit facilities will be adequate to fund any such required cash, any such payments to dissenting shareholders could have a material adverse effect on the combined company’s financial position and its liquidity.
The combined company may face increased risk associated with labor relations.
      The combined company may have difficulty maintaining positive relationships with its combined global workforce, and the historical representation of employees of Phelps Dodge and Inco by different labor unions in the same country or locale may increase the possibility of work interruptions or impede its ability to enter into new collective bargaining agreements on terms favorable to the combined company. Strikes and other labor disruptions at any of the combined company’s operations or lengthy work interruptions at the combined company’s existing and future development projects could materially adversely affect the timing and completion and the cost of any such project, as well as the combined company’s business, results of operations, financial condition and liquidity.
The issuance of new shares of Phelps Dodge common stock and the resale of Phelps Dodge stock received in connection with the combination may cause the market price of Phelps Dodge common stock to fall.
      As of August 24, 2006, Phelps Dodge had approximately        ●        shares of common stock outstanding and approximately        ●        shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. Phelps Dodge currently expects that it will issue approximately 155,290,625 shares of its common stock in connection with a combination with Inco. The issuance of these new shares of Phelps Dodge common stock and the sale of additional shares of common stock that may become eligible for sale in the public market from time to time could have the effect of depressing the market price for Phelps Dodge common stock.
The shareholders of PT Inco could take legal action seeking to compel the combined company to make a tender offer for the minority shares of PT Inco for cash, which may increase the debt of the combined company.
      PT Inco, a 60.8% majority owned subsidiary of Inco, is a public Indonesian company with its shares listed on the Jakarta Stock Exchange. An Indonesian capital markets regulation targeting indirect acquisitions requires that, in certain circumstances, a new controlling party of a public Indonesian company must make a tender offer to the other shareholders of the company. One of PT Inco’s shareholders has publicly claimed that the combination will result in the creation of a new controlling party in respect of PT Inco, therefore requiring Phelps Dodge to make a tender offer for the shares of PT Inco not owned by Inco. While Inco and Phelps Dodge believe that Phelps Dodge would not be required to undertake a tender offer under the terms of the relevant Indonesian capital markets regulation, shareholders of PT Inco could take legal action to compel such a tender offer and it is possible that an order to this effect might be granted. As a result, the combined company could be required to purchase a portion of the outstanding shares of PT Inco for cash, which may increase the debt of the combined company. See “Regulatory Matters Related to the Combination” beginning on page 60 of this proxy statement.
The combined company will be subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates and will be exposed to potentially significant environmental costs and liabilities.
      Each of Phelps Dodge and Inco is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamina-

tion. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Currently, each of Phelps Dodge and Inco is involved in a number of compliance efforts and legal proceedings concerning environmental matters. Each of Phelps Dodge and Inco has established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and these amounts may not be adequate, especially in light of potential changes in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, and the potential liability of each of Phelps Dodge and Inco to remediate sites for which provisions have not been previously established. Such future developments with respect to Phelps Dodge and Inco could result in increased environmental costs and liabilities that could have a material adverse effect on the combined company’s financial position and results of operations.

THE COMBINATION
The Companies
      Phelps Dodge. Phelps Dodge is one of the world’s leading producers of copper and molybdenum, and is the world’s largest producer of molybdenum-based chemicals and continuous-cast copper rod. PDMC, our mining division, includes our worldwide, vertically integrated copper operations from mining through rod production, marketing and sales; molybdenum operations from mining through conversion to chemical and metallurgical products, marketing and sales; other mining operations and investments; and worldwide mineral exploration, technology and project development programs. PDI, our manufacturing division, produces engineered wire and cable products principally for the global energy sector.
      Phelps Dodge was incorporated as a business corporation under the laws of the state of New York in 1885. Phelps Dodge’s executive offices are located at One North Central Avenue, Phoenix, AZ 85004-4414.
      Inco. Inco is one of the world’s premier mining and metals companies and a leading producer of nickel. Inco is also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products. Inco also produces sulphuric acid and liquid sulphur dioxide as by-products from its processing operations in Sudbury, Ontario.
      Inco’s business operations consist of three segments, (i) the finished products segment, which comprises Inco’s mining and processing operations in Ontario, Manitoba and Newfoundland and Labrador, Canada, and refining operations in the United Kingdom and interests in refining operations in Japan and other Asian countries, (ii) the intermediates segment, which comprises Inco’s mining and processing operations in Indonesia where nickel-in-matte, an intermediate product, is produced and sold primarily into the Japanese market, and (iii) the development projects segment, which comprises Inco’s Goro nickel-cobalt project under development in the French overseas territorial community (collectivité territoriale) of New Caledonia, a nickel processing plant being built in Dalian, China, an expansion of Inco’s facilities in Indonesia and the next phase of development at Inco’s Voisey’s Bay project (consisting of feasibility work for a nickel processing plant and underground mine development).
      Inco was incorporated in 1916 under the laws of Canada, succeeding a business established in 1902. In 1979, Inco was continued by articles of continuance under the Canada Business Corporations Act and is governed by that Act. Inco’s executive offices are located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada, M5H 4B7.
The Combination
      On June 25, 2006, we agreed to combine our company with Inco pursuant to the combination agreement. The combination agreement also provided that if Inco successfully completed the Falconbridge acquisition prior to the consummation of our combination with Inco, we would combine our company with both Inco and Falconbridge. However, on July 28, 2006, Inco announced that it elected to not extend its bid for Falconbridge and the support agreement between Inco and Falconbridge was terminated in accordance with its terms. Therefore, we will combine our company with Inco only. The combination will be effected pursuant to the plan of arrangement.
Combination Consideration and Financing
      We have agreed to pay 0.672 shares of the common stock of Phelps Dodge and Cdn.$20.25 (or, at the Inco holder’s option, the U.S. dollar equivalent) in cash for each Inco common share held immediately prior to the consummation of the combination.
      The issuance of the requisite shares of Phelps Dodge common stock to Inco’s shareholders requires the approval of Phelps Dodge’s shareholders, which is one of the purposes of the special meeting. Phelps Dodge will finance the cash component of the Combination Consideration, in part, from its available cash and with borrowings under the new credit facilities to be entered into in connection with the combination.

The new credit facilities will have aggregate borrowing capacity of up to $10.45 billion which, together with available cash from other sources, will be available for the following purposes:

•	to finance up to $4.1 billion of the cash consideration to be paid by us in connection with the combination;

•	to finance our post-combination share repurchase program, pursuant to which we intend to repurchase up to $5 billion of our common stock;

•	to repurchase or refinance up to $0.4 billion of Inco’s indebtedness;

•	to refinance liabilities outstanding under our and Inco’s existing revolving credit agreements; and

•	to fund transaction expenses related to the combination, which we estimate will be approximately $100 million.
      Credit Facilities. Phelps Dodge has received executed commitments from Citigroup and HSBC for the entire $10.45 billion principal amount of the new credit facilities. The new credit facilities will consist of:

•	a $3.6 billion unsecured 12-month multiple draw term loan facility. The facility will mature at the earlier of (i) the first anniversary of the closing date under the facility and (ii) March 31, 2008, and have an interest rate of, at the borrower’s option, a base rate established by Citibank or LIBOR plus a margin, subject to the combined company’s long-term senior unsecured debt rating.

•	a $5.0 billion unsecured five-year term loan facility. The facility will be a multi-draw facility with $3 billion available for drawings by Phelps Dodge and $2 billion available for drawings by Phelps Dodge Canada, and the facility will be payable in quarterly installments on an amortizing basis requiring 0%, 0%, 10%, 15% and 75% of the indebtedness under the facility to be repaid in the first, second, third, fourth and fifth year, respectively, following the funding date with the balance payable on the maturity date. The facility will have an interest rate of, at the borrower’s option, a base rate established by Citibank or LIBOR plus a margin, subject to the combined company’s long-term senior unsecured debt rating;

•	a $750 million five-year unsecured revolving credit facility. The facility will terminate on the fifth anniversary after the closing date and have an interest rate of, at the borrower’s option, (i) for U.S.$ loans, a base rate established by Citibank or LIBOR plus a margin and (ii) for Cdn.$ loans, a bankers acceptance discount rate plus a margin, in each case, subject to the combined company’s long-term senior unsecured debt rating; and

•	a $1.1 billion five-year unsecured revolving credit facility. The facility will terminate on the fifth anniversary after the closing date and have an interest rate of, at the borrower’s option, a base rate established by Citibank or LIBOR plus a margin, subject, in each case, to the combined company’s long-term senior unsecured debt rating.
      The primary obligor under each term loan facility (except with respect to the $3 billion principal amount of the five-year term facility) and the $750 million revolving credit facility will be Phelps Dodge Canada Inc. Phelps Dodge and PD Canada Subco will guarantee Phelps Dodge Canada Inc.’s obligations under such facilities. Phelps Dodge will be the primary obligor under the $1.1 billion revolving credit facility and $3 billion of the $5 billion unsecured five-year term loan facility.
      We currently intend to refinance indebtedness incurred under the 12-month term loan facility in amounts then outstanding by accessing the capital markets in one or more public or private offerings of debt securities of Phelps Dodge Canada Inc., Amalco or Phelps Dodge Inco at appropriate times following completion of the combination.

Post-Combination Shareholding, Board of Directors and Management
      We estimate that, upon completion of the combination, former shareholders of Inco will own approximately 43% of the combined company’s outstanding common shares.
      We expect that, upon consummation of the combination of our company with Inco, J. Steven Whisler, the chairman and chief executive officer of Phelps Dodge, will be chairman and chief executive officer of the combined new company; Scott M. Hand, the chairman and chief executive officer of Inco, will become the vice chairman of the combined company and the president of the combined company’s nickel division; Timothy R. Snider, the president and chief operating officer of Phelps Dodge, will hold the same positions in the combined company; and Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, will hold the same positions in the combined company. We expect Messrs. Whisler, Snider and Peru to be based in Phoenix and Mr. Hand to be based in Toronto.
      We expect the board of directors of the combined company to be composed of 15 members, 11 of which will be members of the current Phelps Dodge board of directors and four of which will be members of the current boards of Inco.
Background of the Combination
      Phelps Dodge regularly reviews, as part of its strategic planning process, the possibility of selected strategic acquisitions, divestitures and business combinations with others in order to enhance shareholder value and its competitive and financial position. In late 2004 and early 2005, management of Phelps Dodge and Inco jointly considered a number of options concerning the possible acquisition of the assets or common stock of a third company. Among the acquisition structures considered was a combination of Phelps Dodge and Inco. However, the parties were unable to agree on a transaction or a basis on which to proceed with further discussions.
      Inco has historically supplied certain products to Phelps Dodge, and Phelps Dodge and Falconbridge have supplied certain products to each other in the ordinary course of each company’s respective business. As of the date of this proxy statement, Phelps Dodge and Falconbridge are parties to an agreement, dated December 28, 2005, pursuant to which Falconbridge supplies copper cathodes to Phelps Dodge, and to an agreement, dated December 13, 2005, pursuant to which Phelps Dodge supplies smelter reverts to Falconbridge. Phelps Dodge and Inco were parties to a letter agreement, dated November 29, 2004, pursuant to which Inco supplied copper cathodes to Phelps Dodge. The letter agreement expired by its terms on December 31, 2005.
      The transaction described in this proxy statement, including the acquisition by Phelps Dodge of all of the outstanding equity of Inco (whether following Inco’s acquisition of Falconbridge or on a stand-alone basis), was negotiated in the context of several other proposed transactions involving Inco and Falconbridge (but not Phelps Dodge). On October 11, 2005, Inco and Falconbridge jointly announced that Inco had agreed to make an offer to purchase all of the outstanding common shares of Falconbridge, for a price of Cdn.$7.50 in cash and 0.524 Inco common shares for each Falconbridge share, and that Inco and Falconbridge had entered into a support agreement with respect to that offer. Inco’s offer for Falconbridge formally commenced on October 24, 2005, and had a value of approximately Cdn.$13.1 billion based on the closing price of Inco’s common shares on October 10, 2005. The support agreement was amended on January 12, 2006 and February 20, 2006 to extend the date that Inco’s offer would remain open, and on March 21, 2006 to reflect Falconbridge’s implementation of a new shareholder rights plan and to amend Inco’s right to modify its offer.
      On May 8, 2006, Teck Cominco Limited announced an unsolicited offer to purchase all of the outstanding common stock of Inco, conditional upon Inco not completing its announced transaction with Falconbridge.
      On May 13, 2006, Inco and Falconbridge announced that they had amended their support agreement to, among other things, increase the consideration offered by Inco for each common share of Falconbridge, which now constituted Cdn.$51.17 in cash or a combination of 0.6927 shares of Inco and $0.05 in cash for each share of Falconbridge (which had a value of approximately Cdn.$19.7 billion on the date of announcement) and to increase the “break-up fee” payable by Falconbridge to Inco in certain circumstances.
      On May 17, 2006, Xstrata plc announced an unsolicited offer to acquire all of the outstanding common shares of Falconbridge that Xstrata did not already own, at a price of Cdn.$52.50 in cash for each Falconbridge common share (which had a value of approximately Cdn.$20.2 billion on the date of announcement), and specified that its offer would remain open until July 7, 2006.
      Within a few days thereafter, Mr. Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, called a representative of Morgan Stanley, who was acting as one of Inco’s financial advisors, and indicated that Phelps Dodge would be open to discussing how it might assist Inco to respond to the hostile bid for Inco made by Teck Cominco and the competing bid for Falconbridge made by Xstrata.
      On May 26, 2006, a representative of Morgan Stanley called Mr. Peru and told him that Inco was interested in talking to Phelps Dodge concerning the possibility that Phelps Dodge could assist Inco in enhancing the financial terms of Inco’s offer for Falconbridge or make a more attractive bid for Inco than Teck Cominco, and more generally regarding the possibility of a three-way combination of Phelps Dodge, Inco and Falconbridge.
      On May 27, 2006, Mr. J. Steven Whisler, chairman and chief executive officer of Phelps Dodge, telephoned Mr. Scott M. Hand, chairman and chief executive officer of Inco. Mr. Hand invited Mr. Whisler and representatives of Phelps Dodge to meet with Inco in Toronto, Canada on June 2, 2006. At the same time, Phelps Dodge began to review publicly-available information regarding Inco and Falconbridge, assemble due diligence teams and plan its due diligence strategy.
      On May 31, 2006, Inco filed a Directors Circular and a Schedule 14D-9 recommending that the Inco shareholders reject the unsolicited Teck Cominco bid on the grounds that, among other things, the consideration being offered by Teck Cominco was inadequate.
      On June 2, 2006, representatives of Inco and Phelps Dodge, and their respective financial and legal advisors, met in Toronto to discuss the parties’ respective businesses and the possibility of a transaction. At this meeting, representatives of Inco emphasized that they believed that, in light of the July 7, 2006, expiration date of the Xstrata bid for Falconbridge and the hearing on the Falconbridge shareholder rights plan scheduled for June 27, 2006, before the Ontario Securities Commission, to be competitive Phelps Dodge would need to complete its due diligence and be in a position to enter into definitive agreements with respect to a transaction by no later than Monday, June 26, 2006.
      On June 4, 2006, the financial and legal advisors of each of Phelps Dodge and Inco spoke by telephone regarding the various ways in which a transaction between Phelps Dodge and Inco might be structured, including in particular the possibility that Phelps Dodge would acquire all of the outstanding common equity of Inco. On this call, the financial advisors for Inco also requested that Phelps Dodge consider how it could provide support to Inco to allow it to increase the cash component of its bid for Falconbridge.
      Also on June 4, 2006, Inco executed a confidentiality agreement in favor of Phelps Dodge, and on June 5, Phelps Dodge executed a similar agreement in favor of Inco. Also on June 5, 2006, Inco filed an amendment to its Schedule 14D-9 stating that it had commenced negotiations in response to the Teck Cominco offer concerning a potential merger, amalgamation or other form of strategic transaction on a basis consistent with its obligations under its support agreement with Falconbridge, and had entered into customary arrangements relating to confidentiality and standstill obligations in exchange for being provided with confidential information.
      On June 6, 2006, Phelps Dodge formally engaged Citigroup and HSBC as its financial advisors in connection with the transaction. Phelps Dodge selected Citigroup and HSBC as financial advisors based on their qualifications, experience and reputation, their familiarity with Phelps Dodge and its business and the significance of the proposed transaction for Phelps Dodge.

      On June 7, 2006, in connection with a regularly scheduled board meeting, the Phelps Dodge board of directors discussed the possibility of a transaction involving Inco and Falconbridge. Representatives of Citigroup and HSBC attended this meeting as did representatives of Debevoise & Plimpton LLP, the company’s regular outside legal counsel. Citigroup and HSBC provided their preliminary perspectives with respect to a possible combination of Phelps Dodge with Inco and Falconbridge or with Inco only. Citigroup and HSBC also discussed alternate forms of consideration that could be offered to Inco’s shareholders in such a combination with Phelps Dodge as well as certain implications of these alternatives. At this June 7, 2006 meeting, the board of directors authorized senior management of Phelps Dodge to pursue discussions with Inco and Falconbridge regarding a possible combination.
      On June 8, 2006, Phelps Dodge began a customary due diligence review of Inco, including of certain non-public information provided in an electronic data room. From June 8 through June 25, 2006, being the date that definitive transaction documents were signed, Phelps Dodge and its advisors continued to conduct due diligence regarding Inco and its business, including reviewing public and non-public documents, meeting with various members of Inco management, and visiting Inco facilities in Canada, Indonesia, New Caledonia and elsewhere. At the same time, Phelps Dodge made available to Inco an electronic data room and held various meetings with representatives of Inco in connection with Inco’s due diligence review of Phelps Dodge.
      On June 9, 2006, Mr. Whisler telephoned Mr. Hand to advise him that the Phelps Dodge board of directors had authorized Phelps Dodge to continue discussions with respect to a possible transaction among Phelps Dodge, Inco and Falconbridge. Messrs. Whisler and Hand discussed various timing issues with respect to the possible transaction and agreed to meet in New York on June 14, 2006.
      On June 12, 2006, Phelps Dodge and Falconbridge each executed confidentiality agreements in favor of the other and Phelps Dodge received access to Falconbridge’s electronic data room for the purposes of conducting due diligence. From June 12 to and including the date that definitive transaction documents were signed, Phelps Dodge conducted a due diligence review of public and non-public materials provided by Falconbridge, met with certain members of Falconbridge management and visited various Falconbridge facilities located in Canada, South America and elsewhere.
      Also on June 12, 2006, Weil, Gotshal & Manges LLP, counsel to affiliates of Citigroup and HSBC as potential lenders to Phelps Dodge, circulated the first draft of the commitment papers pursuant to which Citigroup and HSBC would commit to provide financing for the transaction. Various drafts of the commitment papers were subsequently exchanged until the date that definitive transaction documents were signed on June 25, 2006.
      On June 14, 2006, Phelps Dodge management met in New York with the company’s legal and financial advisors to discuss the structure and terms of a possible offer by Phelps Dodge to acquire Inco and the terms on which Inco’s offer to acquire Falconbridge might be increased. Also on June 14, 2006, the financial advisors of Phelps Dodge spoke by telephone with the financial advisors of Inco regarding the structure and terms of any financing that Phelps Dodge might be willing to provide to Inco to assist it in increasing its offer for Falconbridge, following which Phelps Dodge’s legal and financial advisors sent a term sheet for a proposed issuance of new convertible preferred stock of Inco.
      On the evening of June 14, 2006, Messrs. Whisler and Hand met in New York to discuss the status of the proposed transaction and certain non-economic issues, including the proposed name of the combined company, management composition, board size and related matters.
      On June 15, the Phelps Dodge board of directors met telephonically to discuss the status of the proposed transaction. At this meeting, management provided the board with an update of its due diligence investigation of Inco and Falconbridge, and Mr. Whisler reported on his meeting with Mr. Hand. The company’s financial advisors updated the board on their prior presentations with respect to a potential business combination involving Inco and Falconbridge and the company’s legal advisors discussed with the board the terms of a draft combination agreement for the proposed transaction.

      Following the Phelps Dodge board meeting, the company’s legal advisors sent to Inco’s legal advisors, Sullivan & Cromwell LLP and Osler, Hoskin & Harcourt LLP, a draft of a combination agreement for the proposed transaction. The draft agreement did not include pricing terms but focused on the structure of the transaction, providing for the acquisition by Phelps Dodge of all of the outstanding common equity of Inco by means of a Canadian plan of arrangement, and set forth customary representations, warranties, covenants (including non-solicitation and “fiduciary out” provisions), closing conditions and termination rights and remedies.
      On the evening of June 15, Mr. Whisler met with Mr. Derek G. Pannell, the chief executive officer of Falconbridge, to discuss in general terms the proposed combination of Phelps Dodge with both Inco and Falconbridge.
      On June 17, 2006, the Phelps Dodge board of directors met by teleconference with its legal and financial advisors to discuss the status of the proposed transaction. On this call, representatives of Phelps Dodge updated the board as to the company’s due diligence investigation of Inco and Falconbridge and the anticipated synergies that could be realized in such a transaction. Phelps Dodge’s financial advisors, Citigroup and HSBC, reviewed the bids of Inco for Falconbridge, Xstrata for Falconbridge and Teck Cominco for Inco, and discussed with the board and Phelps Dodge’s other advisors alternative bidding approaches for a combination with both Inco and Falconbridge, and with Inco on a stand-alone basis. Citigroup and HSBC also updated their prior presentation of June 7 and addressed various matters relating to a potential business combination of Phelps Dodge with both Inco and Falconbridge or with Inco only. At the meeting, the board authorized Phelps Dodge senior management to continue discussions with Inco and Falconbridge, and authorized Mr. Whisler to submit a formal proposal to Inco.
      Also on June 17, 2006, Mr. Whisler submitted electronically to Mr. Hand a letter setting forth the terms on which Phelps Dodge would be willing to acquire Inco. The letter proposed that Phelps Dodge acquire all the outstanding common equity of Inco in exchange for Cdn.$11.50 in cash and 0.695 shares of Phelps Dodge common stock for each outstanding common share of Inco. Based on the closing price of Phelps Dodge’s common stock on Friday, June 16, 2006, this implied a price of Cdn.$74.00 for each common share of Inco, representing a premium of approximately 11 percent to Inco’s closing stock price on June 16, 2006 and 8 percent to the value of the Teck Cominco offer to acquire Inco. The proposal letter observed that the stock portion of the offer would allow Inco shareholders to participate in the value of the synergies, cost savings, increased scale and financial and market potential of the combined company going forward, including that the increased capitalization of the combined company could make the stock of the combined company increasingly attractive to index funds. The letter also stated that the transaction between Inco and Phelps Dodge would not be conditioned on the completion of Inco’s acquisition of Falconbridge.
      Phelps Dodge’s letter to Inco also suggested that Inco should increase the implied value of its offer for Falconbridge to between Cdn.$58.00 to Cdn.$60.00. In this connection, Phelps Dodge indicated that it would be willing to purchase between $3.0 billion and $3.5 billion of a new class of Inco convertible preferred stock to assist Inco, if necessary, in raising its bid for Falconbridge. The letter further stated that Phelps Dodge was analyzing a $5.0 billion stock repurchase program, a portion of which could be reserved to fund any cash payment required to be made to Inco or Falconbridge shareholders who exercised dissenters rights in connection with the proposed transaction. The repurchase program, the letter stated, could also be used to return capital to Phelps Dodge shareholders. The Phelps Dodge letter also proposed that the combined company would be named Phelps Dodge Inco Corporation, its board would include prominent Canadian directors, the company would maintain the headquarters of the nickel division in Toronto and that its securities would be listed on both the New York Stock Exchange and the Toronto Stock Exchange.
      After sending this letter to Mr. Hand, Mr. Whisler called Mr. Pannell and advised him that Phelps Dodge had made a proposal to Inco that was designed, among other things, to enable Inco to enhance the financial terms of its proposed acquisition of Falconbridge, although he did not discuss with Mr. Pannell the economic terms of the transaction proposed by Phelps Dodge to Inco.

      On June 18, 2006, Mr. Hand and Mr. Whisler spoke by telephone regarding the Phelps Dodge proposal letter and the draft combination agreement. Mr. Hand noted that the Inco board of directors planned to meet that evening and would consider in more detail the Phelps Dodge proposal and Inco’s other options at that time.
      On June 19, Mr. Hand spoke by telephone with Mr. Whisler and indicated that Inco’s principal concern with respect to the Phelps Dodge offer was valuation. The parties discussed in general terms the possibility of adjusting the cash-to-stock ratio and agreed that their counsel could begin to negotiate definitive documents, which negotiations commenced the following day and continued until definitive transaction documents were executed on June 25, 2006. Mr. Hand indicated that the Inco board would meet on Wednesday, June 21, to further consider the Phelps Dodge offer.
      Following the June 21, 2006, meeting of the Inco board of directors, Mr. Hand called Mr. Whisler and informed him that the Inco board had requested that Phelps Dodge improve its per share offer to a level of Cdn.$17.50 in cash and 0.750 shares of Phelps Dodge common stock. Mr. Hand indicated that Inco would be willing to increase its per share offer for Falconbridge by Cdn.$5.00 in cash (keeping the exchange ratio for the stock component unchanged). Mr. Whisler told Mr. Hand that the Phelps Dodge board would meet on June 22 and would consider Inco’s proposal at that time.
      On June 22, 2006, the Phelps Dodge board and its legal and financial advisors met telephonically. The company’s financial advisors summarized the current proposals for the Phelps Dodge purchase of Inco and Falconbridge and updated their prior presentations to the board with respect to the proposed transaction. This update included a discussion of the current bid and ask prices for the proposed Phelps Dodge purchase of Inco and Falconbridge and a review of the implications of the proposed stock repurchase program and various financing alternatives. After discussion, the board authorized Mr. Whisler to make a revised proposal to Mr. Hand at a price per Inco share of Cdn.$17.50 in cash and 0.672 shares of Phelps Dodge common stock (which corresponded to a total value of Cdn.$78.00 based on that day’s closing prices).
      Following the Phelps Dodge board meeting, Mr. Whisler called Mr. Hand to communicate the revised Phelps Dodge offer. In addition to indicating the proposed exchange ratio and cash payment for Inco common shares, Mr. Whisler emphasized that the parties’ commitment should be firm and proposed termination fees for each company equal to 4 percent of their respective equity market capitalizations. Mr. Whisler did not include any Phelps Dodge financing commitment as part of this revised proposal.
      The Inco board of directors met on June 23, 2006, following which Mr. Hand called Mr. Whisler to discuss the Phelps Dodge proposal. Mr. Hand made a counterproposal of 0.6817 Phelps Dodge shares and Cdn.$17.50 in cash for each Inco share. In addition, Mr. Hand stated that the Inco board thought the termination fees should be approximately 2.5 percent of the parties’ respective market capitalizations. Mr. Hand also said that the Inco board wanted Phelps Dodge to commit to provide financing to Inco through Phelps Dodge’s purchase of a convertible subordinated note in an aggregate principal amount in the range of $3 billion to $3.5 billion, which could be drawn on in connection with Inco’s bid for Falconbridge.
      Later on June 23, after discussing the matter with Phelps Dodge’s financial and legal advisors, Mr. Whisler called Mr. Hand and informed him that Phelps Dodge continued to believe that an exchange ratio of 0.672 shares of Phelps Dodge common stock for each non-dissenting Inco common share was appropriate. Mr. Whisler said that he would be willing to consider termination fees in the range of 3 percent of each company’s respective market capitalization, and that he would discuss with the Phelps Dodge board of directors the possibility of providing convertible subordinated debt financing to Inco in an aggregate principal amount of up to $1 billion. Mr. Hand indicated that he believed that the Inco board would require a stronger financing commitment from Phelps Dodge and both Mr. Hand and Mr. Whisler said that they would discuss these matters further with their respective boards of directors.
      On June 24, 2006, Messrs. Whisler and Peru held a telephone conference with Mr. Hand and a representative of Morgan Stanley. After discussion of the possible terms of a transaction, including Mr. Hand’s indicating again that Inco wanted Phelps Dodge to commit to purchase up to an aggregate of

$3.5 billion of Inco’s convertible subordinated notes, Mr. Whisler said that he was prepared to present to the Phelps Dodge board of directors a combination including the following terms: a price per Inco share of Cdn.$17.50 in cash plus 0.672 shares of Phelps Dodge common stock, which corresponded to Cdn.$80.13 per Inco share based on the closing price of the Phelps Dodge stock on June 23, 2006; a commitment of Phelps Dodge to purchase convertible subordinated notes of Inco in an aggregate amount of up to $3 billion; and termination fees payable by Inco and Phelps Dodge under certain circumstances of approximately 3 percent of each company’s respective equity market capitalization. Mr. Whisler also noted that this offer, together with the Cdn.$5.00 per share increase in the cash portion of Inco’s bid for Falconbridge that the parties had previously discussed, together with an increase in the share exchange ratio in such bid from 0.524 to 0.55676, would result in an implied value per Falconbridge share of Cdn.$62.11. Mr. Hand indicated that, subject to the approval of these terms by the Phelps Dodge board of directors, and the negotiation and execution of definitive transaction documents, he would recommend these terms to the Inco board of directors.
      The board of directors of Phelps Dodge met on the morning of June 25, 2006. At this meeting, Phelps Dodge’s senior management briefed the board on the results of the company’s due diligence investigation of Inco and Falconbridge, Debevoise & Plimpton LLP, the company’s regular outside legal counsel, discussed with the board their fiduciary duties, Debevoise & Plimpton LLP and Heenan Blaikie LLP, the company’s Canadian legal counsel, briefed the board on the terms of the transaction documents, and Citigroup and HSBC discussed with the board the financial implications of the proposed transaction. In that connection, Citigroup and HSBC each delivered to the board of directors an oral opinion, subsequently confirmed in writing, that as of June 25, 2006, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, combination consideration of Cdn.$17.50 in cash plus 0.672 shares of Phelps Dodge common stock per Inco share was fair, from a financial point of view, to Phelps Dodge. During the course of Citigroup’s and HSBC’s presentation and rendering of their respective opinions, representatives of Citigroup and HSBC responded to questions from members of the board of directors confirming or clarifying their understanding of the analyses performed by Citigroup and HSBC and the respective opinions rendered by Citigroup and HSBC.
      Later on June 25, each of Inco and Falconbridge informed Phelps Dodge that their respective boards of directors had met and had approved the terms of the transaction. During the afternoon and evening of June 25, the parties and their legal advisors finalized the combination agreement between Phelps Dodge and Inco, an amendment to the support agreement between Inco and Falconbridge, and the other definitive transaction documents, including commitments from Citigroup and HSBC to provide financing for the transaction. The definitive agreements were executed by the parties that evening and the transaction was announced on the morning of June 26, 2006.
      On July 7, 2006, Xstrata announced that it had extended the expiration of its offer to acquire all of the outstanding shares of Falconbridge that it did not already own from July 7, 2006 to July 21, 2006, although it did not change the economic terms of that offer.
      On July 11, 2006, Xstrata announced that it had increased the amount of its offer for Falconbridge from Cdn.$52.50 in cash to Cdn.$59.00 in cash per share, and that it had reduced the minimum condition that its offer be accepted by at least 66 2/3 percent of the outstanding Falconbridge shares to a condition that the offer be accepted by a majority of the approximately 80.2 percent of the outstanding Falconbridge shares that Xstrata did not already own. Xstrata specified that its revised offer would remain open until July 21, 2006.
      During the period from July 12 through July 15, senior management of Phelps Dodge, Inco and Falconbridge discussed potential changes to the terms of the combination agreement and of Inco’s offer for Falconbridge in response to the increase in the consideration being offered in the Xstrata bid for Falconbridge. In particular, on July 14, Phelps Dodge and Inco discussed increasing the consideration payable by Phelps Dodge to the Inco shareholders from Cdn.$17.50 in cash and 0.672 of a Phelps Dodge Share to Cdn.$20.25 in cash and 0.672 of a Phelps Dodge Share. The parties also discussed, among other things, increasing the cash consideration payable under Inco’s offer for Falconbridge from Cdn.$17.50 and 0.55676 of an Inco Share to Cdn.$18.50 and 0.55676 of an Inco Share, and replacing the condition that the Inco offer be accepted by at least 66 2/3 percent of the outstanding Falconbridge shares with a condition that the offer shall have received acceptances from the holders of at least 50.01 percent of the Falconbridge shares (in each case calculated on a fully diluted basis). Contemporaneously, Inco and Falconbridge discussed the possibility of amending their support agreement to permit Falconbridge to declare a special dividend of Cdn.$0.75 per Falconbridge share payable to holders of Falconbridge shares of record on July 26, 2006, and to permit Inco to acquire up to 5 percent of the Falconbridge shares through open market purchases.
      The Phelps Dodge board of directors met on July 15, 2006. At this meeting, Phelps Dodge’s senior management briefed the Board on the results of the negotiations with Inco and Falconbridge. Debevoise & Plimpton LLP discussed with the board their fiduciary duties and briefed the board on the proposed revisions to the transaction documents, and Citigroup and HSBC discussed with the board the financial implications of the proposed revisions to the terms of the transaction.
      The Phelps Dodge board of directors met on July 16, 2006. At this meeting, Citigroup and HSBC each delivered to the board an oral opinion, subsequently confirmed in writing, that as of July 16, 2006, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, the Combination Consideration was fair, from a financial point of view, to Phelps Dodge. During the course of Citigroup’s and HSBC’s presentation and rendering of their respective opinions, representatives of Citigroup and HSBC responded to questions from members of the board confirming or clarifying their understanding of the analyses performed by Citigroup and HSBC and the respective opinions rendered by Citigroup and HSBC, as described in more detail under “The Combination — Opinions of Phelps Dodge’s Financial Advisors” beginning on page 42 of this proxy statement. The full text of the written opinions of Citigroup and HSBC, each dated July 16, 2006, are attached as Annexes C and D to this proxy statement and set forth assumptions made, general procedures followed, factors considered and limitation and qualifications on the review undertaken by each of Citigroup and HSBC in connection with their respective opinions.
      Later on July 16, 2006, management of Phelps Dodge and management of Inco informed each other that their respective boards of directors had met and had approved the revised terms of the transaction and management of Phelps Dodge and management of Inco informed Falconbridge management of such approvals. During the afternoon and evening of July 16, the parties and their legal advisors finalized a waiver and amendment to the combination agreement between Phelps Dodge and Inco and an amendment to the support agreement between Inco and Falconbridge.
      Also, on July 16, 2006, the Falconbridge board of directors met and unanimously determined to support Inco’s revised offer and declared a special dividend in the amount of Cdn.$0.75 payable to Falconbridge shareholders of record as at the close of business on July 26, 2006, with a payment date of August 10, 2006.
      The definitive agreements were executed by the parties later that day and the revised transaction terms were announced on July 16, 2006.
      On July 19, 2006, Xstrata announced that it had increased its offer to acquire all of the outstanding Falconbridge shares not already owned by Xstrata from Cdn.$59.00 in cash to Cdn.$62.50 in cash per Falconbridge share. Xstrata also announced that it had varied its offer to remove the condition that the Xstrata offer shall have received acceptances from the holders of at least a majority of the Falconbridge shares. The revised Xstrata offer was set to expire on August 14, 2006.
      On July 20, 2006, Inco announced that its shareholder rights plan will cease to apply after 4:30 p.m. (Toronto time) on August 16, 2006. On July 21, 2006, Teck Cominco announced that it had extended the expiry date of its offer to acquire all of the outstanding shares of Inco until 8:00 p.m. (Toronto time) on August 16, 2006.
      On July 28, 2006, Inco announced that its tender offer to acquire all of the outstanding common shares of Falconbridge had expired at midnight (Vancouver time) on July 27, 2006, and that the minimum tender condition of 50.01 per cent of the outstanding Falconbridge common shares had not been satisfied, and that as a result Inco had elected to terminate its offer. On the same day, Inco and

Falconbridge announced that their support agreement had been terminated. As a result of such termination, Falconbridge became obligated to pay $150 million to Inco, with a further $300 million being payable in the event that Xstrata’s offer for Falconbridge is consummated.
      Also on July 28, 2006, Phelps Dodge and Inco announced that they would now focus on the completion of the two-way combination of Phelps Dodge and Inco.
      On July 31, 2006, Teck Cominco announced that it intended to increase the consideration payable to Inco shareholders under its original offer announced on May 8, 2006 from Cdn.$78.50 in cash, or 0.9776 of a Teck Cominco Class B subordinate voting share plus Cdn.$0.05 in cash, for each Inco share to Cdn.$82.50 in cash, or 1.1293 Teck Cominco Class B subordinate voting shares plus Cdn.$0.05 in cash, for each Inco share. Teck Cominco also increased the maximum amount of cash consideration available under such offer from approximately Cdn.$6.37 billion to Cdn.$9.1 billion, while reducing the maximum amount of share consideration to 132.3 million Class B subordinate voting shares. Teck Cominco specified that its offer would remain open until August 16, 2006.
      On August 6, 2006, Inco filed a Directors Circular and a Schedule 14D-9 indicating that its board of directors had determined that the revised Teck Cominco offer was not a “superior proposal” for purposes of the combination agreement, and unanimously recommended that the Inco shareholders reject the revised Teck Cominco offer. However, the Inco board also determined that the revised Teck Cominco offer could reasonably be expected to result in a “superior proposal” for purposes of the combination agreement, and accordingly authorized senior management of Inco and its advisors to engage in discussions and negotiations with Teck Cominco. On August 8, 2006, Teck Cominco announced that it would not enter into discussions or negotiations with Inco regarding Teck Cominco’s revised offer.
      On August 11, 2006, Companhia Vale do Rio Doce, or CVRD, announced an unsolicited offer to acquire all of the outstanding common shares of Inco at a price of Cdn.$86.00 in cash for each Inco common share (which had a value of approximately Cdn.$17 billion on the date of announcement), and specified that its offer would remain open until September 28, 2006. CVRD stated that completion of its offer was subject to a sufficient number of shares being tendered to the offer such that CVRD would own at least 66 2/3% of Inco’s common shares, on a fully-diluted basis, following completion of the offer, the receipt of all necessary regulatory approvals, the absence of litigation, no material adverse change at Inco and other customary conditions. On August 14, 2006, CVRD formally launched its offer by publishing an advertisement containing a brief summary of the offer and by filing offer documents in the United States and Canada.
      On August 15, 2006, Inco filed a Directors Circular and a Schedule 14D-9 stating that Inco’s board of directors had reviewed the CVRD offer and had not concluded that it was a “superior proposal” for purposes of the combination agreement. Accordingly, the Inco board of directors continued to recommend that the Inco shareholders vote in favor of the proposed combination between Inco and Phelps Dodge. However, Inco’s board of directors did determine that the CVRD offer could reasonably be expected to result in a “superior proposal” for purposes of the combination agreement, and authorized senior management of Inco and its advisors to engage in discussions and negotiations with CVRD. Inco further stated that since the CVRD offer remains open for acceptance until September 28, 2006 and is subject to a number of conditions, there was no necessity for Inco shareholders to take any action with respect to the CVRD Offer at that time and the Inco board of directors determined for the time being to remain neutral and to make no recommendation to Inco shareholders in respect of the CVRD offer. Also on August 15, 2006, Teck Cominco announced its intention to amend its cash and share offer to acquire all of the outstanding shares of Inco to provide for consideration with an aggregate value of C$89.00 per Inco share, subject to its having completed an offering of its Class B subordinate voting shares in an amount not less than Cdn.$5.725 billion. However, on August 16, 2006, Teck Cominco announced that its proposed equity offering would not proceed and accordingly that that it would not be amending its outstanding offer to acquire all of the outstanding common shares of Inco as announced on August 15, 2006.
      On August 17, 2006, Teck Cominco announced that its offer to acquire all of the outstanding common shares of Inco expired at midnight on August 16, 2006 and, at the time of expiry, the offer’s minimum tender condition of 66 2/3% of Inco common shares had not been satisfied. Accordingly, the Teck Cominco offer was terminated.
Phelps Dodge’s Reasons for the Combination
      In reaching its conclusion to unanimously approve a combination of Phelps Dodge with Inco, and unanimously recommend that Phelps Dodge shareholders vote “FOR” approval of the charter amendment proposal and “FOR” the share issuance proposal, the Phelps Dodge board of directors considered a number of factors.

Combination of Phelps Dodge with Inco:
      The Phelps Dodge board of directors believes that a combination of Phelps Dodge with Inco would create a combined company with a portfolio of world-class assets with the scope, scale and financial strength to more efficiently develop existing opportunities and assets and to capitalize quickly on new growth and other opportunities within the mining industry.

Global Industry Leader With High-Quality, Long-Lived Assets
      The board believes that the combination would result in the creation of an industry-leading, diversified metals and mining company with leading market positions in multiple commodities. Based on 2005 production for Phelps Dodge and Inco, the combined company would be:

•	the world’s second-largest nickel producer at 487 million pounds;

•	the world’s third-largest copper producer at 2.4 billion pounds;

•	the world’s second-largest producer of molybdenum at 62 million pounds; and

•	a major cobalt producer at 4 million pounds.
      The combined company’s nickel and copper portfolio would consist primarily of high-quality, low-cost operations with significant estimated long-lived mineral/ore reserves and resources. Based on 2005 sales, the combined company will have among the highest percentage of its sales derived from base metals of any of the global metals and mining companies.

Commodity and Asset Diversification
      The board expects the size and diversity of the combined company’s commodity portfolio and mining and production sites to reduce risks associated with price fluctuations for any particular commodity and with variations in production costs associated with any particular mining or production site.

•	With its leading positions in nickel, copper, molybdenum and cobalt, the combined company should benefit from significantly enhanced commodity diversification.

•	The board believes that Inco has relatively low cost positions in its commodities, which the board believes will allow the combined company to better weather any future downturns in commodity prices.

•	Based on 2005 revenue figures, approximately 53%, 29% and 15% of the combined company’s revenue would be derived from copper, nickel and molybdenum, respectively. Phelps Dodge currently derives approximately 77% of its revenues from copper production.

•	The board believes that the combined company’s numerous mines will reduce production disruption risks.

Low Political Risk
      The board expects the size and scale of the combined company’s financial resources to reduce risks associated with political or economic instability or natural disasters, in any particular geographical locale.

•	Based on 2005 revenue, approximately 64% of the combined company’s revenue would derive from operations in North America and Europe.

•	An additional 17% would be derived from operations in Latin America (primarily Chile).

Greater Opportunities for Growth
      The combined company will have a broad portfolio of brownfield and greenfield growth projects, primarily in nickel, copper, molybdenum and cobalt available for development. The board believes that the combined company will have greater flexibility and financial resources to pursue organic and acquisition growth opportunities than would Phelps Dodge alone.

Synergies and Cost Savings
      Phelps Dodge has a strong track record of delivering on synergy expectations based on previous acquisition experience. The board believes that the combined company will realize from the combination approximately $215 million in estimated annual synergies within two years following the closing of the combination. The board believes there is additional potential for increased synergies in the mid to long term. The synergies the board believes the combined company will realize include:

•	benefits from exploration synergies resulting from prioritizing exploration efforts, including prioritizing and reducing overall exploration spending;

•	general and administrative savings resulting from consolidating various functions and eliminating duplicative activities and costs, including establishing one corporate headquarters in Phoenix, Arizona and the head of the combined company’s nickel operations in Toronto, Canada; and

•	benefits from general operating improvements and from economies of scale in purchasing, operating supplies and capital equipment and technology management.

Greater Financial Strength
      Phelps Dodge believes that the increased size, asset diversification and expected synergies and cost savings of the combined company will lead to significantly enhanced financial strength and flexibility, including as a result of:

•	the company’s expectation that the transaction will be immediately accretive to cash flow;

•	the company’s expectation that the transaction will be accretive to earnings per share beginning in 2008;

•	greater ability to fund future acquisitions and capital return programs; and

•	the company’s expectation that the diversification in its asset base and lower relative cost position, together with its greater size, will result in improvements in its overall cost of capital.

Increased Market Liquidity
      The combined company would have a meaningfully enhanced position in the S&P 500 Index. As a result, the board believes that Phelps Dodge investors will benefit from enhanced trading volume of the combined company’s stock and a broader shareholder base, including greater appeal to institutional investors and indexed funds. In addition, the board believes that the projected position of the combined company as a North America-based global industry leader with diverse, high-quality, long-lived assets and broad growth potential could positively affect the combined company’s valuation multiple as compared with Phelps Dodge’s current valuation multiple.

Experienced Management
      The combined company will have what the board believes is an outstanding management team. The potential members of the new management team have proven themselves to be highly skilled in operations, technology and financial management, and most of new management will have spent their entire careers working in the mining industry. The board believes that the members of the new management team have the skills necessary to manage the combined company through the most significant challenges that our industry may face and create value for Phelps Dodge shareholders.

Other Factors Considered by the Phelps Dodge Board of Directors
      Other factors the board considered in reaching its conclusion to unanimously approve a combination of our company with Inco and unanimously recommend that Phelps Dodge shareholders vote “FOR” approval of the charter amendment proposal and “FOR” the share issuance proposal, include:

•	the information concerning Phelps Dodge’s and Inco’s respective historical businesses and financial results and prospects, including the results of Phelps Dodge’s due diligence investigation of Inco;

•	Phelps Dodge’s management’s assessment that it can, working with Inco’s managers and employees, effectively and efficiently integrate the two companies; and

•	the opinions of Phelps Dodge’s financial advisors, Citigroup and HSBC, that, as of July 16, 2006, and based on and subject to the factors, assumptions procedures, limitations and considerations in their respective opinions, the Combination Consideration was fair, from a financial point of view, to Phelps Dodge. The full text of the written opinions of Citigroup and HSBC, each dated July 16, 2006, are attached as Annexes C and D to this proxy statement and set forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the review undertaken by each of Citigroup and HSBC in connection with their respective opinions.

Potential Risks Considered by the Phelps Dodge Board of Directors

•	The risks of integrating the operations of businesses the size of Phelps Dodge and Inco, including that integration costs may be greater, and that cost savings, growth prospects and other synergies may be lower, than anticipated by Phelps Dodge’s board of directors.

•	The risk that regulatory agencies may not approve the combination or may impose terms and conditions on their approvals that adversely affect the projected financial results of the combined company.

•	Risks, associated with the combined company’s greater indebtedness when compared to Phelps Dodge’s and Inco’s outstanding pre-combination total indebtedness.

•	Other risks discussed more fully under “Risk Factors” beginning on page 24 of this proxy statement.
      The board recognized that there can be no assurance about future results, including results expected or considered in the factors listed above in respect of either potential combination. The board of directors unanimously concluded, however, that the potential advantages of both potential combinations outweighed their potential risks.
      The foregoing discussion of the information and factors considered by the board is not exhaustive, but includes the material factors considered by it. The board did not quantify or assign relative weights to the specific factors considered in reaching the determination to unanimously recommend that Phelps Dodge shareholders vote “FOR” approval of the charter amendment proposal and “FOR” the share issuance proposal. In addition, individual directors may have given different weights to different factors.
      Please review the disclosure under “Risk Factors” and “Forward-Looking Information” in this proxy statement for a more complete description of certain other considerations that you should consider in deciding how to vote at the special meeting.

Unanimous Recommendation of the Phelps Dodge Board of Directors
      After careful consideration, the Phelps Dodge board of directors determined that each proposal set forth below is in the best interests of Phelps Dodge’s shareholders and unanimously approved each such proposal and the combination.

1. the proposed amendment to and restatement of our restated certificate of incorporation, which we refer to as the charter amendment proposal, to (i) change the company’s name to Phelps Dodge Inco Corporation from Phelps Dodge Corporation, (ii) increase the number of authorized shares of Phelps Dodge common stock from 300 million shares to 800 million shares and (iii) increase the maximum number of members of Phelps Dodge’s board of directors from 12 to 15;

2. the proposed issuance of Phelps Dodge common stock, which we refer to as the share issuance proposal, to finance the combination of Phelps Dodge with Inco;

3. the charter amendment adjournment proposal; and

4. the share issuance adjournment proposal.

      The Phelps Dodge board of directors unanimously recommends that holders of shares of Phelps Dodge common stock vote “FOR” the charter amendment proposal, “FOR” the share issuance proposal, “FOR” the charter amendment adjournment proposal and “FOR” the share issuance adjournment proposal.
      In approving the charter amendment proposal, the share issuance proposal, the charter amendment adjournment proposal, the share issuance adjournment proposal and the combination and making its unanimous recommendation, the Phelps Dodge board of directors consulted with Phelps Dodge’s senior management and Phelps Dodge’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to above under “The Combination — Phelps Dodge’s Reasons for the Combination” beginning on page 39 of this proxy statement.
Opinions of Phelps Dodge’s Financial Advisors
      We retained Citigroup and HSBC as our financial advisors in connection with the transaction. In connection with their engagement, we requested that Citigroup and HSBC evaluate the fairness, from a financial point of view, to Phelps Dodge of the Combination Consideration. On July 15 and 16, 2006, our board of directors met to review the proposed waiver and the terms of the amended combination agreement. At our board meeting on July 15, 2006, Citigroup and HSBC made a joint presentation in which they reviewed with our board of directors certain financial analyses as described below and at our board meeting on July 16, 2006 each rendered to our board an oral opinion, subsequently confirmed in writing, that as of July 16, 2006, and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, the Combination Consideration was fair, from a financial point of view, to Phelps Dodge.
      Citigroup’s and HSBC’s written opinions, each dated July 16, 2006, to our board of directors, the full text of which sets forth, among other things, the general procedures followed, factors considered, assumptions made, and limitations and qualifications on the review undertaken by each of Citigroup and HSBC in rendering their opinions, are attached as Annex C and Annex D, respectively, and are incorporated into this proxy statement by reference in their entirety. You are encouraged to read these opinions carefully in their entirety. Citigroup’s and HSBC’s opinions speak only as of the date of such opinions. Citigroup’s and HSBC’s opinions were provided to our board of directors for its information in connection with its evaluation of the Combination Consideration and relate only to the fairness, from a financial point of view, of the Combination Consideration to Phelps Dodge. Their respective opinions were not intended to be and do not constitute any opinion or recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed arrangement. The summaries of Citigroup’s and HSBC’s opinions in this proxy statement are qualified in their entirety by reference to the full text of the opinions.

      Opinion of Citigroup Global Markets Inc. In arriving at its opinion, Citigroup considered that Inco has a pending business combination with Falconbridge pursuant to the support agreement, and it reviewed the combination agreement and the support agreement. It understood that Phelps Dodge’s obligations under the combination agreement are subject to a condition (which, subsequent to the delivery of its opinion, was satisfied) that either (x)(i) Inco shall have acquired at least 50.01% of the outstanding common shares of Falconbridge calculated on a fully diluted basis, or (ii) the support agreement shall have been terminated in accordance with its terms without Inco having acquired any shares of Falconbridge pursuant to its offer to Falconbridge shareholders and (y) in the event that Inco shall have acquired at least two-thirds of the outstanding common shares of Falconbridge, Inco shall have completed a subsequent acquisition transaction with Falconbridge contemplated by the combination agreement. In arriving at its opinion, Citigroup also held discussions with certain senior officers, directors and other representatives and advisors of Phelps Dodge, certain senior officers and other representatives and advisors of Inco and certain representatives and advisors of Falconbridge concerning, as may be applicable, the businesses, operations and prospects of Phelps Dodge, Inco and Falconbridge. It examined certain publicly available business and financial information relating to Phelps Dodge, Inco and Falconbridge as well as certain financial forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge which were provided to or discussed with it by the respective managements of Phelps Dodge and Inco, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Phelps Dodge, Inco and Falconbridge to result from the arrangement without the combination of Inco and Falconbridge being completed (the “Two-Way Business Combination”) and the arrangement being consummated in conjunction with the business combination between Inco and Falconbridge being completed (the “Three-Way Business Combination”). These financial projections included financial projections prepared by the management of Phelps Dodge assuming that the Three-Way Business Combination were consummated or, in the alternative, the Two-Way Business Combination were consummated. Citigroup reviewed the financial terms of the arrangement as set forth in the combination agreement in relation to, among other things: current and historical market prices and trading volumes of Phelps Dodge common stock and Inco common shares; the historical and projected earnings and other operating data of Phelps Dodge and Inco; and the capitalization and financial condition of Phelps Dodge and Inco. In its review of the financial terms of the Arrangement as set forth in the combination agreement, Citigroup gave effect to the Three-Way Business Combination being consummated or, in the alternative, the Two-Way Business Combination being consummated. In that connection, Citigroup reviewed the consummation of the Three-Way Business Combination in relation to, among other things, the historical and projected earnings and other operating data of Falconbridge and the capitalization and financial condition of Falconbridge. Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that it considered relevant in evaluating the arrangement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of Phelps Dodge, Inco and Falconbridge. Citigroup also evaluated certain potential pro forma financial effects of the arrangement on Phelps Dodge. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.
      In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the managements of Phelps Dodge and Inco that they were not aware of any relevant information that had been omitted or that remained undisclosed to it. With respect to financial forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the respective managements of Phelps Dodge and Inco that, as may be applicable, such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Phelps Dodge, Inco and Falconbridge as to the future financial performance of Phelps Dodge, Inco and Falconbridge, the potential strategic implications and operational benefits anticipated to result from the

Three-Way Business Combination and the Two-Way Business Combination and the other matters covered thereby, and Citigroup assumed, with the consent of Phelps Dodge, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Three-Way Business Combination and Two-Way Business Combination) reflected in the projections prepared by the management of Phelps Dodge (assuming the consummation of the Three-Way Business Combination or, in the alternative, the consummation of the Two-Way Business Combination) and related information and data will be realized in the amounts and at the times projected. Citigroup had limited access to senior officers and representatives and advisors of Falconbridge, and, accordingly, with the consent of Phelps Dodge, Citigroup assumed and relied, without assuming any responsibility for obtaining information directly from senior officers and representatives and advisors of Falconbridge, upon the accuracy and completeness of information provided by senior officers and other representatives and advisors of Phelps Dodge and Inco with respect to the business, operations and prospects of Falconbridge, as well as certain financial forecasts and other information and data relating to Falconbridge, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Falconbridge to result from the Three-Way Business Combination or the Two-Way Business Combination. Citigroup assumed, with the consent of Phelps Dodge, that the combination agreement and support agreement (unless the support agreement were terminated) will each be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. Citigroup also assumed that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Three-Way Business Combination and the Two-Way Business Combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Phelps Dodge, Inco, Falconbridge or the contemplated benefits of the Three-Way Business Combination and the Two-Way Business Combination. Citigroup did not express any opinion as to what the value of the stock consideration actually will be when issued pursuant to the arrangement or the price at which the Phelps Dodge common stock will trade at any time. It did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Phelps Dodge, Inco or Falconbridge nor did it make any physical inspection of the properties or assets of Phelps Dodge, Inco or Falconbridge. Its opinion was limited to the fairness, from a financial point of view, of the Combination Consideration to Phelps Dodge. In that connection, Citigroup expressed no opinion with respect to the purchase of the 8% convertible subordinated notes of Inco due April 1, 2012, pursuant to the convertible note purchase agreement dated as of June 25, 2006 (the “Convertible Note Purchase Agreement”) between Phelps Dodge and Inco. Citigroup expressed no opinion as to the underlying decision by Phelps Dodge to engage in the arrangement, and Citigroup expressed no view as to, and its opinion did not address, the relative merits of the arrangement as compared to any alternative business strategies that might exist for Phelps Dodge or the effect of any other transaction in which Phelps Dodge might engage. In connection with the consummation of the arrangement, Citigroup also expressed no opinion with respect to the consideration to be paid by Inco pursuant to the support agreement, and it also expressed no view on the relative valuation or merits of the consummation of the Three-Way Business Combination when compared with the Two-Way Business Combination. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date delivered.
      An affiliate of Citigroup engaged in the commercial lending business is acting as lender and agent for credit facilities to be used by Phelps Dodge in connection with the arrangement. See “The Combination — Combination Consideration and Financing” beginning on page 29 of this proxy statement. Citigroup and its affiliates in the past have provided, and currently provide, services to Phelps Dodge, Inco and Falconbridge unrelated to the proposed arrangement, for which services Citigroup and such affiliates have received and expect to receive compensation, including without limitation, acting as underwriter for Phelps Dodge in its Peruvian bond offering for Cerro Verde in April 2006, acting as advisor to Phelps Dodge in its sale of Columbian Chemicals Company in March 2006, acting as underwriter in Phelps Dodge’s sale of its investment in Southern Copper Corporation in June 2005, acting as lead arranger in Phelps Dodge’s $1.1 billion revolving credit facility in May 2005, acting as underwriter in Inco’s $45 million trade receivables securitization in October 2005 and acting as lead arranger in Inco’s $750 million revolving credit facility in May 2005. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Phelps Dodge, Inco and Falconbridge for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Phelps Dodge, Inco, Falconbridge and their respective affiliates.
      Opinion of HSBC Securities (USA) Inc. In arriving at its opinion, HSBC considered that Inco has a pending business combination with Falconbridge pursuant to the support agreement. HSBC understood that Phelps Dodge’s obligations under the combination agreement are subject to a condition (which, subsequent to the delivery of its opinion, was satisfied) that either (x)(i) Inco shall have acquired at least 50.01% of the outstanding common shares of Falconbridge calculated on a fully diluted basis, or (ii) the support agreement shall have been terminated in accordance with its terms without Inco having acquired any shares of Falconbridge pursuant to its offer to Falconbridge shareholders and (y) in the event that Inco shall have acquired at least two-thirds of the outstanding common shares of Falconbridge, Inco shall have completed a subsequent acquisition transaction with Falconbridge contemplated by the combination agreement.
      In connection with its opinion, HSBC:

(i) reviewed certain publicly available financial statements and other business and financial information relating to Phelps Dodge, Inco and Falconbridge;

(ii) reviewed certain internal financial forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge which were provided to or discussed with it by the respective managements of Phelps Dodge and Inco, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Phelps Dodge, Inco and Falconbridge to result from the Three- Way Business Combination and Two-Way Business Combination, which financial projections included financial projections prepared by the management of Phelps Dodge assuming the Three-Way Business Combination or, in the alternative, the Two-Way Business Combination;

(iii) discussed with certain senior officers, directors and other representatives and advisors of Phelps Dodge, certain senior officers and other representatives and advisors of Inco and certain representatives and advisors of Falconbridge concerning, as may be applicable, the businesses, financial condition, operations and prospects of Phelps Dodge, Inco and Falconbridge;

(iv) discussed the strategic rationale for, and potential benefits of, the Three-Way Business Combination and the Two-Way Business Combination with certain senior officers, directors and other representatives and advisors of Phelps Dodge and certain senior officers and other representatives and advisors of Inco;

(v) reviewed the financial terms of the arrangement as set forth in the combination agreement in relation to, among other things: current and historical market prices and trading volumes of Phelps Dodge common stock and Inco common shares; the historical and projected earnings and other operating data of Phelps Dodge and Inco; and the capitalization and financial condition of Phelps Dodge and Inco;

(vi) evaluated certain potential pro forma financial effects of the arrangement on Phelps Dodge;

(vii) considered, to the extent publicly available, the financial terms of certain other transactions which it considered relevant in evaluating the arrangement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of Phelps Dodge, Inco and Falconbridge;

(viii) participated in discussions and negotiations among representatives of Phelps Dodge, Inco and their respective financial and legal advisors; and

(ix) reviewed the combination agreement, the support agreement and certain related documents.

      In addition to the foregoing, HSBC conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.
      In its review of the financial terms of the arrangement as set forth in the combination agreement, HSBC gave effect to the Three-Way Business Combination being consummated or, in the alternative, the Two-Way Business Combination. In that connection, HSBC reviewed the Three-Way Business Combination in relation to, among other things, the historical and projected earnings and other operating data of Falconbridge and the capitalization and financial condition of Falconbridge.
      In rendering its opinion, HSBC assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with its and upon the assurances of the managements of Phelps Dodge and Inco that they were not aware of any relevant information that had been omitted or that remained undisclosed to it. With respect to financial forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge provided to or otherwise reviewed by or discussed with HSBC, HSBC was advised by the respective managements of Phelps Dodge and Inco that, as may be applicable, such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Phelps Dodge, Inco and Falconbridge as to the future financial performance of Phelps Dodge, Inco and Falconbridge, the potential strategic implications and operational benefits anticipated to result from the Three-Way Business Combination and the Two-Way Business Combination and the other matters covered thereby, and HSBC assumed, with the consent of Phelps Dodge, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Three-Way Business Combination and the Two-Way Business Combination) reflected in the projections prepared by the management of Phelps Dodge (assuming the consummation of the Three-Way Business Combination or, in the alternative, the consummation of the Two-Way Business Combination) and related information and data will be realized in the amounts and at the times projected. HSBC had limited access to senior officers and other representatives and advisors of Falconbridge, and, accordingly, with the consent of Phelps Dodge, HSBC assumed and relied, without assuming any responsibility for obtaining information directly from senior officers and other representatives and advisors of Falconbridge, upon the accuracy and completeness of information provided by senior officers and other representatives and advisors of Phelps Dodge and Inco with respect to the business, operations and prospects of Falconbridge, as well as certain financial forecasts and other information and data relating to Falconbridge, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Falconbridge to result from the Three-Way Business Combination or the Two-Way Business Combination. HSBC assumed, with the consent of Phelps Dodge, that the combination agreement and support agreement (unless the support agreement were terminated) will each be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. HSBC also assumed that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Three-Way Business Combination and the Two-Way Business Combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Phelps Dodge, Inco, Falconbridge or the contemplated benefits of the Three-Way Business Combination or the Two-Way Business Combination.
      HSBC did not express any opinion as to what the value of the stock consideration actually will be when issued pursuant to the arrangement or the price at which the Phelps Dodge common stock will trade at any time. It did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Phelps Dodge, Inco or Falconbridge nor did it make any physical inspection of the properties or assets of Phelps Dodge, Inco or Falconbridge. HSBC is not a legal, regulatory, accounting or tax expert and it assumed the accuracy and veracity of all assessments made by such advisors. HSBC’s opinion is limited to the fairness, from a financial point of view, of the Combination Consideration to Phelps Dodge. In that connection, it expressed no opinion with respect to the purchase of 8% convertible subordinated notes of Inco due April 1, 2012, pursuant to the Convertible

Note Purchase Agreement. HSBC expressed no opinion as to the underlying decision by Phelps Dodge to engage in the arrangement, and it expressed no view as to, and its opinion did not address, the relative merits of the arrangement as compared to any alternative business strategies that might exist for Phelps Dodge or the effect of any other transaction in which Phelps Dodge might engage. In connection with the consummation of the arrangement, HSBC expressed no opinion with respect to the consideration to be paid by Inco pursuant to the support agreement, and it also expressed no view on the relative valuation or merits of the consummation of the Three-Way Business Combination when compared with the Two-Way Business Combination. HSBC’s opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date delivered.
      An affiliate of HSBC engaged in the commercial lending business is acting as lender and agent for credit facilities to be used by Phelps Dodge in connection with the arrangement. See “The Combination — Combination Consideration and Financing” beginning on page 29 of this proxy statement. HSBC and its affiliates in the past have provided, and currently provide, services to Phelps Dodge, Inco and Falconbridge unrelated to the proposed arrangement, for which services HSBC and such affiliates have received and expect to receive compensation, including without limitation, acting as a participant in the $2,900 million term loan portion of the $5,500 million revolving credit facility to Inco to fund the acquisition of Falconbridge pursuant to the support agreement, acting as a lender to Inco in a $750 million revolving credit facility and a $400 million term loan, each established in 2004, acting as a member of the Girardin structured tax syndicate facility for Inco’s Goro Project in New Caledonia in 2005 and acting as a lender to Falconbridge under a $60 million bilateral revolving credit facility in 2005. HSBC also maintains other trading, overdraft and interest rate swap facilities for each of Inco, Falconbridge and their respective affiliates. In connection with the above-described services, HSBC has received, and may receive, compensation. HSBC is a part of the global HSBC Holdings plc group, a full-service banking and securities firm engaged in securities trading, investment management and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of its business, HSBC and its affiliates may actively trade or hold the debt and equity securities (or related derivative securities) of Phelps Dodge, Inco and Falconbridge for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, HSBC and its affiliates may maintain relationships with Phelps Dodge, Inco, Falconbridge and their respective affiliates.
Joint Financial Analyses of Citigroup and HSBC
      The following is a summary of the material financial analyses performed by Citigroup and HSBC in evaluating the fairness of the Combination Consideration to Phelps Dodge. Citigroup and HSBC collaborated in performing each of the financial analyses summarized below. The following summary, however, does not purport to be a complete description of the financial analyses performed by Citigroup or HSBC, nor does the order of analyses described represent relative importance or weight given to those analyses by Citigroup or HSBC. Some of the summaries of financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Citigroup and HSBC. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 16, 2006, and is not necessarily indicative of current or future market conditions.
Transaction Overview and Valuation Statistics
      Citigroup and HSBC provided a situation update to the Phelps Dodge board of directors reflecting the increase in the Combination Consideration as described to Citigroup and HSBC by Phelps Dodge management, including the following:

•	an increase of the cash consideration to be paid to Inco shareholders of Cdn.$2.75 per share to Cdn.$20.25;

•	the fixed exchange ratio of 0.672x (Phelps Dodge share per Inco share);

•	the implied offer value of Cdn.$80.70 (US$71.58) per share (based on the closing price of the common stock of Phelps Dodge of $79.79 and an US$/Cdn.$ exchange rate of 0.8870, each on July 14, 2006);

•	Inco increases the cash consideration of its bid for Falconbridge by Cdn.$1.00 to Cdn.$18.50;

•	Falconbridge issues a special dividend to existing shareholders of Cdn.$0.75 per share (which is reflected as additional debt assumed by Phelps Dodge in the Three-Way Business Combination); and

•	an increase in total debt from $21.965 billion to $23.634 billion and an increase in total debt to capitalization from 44.0% to 45.8% (assuming the Three-Way Business Combination is consummated).
      Citigroup and HSBC calculated for the Phelps Dodge board of directors various multiples resulting from the arrangement. The following table presents the results of Citigroup’s and HSBC’s calculations:

			Inco at		Phelps Dodge/Inco
	Inco at		Offer		Post-Falconbridge
July 14, 2006	Market Price:		Price:		at Offer Price:

Price/2007E EPS
First Call Consensus Estimates	13.4	x	14.5	x	N/A
Management Base Case(1)	9.8	x	10.5	x	9.2	x
EV/2007E EBITDA
First Call Consensus Estimates	6.4	x	6.7	x	N/A
Management Base Case(2)	5.1	x	5.4	x	5.3	x

(1)	Earnings Per Share (EPS) for Inco and Falconbridge based on Phelps Dodge management base case estimates, including synergies.

(2)	Earnings before interest, taxes, depreciation and amortization (EBITDA) for Inco and Falconbridge based on Phelps Dodge management base case estimates, including synergies.
      Citigroup and HSBC also calculated for the Phelps Dodge board of directors various premiums resulting from the arrangement. The following table presents the results of Citigroup’s and HSBC’s calculations:

	Inco at	Falconbridge at
July 14, 2006	Offer Price	Offer Price

Premium to(1):
1 day (based on Inco’s common shares of Cdn.$74.89 and Falconbridge’s common shares of Cdn.$61.00 on July 14, 2006)	7.8%	4.0%
Inco and Falconbridge common share price as of June 23, 2006	23.7%	14.3%
10 day average	23.3%	15.8%
30 day average	17.9%	15.4%
60 day average	14.2%	19.1%
90 day average	17.7%	23.2%
180 day average	27.6%	37.6%
52 week high	2.8%	11.8%
52 week low	77.2%	205.4%

(1)	Average prices weighted by volumes.

Pro Forma Merger Analysis.
      Citigroup and HSBC analyzed the pro forma financial impact of the arrangement on projected earnings per share (EPS) and cash flow per share, defined as earnings per share plus depreciation, depletion and amortization (CFPS). This analysis was based on the Three-Way Business Combination and, in the alternative, the Two-Way Business Combination. The earnings estimates were prepared by Phelps Dodge for each of the Three-Way Business Combination and Two-Way Business Combination. Phelps Dodge, in preparing the earnings estimates, prepared different cases on different price assumptions for various commodities, including copper and nickel. While each of Phelps Dodge, Inco and Falconbridge produces commodities other than nickel and copper, the pro forma combination analysis for the Three-Way Business Combination and Two-Way Business Combination is most sensitive to nickel and copper prices. These assumptions and the corresponding cases were as follows:
Copper Price Deck Assumptions ($ per lb)

	2006E	2007E	2008E

Management Base Case	$2.85	$2.25	$1.75
Management Upside Case	$3.50	$3.00	$2.50
Management Downside Case	$2.25	$1.25	$0.75
Street Case(1)	$2.80	$2.49	$2.12

(1)	Street Case was based on the average of publicly available equity research estimates published from April 11, 2006, through June 19, 2006, for 10 commodities, including copper, nickel, molybdenum, zinc, aluminum, cobalt, silver, gold, platinum and palladium. The price estimates for copper were based on the average of up to 24 equity research estimates.
Nickel Price Deck Assumptions ($ per lb)

	2006E	2007E	2008E

Management Base Case	$8.25	$7.60	$6.20
Management Upside Case	$9.30	$10.00	$8.20
Management Downside Case	$7.00	$5.85	$3.50
Street Case(1)	$7.81	$7.16	$6.10

(1)	Street Case was based on the average of publicly available equity research estimates published from April 11, 2006, through June 19, 2006, for 10 commodities, including copper, nickel, molybdenum, zinc, aluminum, cobalt, silver, gold, platinum and palladium. The price estimates for nickel were based on the average of up to 20 equity research estimates.
      Each case was based on the following transaction assumptions, per Phelps Dodge’s management:

•	September 30, 2006, closing;

•	pre-tax synergies (i) for the Three-Way Business Combination of $484 million for 2007 and $923 million in 2008 and (ii) for the Two-Way Business Combination of $143 million in 2007 and $272 million in 2008;

•	asset write-up based on Phelps Dodge management estimate of net asset value amortized over a weighted average life of approximately 20 years;

•	Falconbridge special dividend of Cdn.$0.75 per share issued to existing Falconbridge shareholders (included as additional debt assumed by Phelps Dodge in the Three-Way Business Combination);

•	repurchase of $5.0 billion of Phelps Dodge common stock (assumed to be effected at market price on closing of the combination);

•	Phelps Dodge dividend policy of $0.80 per common share maintained; and

•	stock prices and a US$/Cdn.$ exchange rate of 0.8870, each as of July 14, 2006.
      The estimated financial impact of the Three-Way Business Combination and the Two-Way Business Combination on selected financial statistics of Phelps Dodge is as follows:
Three-Way Business Combination
EPS Accretion/(Dilution) %

	Base	Upside	Downside	Street

2007E	(2.4%)	5.6%	(19.7%)	(10.8%)
2008E	5.3%	4.5%	Not Meaningful	(9.2%)
Break-Even Synergies (cushion) — 2007/2008 (in billions)(1)	$0.2/($0.3)	($0.8)/($0.5)	$0.4/Not Meaningful	$1.1/$0.7

(1)	Break-even synergies/(cushion) equals incremental pre-tax synergies required, or cushion available, to result in no dilution.
CFPS Accretion/ Dilution %

	Base	Upside	Downside	Street

2007E	17.4%	17.2%	49.2%	8.1%
2008E	34.5%	20.2%	Not Meaningful	15.6%
Break-Even Synergies (cushion) — 2007/2008 (in billions)(1)	($1.8)/($2.5)	($2.7)/($2.7)	($1.7)/Not Meaningful	($0.9)/($1.5)

(1)	Break-even synergies/(cushion) equals incremental pre-tax synergies required, or cushion available, to result in no dilution.
 Two-Way Business Combination
EPS Accretion/(Dilution) %

	Base	Upside	Downside	Street

2007E	(5.7%)	0.7%	(18.4%)	(11.5%)
2008E	0.4%	2.7%	Not Meaningful	(8.4%)
Break-Even Synergies (cushion) — 2007/2008 (in billions)(1)	$0.3/($0.0)	($0.1)/($0.2)	$0.2/Not Meaningful	$0.8/$0.5

(1)	Break-even synergies/(cushion) equals incremental pre-tax synergies required, or cushion available, to result in no dilution.

CFPS Accretion/ Dilution %

	Base	Upside	Downside	Street

2007E	11.8%	11.0%	40.9%	5.0%
2008E	28.0%	17.2%	Not Meaningful	14.2%
Break-Even Synergies (cushion) — 2007/2008 (in billions)(1)	($0.8)/($1.4)	($1.2)/($1.5)	($1.0)/Not Meaningful	($0.4)/($0.9)

(1)	Break-even synergies/(cushion) equals incremental pre-tax synergies required, or cushion available, to result in no dilution.

Selected Companies Analysis.
      Citigroup and HSBC reviewed certain financial information for Phelps Dodge on a stand-alone basis, as well as assuming a Three-Way Business Combination and Two-Way Business Combination, and compared it to corresponding financial information, ratios and public market multiples for the following selected publicly traded companies in the metals and mining industry:

Large Cap Base Metals/ Diversified

•	Teck Cominco Limited

•	Antofagasta plc

•	Freeport McMoRan Copper & Gold, Inc.

•	Southern Copper Corporation

•	Vedanta Resources plc

Super Major Diversified

•	Rio Tinto plc

•	BHP Billiton Limited

•	Anglo American plc

•	Xstrata plc

•	Companhia Vale do Rio Doce

Nickel

•	Jubilee Platinum plc

•	Minara Resources Limited

•	FNX Mining Company Inc.

•	MMC Norilsk Nickel Group

•	The Eramet Group

Copper

•	Kazakhmys plc

•	KGHM Polska Miedz S.A.

•	Aur Resources Inc.

•	Inmet Mining Corporation

•	Southern Copper Corporation

      Although none of the selected companies was directly comparable to Phelps Dodge, Inco and Falconbridge, the companies included were chosen because they are publicly traded companies with businesses and operations that, for purposes of analysis, may be considered similar to certain businesses and operations of, Phelps Dodge, Inco and Falconbridge (or a combination thereof).
      The financial information used by Citigroup and HSBC for all selected comparable company analysis in the case of this analysis was based on First Call consensus estimates and Street research. The financial information used for Phelps Dodge on a stand-alone basis was based on both management estimates and First Call consensus estimates. The financial information used for the Three-Way Business Combination and Two-Way Business Combination was based on Phelps Dodge management estimates and reflected each of the different cases that was prepared. All of the multiples and ratios were calculated using public trading market closing prices on July 14, 2006 and using the implied offer value of Cdn. $80.70 (US$71.58) per share (based on the closing price of the common stock of Phelps Dodge of $79.79). For Phelps Dodge, on a stand-alone basis, and the selected comparable companies, Citigroup and HSBC calculated:

•	the enterprise value, which is the market value of common equity plus the book value of net debt (total debt minus cash), preferred stock and minority interest, less investments in unconsolidated affiliates, as a multiple of estimated 2007 EBITDA;

•	the ratio of the price per share to the estimated 2007 EPS, or Price/ Earnings (P/E) multiple; and

•	the ratio of the price per share to the estimated 2007 CFPS, or Price/ Cash Flow Per Share multiple.
The multiples for the comparable companies did not include a control premium.
      The results of these analyses are summarized as follows:

Enterprise Value/
	EBITDA	P/E	P/CFPS
	2007E	2007E	2007E

Selected Companies in the Metals and Mining Industry
Large Cap Base Metals/ Diversified(1)	3.3x-5.2x	6.7x-10.6x	5.8x-9.0x
Super Major Diversified	5.9x-6.8x	7.3x-10.5x	7.3x-9.0x
Nickel(2)	4.6x-8.3x	7.4x-17.2x	5.9x-10.9x
Copper	3.2x-5.1x	6.1x-7.7x	5.0x-6.7x
Phelps Dodge Stand-alone
Management estimate	3.2x	6.2x	5.2x
First Call Consensus estimate	3.0x	6.2x	5.2x
Three-Way Business Combination
Upside Case	3.4x	5.3x	4.1x
Base Case	5.3x	9.2x	6.2x
Street Case	5.4x	9.5x	6.3x
Downside Case	10.4x	31.7x	11.9x
Two-Way Business Combination
Upside Case	3.5x	6.3x	5.0x
Base Case	5.4x	10.5x	7.4x
Street Case	5.7x	11.4x	7.7x
Downside Case	9.5x	23.9x	12.1x

(1)	Excludes Falconbridge and Inco.

(2)	Excludes Inco.

      Citigroup and HSBC selected the comparable companies used in the comparable company analysis because their businesses and operating profiles are reasonably similar to that of Phelps Dodge, Inco and Falconbridge. However, because of the inherent differences among the businesses, operations and prospects of Phelps Dodge, Inco and Falconbridge and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Phelps Dodge, Inco and Falconbridge. Therefore, Citigroup and HSBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable analysis. Accordingly, Citigroup and HSBC made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Phelps Dodge, Inco and Falconbridge and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and business segments between Phelps Dodge, Inco and Falconbridge and the companies included in the comparable company analysis.

Precedent Transactions Analysis.
      Citigroup and HSBC reviewed implied purchase price multiples and premiums paid in the following six precedent transactions in the mineral and mining industry:

Acquiror		Target

•	*Teck	•	Inco
•	*Xstrata	•	Falconbridge
•	*Inco	•	Falconbridge
•	BHP Billiton	•	WMC Resources
•	BHP Company Limited	•	Magma Copper Company
•	Noranda	•	Falconbridge

(*) Pending acquisition as of July 16, 2006.
      In light of the strength of the commodity prices today, Citigroup and HSBC only chose precedent transactions that were announced during a relatively strong commodity price environment in order to enhance comparability.
      For each of the selected transactions and for each of the Three-Way Business Combination and Two-Way Business Combination, Citigroup and HSBC calculated and compared the resulting:

•	enterprise value as multiple of EBITDA for the last 12 months (LTM EBITDA); and

•	enterprise value as multiple of estimated forward fiscal year EBITDA (Forward EBITDA).
      For purposes of this analysis, enterprise value was calculated by determining each target company’s implied equity value and then adding the book value of each target company’s net debt, preferred stock and minority interest, less investments in unconsolidated affiliates. LTM EBITDA, net debt and minority interest were calculated using each target company’s most recent quarterly filing with the SEC or other publicly disclosed information as of the respective announcement dates. Forward EBITDA was based on First Call consensus estimates of forward fiscal year at time of announcement.

      The following table presents the results of this analysis for the precedent transactions and each of the Three-Way Business Combination and Two-Way Business Combination:

	Multiple of LTM EBITDA:	Multiple of Forward EBITDA:

Teck/Inco(1)	11.2x	8.5x
Xstrata/ Falconbridge(1)	9.5x	6.4x
Inco/ Falconbridge(1)	8.4x	6.9x
BHP Billiton/ WMC Resources	6.9x	7.6x
BHP Company Limited/ Magma Copper Company	6.1x	5.0x
Noranda/ Falconbridge	5.3x	5.1x
Two-Way Business Combination(2)	9.4x	7.0x
Three-Way Business Combination(2)	8.4x	6.4x

(1)	Pending as of July 16, 2006. Implied LTM transaction multiples for pending transactions based on LTM 3/31/06, which is assumed to be the latest publicly available 12-month period to be disclosed prior to the expected closing date of the transaction.

(2)	Implied LTM transaction multiples for Two-Way Business Combination and Three-Way Business Combination based on LTM 6/30/06 EBITDA, which is assumed to be the latest publicly available 12-month period to be disclosed prior to the expected closing date of the transaction.
      Citigroup and HSBC sought precedent transactions that were most comparable to the Three-Way Business Combination and the Two-Way Business Combination. Nevertheless, because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Inco and Falconbridge, and the businesses, operations and financial conditions of the companies included in the precedent transaction analysis, Citigroup and HSBC believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Three-Way Business Combination or the Two-Way Business Combination. Citigroup and HSBC believed that the appropriate use of the precedent transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the Three-Way Business Combination and the Two-Way Business Combination. Citigroup and HSBC, in their discussions with the Phelps Dodge board of directors, placed the most emphasis on the BHP Billiton acquisition of WMC Resources transaction given that it was consummated and because Citigroup and HSBC believe WMC Resources has the most similarity to Inco and Falconbridge, in terms of size and quality of assets.

Net Asset Value Analysis
      Citigroup and HSBC considered a net asset value (“NAV”) approach to Inco on a stand-alone basis and Inco on a combined basis with Falconbridge. The NAV approach builds up a value by separately considering each operating, development, exploration and financial asset, the individual values of which are estimated through the application of that methodology viewed as most appropriate in the circumstances, net of obligations and liabilities, including reclamation and closure costs, and the present value of corporate expenses not directly attributable to operating and development assets. The NAV approach adopts a prospective view in regard to commodity prices and explicitly addresses the unique characteristics of each major asset.
      To value the operating mines and other developmental exploration of final assets of Inco and Falconbridge, Citigroup and HSBC relied primarily on a discounted cash flow (“DCF”) analysis whereby it discounted the present value of the unleveraged after-tax cash flows of each asset over a horizon equal to the remaining life of the asset and at a prescribed discount rate to generate present values. Citigroup and HSBC used cash flow estimates provided by Phelps Dodge for the relevant periods. These cash flows were prepared based on different price assumptions for various commodities, including copper and nickel, as reflected in the Upside Case, Downside Case, Base Case and Street Case. The prescribed real discount rate was 7% and 8%. Citigroup and HSBC chose the discount rates utilized in this analysis based upon an analysis of the weighted average cost of capital of Phelps Dodge, Inco and Falconbridge, adjusted downward for long-term inflation. With respect to Inco on a stand-alone basis, the unleveraged after-tax cash flows were also adjusted to reflect Phelps Dodge management estimates of synergies associated with combining the businesses and operations of Inco and Phelps Dodge. In the event that Inco combines with Falconbridge, the unleveraged after-tax cash flows were also adjusted to reflect Phelps Dodge management estimates of synergies associated with combining the businesses and operations of Inco and Falconbridge; Phelps Dodge and Inco; and Phelps Dodge and Falconbridge. Citigroup and HSBC calculated per share equity values based on adding the present values of the after-tax unleveraged free cash flows of the assets of Inco and Falconbridge for each scenario, and then subtracting from this value the net debt, and dividing those amounts by the number of fully diluted shares of the applicable entity.
      The results of these analyses are summarized as follows:
Inco Combined with Falconbridge

			Implied Multiple
Case	NAV/ share		@ Cdn.$80.70

Base Case (7% discount)
Inco/ Falconbridge	Cdn.$	39.93	2.0x
plus Inco/ Falconbridge Synergies		50.01	1.6
plus PD/ Falconbridge Synergies		52.28	1.5
plus PD/ Inco Synergies		55.98	1.4
Upside Case (7% discount)
Inco/ Falconbridge	Cdn.$	79.69	1.0x
plus Inco/ Falconbridge Synergies		89.77	0.9
plus PD/ Falconbridge Synergies		92.04	0.9
plus PD/ Inco Synergies		95.74	0.8
Downside Case (7% discount)
Inco/ Falconbridge	Cdn.$	(2.82)	Not Meaningful
plus Inco/ Falconbridge Synergies		7.26	Not Meaningful
plus PD/ Falconbridge Synergies		9.52	8.5x
plus PD/ Inco Synergies		13.22	6.1
Street Case (7% discount)
Inco/ Falconbridge	Cdn.$	40.91	2.0x
plus Inco/ Falconbridge Synergies		51.00	1.6
plus PD/ Falconbridge Synergies		53.26	1.5
plus PD/ Inco Synergies		56.96	1.4

Base Case (8% discount)
Inco/ Falconbridge	Cdn.$	31.85	2.5x
plus Inco/ Falconbridge Synergies		41.08	2.0
plus PD/ Falconbridge Synergies		43.09	1.9
plus PD/ Inco Synergies		46.53	1.7

Inco on a Stand-alone Basis

			Implied Multiple
Case	NAV/share		@ Cdn.$80.70

Base Case (7% discount)
Inco Stand-alone	Cdn.$	43.34	1.9x
plus PD Synergies		50.54	1.6
Upside Case (7% discount)
Inco Stand-alone	Cdn.$	84.00	1.0x
plus PD Synergies		91.20	0.9
Downside Case (7% discount)
Inco Stand-alone	Cdn.$	9.23	8.7x
plus PD Synergies		16.43	4.9
Street Case (7% discount)
Inco Stand-alone	Cdn.$	45.09	1.8x
plus PD Synergies		52.29	1.5

Base Case (8% discount)
Inco Stand-alone	Cdn.$	34.20	2.4x
plus PD Synergies		40.91	2.0

Assessment of the NAV Approach
      Citigroup and HSBC, in presenting their NAV analysis to the Phelps Dodge board of directors, noted that forecast commodity prices and exchange rate assumptions are a critical determinant of the NAV analysis. Because the NAV approach requires the valuator to make a number of assumptions, valuators could derive different NAVs for the same assets. Future commodity prices and exchange rates are very difficult to predict and different views can have a very significant impact on resulting values as reflected by the differences between the upside case and downside case. Citigroup and HSBC also expressly noted to the board of directors the limitations to NAV analysis, particularly in a strong commodity environment. As the NAV methodology adopts a prospective, long-term view with respect to commodity prices, it is not as sensitive to the current levels of commodity prices as are the precedent transactions analysis and comparable trading analysis, that are based on metrics which reflect the current strength of commodity prices. At this stage of the commodity price cycle, a significant number of publicly traded mining companies are trading at premiums to their NAV. Citigroup and HSBC noted that the values of the common stock of Inco and Falconbridge also currently trade at a premium to their NAV. In addition, the NAV approach values the development and exploration of a mine at the time of the analysis and does not ascribe value to the replacement of reserves through additional exploration over time. This is another reason that may factor into a company trading at a premium to NAV. Therefore it is difficult to observe premiums to NAV in the market and it is difficult to otherwise determine a reliable basis for selecting the appropriate premiums to NAV at which the common stock of Inco and Falconbridge should be valued. Thus Citigroup and HSBC did not rely, in any material respect, on this method in rendering their respective fairness opinions.
General.
      The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular facts and circumstances, and therefore is not necessarily susceptible to partial analysis or summary description.
      Citigroup and HSBC made no attempt to assign specific weights to particular analyses or factors considered, but rather each made its own qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create a misleading or incomplete view of the processes underlying the opinions of Citigroup and HSBC.
      In arriving at their respective fairness determinations, Citigroup and HSBC each separately considered the results of all of their analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Citigroup and HSBC each made its respective determination as to fairness on the basis of its experience and professional judgment after considering the results of all of their analyses assessed as a whole. No company or transaction referenced in the above analyses is directly comparable to Phelps Dodge, Inco, Falconbridge or the arrangement. Such comparative analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics, market conditions and other factors that could affect the public trading of the selected companies or terms of the selected transactions.
      Citigroup and HSBC prepared the analyses described herein for purposes of providing their respective opinions to the Phelps Dodge board of directors as to the fairness, from a financial point of view, of the combination agreement to Phelps Dodge, and their opinions are not intended to be and do not constitute recommendations. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Phelps Dodge, Citigroup, HSBC or any other person assumes responsibility if future results are materially different from those forecast.
      As described above, each of the respective opinions of Citigroup and HSBC to the Phelps Dodge board of directors was one of a number of factors taken into consideration by Phelps Dodge’s board of directors in making its determination to unanimously approve the transactions contemplated by the combination agreement. For a further discussion of the factors the Phelps Dodge board of directors considered, see “The Combination — Phelps Dodge’s Reasons for the Combination” and “The Combination — Unanimous Recommendation of the Phelps Dodge Board of Directors” beginning on page 39 and 42, respectively, of this proxy statement. Citigroup and HSBC were not asked to, and did not, recommend the specific consideration payable in the arrangement, which consideration was determined through negotiations between Phelps Dodge and Inco. The summary contained herein does not purport to be a complete description of the analyses performed by Citigroup and HSBC in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinion of Citigroup and the written opinion of HSBC attached as Annexes C and D, respectively.
      We selected Citigroup and HSBC as our financial advisors in connection with the combination based on their qualifications, experience and reputation, their familiarity with Phelps Dodge and the significance of the proposed matter for Phelps Dodge. Citigroup and HSBC are internationally recognized investment banking firms and are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Pursuant to the terms of the engagement letter between Phelps Dodge and Citigroup, Phelps Dodge has agreed to pay to Citigroup a fee equal to $1 million in connection with the delivery of its fairness opinion dated June 25, 2006, and Citigroup will receive an additional fee (inclusive of the amount paid in connection with such opinion) of (i) $18 million in the event of a business combination of Phelps Dodge with Inco only or (ii) $30 million in the event of a business combination of Phelps Dodge with Inco and Falconbridge. Pursuant to the terms of the engagement letter between Phelps Dodge and HSBC, Phelps Dodge has agreed to pay to HSBC a fee equal to $1 million in connection with the delivery of its fairness opinion dated June 25, 2006, and HSBC will receive an additional fee (inclusive of the amount paid in connection with such opinion) of (i) $12 million in the event of a business combination of Phelps Dodge with Inco only or (ii) $20 million in the event of a business combination of Phelps Dodge with Inco and Falconbridge. In addition, Phelps Dodge has agreed to reimburse each of Citigroup and HSBC, respectively, for its reasonable expenses incurred in connection with its engagement, including reasonable attorneys’ fees and disbursements, and to indemnify each of Citigroup and HSBC against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.
Interests of Phelps Dodge Employees in the Combination
      Under the terms of our various compensation plans and programs, the combination of Phelps Dodge with Inco would constitute a “change of control” that provides certain additional benefits to our employees. As is more fully described below, we have sought and received from each of our named executive officers amendments to these arrangements that limit the circumstances under which such benefits would be provided such that the change of control protection is limited to circumstances where the employee has suffered a significant and adverse change in the particular terms of the employee’s employment. In addition, Phelps Dodge is seeking to put in place similar amendments with respect to other employees subject to the agreements described below. Such benefits, and the amendments to the scope of such benefits, referenced above are described in more detail below.
      Change of Control Agreements. Phelps Dodge has Change of Control Agreements with its named executive officers and other members of its senior management team (the “Senior Change of Control Agreements”), pursuant to which each executive, in the event the executive is terminated by Phelps Dodge without “Cause” or voluntarily terminates employment for “Good Reason” (as each term is defined in the Senior Change of Control Agreements), will receive a lump sum equal to three times the executive’s highest base salary during that year and the prior two years, plus three times the executive’s target bonus calculated using the highest base salary and target bonus percentage for the immediately preceding 12 months, less any severance pay otherwise payable under our otherwise applicable plans and programs. The Senior Change of Control Agreements also provide these executives with a 30-day window period beginning on the first anniversary date of the change of control in which they may voluntarily terminate their employment and still receive their change of control benefits (a “Window Period Termination”). As is described below, our named executive officers have agreed with us that the Window Period Termination would not be applicable in the context of the acquisition of Inco. Those with Senior Change of Control Agreements also receive a tax gross-up payment in respect of any excise taxes triggered by the change of control benefits; the cost of three years of insured group medical, dental, vision, life insurance and long-term disability plans; the cost of continuing executive physicals and financial counseling services for a similarly limited period; and outplacement services at a cost up to a maximum amount of 15% of their base salary.
      A second group of key management personnel receive similar Change of Control Agreements that provide a lump sum benefit equal to two times the executive’s highest base salary during that year and the prior two years, plus two times the executive’s target bonus calculated using the highest base salary and target bonus percentage for the immediately preceding 12 months less any severance pay otherwise payable under our otherwise applicable plans and programs. Phelps Dodge will also pay the cost of the group benefits outlined above for a period of two years. However, these agreements do not include a 30-day termination window, nor are the executives eligible for a tax gross-up payment unless the benefits payable due to a change of control are at least 120% of the allowable cap. All of the other material terms and conditions are substantially the same as those included in the Senior Change of Control Agreements.
      Stock Option and Restricted Stock Award Agreements. Stock options granted by Phelps Dodge under its Stock Option Agreements become exercisable (but not earlier than six months from the date of grant) for a period of 30 days following a change of control and, in the case of the five named executive officers and certain other key employees, the date of a termination of employment for a reason other than death, disability, for cause or, under certain circumstances, a voluntary termination of employment by the executive if such termination occurs within two years following a change of control. In addition, restricted shares awarded by Phelps Dodge pursuant to Award of Restricted Stock Agreements and held for at least six months vest in connection with a change of control. As is described below, our named executive officers have agreed with us that their options and restricted stock will not become vested solely on account of the acquisition of Inco. However, in the event that any such officer’s employment is terminated within two years of the closing of such transaction by us without Cause or by the officer for “Good Reason”, such options and restricted shares will become vested in connection with the executive’s termination of employment.
      Other Executive Change of Control Provisions. The Phelps Dodge Corporation Supplemental Retirement Plan provides for an additional 36 months of service credit, as well as the payment of unreduced benefits under liberalized age and length of service requirements, as well as, to certain executives, if such an executive is terminated from employment within two years following a change of control. In addition, the Phelps Dodge Corporation Supplemental Savings Plan obligates Phelps Dodge to transfer an amount equal to the deficiency in the assets of the Plan’s trust fund, if any, prior to the day on which a change of control occurs. While the Inco transaction is a change of control for purposes of triggering this funding requirement, the trust is currently fully funded and no additional contribution to the trust is expected to be required because of the anticipated change of control.
      Amendments. As referenced above, on June 24, 2006 Phelps Dodge and each of its named executive officers entered into certain amendments to the respective Senior Change of Control Agreements, Stock Option Agreements and Award of Restricted Stock Agreements applicable to each such named executive officer. The purpose of these amendments was to reduce the circumstances under which an affected executive would be entitled to additional benefits as a result of the transaction with Inco. Our objective was to limit the special change of control protection available to any such executive to those circumstances in which such executive suffers a substantial and adverse change in the particular terms and conditions of the executive’s employment within a two-year period following the Inco transaction. Accordingly, in certain circumstances, our executives can receive enhanced benefits following the Inco transaction. Given the scope of this transaction, we believe that, if an executive’s particular terms and conditions of employment are adversely affected by the synergies that are expected to be derived from the business combination, such additional rights are appropriate. As a result of the amendments, the potential cost associated with the applicable change of control provisions will be reduced substantially from that which would have applied under the amended plans, programs and agreements prior to such amendments. We currently expect that the number of our officers and other executives who will actually receive additional benefits in connection with the Inco transaction by reason of the modified change of control provisions will be limited to a modest percentage of the total number of officers and executives to whom such protection applies.
      The amendments, which apply only in respect of the Inco transaction, (i) eliminate the right of an executive who is a party to a Senior Change of Control Agreement to receive severance and other termination benefits upon a Window Period Termination, (ii) provide that unvested options and unvested restricted shares will not become vested solely upon the consummation of the Inco transaction, (iii) provide, as a substitute for full acceleration, a conditional vesting provision under the Award of Restricted Stock Agreements, which is generally consistent with the “double-trigger” vesting currently applicable under the Option Agreements (as modified by the amendments), under which such shares would become fully-vested upon an executive’s termination of employment without “Cause” or for “Good Reason” within two years following a change of control, and (iv) limit the definition of “Good Reason” included in the Senior Change of Control Agreements, Stock Option Agreements and Award of Restricted Stock Agreements principally to those events previously included within the definition of Good Reason that related to the executive’s particular terms and conditions of employment (for example, a change in our benefits plans generally applicable to all similarly situated employees would not constitute Good Reason following the Inco transaction). In consideration of these modifications, the requirement that options or restricted shares be granted at least six months prior to a change of control to be eligible for the benefit of the special change of control protection has been eliminated for purposes of this transaction.
      One of our key executives, Arthur R. Miele, is retiring at the end of the year, and had already announced his intention to retire prior to the execution of the combination agreement with Inco. Mr. Miele has agreed with us that, because of this announced intention, it would not be appropriate to provide him with any additional rights under his Senior Change of Control Agreement due to this transaction. Accordingly, he has agreed that consummation of the transaction will not be deemed a

“Change of Control” for purposes of his Senior Change of Control Agreement. With regard to his equity awards, Mr. Miele has entered into the amendments described above with respect to our other executive officers.
Accounting Treatment of the Combination
      Upon completion of the combination with Inco, the pre-combination shareholders of Phelps Dodge will own approximately 57% of the combined company and the pre-combination shareholders of Inco will own approximately 43% of the combined company. In addition to considering these relative shareholdings, the company also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Phelps Dodge Inco, and the premium paid by Phelps Dodge to acquire Inco, in determining the accounting acquirer. Based on the weight of these factors, the company concluded that Phelps Dodge will be the accounting acquirer.
      In accordance with U.S. GAAP, Phelps Dodge will account for the combination using the purchase method of accounting. Accordingly, the assets and liabilities of Inco will be recorded by Phelps Dodge at their respective fair values at the time of the combination. The excess of Phelps Dodge’s purchase price over the fair value of assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill. Phelps Dodge will record amortization expense over the useful lives of amortizable intangible assets acquired in connection with the combination.
      Goodwill will be periodically assessed for impairment but not less frequently than on an annual basis. To the extent that goodwill becomes impaired, Phelps Dodge may be required to record material charges relating to the impairment of that asset. Any such charges could have a material impact on the carrying value of the combined company’s assets and the combined company’s results of operations. Long-lived depreciable assets recorded at fair value pursuant to purchase accounting will be depreciated, depleted or amortized over their respective useful lives and will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Metal inventories recorded at fair value pursuant to purchase accounting will be subject to periodic assessments for lower-of-cost-or-market adjustments. To the extent that market values fall below carrying values in future reporting periods, the combined company may be required to record material charges relating to such adjustments.
Regulatory Matters Related to the Combination
      HSR Act. On July 12, 2006, we received from the U.S. Department of Justice notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act.
      Competition Act (Canada). On July 25, 2006, we received, under the combination agreement, the completion of the combination is conditional upon receipt of an advance ruling certificate under the Competition Act (Canada).
      Investment Canada Act (Canada). The combination of Phelps Dodge with Inco is subject to the requirements of the Investment Canada Act, which prevents us from completing the combination until we receive the requisite approval, actual or deemed, from the Minister of Industry. We filed an Application for Review with the Investment Review Division of Industry Canada on July 6, 2006. On August 21, 2006, the Minister of Industry extended the review of our application for an additional 30 day period as permitted under the Investment Canada Act.
      EC Merger Regulation Filing. The combination is subject to the requirements of Council Regulation (EC) 139/2004 of 20 January 2004, which we refer to as the Council Regulation, which prevents us from completing the combination until we furnish required information and materials to the European Commission, and the European Commission issues a clearance decision or the applicable waiting period expires. We filed the Form CO Merger Notification pursuant to the Council Regulation with the European Commission on August 1, 2006.

      The U.S. Department of Justice, the Federal Trade Commission or the European Commission may challenge the combination on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the combination, any of the U.S. Department of Justice, the Federal Trade Commission or the European Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the combination or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the combination will not be made or that, if a challenge is made, it will not succeed.
      Indonesian Capital Markets Regulation. PT Inco, a 60.8% majority owned subsidiary of Inco, is a public Indonesian company with its shares listed on the Jakarta Stock Exchange. An Indonesian capital markets regulation targeting indirect acquisitions requires that, in certain circumstances, a new controlling party of a public Indonesian company must make a tender offer to the other shareholders of the company. One of PT Inco’s shareholders has publicly claimed that the combination will result in the creation of a new controlling party in respect of PT Inco, therefore requiring Phelps Dodge to make a tender offer for the shares of PT Inco not owned by Inco. While Inco and Phelps Dodge believe that Phelps Dodge would not be required to undertake a tender offer under the terms of the relevant Indonesian capital markets regulation, shareholders of PT Inco could take legal action to compel such a tender offer and it is possible that an order to this effect might be granted. Of the shares of PT Inco not held by Inco, approximately 18% are held by the public, 20.1% are held by Sumitomo Metal Mining Co. Ltd, and the remainder are held by a number of other small shareholders.
Fees, Costs and Expenses
      All expenses incurred in connection with the combination agreement and the transactions contemplated by the combination agreement will be paid by the party incurring those expenses, except in specified circumstances in which reimbursement or sharing of expenses may be required by the combination agreement. The circumstances in which reimbursement of expenses may be required are described under “The Combination Agreement — Fees and Expenses” and “The Combination Agreement — Termination Fees and Expenses” beginning on page 81 and 79, respectively, of this proxy statement.
No Dissenters Rights
      Under the New York Business Corporation Law, shareholders who dissent with respect to any matters to be acted upon pursuant to this proxy statement will not have any rights of appraisal or similar rights.
Repurchase of Phelps Dodge Common Stock
      Subject to applicable law, we may, at various times as price and market conditions warrant, repurchase our common shares. At the time the proposed combination was announced, we announced that our board of directors had approved a share repurchase authorization of up to $5 billion of shares (inclusive of the remaining amounts available under Phelps Dodge’s existing capital return program). Regulation M under the federal securities laws prohibits Phelps Dodge from bidding for or repurchasing its common shares during certain “restricted periods.” As such, we will not repurchase any of our common shares under this share repurchase program or Phelps Dodge’s existing capital return program until the combination is completed.
New York Stock Exchange Listing; Delisting and Deregistration of Inco Common Shares
      It is a condition to the combination that the shares of our common stock issuable in the combination be approved for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance and the satisfaction of certain other customary conditions. If the combination is completed, Inco common shares will cease to be listed on the New York Stock Exchange and the Toronto

Stock Exchange. In addition, after the completion of the combination, (i) Phelps Dodge will become a reporting issuer in certain provinces of Canada and will be subject to ongoing Statutory Financial and other reporting requirements of applicable Canadian Securities laws, and (ii) Inco may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws and various securities regulations of Canada and the United States or may request to cease to be a reporting issuer under the securities laws of one or more of such jurisdictions.

INFORMATION ABOUT THE SPECIAL MEETING
Time, Date and Place
      This proxy statement is furnished in connection with the solicitation of proxies by Phelps Dodge’s board of directors for use at the special meeting. The special meeting will be held on September 25, 2006, at 9:00 a.m. (MST), at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona.
Purpose
      The purpose of the meeting is to:

1. consider and vote on the charter amendment proposal pursuant to which Phelps Dodge’s restated certificate of incorporation would be amended and restated to (i) change the company’s name to Phelps Dodge Inco Corporation from Phelps Dodge Corporation, (ii) increase the number of authorized shares of Phelps Dodge common stock from 300 million to 800 million shares and (iii) increase the maximum number of members of Phelps Dodge’s board of directors from 12 to 15;

2. consider and vote on the share issuance proposal pursuant to which shares of Phelps Dodge common stock would be authorized for issuance to Inco securityholders in connection with the combination of Phelps Dodge with Inco;

3. in the event that there are not sufficient votes for approval of the charter amendment proposal at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to such proposal;

4. in the event that there are not sufficient votes for approval of the share issuance proposal at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to such proposal; and

5. to conduct any other business as may be properly brought before the special meeting.

Record Date and Shares Entitled to Vote
      Only holders of record of Phelps Dodge common stock at the close of business on August 24, 2006, which we refer to as the record date, are entitled to notice of and to vote at the special meeting. As of that date, there were        ●       shares of Phelps Dodge common stock issued and outstanding. Holders of record of Phelps Dodge common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.
      Your shares may be voted at the meeting only if you are present or represented by a valid proxy.
Vote Required; Security Ownership of Management
      Approval of the charter amendment proposal requires: the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote.
      Approval of the share issuance proposal requires: the affirmative vote of the holders of a majority of our common shares voting on the proposal, so long as the total vote cast on the proposal represents a majority of our common shares outstanding.
      Approval of the charter amendment adjournment proposal requires: the affirmative vote of the holders of a majority of our common shares voting on the proposal.
      Approval of the share issuance adjournment proposal requires: the affirmative vote of the holders of a majority of our common shares voting on the proposal.
      If you hold your shares of Phelps Dodge common stock in “street name” and do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee will not be permitted to vote your shares on the charter amendment proposal, the share issuance proposal, the charter amendment adjournment proposal or the share issuance adjournment proposal. Shares not voted in favor of the charter amendment proposal will have the effect of a vote against that proposal. Since your vote is important, you should therefore be sure to provide your broker, bank or other nominee with instructions on how to vote your shares.
      As of the record date, the executive officers and directors of Phelps Dodge and their affiliates beneficially owned in the aggregate approximately 707,201 shares of common stock, or less than 1% of the Phelps Dodge common stock then outstanding.
      All of the executive officers and directors of Phelps Dodge have advised us that they intend to vote their shares of Phelps Dodge common stock to approve the charter amendment proposal and the share issuance proposal.
Solicitation and Revocation of Proxies
      A form of proxy for the special meeting is enclosed with this proxy statement. All shares of common stock held of record as of the record date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies.
      The board of directors is not aware of any other matters that may be presented for action at the special meeting, but if other matters do come properly before the special meeting it is intended that shares of Phelps Dodge common stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.
      A shareholder of record may revoke a proxy by: (a) delivering to Phelps Dodge written notice of revocation, (b) delivering to Phelps Dodge a proxy signed on a later date or (c) appearing at the special meeting and voting in person. If your shares of Phelps Dodge common stock are held in “street name” by a broker or bank, you should contact your broker or bank if you wish to revoke your proxy. The cost of soliciting proxies from shareholders will be borne by Phelps Dodge. Proxies may be solicited by personal interview, mail and telephone by certain of our executive officers, directors and regular employees, without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of Phelps Dodge stock for their expenses in forwarding solicitation material to beneficial owners.
Unanimous Recommendation of Phelps Dodge’s Board of Directors
      The board of directors unanimously recommends that you vote “FOR” the charter amendment proposal, “FOR” the share issuance proposal, “FOR” the charter amendment adjournment proposal and “FOR” the share issuance adjournment proposal.
Quorum
      Holders of at least a majority of our outstanding common stock as of the close of business on the record date who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the special meeting under our corporate by-laws. However, regardless of corporate quorum requirements, under New York Stock Exchange rules for purposes of the vote on the share issuance proposal, at least 50% of our outstanding shares must have been voted. A list of eligible shareholders of record will be available at the special meeting. Presence at the special meeting may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote in person at the special meeting.
How to Vote
      All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card in accordance with the instructions indicated on the proxy card. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendation of the board of directors. A shareholder of record giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to the Assistant General Counsel and Secretary of Phelps Dodge, by submitting a later-dated proxy, or by attending the meeting and voting in person. Shareholders holding shares of Phelps Dodge common stock in “street name” through a broker or bank, should contact their broker or bank for instructions on how to revoke their proxies.
      Instead of submitting a signed proxy card, shareholders may submit their proxies by telephone or through the Internet using the instructions accompanying the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. Similar procedures may also be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian.
      Where the shareholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the shareholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.
      If you participate in the Mellon Investor Services L.L.C. Investor Services Program for Phelps Dodge shareholders, all common shares held for your account under that plan will be voted in accordance with your proxy.
To Attend the Special Meeting
      Each shareholder will be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring evidence of their stock ownership as of the August 24, 2006 record date (for example, a copy of a brokerage statement).
Expenses of Soliciting
      The cost of soliciting proxies will be borne by Phelps Dodge. Directors, officers, agents and employees of Phelps Dodge and its subsidiaries and other solicitors retained by Phelps Dodge may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on our behalf. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.
      Phelps Dodge has retained D.F. King & Co., Inc. to assist and to provide advisory services in connection with this proxy statement for which it will receive a fee estimated not to exceed $300,000 and will be reimbursed for reasonable out-of-pocket expenses. Phelps Dodge will indemnify D.F. King & Co., Inc. against certain liabilities and expenses in connection with the proxy solicitation, including liabilities under the federal securities laws.
Questions About Voting Your Shares
      If you have questions or need assistance voting your shares, or need additional copies of the proxy materials, you should contact D.F. King & Co., Inc., by mail at 48 Wall Street, New York, NY 10005, or by (toll-free) telephone at 1-800-659-5550 (U.S. and Canada). Non-US or non-Canadian investors may call D.F. King at +44 20 7920 9700.
      Your vote is important, regardless of the number of shares of Phelps Dodge common stock you own. Remember, failure to vote on the charter amendment proposal will have the same effect as a vote “against” such proposal. Please complete, sign, date and mail your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly.

THE COMBINATION AGREEMENT
      The following is a summary of selected terms of the combination agreement, as amended by the waiver and first amendment, and the exhibits thereto, which constitute an integral part of the combination agreement. Although Phelps Dodge believes that this description includes the material terms of the combination agreement, as amended, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the combination agreement and the waiver and first amendment, each of which is incorporated by reference in its entirety into, and is attached as Annex A and Annex E, respectively, to this proxy statement. We urge you to read the full text of the combination agreements, as amended, because the rights and obligations of the parties are governed by the terms of the combination agreements, as amended, and not by this summary or other information contained in this proxy statement.
      Unless otherwise indicated, references to “combination agreement” are to the combination agreement, as amended by the waiver and first amendment. For purposes of the following discussion, provisions of the combination agreement that relate solely to the now terminated Falconbridge acquisition have been omitted and the discussion focuses on the terms of the combination agreement relevant to the combination of Phelps Dodge with Inco only.
      Except for the combination agreement’s status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the combination, its text is not intended to be, and should not be interpreted as, a source of factual, business or operational information about Phelps Dodge or Inco, or any of their respective affiliates. The combination agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the combination agreement that the parties delivered in connection with the execution of the combination agreement, certain other information provided by Inco or Phelps Dodge to the other party, or disclosed on or after January 1, 2004, in public filings with, in the case of Phelps Dodge, the Securities and Exchange Commission and, in the case of Inco, the Ontario Securities Commission. Representations and warranties may be used as a tool to allocate risks between the respective parties to the combination agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the combination agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the combination agreement only certain other specifically identified persons are third-party beneficiaries of the combination agreement who may enforce it and rely on its terms. As shareholders, you are not third-party beneficiaries of the combination agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Phelps Dodge or Inco, or any of their respective affiliates.
Closing and Effective Time
      The closing of the combination will take place on the second business day after the date on which all closing conditions have been satisfied or waived (subject to applicable laws and other than any conditions which by their terms cannot be satisfied until the closing date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the closing date) or another time as agreed to in writing by Phelps Dodge and Inco. We currently expect to complete the combination in September 2006. The combination transaction will be effective at 12:01 a.m. (Toronto time) on the date shown on the certificate of arrangement issued under the Canada Business Corporation Act, or the CBCA, which will give effect to the combination. We refer to this time as the effective time.

Combination Consideration
      Treatment of Inco Common Shares. At the effective time, each Inco common share issued and outstanding immediately prior to the effective time (other than Inco restricted common shares, shares held by a holder who has validly exercised such holder’s dissent rights under the Plan of Arrangement or shares held by Phelps Dodge or any of its subsidiaries) will be transferred to Phelps Dodge Canada Inc. in exchange for the right to receive 0.672 shares of Phelps Dodge common stock and Cdn.$20.25 cash (or, at the Inco holder’s option, the U.S. dollar equivalent).
At the effective time, each Inco common share held by Phelps Dodge or a Phelps Dodge subsidiary will be canceled, without any consideration being paid for it.
      Inco Restricted Shares and Stock Options. Each restricted Inco common share granted under Inco’s 2001 Key Executive Incentive Plan and its 2005 Key Executive Incentive Plan outstanding immediately prior to the effective time, will be exchanged for a number of shares of Phelps Dodge common stock (on the same terms and conditions as were applicable prior to the effective time to such Inco restricted share pursuant to the relevant incentive plan under which it was issued and the agreement evidencing the grant thereof) equal to:
As of June 16, 2006, there were approximately 155,931 restricted Inco common shares awarded and outstanding pursuant to the incentive plans.
      Each outstanding option to acquire Inco common shares issued under Inco’s incentive plans, whether or not vested, will be exchanged for a fully vested option granted by Phelps Dodge to acquire (on the same terms and conditions, other than vesting, as were applicable to such option under the relevant Inco incentive plan under which such option was issued) a specified number of shares of Phelps Dodge common stock (rounded down to the nearest whole number), as follows:

      at an exercise price (rounded up to the nearest Cdn.$0.0001), expressed in U.S. dollars, equal to:
The exercise price set forth above may be increased to ensure that, immediately after the exchange, the amount by which the fair market value of a share of Phelps Dodge common stock exceeds the exercise price of the newly-issued Phelps Dodge option is equal to the amount by which, immediately before the exchange, the fair market value of an Inco common share exceeded the exercise price of the Inco option subject to the exchange.
      If an Inco option includes an Inco stock appreciation right (“SAR”), the Phelps Dodge option for which such Inco option is exchanged will include a SAR subject to the same terms and conditions, other than vesting, as were applicable to the Inco SAR except that the Phelps Dodge SAR, which may be exercised in lieu of but not in addition to such Phelps Dodge option, will represent the right to receive, upon exercise, the number of shares of Phelps Dodge common stock (rounded down to the nearest whole share), or an equivalent amount of cash or a combination of Phelps Dodge common stock and cash, at Phelps Dodge’s option, with an aggregate fair market value on the date of exercise equal to the positive difference between (a) the aggregate fair market value of the shares of Phelps Dodge common stock subject to the corresponding Phelps Dodge option and (b) the aggregate Phelps Dodge option exercise price.
      The conversion mechanisms relating to the Inco options and SARs are also subject to adjustments required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated thereunder.
      As of June 16, 2006, there were outstanding options to acquire approximately 1,780,539 Inco common shares and 715,300 Inco SARs outstanding.
      Current shareholders of Inco are expected to own approximately 43% of Phelps Dodge’s outstanding common shares after the combination.
Representations and Warranties
      The combination agreement contains a number of customary representations and warranties of Phelps Dodge and Inco, in some cases subject to certain exceptions or qualifications contained in the combination agreement, the disclosure schedules delivered in connection therewith, certain other information provided by Inco or Phelps Dodge to the other party, or disclosed on or after January 1, 2004, in public filings with, in the case of Phelps Dodge, the Securities and Exchange Commission and, in the case of Inco, the Ontario Securities Commission, and relating to, among other things:

•	due organization, valid existence, good standing, qualification and power and authority to operate its respective business;

•	ownership of subsidiaries;

•	no violations of organizational documents;

•	capitalization and capital structure;

•	the corporate authorization and enforceability of, and board approval of, the combination agreement and the combination;

•	the absence of conflicts with or breaches or violations of, organizational documents, applicable law, material contracts or licenses in connection with performance under the combination agreement as a result of entering into the combination agreement or consummating the combination;

•	compliance with laws, permits, contracts and stock exchange requirements;

•	the material accuracy of (i) reports required to be filed with Canadian securities regulatory authorities and the Toronto Stock Exchange, in the case of Inco, and with the Securities and Exchange Commission and the New York Stock Exchange, in the case of Phelps Dodge, since January 1, 2004, and (ii) the financial statements included in those reports;

•	the design and maintenance of disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	absence of any litigation, claims, complaints or other similar actions which, if determined adversely, have had or would reasonably be expected to have a material adverse effect;

•	employee plans;

•	labor matters;

•	rights with respect to real and operating property;

•	mining and other operations;

•	mineral reserves and resources;

•	insurance;

•	taxes;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	brokers and finders fees;

•	the securityholder votes required to approve, in the case of Inco, the Plan of Arrangement and, in the case of Phelps Dodge, the restated certificate of incorporation and the authorization and issuance of its shares of common stock to be issued in connection with the combination; and

•	the absence of any material adverse effect and certain other material changes or events since December 31, 2005.
      In addition to the representations and warranties described above, Inco makes representations and warranties relating to:

•	the opinion of each of its financial advisors; and

•	the support agreement contracts in connection with the Falconbridge acquisition.
      Phelps Dodge makes representations and warranties relating to the due and valid issuance of the Phelps Dodge common stock issued in connection with the combination.
      The representations and warranties of each of Inco and Phelps Dodge in the combination agreement will terminate at the effective time.

      Material Adverse Effect. Numerous representations and covenants contained in the combination agreement are qualified by the absence of a “material adverse effect.” Under the combination agreement, “material adverse effect” means, with respect to each party, any fact, change, event, occurrence or effect that is or would reasonably be expected to be materially adverse to:

•	the condition (financial or otherwise) of properties, assets, liabilities, obligations, businesses, operations or results of operations of that party and its subsidiaries and material joint ventures, taken as a whole, or

•	the ability of that party to consummate the combination.
      However, a material adverse effect will not have occurred in the case of any fact, change, event, occurrence or effect relating to:

•	the announcement of the execution of the combination agreement or the combination;

•	changes, circumstances or conditions generally affecting the mining industry that do not have a materially disproportionate effect on the applicable party;

•	changes in general economic conditions in the United States or Canada;

•	changes in any of the principal markets served by the applicable party’s business generally;

•	shortages or price changes with respect to raw materials, metals or other products (including, but not limited to, copper, nickel, cobalt, molybdenum, any platinum-group metals, sulfur, sulphuric acid, electricity, zinc or aluminum) used or sold by that party;

•	changes in generally applicable laws or regulations (other than orders, judgments or decrees against the applicable party or any of its subsidiaries or material joint ventures);

•	changes in United States or Canadian generally accepted accounting principles; or

•	a change in the trading prices of the applicable party’s equity securities or a failure by any party to reach any internal or published projections, forecasts or revenue, synergy or earnings predictions, although the events underlying such a change may constitute a material adverse effect.
Covenants
      Conduct of Business. Each of Inco and Phelps Dodge has agreed that, pending the consummation of the combination, except as expressly contemplated by the combination agreement or with the other party’s prior written consent, which is not to be unreasonably withheld or denied, it and each of its respective subsidiaries will conduct its business in the ordinary course and consistent with past practice and in compliance with all applicable laws and use its commercially reasonable efforts to preserve its business structure and relationships, and will not do any of the following:

•	amend its governing documents;

•	split, combine, subdivide or reclassify its capital stock, pay any dividend or make any distribution or redeem, repurchase or otherwise acquire any of its securities, subject to certain exceptions such as dividends in the ordinary course of business or, in the case of Inco, paid by wholly owned subsidiaries to Inco or another subsidiary or paid by non-wholly owned subsidiaries in the ordinary course, or, in the case of Phelps Dodge, paid by a subsidiary to Phelps Dodge or another subsidiary;

•	adopt any complete or partial plan of liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly owned subsidiaries);

•	issue, deliver or sell equity securities, or securities convertible into or exchangeable for equity securities, subject to specified exceptions such as the exercise or granting of stock options in the ordinary course or conversion of convertible securities outstanding on the date of the initial combination agreement or as permitted by the combination agreement;

•	except as required to ensure that any employee plans comply with applicable law or as specifically required or permitted by the combination agreement or, in the case of Inco, required in connection with the termination of its Non-Employee Director Share Ownership Plan or the payment of any amount to the holders of deferred share units issued under such plan in consideration for the cancellation of such deferred share units:

•	adopt, enter into, terminate or amend any employee plan, other than in the ordinary course of business consistent with past practice;

•	increase the compensation or benefits of, or pay any bonus to, any employee (including employees of subsidiaries), except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, as required to comply with any employee plan in effect on the date of the initial combination agreement, or in 2007 in connection with annual performance assessments consistent with past practice;

•	pay or provide to any employee (including employees of subsidiaries) any benefit not provided for under an employee plan already in effect on the date of the initial combination agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as otherwise provided in the combination agreement;

•	except to the extent expressly permitted under the combination agreement, grant any awards under any employee plan (including the grant of rights and awards in connection with stock or equity) or remove existing restrictions in any employee plan or awards;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, except as required to comply with any employee plan as in effect on the date of the initial combination agreement; or

•	take any action to accelerate the vesting or payment of any compensation or benefits under any employee plan;

•	acquire any material business;

•	sell or otherwise transfer or encumber any material assets or material rights, other than under current contracts or ordinary course sales of inventory;

•	incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or enter into any keep-well or other arrangements to maintain the financial condition of another person, other than short-term borrowings in the ordinary course consistent with past practices;

•	make any loan, advance or capital contribution, subject to specified exceptions such as loans to subsidiaries, under contracts currently in effect or otherwise in the ordinary course of business to the extent not material individually or in the aggregate;

•	change its methods of accounting or accounting practices in any material respect, or its fiscal year, except as required by law or applicable generally accepted accounting principles;

•	take any action that would or reasonably would be expected to prevent or materially impair or delay the ability to consummate the combination transaction; or

•	agree or commit to do any of the foregoing.
      Inco has also agreed that it will not:

•	file any registration statement or amendment to a registration statement under the Securities Act of 1933, as amended.
      Special Meetings of the Shareholders. Subject to the terms and conditions of the combination agreement, each of Phelps Dodge and Inco will use its reasonable best efforts to cause a special meeting of its shareholders to be held as soon as reasonably practicable. The Inco special meeting is to be called and held in accordance with the Interim Order and the CBCA for the purpose of considering the arrangement and other matters relating to the arrangement and the combination agreement. The Phelps Dodge special meeting is to be called and held for the purpose of considering the proposed amendment and restatement of Phelps Dodge’s certificate of incorporation and the proposed issuance of Phelps Dodge common stock to be issued in connection with the combination. Each of Phelps Dodge and Inco have agreed to finalize all notices, filings, solicitations and informational statements to be provided to its shareholders, secure necessary governmental approvals for such solicitations and informational statements, and mail such solicitations and informational statements to its shareholders. Inco may, however, postpone its shareholders’ meeting to the extent that its outside legal advisor advises Inco that it would be appropriate to do so for the purpose of allowing the Inco shareholders to review any additional disclosure that Inco, with the advice of its outside counsel, determines in good faith is advisable and should be made available to Inco shareholders in a supplemental management information circular or otherwise. Inco is not required to hold its shareholder meeting until Inco counsel has had reasonable opportunity to review comments of the Securities and Exchange Commission relating to this proxy statement or has been advised in writing that there are no such comments.
      Inco has agreed, subject to the terms and conditions of the combination agreement, to take all lawful actions to solicit the approval of the Plan of Arrangement from its shareholders and to recommend such approval to its shareholders.
      Phelps Dodge has agreed, subject to the terms and conditions of the combination agreement, to take all lawful actions to solicit the approval of (a) the authorization and issuance of the Phelps Dodge common stock to be issued in connection with the combination and (b) the restated certificate of incorporation of Phelps Dodge required under the combination agreement, and to recommend such approvals to its shareholders.
      In the case of each such approval, each of Inco and Phelps Dodge have agreed not to withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to the other party such recommendation, except as provided in the combination agreement and as summarized in the following paragraph and, in the case of Inco, under “Acquisition Proposals” beginning on page 72 of this proxy statement.
      Notwithstanding the foregoing, each of the Phelps Dodge and Inco board of directors may withdraw, modify or qualify its respective recommendation to its shareholders if, after consultation with outside legal counsel, it determines that failure to do so would be inconsistent with its fiduciary duties under applicable law. Upon such a withdrawal, modification or qualification, Inco or Phelps Dodge, as applicable, may solicit votes of its shareholders consistent with the withdrawn, modified or qualified recommendation. The Inco board of directors may also withdraw, modify or qualify its recommendation to its shareholders as set forth below under “Acquisition Proposals”.
      Acquisition Proposals. The combination agreement restricts Inco’s ability to solicit, provide information related to or enter into any agreement related to an acquisition proposal other than the combination, as summarized below. For the purposes of the combination agreement, “acquisition proposal” means any of the following (other than the combination):

•	any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Inco;

•	any sale or acquisition of 20% or more of the fair market value of the assets of Inco on a consolidated basis;

•	any sale or acquisition of 20% or more of Inco’s shares of any class or rights or interests in or to such shares;

•	any sale of any material interest in any material joint ventures or material mineral properties;

•	any similar business combination or transaction, of or involving Inco, any of its subsidiaries or material joint venture of Inco, other than with Phelps Dodge; and

•	any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any person, entity or organization other than Phelps Dodge;
provided that the term “acquisition proposal” does not include the transactions contemplated by the support agreement.
      Certain restrictions on Inco’s ability to solicit, provide information related to or enter into an agreement with respect to an acquisition proposal are qualified, as set forth in the combination agreement and summarized below, in the event that Inco receives a superior proposal. For the purposes of the combination agreement, “superior proposal” means an unsolicited bona fide acquisition proposal made by a third party to Inco in writing after the date of the initial combination agreement to purchase or otherwise acquire, directly or indirectly, by means of merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up or similar transaction, all of the capital stock of Inco, and

•	that is reasonably capable of being completed, taking into account all legal, financial, regulatory (including applicable regulatory approvals) and other aspects of such proposal and the party making such proposal;

•	in respect of which any required financing to complete such acquisition proposal has been demonstrated, to the satisfaction of the Inco board of directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), is reasonably likely to be obtained;

•	that is not subject to any due diligence condition;

•	that is offered or made available to all shareholders of Inco in Canada and the United States on the same terms; and

•	in respect of which the Inco board of directors determines in good faith:

•	after receipt of advice from outside legal counsel, that failure to recommend the acquisition proposal to Inco shareholders would be inconsistent with its fiduciary duties; and

•	after receipt of advice from its financial advisors, that taking into account all of the terms and conditions of the acquisition proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), the acquisition proposal would result in a transaction more favorable to shareholders from a financial point of view than the combination transaction (including any adjustment to the terms and conditions of the arrangement set out in the Plan of Arrangement and the combination agreement proposed by Phelps Dodge, as summarized below), and taking into account the long-term value and anticipated synergies anticipated to be realized as a result of the combination of Phelps Dodge and Inco.
      The combination agreement provides that Inco may not, directly or indirectly, through any officer, director, employee, financial or other advisor or representative, or agent of Inco or any of its subsidiaries:

•	solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers regarding any acquisition proposal, including by furnishing non-public information or permitting any visit to any facilities or properties of Inco or any of its subsidiaries (including any material joint ventures or material mineral properties);

•	engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any acquisition proposal, except that Inco may advise any person making an unsolicited acquisition proposal that such acquisition proposal does not constitute a superior proposal when the Inco board of directors has so determined;

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Phelps Dodge, the approval or recommendation of the Inco board of directors or any committee of the board of directors;

•	approve or recommend, or, for longer than 15 calendar days following its formal commencement, remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any acquisition proposal; or

•	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any acquisition proposal.
      However, the Inco board of directors may withdraw, modify or qualify its recommendation in favor of the Plan of Arrangement and/or engage in discussions or negotiations with, or provide certain non-public information with respect to it, its subsidiaries, material joint ventures and material mineral properties to any person making an acquisition proposal, if:

•	the Inco board of directors has received an unsolicited bona fide written acquisition proposal from such person and the Inco board of directors has determined in good faith based on information then available and after consultation with its financial advisors that the proposal constitutes or could reasonably be expected to result in a superior proposal;

•	prior to providing any confidential information or data to any person making an acquisition proposal that is or could reasonably be expected to result in a superior proposal, the Inco board of directors receives from such person an executed confidentiality agreement which includes a standstill provision that restricts such person from acquiring, or publicly announcing an intention to acquire, or acquiring, any securities or assets of Inco other than pursuant to a superior proposal for a period of not less than one year from the date of such confidentiality agreement, and the Inco board of directors (a) provides a copy of any such confidentiality agreement to Phelps Dodge promptly upon its execution and (b) promptly provides Phelps Dodge a list of, or in the case of information that was not previously made available to Phelps Dodge, copies of, any information provided to such person; and

•	Inco promptly (and in any event within 24 hours) notifies Phelps Dodge, at first orally and then in writing, of any:

•	proposal, inquiry, offer (including any amendment) or request relating to or constituting an acquisition proposal;

•	request for discussions, negotiations or representation on the Inco board of directors; or

•	request for non-public information relating to Inco, any subsidiary, material joint venture or material mining property relating to or constituting an acquisition proposal of which Inco’s directors, officers, representatives or agents are or become aware.
      Inco has agreed that the above notice will include a description of the terms and conditions of, and the identity of the person making, the proposal, inquiry, offer (including any amendment) or request, and will include copies thereof, as well as such other details as Phelps Dodge may reasonably request. Inco has agreed to keep Phelps Dodge promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or any amendment, and to respond promptly to all inquiries by Phelps Dodge.
      In addition, the Inco board of directors may not withdraw, modify or qualify its recommendation, in favor of the combination or publicly propose or state its intention to do so or enter into any agreement (other than a confidentiality agreement, subject to the terms and conditions of the combination agreement) relating to any acquisition proposal unless:

•	the acquisition proposal constitutes a superior proposal;

•	Inco has provided Phelps Dodge with notice in writing that there is a superior proposal and all documentation (including any confidentiality agreements) detailing that proposal and at least 10 business days have elapsed from the date that Phelps Dodge received a copy of the written proposal (or any amendment or revision thereof);

•	if Phelps Dodge proposes to amend the terms of the arrangement and the combination agreement in accordance with the procedures set forth in the combination agreement, the Inco board of directors (after receiving advice from its financial advisors and outside legal counsel) determines in good faith (after taking into account such amendments) that the alternative acquisition proposal continues to be a superior proposal;

•	Inco’s board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable laws; and

•	Inco, prior to entering into an agreement relating to a superior proposal (other than a confidentiality agreement), has terminated the combination agreement in accordance with its terms and paid to Phelps Dodge the applicable termination fee set forth in the combination agreement and summarized under “Termination Fees and Expenses” beginning on page 79 of this proxy statement.

      In the combination agreement, Inco agrees that it will:

•	cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any person by Inco or any of its subsidiaries or any of their representatives or agents in respect of any acquisition proposal, whether or not initiated by Inco;

•	discontinue access to any virtual or other data rooms;

•	request (and reasonably exercise all rights it has to require) the return or destruction of all information regarding Inco and its subsidiaries previously provided to any person in connection with an acquisition proposal;

•	request (and reasonably exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding Inco and its subsidiaries in connection with an acquisition proposal; and

•	not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Inco or any of its subsidiaries is a party with any other person, other than to allow such person to make and consummate a superior proposal.
      Other Covenants. Each of Inco and Phelps Dodge has also agreed to a number of other mutual covenants, including to:

•	comply with the confidentiality agreement previously executed by each them in favor of each other;

•	provide, and use its reasonable best efforts to cause its subsidiaries to provide, the other party and its representatives with reasonable access to its advisors, books, records, contracts and properties as may be reasonably requested by the other party during the period prior to the effective time, subject to the confidentiality agreements or as restricted by applicable law;

•	cooperate in the preparation, filing and mailing of each party’s shareholder solicitations, provide reasonable opportunities to review and comment on such statements (and any amendments or supplements), to review any comments received from any governmental entity, furnish each other with information required by the parties in connection with such filings and solicitations, and to advise the other party when such solicitations have been referred by the applicable governmental entity or of any request for amendment by such entity;

•	furnish to the other party all information concerning it and its shareholders required and available for the preparation of information statements and solicitations;

•	use reasonable best efforts to develop a joint communications plan, ensure that any public announcements in respect of the combination are consistent with such plan and, except in connection with any announcement required by applicable law or by any listing agreement or rules of any securities exchange, to consult with each other before making public statements regarding the combination;

•	not make, unless required by law, any public statement or disclosure concerning the other party’s business, financial condition or results of operations without such other party’s consent, which will not be unreasonably withheld or delayed;

•	use reasonable best efforts to do all things, take all actions necessary or advisable to consummate the combination as soon as reasonably practicable, including to (i) obtain approval of its respective securityholders (unless the party’s board of directors has changed its recommendation in respect of the combination in compliance with the terms of the combination agreement), (ii) obtain all requisite governmental approvals required to be obtained by the applicable party, including any merger notification forms and other information required by United States, Canadian, European Union and other governmental authorities and, in so doing, to consult with and keep the other party informed to the extent legally permitted and to obtain the other party’s prior written consent before agreeing with governmental authorities to take certain actions under antitrust or competition laws, (iii) obtain any required non-governmental third-party approvals and consents and (iv) comply with all legal requirements, including those of the Superior Court of Justice (Ontario);

•	cooperate in all reasonable respects and use commercially reasonable efforts to contest any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that prohibits, prevents or restricts the combination;

•	take all actions necessary to eliminate or minimize the effects of any fair price, moratorium, control share acquisition or other anti-takeover statute or regulation that is or may become applicable to the combination agreement and the combination;

•	take all actions necessary or appropriate to exempt the exchange of Inco common shares for Phelps Dodge common stock from the reporting requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and

•	take all reasonable steps to ensure that the acquisition of Inco common shares by Phelps Dodge Canada Inc. is treated as a “qualified stock purchase” for U.S. federal income tax purposes.

      Inco has made a number of additional covenants in connection with the combination (in each case subject to the limits and qualifications set forth in the combination agreement), including to:

•	as soon as reasonably practicable, apply for an order approving the combination and to seek the applicable interim and final orders of the Superior Court of Justice (Ontario) under the CBCA;

•	in accordance with such interim order, as soon as reasonably practicable, convene and hold a special meeting of the Inco shareholders for the purpose of approving the Plan of Arrangement;

•	at least 10 days prior to the special meeting, provide to Phelps Dodge a list of those persons who may be deemed to be, in Inco’s reasonable judgment, affiliates of Inco within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended;

•	provide Phelps Dodge with a copy of any purported exercise of any dissenters’ rights and written communications relating to such exercise;

•	not settle or compromise any claim, litigation, complaint or other similar action brought by any present, former or purported holder of any of Inco securities in connection with the combination without the prior written consent of Phelps Dodge, not to be unreasonably withheld or delayed; and

•	subject to obtaining the final order of the Superior Court of Justice (Ontario) and the satisfaction or waiver of the closing conditions described below in “Conditions to the Combination”, send to the Director (as defined in the CBCA) all documents required in order to give effect to the arrangement.

      Phelps Dodge has made a number of additional covenants in connection with the combination (in each case subject to the limits and qualifications set forth in the combination agreement), including to:

•	in the event that the exemption from registration under the Securities Act of 1933, as amended, is not available for the issuance of the Phelps Dodge common stock to be issued in connection with the combination, take all necessary action to file a registration statement in order to register such Phelps Dodge common stock, and use its reasonable best efforts to cause the registration statement to become effective by the effective time;

•	use its reasonable best efforts to obtain the approval of the New York Stock Exchange and the Toronto Stock Exchange for the listing of the Phelps Dodge common stock to be issued in connection with the combination on each such exchange;

•	take all actions necessary to restate its certificate of incorporation in accordance with the terms and conditions set forth in Exhibit C to the combination agreement and summarized in “Other Agreements and Documents — Restated Certificate of Incorporation”, subject to the approval of (i) the shareholders of Phelps Dodge and (ii) the satisfaction or waiver of the closing conditions described below in “Conditions to the Combination”;

•	use its reasonable best efforts to cause the full board of directors of the combined company, at the effective time, to consist of 11 individuals who are currently members of the Phelps Dodge board of directors and four individuals who are currently members of the board of directors of Inco;

•	take all actions necessary to cause, at the effective time: J. Steven Whisler, the current chairman and chief executive officer of Phelps Dodge to serve as chairman and chief executive officer of the combined company; and Scott M. Hand, the current chairman and chief executive officer of Inco to become the vice chairman of the combined company and the president of the combined company’s nickel division; and

•	from and after the effective time, (i) fulfill and cause Inco’s successors to fulfill indemnification obligations to the present and former directors and officers of Inco as in effect immediately prior to the effective time, (ii) not modify in a way adverse to directors and officers of Inco any charter provisions related to indemnification and exculpation and (iii) provide directors’ and officers’ liability insurance policies with a claims period of six years with coverage and benefits comparable to those currently provided by Inco.
Conditions to the Combination
      Phelps Dodge’s and Inco’s obligations to effect the combination are subject to conditions that must be satisfied prior to the effective time, including:

•	the approval of the Plan of Arrangement by the Inco shareholders, in accordance with any conditions imposed by the interim order;

•	the approval by the Phelps Dodge shareholders of the restated certificate of incorporation and the authorization and issuance of the Phelps Dodge common stock to be issued in connection with the combination;

•	receipt of the interim order and the final order approving the Plan of Arrangement from the Superior Court of Justice (Ontario) in form and terms reasonably acceptable to Phelps Dodge and Inco, and those orders having not been set aside or modified in a manner unacceptable to Phelps Dodge or Inco;

•	the absence of injunctions, orders or laws restraining, enjoining or making illegal the consummation of the combination;

•	receipt of approvals required under the Competition Act and the Investment Canada Act, and the expiration or termination of applicable waiting periods under the HSR Act and the Council Regulation;

•	receipt of New York Stock Exchange and Toronto Stock Exchange approval for listing of the Phelps Dodge common stock to be issued in connection with the combination; and

•	the amendment and restatement of the Phelps Dodge’s certificate of incorporation in accordance with the combination agreement.
On July 12, 2006, the waiting period under the HSR Act was terminated and on July 25, 2006, we received the Competition Act Approval and, therefore, the conditions relating thereto under the combination agreement have been satisfied.
      Each party’s obligation to effect the arrangement is subject to the satisfaction of the following additional conditions by the other party, or the waiver of such conditions by the party entitled to the benefit of such condition:

•	the representations and warranties of the other party in the combination agreement (without giving effect to any materiality or material adverse effect qualification) being true and correct as of the closing date of the combination (or other date specified in the applicable representation and warranty), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party, and the delivery of an officer’s certificate with respect thereto;

•	performance and compliance in all material respects with all agreements and covenants required by the combination agreement to have been complied with, on, or by the closing date and the delivery of an officer’s certificate with respect thereto; and

•	the absence of any fact, event, change, development, circumstance or effect since the date of the initial combination agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party.
      In addition, Phelps Dodge will not be obligated to complete the combination if either (i) Inco has not completed the acquisition of at least 50.01% of Falconbridge’s outstanding common shares on the terms set forth in the combination agreement or (ii) the support agreement has not been terminated in accordance with its terms. On July 28, 2006, the support agreement was terminated in accordance with its terms and, therefore, this condition has been satisfied.
      Inco’s obligation to effect the combination is also subject to the satisfaction by Phelps Dodge or waiver by Inco of the condition that Phelps Dodge has caused the combined company board of directors to consist of 11 individuals who are currently members of the Phelps Dodge board of directors and four individuals who are currently members of the board of directors of Inco.
Amendment and Waiver
      Subject to applicable law and the interim order of the Superior Court of Justice (Ontario), at any time prior to the effective time, Phelps Dodge and Inco may amend the combination agreement by written agreement. However, after the Inco shareholders have approved the Plan of Arrangement or the Phelps Dodge shareholders have approved the restated certificate of incorporation and the authorization and issuance of the Phelps Dodge common stock to be issued in connection with the combination, no amendment requiring further approval by the Phelps Dodge or Inco shareholders, as applicable, may be effected without first obtaining that further approval.

Termination
      Phelps Dodge and Inco may terminate the combination agreement by mutual written consent of each of their board of directors. In addition, either Phelps Dodge or Inco may terminate the combination agreement prior to the effective time if:

•	the combination is not consummated on or before March 31, 2007, except that a party whose action in breach of the agreement has been a principal cause of or resulted in such failure does not have the right to terminate for the failure of the combination to occur;

•	any law is passed that makes the arrangement illegal or otherwise prohibited or a governmental entity in the United States or Canada issues a final, non-appealable order or takes another final, non-appealable action with the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the combination;

•	the shareholders of Inco fail to approve the Plan of Arrangement, or the shareholders of Phelps Dodge fail to approve the restated certificate of incorporation or the authorization and issuance of the Phelps Dodge common stock to be issued in connection with the combination, in each case, upon a vote taken at the applicable shareholder meeting or any adjournment or postponement thereof;

•	the other party cannot satisfy the conditions related to its representations, warranties, covenants and agreements on or before March 31, 2007; or

•	it or the other party withdraws, modifies or qualifies the recommendation of its board of directors in favor of the transactions contemplated by the combination agreement.
      In addition, Inco may terminate the combination agreement if it proposes to enter into a definitive agreement with respect to a superior proposal in compliance with the terms and conditions of the combination agreement summarized under “Acquisition Proposals,” above, provided that Inco has paid the termination fee discussed below.
      In the event of the termination of the combination agreement, the obligations of Phelps Dodge and Inco in respect of the combination agreement will terminate, except for certain general provisions, provisions related to fees and expenses and termination of the combination agreement and the confidentiality agreements. Except for the foregoing, there will be no liability on the part of either Phelps Dodge or Inco upon termination of the combination agreement except for liabilities or damages arising from a willful or intentional breach of the combination agreement.
Termination Fees and Expenses
      Termination Fees and Expenses Payable by Inco. Inco will pay to Phelps Dodge a termination fee in an aggregate amount equal to $475 million in the event that the combination agreement is terminated:

•	by Phelps Dodge or Inco if Inco’s board of directors withdraws, modifies or qualifies its recommendation that the Inco shareholders approve the plan of arrangement, unless the withdrawal, modification or qualification is due to a material adverse effect in respect of Phelps Dodge having occurred since the date of the initial combination agreement, and the Inco board has determined in good faith (after receipt of advice from its legal and financial advisors) that failure to so withdraw, modify or change its recommendation, or refusal to reaffirm its recommendation, would be inconsistent with its fiduciary duties, which fee shall be payable by Inco within one business day of demand by Phelps Dodge; or

•	by Inco if Inco proposes to enter into a definitive agreement in respect of a superior proposal in compliance with the provisions of the combination agreement, which fee shall be payable by Inco immediately prior to the termination.

      Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, an aggregate amount equal to $125 million, in the event that the combination agreement is terminated:

•	by Phelps Dodge or Inco, if such party terminates the combination agreement after March 31, 2007, in accordance with the terms of the combination agreement and, between the date of the initial combination agreement and the date of termination, an acquisition proposal (or an intention to make a proposal) for Inco has been publicly announced or otherwise made known to Inco shareholders, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding shares of Inco; or

•	by Inco or Phelps Dodge if the Inco shareholder vote was taken at Inco’s duly convened shareholder meeting or an adjournment or postponement thereof and Inco’s shareholder approval was not obtained.
      In the event of termination under the two bullet points above, if within 12 months after termination, Inco consummates any transaction pursuant to which a person acquires, together with such person’s other holdings of Inco common shares, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding shares of Inco, then Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, $475 million, less any amounts previously paid to Phelps Dodge pursuant to the applicable provision discussed in the previous two bullet points.
      Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, Phelps Dodge’s out-of-pocket fees and expenses (up to a maximum of $40 million) relating to the combination (including fees and expenses of its advisors and affiliates) if Phelps Dodge terminates the combination agreement because Inco cannot satisfy the conditions related to its representations, warranties and covenants on or before March 31, 2007. In the event that Inco pays or is obligated to pay such expense to Phelps Dodge and an acquisition proposal (or an intention to make a proposal) for Inco had been publicly announced or otherwise made known to Inco shareholders prior to termination, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding shares of Inco and, within 12 months after termination, Inco consummates any transaction pursuant to which a person acquires, together with such person’s other holdings of Inco common shares, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding shares of Inco, then Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, $475 million, less any expenses previously paid to Phelps Dodge.
      Termination Fees and Expenses Payable by Phelps Dodge. Phelps Dodge will pay to Inco, within one business day of demand by Inco, a termination fee in an aggregate amount equal to $500 million in the event that the combination agreement is terminated by Inco or Phelps Dodge, if Phelps Dodge’s board of directors withdraws, modifies or qualifies its recommendation that the Phelps Dodge shareholders approve the restated certificate of incorporation and the authorization and issuance of the shares of Phelps Dodge common stock to be issued in connection with the combination, unless the withdrawal, modification or qualification is due to a material adverse effect in respect of Inco having occurred since the date of the initial combination agreement and if the Phelps Dodge board has determined in good faith (after receipt of advice from its legal and financial advisors) that failure to so withdraw, modify or change its recommendation, or refusal to reaffirm its recommendation, would be inconsistent with its fiduciary duties.
      Phelps Dodge will pay to Inco, within one business day of demand by Inco, an aggregate amount of $125 million, in the event that the combination agreement is terminated:

•	by Phelps Dodge or Inco, if such party terminates the combination agreement after March 31, 2007 in accordance with the terms of the combination agreement and, between the date of the initial combination agreement and the date of termination, an acquisition proposal (or an intention to make a proposal) for Phelps Dodge has been publicly announced or otherwise made known to Phelps Dodge shareholders, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding capital stock of Phelps Dodge; or

•	by Phelps Dodge or Inco, if the Phelps Dodge shareholder vote was taken at Phelps Dodge’s duly convened shareholder meeting or an adjournment or postponement thereof and of Phelps Dodge’s shareholder approval was not obtained.

      In the event of termination under the two bullet points above, if within 12 months after termination, Phelps Dodge consummates any transaction pursuant to which a person acquires, together with such person’s other holdings of Phelps Dodge common stock, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding shares of Phelps Dodge, then Phelps Dodge will pay to Inco, within one business day of demand by Inco, $500 million, less any amounts previously paid to Inco pursuant to the applicable provision discussed in the previous two bullet points.
      Phelps Dodge will pay to Inco, within one business day of demand by Inco, Inco’s out-of-pocket fees and expenses (up to a maximum of $40 million) relating to the combination (including fees and expenses of its advisors and affiliates) if Inco terminates the combination agreement because Phelps Dodge cannot satisfy the conditions related to its representations, warranties and covenants on or before March 31, 2007. In the event that Phelps Dodge pays or is obligated to pay such expenses to Inco and an acquisition proposal (or an intention to make a proposal) for Phelps Dodge had been publicly announced or otherwise made known to Phelps Dodge shareholders prior to termination, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding shares of Phelps Dodge and, within twelve months after termination, Phelps Dodge consummates any transaction pursuant to which a person acquires, together with such person’s other holdings of Inco common shares, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding shares of Phelps Dodge, then Phelps Dodge will pay to Inco, within one business day of demand by Inco, $500 million, less any expenses previously paid to Inco.
Fees and Expenses
      Whether or not the combination is completed, all costs and expenses incurred in connection with the combination will be paid by the party incurring the expense, except as otherwise provided in the combination agreement and summarized under “Termination Fees and Expenses” above.
OTHER AGREEMENTS AND DOCUMENTS
Restated Certificate of Incorporation
      In connection with the closing of the combination, the restated certificate of incorporation of Phelps Dodge will become effective, and Phelps Dodge’s name will be changed to Phelps Dodge Inco Corporation, the number of authorized shares of the common stock of Phelps Dodge will be increased from the 300 million shares currently authorized by Phelps Dodge’s restated certificate of incorporation to 800 million shares and the maximum number of members of Phelps Dodge’s board of directors will be increased from 12 to 15.
Phelps Dodge’s Post-Closing Board of Directors and Officers
      We expect that, upon consummation of the combination of our company with Inco, J. Steven Whisler, the chairman and chief executive officer of Phelps Dodge, will be chairman and chief executive officer of the combined company; Scott M. Hand, the chairman and chief executive officer of Inco, will become the vice chairman of the combined company and the president of the combined company’s nickel division; Timothy R. Snider, the president and chief operating officer of Phelps Dodge, will hold the same positions in the combined company; and Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, will hold the same positions in the combined company. We expect Messrs. Whisler, Snider and Peru to be based in Phoenix and Mr. Hand to be based in Toronto.
      We expect the board of directors of the combined company to be composed of 15 members, 11 of which will be members of the current Phelps Dodge board of directors and four of which will be members of the current board of Inco.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
      The Unaudited Pro Forma Combined Financial Statements presented herein are derived from the historical consolidated financial statements of Phelps Dodge and Inco. The Unaudited Pro Forma Combined Financial Statements are prepared using the purchase method of accounting, with the acquisition of Inco, by Phelps Dodge assumed to have occurred on January 1, 2005, for statement of income purposes and on June 30, 2006, for balance sheet purposes using accounting principles generally accepted in the United States (U.S. GAAP). Upon completion of the combination with Inco, the pre-combination shareholders of Phelps Dodge will own approximately 57% of the combined company and the pre-combination shareholders of Inco, approximately 43%. In addition to considering these relative shareholdings, the company also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Phelps Dodge Inco, and the premium paid by Phelps Dodge to acquire Inco, in determining the accounting acquirer. Based on the weight of these factors, the company concluded that Phelps Dodge was the accounting acquirer.
      The pro forma amounts have been developed from (a) the audited consolidated financial statements of Phelps Dodge contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which were prepared in accordance with U.S. GAAP, (b) the audited consolidated financial statements of Inco contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which were prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) and adjusted to U.S. GAAP based on a reconciliation presented in the footnotes to such statements, (c) the unaudited consolidated financial statements of Phelps Dodge contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2006, which were prepared in accordance with U.S. GAAP and (d) the unaudited consolidated financial statements of Inco contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2006, which were prepared in accordance with Canadian GAAP and adjusted to U.S. GAAP based on a reconciliation presented in the footnotes to such statements.
      Phelps Dodge intends to complete its share repurchase program within the 12 months after closing of the Inco transaction in an amount up to $5 billion. The share repurchase program has not been included in the Unaudited Pro Forma Combined Financial Statements and is not a condition of the proposed business combination.
      The Unaudited Pro Forma Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. In this regard, we note that the Unaudited Pro Forma Combined Financial Statements do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from the acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions, (iv) changes in commodities prices subsequent to the dates of such Unaudited Pro Forma Combined Financial Statements, (v) Phelp Dodge’s share repurchase program or (vi) the impact of undertakings that Phelps Dodge is prepared to make in order to address regulatory clearance requirements.
      Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. The allocation of the purchase price to acquired assets and liabilities in the Unaudited Pro Forma Combined Financial Statements are based on management’s preliminary internal valuation estimates. Such allocations will be finalized based on valuation and other studies to be performed by management with the services of outside valuation specialists after the closing of the business combination. Accordingly, the purchase price allocation adjustments and related impacts on the Unaudited Pro Forma Combined Financial Statements are

preliminary and are subject to revision, which may be material, after the closing of the business combination.
      The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge and Inco incorporated by reference into this proxy statement.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
PHELPS DODGE AND INCO COMBINED
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(UNAUDITED)
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

Sales and other operating revenues	$5,217	3,025			8,242

Operating costs and expenses:
Cost of products sold	3,272	1,794	(56	)(N)
			6	(P)	5,016
Depreciation, depletion and amortization	215	159	106	(J)	480
Selling and general administrative expense	98	131			229
Exploration and research expense	64	65			129
Special items and provisions, net	30	—			30

	3,679	2,149	56		5,884

Operating income (loss)	1,538	876	(56)		2,358
Interest expense	(34)	(39)	(35	)(A)
			(84	)(O)	(192)
Capitalized interest	24	—	35	(A)	59
Miscellaneous income and expense, net	60	45			105

Income (loss) from continuing operations before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	1,588	882	(140)		2,330
Provision for taxes on income	(449)	(299)	47	(F)	(701)
Minority interests in consolidated subsidiaries	(319)	(40)			(359)
Equity in net earnings (losses) of affiliated companies	2	—			2

Income (loss) from continuing operations	$822	543	(93)		1,272

Earnings per share from continuing operations:
Basic	$4.06				3.56
Diluted	$4.04				3.55
Weighted average shares outstanding:
Basic	202.2				357.5	(M)
Diluted	203.3				358.6	(M)
See accompanying notes to pro forma combined financial statements.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
PHELPS DODGE AND INCO COMBINED
FOR THE YEAR ENDED DECEMBER 31, 2005
(UNAUDITED)
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

Sales and other operating revenues	$8,287	4,518	(55	)(I)	12,750

Operating costs and expenses:
Cost of products sold	5,282	2,697	(55	)(I)
			(93	)(N)
			10	(P)	7,841
Depreciation, depletion and amortization	442	256	212	(J)
			1	(P)	911
Selling and general administrative expense	158	207			365
Exploration and research expense	117	133			250
Special items and provisions, net	523	25			548

	6,522	3,318	75		9,915

Operating income (loss)	1,765	1,200	(130)		2,835
Interest expense	(79)	(22)	(103	)(A)
			(168	)(O)	(372)
Capitalized interest	16	(27)	103	(A)	92
Early debt extinguishment costs	(54)	(26)	(9	)(A)	(89)
Gain on sale of cost-basis investment	439	—			439
Change in interest gains	168	—			168
Miscellaneous income and expense, net	93	(55)	7	(A)	45

Income (loss) from continuing operations before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	2,348	1,070	(300)		3,118
Provision for taxes on income	(577)	(378)	98	(F)	(857)
Minority interests in consolidated subsidiaries	(190)	(64)			(254)
Equity in net earnings (losses) of affiliated companies	3	—	2	(A)	5

Income (loss) from continuing operations	$1,584	628	(200)		2,012

Earnings per share from continuing operations:
Basic	$8.06				5.73
Diluted	$7.82				5.62
Weighted average shares outstanding:
Basic	195.7				351.0	(M)
Diluted	202.5				357.8	(M)
See accompanying notes to pro forma combined financial statements.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED BALANCE SHEET
PHELPS DODGE AND INCO COMBINED
JUNE 30, 2006
(UNAUDITED)
(AMOUNTS IN MILLIONS)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

ASSETS
Current assets:
Cash and cash equivalents	$2,632	690	(4,124	)(B)
			(100	)(C)
			(358	)(E)
			345	(H)
			417	(K)
			2,546	(L)	2,048
Restricted cash	24	—			24
Accounts receivable, less allowance	1,592	1,151			2,743
Mill and leach stockpiles	78	—			78
Inventories	372	1,254	(147	)(A)
			2,501	(D)	3,980
Supplies	214	—	147	(A)	361
Prepaid expenses and other current assets	226	118	(56	)(A)	288
Deferred income taxes	93	—	56	(A)	149

Current assets	5,231	3,213	1,227		9,671
Investments and long-term receivables	199	—			199
Property, plant and equipment, net	5,176	7,670	28	(D)
			4,235	(D),(J)	17,109
Long-term mill and leach stockpiles	184	—			184
Deferred income taxes	70	—	155	(F)	225
Goodwill	12	—	8,536	(D)	8,548
Intangible assets, net	7	—			7
Trust assets	568	—			568
Other assets and deferred charges	359	503	(76	)(D)
			51	(L)
			(75	)(Q)	762

	$11,806	11,386	14,081		37,273

See accompanying notes to pro forma combined financial statements.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED BALANCE SHEET — (Continued)
PHELPS DODGE AND INCO COMBINED
JUNE 30, 2006
(UNAUDITED)
(AMOUNTS IN MILLIONS)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

LIABILITIES
Current liabilities:
Short-term debt	$61	—			61
Current portion of long-term debt	63	66			129
Accounts payable and accrued expenses	1,899	1,596	(15	)(D)	3,480
Dividends payable	41	—			41
Accrued income taxes	143	227			370

Current liabilities	2,207	1,889	(15)		4,081
Long-term debt	704	2,110	26	(D)
			(479	)(G)
			2,546	(L)	4,907
Deferred income taxes	712	1,304	2,727	(F)	4,743
Other liabilities and deferred credits	1,378	1,813	444	(D)	3,635

	5,001	7,116	5,249		17,366

Minority interests in consolidated subsidiaries	1,219	816			2,035

Shareholders’ equity
Common shares	1,275	3,211	971	(G)
			(3,211	)(I)	2,246
Capital in excess of par value	1,360	576	11,315	(G)
			(576	)(I)	12,675
Retained earnings	3,049	394	(394	)(I)	3,049
Accumulated other comprehensive loss	(98)	(787)	977	(D)
			(382	)(F)
			192	(I)	(98)
Warrants	—	60	(60	)(I)	—

	5,586	3,454	8,832		17,872

	$11,806	11,386	14,081		37,273

See accompanying notes to pro forma combined financial statements.

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION
      The Unaudited Pro Forma Combined Financial Statements have been derived from historical consolidated financial statements of Phelps Dodge and Inco incorporated by reference into this proxy statement.
      Upon completion of the combination with Inco, the pre-combination shareholders of Phelps Dodge will own approximately 57% of the combined company and the pre-combination shareholders of Inco, approximately 43%. In addition to considering these relative shareholdings, the company also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Phelps Dodge Inco, and the premium paid by Phelps Dodge to acquire Inco, in determining the accounting acquirer. Based on the weight of these factors, the company concluded that Phelps Dodge was the accounting acquirer.

2.	THE OFFER
      Phelps Dodge is proposing a combination of Phelps Dodge and Inco. Phelps Dodge proposes to acquire all the issued and outstanding common shares of Inco for Cdn.$80.70 (US$71.58) per share composed of cash of Cdn.$20.25 per share and stock worth Cdn.$60.45 per share (based on Phelps Dodge’s closing price of US$79.79 on July 14, 2006). On July 14, 2006, the US$/Cdn.$ exchange rate was 0.887 resulting in a cash component of US$17.96 per share and stock of US$53.62 per share. The Phelps Dodge to Inco stock exchange ratio was 0.672.
      The transaction would be accounted for under the purchase method of accounting. The pro forma adjustments reflect Phelps Dodge’s acquisition of 100 percent of Inco’s net reported assets at their fair values at June 30, 2006, and the accounting for Inco as a wholly owned subsidiary.
      The purchase price for the business combination is estimated as follows (dollars and shares in millions, except per share data):

Phelps Dodge’s acquisition of Inco:
Common shares outstanding	231.087
Exchange offer ratio of Phelps Dodge common stock for Inco common share	0.672
Shares of Phelps Dodge common stock to be issued	155.291
Weighted average market price of each share of Phelps Dodge common stock from July 13-18, 2006	$79.11

Fair value of Phelps Dodge common stock issued, comprising par value of $971 ($6.25 per share) and capital in excess of par of $11,315	$12,286
Cash consideration of $17.85 for each Inco common share using the US$/Cdn.$ exchange rate as of July 27, 2006	4,124
Change of control costs and related employee benefits	243
Estimated transaction costs	100

Purchase price	$16,753

      The final purchase price could change materially from the purchase price estimated above as a result of changes in the US$/ Cdn.$ exchange rate. The potential impact of this factor cannot be estimated.

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS — (Continued)

3.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS
      The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Inco as if such combination occurred on January 1, 2005, in the Unaudited Pro Forma Combined Statement of Income for the six-month interim period ended June 30, 2006, and for the year ended December 31, 2005, respectively, and on June 30, 2006, for the Unaudited Pro Forma Combined Balance Sheet.
      The Unaudited Pro Forma Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Inco occurred on the respective dates assumed, nor are they necessarily indicative of future consolidated operating results or financial position.
      The Unaudited Pro Forma Combined Financial Statements do not reflect and do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from the acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions, (iv) changes in commodities prices subsequent to the dates of such Unaudited Pro Forma Combined Financial Statements, (v) Phelps Dodge’s share repurchase program or (vi) the impact of undertakings that Phelps Dodge is prepared to make in order to address regulatory clearance requirements.
      Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the companies. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Statements.
      The Unaudited Pro Forma Combined Financial Statements include the following pro forma assumptions and adjustments:

(A) Reclassifications have been made to the Inco historical consolidated financial information to conform to Phelps Dodge’s presentation.

(B) These pro forma adjustments represent payment of the cash component of the purchase price for Inco’s common shares and for Inco’s outstanding stock options, warrants and convertible debt of $546 million.

(C) Phelps Dodge estimates it will incur approximately $100 million of transaction costs, consisting primarily of investment bankers, attorneys, financing and accountants fees, and financial printing and other charges related to the purchase of Inco and debt acquisition costs. These estimates are preliminary and, therefore, are subject to change.

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS — (Continued)

(D) The pro forma adjustments to fair value Inco’s net reported assets are estimated as follows (in millions):

Adjustment to fair value inventory	$2,501
Adjustment to fair value asset retirement costs(P)	$28
Adjustment to fair value debt(O)	$26
Adjustment to fair value pension obligations	$1,043
Adjustment to fair value postretirement obligations other than pensions	$329
Adjustment to fair value asset retirement obligations(P)	$94
Adjustment to fair value derivative instrument obligations	$16
Adjustment to fair value property, plant and equipment(J)	$4,235
Goodwill	$8,536

Due to limited publicly available information, the allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation due to the changes in fair values of the assets and liabilities until the date of the transaction, and as further analysis is completed. The actual allocation of the purchase price may result in different adjustments in the Unaudited Pro Forma Combined Statement of Income.

(E) This pro forma adjustment recognizes certain estimated change of control obligations arising from the combination of Inco and Phelps Dodge related to employee benefits of $243 million and certain costs related to investment bankers of $115 million.

(F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated statutory tax rate of approximately 34% for Inco for the six months ended June 30, 2006, and 33% for the year ended December 31, 2005, which has been derived from public quarterly and annual filings of Inco. The business combination is expected to be non-taxable to the respective companies with Inco’s historical tax bases surviving for income tax reporting purposes. Additional deferred income taxes have been recognized based on the pro forma fair value adjustments to assets and liabilities, including an adjustment to eliminate $382 million in accumulated other comprehensive loss related to the pro forma adjustment of minimum pension liabilities.

Provisions for pro forma income tax expense have been recorded as pro forma adjustments to the Unaudited Pro Forma Combined Statement of Income.

(G) This pro forma adjustment reflects the issue of 155.291 million shares of Phelps Dodge common stock in connection with the exchange offer for all the outstanding common shares of Inco. The common stock of Phelps Dodge represents common shares of $971 million at $6.25 per share par value and capital in excess of par of $11,315 million. These shares include the potential shares issued in connection with the outstanding stock options, warrants and $479 million (book value) of convertible debt instruments of Inco.

(H) This pro forma adjustment gives effect to $345 million of proceeds deemed to be received from the exercise of in-the-money stock options and warrants. Phelps Dodge has assumed that all of Inco’s stock options and warrants are exercised prior to the purchase transaction.

(I) These pro forma adjustments eliminate the historical shareholders’ equity accounts of Inco and intercompany transactions.

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS — (Continued)

(J) This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of approximately $4,235 million allocated to property, plant, and equipment as further discussed in Note (D) of the Notes to the Unaudited Pro Forma Combined Financial Statements. Phelps Dodge has not completed an assessment of the fair values of assets and liabilities of Inco and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects and intangible assets after a full review has been completed.

The preliminary allocation of $4,235 million to property, plant and equipment is primarily based on an assessment of estimated cash flows from the long-lived reserves and resources that Inco owns directly or through joint ventures with other companies and a valuation of certain undeveloped properties and project opportunities based on either estimated cash flows or estimated comparable values.

For the purpose of preparing the Unaudited Pro Forma Combined Statement of Income, Phelps Dodge assumed an estimated remaining useful life of 20 years, which was based on an analysis of Inco’s estimated mine lives and on the estimated useful lives of other property, plant and equipment disclosed in Inco’s public filings. A one-year change in the estimated useful life would have a 5% impact on the pro forma depreciation, depletion and amortization expense. Additionally, for each $1 billion that the final fair value of property, plant and equipment and intangible assets differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease approximately $50 million annually or $25 million for the six months, assuming a weighted average 20-year life.

(K) This pro forma adjustment is associated with (i) a payment of $150 million payable by Falconbridge to Inco as a result of the failure to meet the minimum tender condition of the Inco offer; (ii) a further break-up fee of $300 million payable by Falconbridge to Inco assuming Xstrata completes its proposed acquisition of Falconbridge; and (iii) a payment of $33 million by Inco to LionOre Mining International (LionOre) as a result of the Falconbridge transaction not being completed, which negates the sale of Falconbridge’s Nikkelverk refinery and related assets to LionOre.

(L) This pro forma adjustment relates to borrowings under the company’s one-year term loan facility ($2.5 billion) and related debt issuance costs ($51 million). The proceeds from this loan facility, in conjunction with available cash, would be used for: (i) the Cdn.$20.25 per share cash payment to Inco shareholders, including payments for shares issued as a result of certain debt that is convertible into Inco shares (approximately $4 billion), (ii) repayments of Inco debt that may be callable upon a change of control and (iii) payments for other transaction fees and expenses.

(M) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

	Six Months Ended		Year Ended
	June 30, 2006		December 31, 2005

	Basic	Diluted	Basic	Diluted

Average number of Phelps Dodge common shares outstanding	202.196	203.286	195.717	202.502
Shares of Phelps Dodge common stock to be issued in connection with the business combination (Note 2)	155.291	155.291	155.291	155.291

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS — (Continued)

The average number of common shares outstanding gives effect to Inco’s outstanding stock options, warrants and convertible debt, all of which are assumed to be exercised or converted. Based upon public information reported and the current exchange offer ratio, Phelps Dodge estimates that the incremental number of shares of Phelps Dodge stock issuable upon the exercise of Inco stock options, warrants and convertible debt is approximately 20.568 million.

(N) This pro forma adjustment eliminates amortization expense for past service costs and net actuarial losses relating to postretirement benefits.

(O) This pro forma adjustment recognizes imputed interest expense in the year ended December 31, 2005, and the six months ended June 30, 2006, resulting from the fair value adjustment of Inco’s long-term debt and acquisition related debt discussed at (L) above at an assumed interest rate of approximately 6.1%. A 12.5-basis point change in interest rates would increase (decrease) interest expense by approximately $3.2 million for the year ended December 31, 2005, and by approximately $1.6 million for the six months ended June 30, 2006.

(P) These pro forma adjustments reflect the net impact on accretion and depreciation expense for the year ended December 31, 2005, and the six months ended June 30, 2006, associated with the fair value adjustment to the asset retirement cost and asset retirement obligation. The accretion adjustment primarily reflects the impact of applying a current, credit-adjusted, risk-free interest rate and current escalation rate in the fair value calculation.

(Q) This pro forma adjustment represents the write-off of the Falconbridge acquisition costs deferred by Inco as of June 30, 2006.

DESCRIPTION OF PHELPS DODGE CAPITAL STOCK
      The following description of the terms of the capital stock of Phelps Dodge is not meant to be complete and is qualified by reference to Phelps Dodge’s restated certificate of incorporation and the provisions of the Rights Agreement, dated as of February 5, 1998, between Phelps Dodge and The Chase Manhattan Bank, as rights agent.
      As of the date of this proxy statement, the number of shares of our capital stock authorized for issuance under our restated certificate of incorporation consists of 300,000,000 shares of common stock, par value $6.25 per share, and 6,000,000 shares of preferred stock, par value $1.00 per share.
Common Stock
      Listing. As of August 24, 2006, there were      ●      million of our common shares outstanding. The common stock of Phelps Dodge is listed on the New York Stock Exchange under the Symbol “PD”.
      Voting Rights. Each holder of Phelps Dodge common stock is entitled to one vote for each share of Phelps Dodge common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. The holders of Phelps Dodge common stock are entitled to receive, from funds legally available for the payment thereof, dividends if, when and as declared by resolution of the board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Phelps Dodge preferred stock
      Dividend Rights; Rights upon Liquidation. In the event of liquidation, each share of Phelps Dodge common stock is entitled to share pro rata in any distribution of Phelps Dodge’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Phelps Dodge preferred stock.
      Preemptive Rights. Holders of Phelps Dodge common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued shares, treasury shares or other securities.
      Rights Agreement. Each share of Phelps Dodge common stock carries with it one preferred share purchase right. If these rights become exercisable, each right entitles the registered holder to purchase one four-hundredth of a Junior Participating Cumulative Preferred Share (subject to a proportionate decrease in the fractional number of Junior Participating Cumulative Preferred Shares that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the common shares and a proportionate increase in the event of a reverse stock split). Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The rights trade automatically with shares of Phelps Dodge common stock and are designed to protect Phelps Dodge’s interests and the interests of Phelps Dodge’s shareholders against coercive takeover tactics. The rights are also designed to encourage potential acquirors to negotiate with the Phelps Dodge board of directors before attempting a takeover and to increase the ability of the board of directors to negotiate terms of any proposed takeover that benefit Phelps Dodge’s shareholders.
Preferred Stock
      Phelps Dodge Preferred Stock Outstanding. As of the date of this proxy statement, no shares of Phelps Dodge preferred stock were issued and outstanding.
      Authorized Preferred Stock. Under the Phelps Dodge restated certificate of incorporation, the board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. The board of directors has designated a series of preferred stock as junior participating cumulative preferred shares, and has issued rights to purchase those shares which are exercisable only upon the occurrence of certain events.
Transfer and Dividend Paying Agent and Registrar
      Mellon Investor Services, L.L.C. is the transfer and dividend paying agent and registrar for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      To the knowledge of Phelps Dodge, the following entities beneficially owned in excess of 5% of the Phelps Dodge common shares as of July 31, 2006:

		Percent of
	Number of	Outstanding
Name and Address	Shares(a)	Shares

Atticus Management, L.L.C.(b)	20,151,800	9.9%
152 West 57th Street, 45th Floor New York, NY 10019
Barclays Global Investors, NA(c)	17,862,316	8.8%
45 Fremont Street San Francisco, CA 94105

(a)	On February 1, 2006, the company announced that the board of directors had approved a two-for-one split of the company’s outstanding common stock, to be effected in the form of a 100 percent stock dividend. Common shareholders of record at the close of business on February 17, 2006, received one additional share of common stock for every share they owned as of the date. The additional shares were distributed on March 10, 2006. The share numbers presented in this table reflect the effect of this stock dividend, as explained more fully in notes (b) and (c).

(b)	Reports on Schedule 13D/ A, dated February 15, 2006, and December 2, 2005, disclosed that this entity, as a registered investment adviser, had sole voting and dispositive power over 10,075,900 shares which represented 9.9% of the outstanding common shares, comprised of (i) 5,210,900 shares of common stock and (ii) 4,865,000 shares of common stock issuable upon exercise of stock options. If the stock dividend referred to in note (a) above had occurred on or prior to the date of the report, this entity would have had voting and dispositive power over 20,151,800 common shares, comprised of (i) 10,421,800 shares of common stock and 9,730,000 shares of common stock issuable upon exercise of stock options.

(c)	A report on Schedule 13G, dated January 26, 2006, disclosed that this entity, as a registered investment adviser, had sole voting power over 7,868,320 shares and sole dispositive power over 8,931,158 shares which represented 8.8% of the outstanding common shares at December 31, 2005. If the stock dividend referred to in note (a) above had occurred on or prior to the date of the report, this entity would have had voting power over 15,736,640 common shares and dispositive power over 17,862,316 common shares.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table lists the common share ownership as of July 31, 2006, for our directors and executive officers. “Beneficial Ownership” includes shares a director or officer has the power to vote or transfer, and stock options that were exercisable on July 31, 2006, or within 60 days thereafter. On July 31, 2006, the directors and the five named executive officers of Phelps Dodge owned, in the aggregate, 950,197 shares of the common stock of Phelps Dodge (less than 1% of the shares outstanding). Phelps Dodge’s non-employee directors also have interests in stock-based units under Phelps Dodge’s plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in the common stock of Phelps Dodge.

		Options
	Shares	Exercisable
	Beneficially	Within	Stock
Name of Beneficial Owner	Owned(a)	60 Days	Units(b)		Total

S. David Colton	41,808	0	0		41,808
Archie W. Dunham	0	0	33,051	(c)	33,051
William A. Franke	4,000	0	19,943		23,943
Robert D. Johnson	1,086	0	4,223		5,309
Marie L. Knowles	2,000	0	17,779		19,779
Charles C. Krulak	0	0	1,080		1,080
Jon C. Madonna	2,000	0	4,223		6,223
Dustan E. McCoy	0	0	0		0
Arthur R. Miele	38,942	0	0		38,942
Gordon R. Parker	8,538	0	18,089		26,627
Ramiro G. Peru	83,380	1	0		83,381
William J. Post	2,000	0	11,176		13,176
Martin H. Richenhagen	0	0	0		0
Timothy R. Snider	104,549	0	0		104,549
Jack E. Thompson	4,000	0	4,223		8,223
J. Steven Whisler	362,306	181,800	0		544,106
Directors and executive officers as a group (18 persons)	708,211	183,134	113,787		1,005,132

(a)	Includes, as of May 31, 2006, the following shares of restricted stock awarded under the Phelps Dodge 1998 Stock Option and Restricted Stock Plan and the Phelps Dodge 2003 Stock Option and Restricted Stock Plan: Mr. Whisler, 227,250 shares, Mr. Snider, 76,558 shares, Mr. Peru, 70,380 shares, Mr. Colton, 27,440 shares and Mr. Miele, 22,016 shares.

(b)	Except where indicated below, represents stock units awarded under the Directors Stock Unit Plan.

(c)	Includes stock units credited under the Deferred Compensation Plan for Directors of Phelps Dodge.

FORWARD-LOOKING INFORMATION
      The U.S. securities laws provide a “safe harbor” for certain forward-looking statements. This proxy statement (including the documents attached as annexes and incorporated by reference into this proxy statement) contains forward-looking statements, including, without limitation, statements concerning possible or assumed future results of operations of Phelps Dodge and, Inco and the synergies expected to result from the combination set forth under “The Combination — Phelps Dodge’s Reasons for the Combination” and “The Combination — Opinions of Phelps Dodge’s Financial Advisors” beginning on page 39 and 42, respectively, of this proxy statement.
      Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates,” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Phelps Dodge’s and Inco’s or their industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
      Readers are cautioned that the following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this proxy statement, and in the documents attached as annexes to and incorporated by reference into this proxy statement, could affect Phelps Dodge’s and Inco’s future results and cause the future results of the combined company to differ materially from those expressed in the forward-looking statements.

•	the ability to obtain governmental approvals of the combination on the proposed terms and schedule;

•	the failure of Inco’s shareholders to approve the Plan of Arrangement;

•	the failure of Phelps Dodge’s shareholders to authorize (i) the issuance of Phelps Dodge common stock, (ii) the change of Phelps Dodge Corporation’s name to Phelps Dodge Inco Corporation and (iii) an increase in the size of Phelps Dodge’s board of directors as required under the combination agreement;

•	the risks that the businesses of Phelps Dodge and Inco will not be integrated successfully;

•	the risks that the cost savings, growth prospects and any other synergies from the combination may not be fully realized or may take longer to realize than expected;

•	the combined company’s inability to refinance indebtedness incurred in connection with the combination on favorable terms or at all;

•	the combined company’s inability to maintain positive relations with its combined global work force;

•	the possible impairment of goodwill resulting from the combination and the resulting impact on the combined company’s assets and earnings;

•	general U.S. and international economic, financial market and political conditions;

•	political and economic risks associated with operations outside the U.S.;

•	currency fluctuations;

•	the cyclical and volatile price of copper and other commodities;

•	the volatility in the price or availability of oil (the main feedstock of our carbon black operations), diesel fuel, electricity and natural gas;

•	unanticipated ground, water, weather or operating conditions;

•	force majeure events;

•	unanticipated ore grade and geological problems;

•	metallurgical and other processing problems;

•	the availability of materials and equipment;

•	delays in the receipt of or failure to receive necessary government permits;

•	changes in laws or regulations or the interpretation and enforcement thereof;

•	appeals of agency decisions or other litigation;

•	labor relations and accidents;

•	the ability to obtain satisfactory insurance coverage; and

•	environmental risks.
      We can provide no assurance that the plans, intentions or expectations upon which forward-looking statements are based will occur. Forward-looking statements speak only as of the date of this proxy statement, in the case of forward-looking statements contained in this proxy statement, as of the date of the documents attached as annexes to this proxy statement, in the case of forward-looking statements made in those attached documents, or the dates of the documents incorporated by reference, in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, we have no obligations to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers LLP or a predecessor firm has been the independent accountants for Phelps Dodge since 1915. A representative of PricewaterhouseCoopers LLP will be present at the special meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

SHAREHOLDER PROPOSALS
      Pursuant to our By-Laws and the rules of the Securities and Exchange Commission, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the board of directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.
      Under Rule 14a-8 of the Securities Exchange Act of 1934, some shareholder proposals may be eligible to be included in the Phelps Dodge 2007 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Phelps Dodge stock in accordance with Rule 14a-8(b)(2), to our principal executive office, at Phelps Dodge, Attn: Assistant General Counsel and Secretary, One North Central Avenue, Phoenix, Arizona 85004. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by Phelps Dodge on or before December 15, 2006.
      Alternatively, under our By-Laws, if a shareholder wishes to appear at the 2007 Annual Shareholders Meeting and submit a proposal or nominate a person as a director candidate, the shareholder must provide specific information and meet the required deadlines set forth in the By-Laws and summarized here. These shareholder proposals and director nominations will not appear in our proxy statement.

•	For both shareholder proposals and director nominations, the proposing shareholder must deliver to the Secretary of Phelps Dodge at its principal executive office a notice that includes the shareholder’s name, address, and the number of shares of stock the shareholder owns of record and beneficially. If the shareholder holds shares through a nominee or “street name” holder of record, the shareholder must deliver evidence establishing the shareholder’s indirect ownership of and entitlement to vote the shares.

•	If a shareholder proposes to nominate any person for election as director, the shareholder must also deliver to Phelps Dodge a statement in writing setting forth the name, age and address of the nominated person, the principal occupation or employment of the nominated person, the number of shares of stock owned of record and beneficially by the nominated person, the information regarding the nominated person as required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, and the nominated person’s signed consent to serve as a director of Phelps Dodge if elected. Director nominations must be received by Phelps Dodge no earlier than the close of business on January 25, 2007, and no later than the close of business on February 24, 2007.

•	If the shareholder proposes another matter (other than the nomination of a director), the shareholder must also deliver to Phelps Dodge a description of the proposal and the reasons for bringing the proposal before the annual meeting and a statement identifying any material interest the shareholder has in the matter proposed (other than as a shareholder). Proposals must be received by Phelps Dodge no earlier than the close of business on January 26, 2007, and no later than the close of business on February 25, 2007.

•	If the date of the 2007, annual meeting of shareholders is changed, and the meeting is held before April 26, 2007, or after July 25, 2007, notice of shareholder nominations of directors or proposals that will not appear in Phelps Dodge’s proxy statement must be received by Phelps Dodge at its principal executive office no earlier than the close of business on the 120th day prior to the new date of such annual meeting and no later than the close of business on the later of (i) the 90th day prior to the new date of such meeting, and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made.
      Phelps Dodge will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If you are planning to submit a proposal, please be sure to review Phelps Dodge’s By-Laws and current SEC rules that are applicable. If Phelps Dodge does not receive notice by the required deadlines, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2007 Annual Shareholders Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION BY REFERENCE
      Phelps Dodge and Inco file annual, quarterly and current reports, and other information with the Securities and Exchange Commission. You may read and copy any document Phelps Dodge or Inco files at the Securities and Exchange Commission’s public reference rooms in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings (other than paper-only filings) are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Phelps Dodge’s filings are also available at www.phelpsdodge.com and Inco’s filings are also available at www.inco.com. Copies of documents filed by Phelps Dodge and Inco with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      The Securities and Exchange Commission allows Phelps Dodge to incorporate by reference into this document, documents that it and Inco file with the Securities and Exchange Commission. This means that, if you are a Phelps Dodge stockholder, Phelps Dodge can disclose important information to you by referring you to those documents.
      The information filed by Phelps Dodge and Inco and incorporated by reference is considered to be a part of this document, and later information that Phelps Dodge and Inco file with the Securities and Exchange Commission will update and supersede that information. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission. Phelps Dodge incorporates by reference the documents listed below and any documents filed by Phelps Dodge and Inco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and before the date of the special meeting (other than portions of those documents not deemed to be filed):

Phelps Dodge Filings:	Periods:

Annual Report on Form 10-K	Year ended December 31, 2005.
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2006 and March 31, 2006.
Proxy Statement for the Annual Meeting of Stockholders	Filed on April 13, 2006.
Current Reports on Form 8-K	Filed on August 14, 2006; July 28, 2006; July 26, 2006 (2 filings); July 18, 2006, July 17, 2006 (2 filings); July 5, 2006, June 29, 2006, June 28, 2006, June 26, 2006, June 2, 2006, April 10, 2006, March 17, 2006, March 9, 2006, February 14, 2006, February 7, 2006 and February 6, 2006.

Inco Filings:	Periods:

Annual Report on Form 10-K	Year ended December 31, 2005.
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2006 and March 31, 2006.
      To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.
      The information concerning Inco contained in this proxy statement and any documents filed by Inco with the SEC that are incorporated by reference herein has been taken from or based upon publicly available documents and records on file with the SEC. Although Phelps Dodge has no knowledge that would indicate any statements contained therein taken from or based upon such documents and records are untrue or incomplete, neither Phelps Dodge nor any of its officers or directors has independently confirmed the accuracy or completeness of the information taken from or based upon such documents or records, or whether Inco has failed to disclose events that may have occurred or may affect the significance or accuracy of any such information.
      You may request a copy of these documents by writing to or telephoning Phelps Dodge at the contact information specified below. Any such document, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document will be provided, without charge, by first class mail or equally prompt means, within one business day of your request. Requests for documents should be directed to:

Assistant General Counsel and Secretary
Phelps Dodge Corporation
One North Central Avenue
Phoenix, AZ 85004-4414
Telephone (602) 366-8100
      If you would like to request documents, please do so at least five business days before the date of the Phelps Dodge special meeting in order to receive timely delivery of such documents prior to the special meeting.
      Phelps Dodge has not authorized anyone to give any information or make any representation about the matters discussed in this proxy statement that is different from, or in addition to, the information contained in this proxy statement or in any of the materials that are incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

Annex A

COMBINATION AGREEMENT
BETWEEN
PHELPS DODGE CORPORATION
AND
INCO LIMITED
Dated as of June 25, 2006

A-i

A-ii

Exhibit A	Form of Italy Resolution
Exhibit B	Form of Plan of Arrangement
Exhibit C	Form of Restated Certificate of Incorporation
Exhibit D	Form of Support Agreement Amendment
Exhibit E	Form of Portugal — France Agreement
Exhibit F	Form of Convertible Note Purchase Agreement

A-iii

COMBINATION AGREEMENT
      This COMBINATION AGREEMENT is made and entered into as of June 25, 2006, between Phelps Dodge Corporation, a New York corporation (“Portugal”), and Inco Limited, a corporation organized and existing under the laws of Canada (“Italy”).
RECITALS
      A. The board of directors of Italy has (i) determined that it is in the best interests of Italy and its shareholders to effect the business combination and other transactions provided for herein, including the Arrangement pursuant to which an indirect wholly-owned subsidiary of Portugal will acquire all of the outstanding common shares of Italy and the shareholders of Italy immediately prior to the effectiveness of the Arrangement will receive the consideration described herein and in the Plan of Arrangement, and (ii) resolved to recommend that the shareholders of Italy vote in favour of the Arrangement.
      B. The board of directors of Portugal has (i) deemed it advisable and in the best interests of Portugal and its shareholders to effect the business combination and other transactions provided for herein, including the Portugal Share Issuance and the Portugal Charter Amendment, and (ii) resolved to recommend that the shareholders of Portugal vote in favor of the Portugal Share Issuance and the Portugal Charter Amendment.
      C. Contemporaneously with the execution and delivery of this Agreement, (i) Italy and Falconbridge Limited, a corporation organized and existing under the laws of Ontario (“France”), have entered into an amendment to the Support Agreement between them in the form set forth as Exhibit D hereto, (ii) Portugal and France have entered into an Agreement in the form set forth as Exhibit E, and (iii) Italy and Portugal have entered into the Convertible Note Purchase Agreement in the form set forth in Exhibit F hereto.
      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
      1.1.     Certain Definitions. The following terms shall have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Action” means any action, claim, suit, litigation, demand, cause of action, charge, complaint, arbitration or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of the foregoing, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Subsidiary of any Person shall be deemed to be an Affiliate of such Person, and such Person shall be deemed to be an Affiliate of such Subsidiary.

“Agreement” means this Combination Agreement, including the Exhibits and schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ARC” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act.

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.4 hereof or Article VII of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Articles of Arrangement” means the articles of arrangement of Italy in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made.

“CBCA” means the Canada Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Time.

“Canadian Securities Regulatory Authorities” means the OSC and each other securities commission or similar regulatory authority in each of the provinces and territories of Canada.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition under the Competition Act.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means receipt of an ARC or, in the alternative to an ARC, the waiver, expiration or earlier termination of the waiting period under Part IX of the Competition Act and receipt of a letter from the Commissioner or a person authorized by the Commissioner that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, lease, instrument or other binding arrangement.

“Court” means the Superior Court of Justice (Ontario).

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Disclosed Publicly by Italy” means disclosed in a public filing by Italy with the OSC on or after January 1, 2004 and prior to the date hereof.

“Disclosed Publicly by Portugal” means disclosed in a public filing by Portugal with the SEC on or after January 1, 2004 and prior to the date hereof.

“Disclosed to Italy” means disclosed by Portugal in the Portugal Dataroom or made available in writing by Portugal to Italy.

“Disclosed to Portugal” means disclosed by Italy in the Italy Dataroom or made available in writing by Italy to Portugal.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article IV of the Plan of Arrangement.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Employee Plan” means, with respect to any Person, any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any stock purchase, stock option, stock appreciation, stock incentive, phantom stock, severance, termination, employment, change-in-control, retention, insurance (including self-insurance), split-dollar, health, medical, disability, sick pay, workers compensation, supplemental unemployment, post-employment, pension, savings, retirement, profit sharing, vacation, fringe benefit, multiemployer, collective bargaining, bonus, incentive, deferred compensation, loan and any other employee benefit plan, agreement, program, policy or other arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether or not subject to ERISA, whether formal or informal.

“Environmental Laws” means all Laws and Orders of any international, provincial, federal, state, local and any other Governmental Entity that relate to the protection of the environment, protection of wildlife and/or wildlife habitat, protection of cultural or historic resources, including those relating to reclamation, remediation or restoration of mineral or other properties, the natural environment or to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, or to the impact of Hazardous Substances on the environment, health or property.

“Environmental Lien” means any Lien in favor of any Governmental Entity arising under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with such Person within the meaning of Section 414 of the Code.

“France Subsequent Acquisition Transaction” means the acquisition by Italy of the common shares of France held by Persons who have not accepted the Italy Bid in the manner contemplated under the heading “Acquisition of France Shares Not Deposited” in the Italy Bid Circular.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, or governmental department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) stock exchange, including the NYSE or TSX.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any applicable Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any applicable Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings.

“ICA” means the Investment Canada Act (Canada), as amended, and the regulations thereunder.

“ICA Approval” means the determination or deemed approval by the Minister responsible for the administration of the ICA that the transactions contemplated hereby are of “net benefit to Canada” pursuant to Part IV of the ICA.

“In the Money Amount” in respect of a stock option at any time means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option.

“Intellectual Property” means all federal, state, provincial, foreign and multinational intellectual and industrial property rights, including without limitation, all (i) patents; (ii) copyrights; (iii) trademarks and service marks, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) trade secrets; and (v) all registrations, applications, and recordings related to the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.4.

“ITA” means the Income Tax Act (Canada), as amended, and the regulations thereunder, as amended, in each case, except as otherwise provided herein, as of the date hereof.

“Italy Bid” means the offer, as the same may be amended from time to time, by Italy to acquire all of the outstanding common shares of France as described in the Italy Bid Circular.

“Italy Bid Circular” means the take-over bid circular of Italy dated October 24, 2005, as the same has been amended or varied and as the same may be amended or varied from time to time, relating to the Italy Bid.

“Italy Dataroom” means the electronic dataroom relating to Italy to which Portugal has had access prior to the date hereof.

“Italy Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Italy or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Italy, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Italy or any of its Subsidiaries has or reasonably would be expected to have any present or future liability.

“Italy Meeting” means the special meeting of holders of Italy Common Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement and other matters related to this Agreement and the Arrangement.

“Italy Option Plans” means the stock option or incentive plans for directors, officers and employees of Italy and its Subsidiaries and other eligible persons (as applicable).

“Italy Resolution” means the special resolution of the holders of the Italy Common Shares, to be substantially in the form of Exhibit A hereto.

“Italy SAR” means a stock appreciation right included in an Italy Option and exercisable in lieu of (but not in addition to) such Italy Option.

“knowledge” of Italy, means the actual knowledge of the Persons set forth in Section 1.2 of the Italy Disclosure Schedule, and of Portugal, means the actual knowledge of the Persons set forth in Section 1.2 of the Portugal Disclosure Schedule.

“Laws” means laws (including common law), statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.

“Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to each party, any fact, change, event, occurrence or effect (a) that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such party, its Subsidiaries and its material joint ventures, taken as a whole, other than any such fact, change, event, occurrence or effect relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, including the consummation of the acquisition of common shares of France as contemplated by the Support Agreement and this Agreement, the exercise of dissent rights in connection with any subsequent acquisition transaction, and any divestitures or other actions required to obtain all necessary regulatory approvals relating thereto, (ii) changes, circumstances or conditions generally affecting the mining industry and not having a materially disproportionate effect on such party, (iii) changes in general economic conditions in the United States or Canada, (iv) changes in any of the principal markets served by such party’s business generally or shortages or price changes with respect to raw materials, metals or other products (including, but not limited to, nickel, copper, cobalt, molybdenum, any platinum-group metals, sulfur, sulphuric acid, electricity, zinc or aluminum) used or sold by that party, (v) changes in generally applicable Laws or regulations (other than orders, judgments or decrees against such party, any of its Subsidiaries or any of its material joint ventures), or (vi) changes in US GAAP or Canadian GAAP or (b) that as of the date hereof is, or would reasonably be expected to be, materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall (A) a change in the trading prices of a party’s equity securities, or (B) any failure by a party, including France, to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively “Estimates”) by itself, be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect); it being understood and agreed that, after the consummation of the acquisition of common shares of France as contemplated by the Support Agreement and this Agreement, for purposes of determining whether a Material Adverse Effect with respect to Italy shall have occurred, the financial condition, business and results of operations of Italy shall be deemed to include the financial condition, business and results of operations of Italy, France and their collective Subsidiaries and material joint ventures, taken as a whole.

“NYSE” means The New York Stock Exchange, Inc.

“OBCA” means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Time.

“Order” means any legally enforceable judgment, order, decision, writ, injunction, stipulation, ruling or decree of, or any settlement under jurisdiction of, any Governmental Entity.

“OSC” means the Ontario Securities Commission.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Plan of Arrangement” means, subject to Section 2.2(a), the plan of arrangement, substantially in the form of Exhibit B hereto as amended by any amendments or variations thereto made in accordance with Section 9.4 hereof or Article VII of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Portugal Charter Amendment” means the amendment and restatement of the certificate of incorporation of Portugal so that, after giving effect thereto, the certificate of incorporation of Portugal shall be substantially in the form set forth as Exhibit C.

“Portugal Dataroom” means the electronic dataroom relating to Portugal to which Italy has had access prior to the date hereof.

“Portugal Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Portugal or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Portugal, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Portugal or any of its Subsidiaries has or reasonably would be expected to have any present or future liability.

“Portugal Meeting” means the special meeting of holders of Portugal Common Shares, including any adjournment or postponement thereof, to be called to consider the Portugal Charter Amendment and the Portugal Share Issuance.

“Portugal Share Issuance” means the issuance of Portugal Common Shares pursuant to the Arrangement.

“Proprietary Subject Matter” means: (i) all information (whether or not protectable by patent, copyright, mask work or trade secret rights) not generally known to the public, including know-how and show-how, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, specifications, technical manuals and data, libraries, blueprints, drawings, product information, development work-in-process, inventions and trade secrets; (ii) patentable subject matter, patented inventions and inventions subject to patent applications; (iii) industrial models and industrial designs; (iv) works of authorship, software and copyrightable subject matter; (v) mask works; and (vi) trademarks, trade names, service marks, brand names, corporate names, emblems, logos, trade dress, domain names, insignia and related marks.

“Regulatory Approvals” means, with respect to a party, those Orders, sanctions, consents, exemptions, waivers, permits, agreements, certificates, authorizations and other Approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities that are necessary or advisable in connection with the transactions contemplated hereby, including, in the case of Italy, those referred to in Section 3.5(b) hereof and, in the case of Portugal, those referred to in Section 4.5(b) hereof.

“Securities Act (Ontario)” means the Securities Act (Ontario) and all rules and regulations enacted thereunder, as now in effect and as it may be amended from time to time prior to the Effective Time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, and the 1934 Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.

“Stock Award Exchange Ratio” means the sum of (i) the Share Exchange Ratio plus (ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price of the Portugal Common Shares on the NYSE on the last trading day immediately preceding the Closing Date expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada on such date.

“Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.

“Support Agreement” means the Support Agreement, dated October 10, 2005, between Italy and France, as amended from time to time (including pursuant to amendments dated January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006 and the date hereof).

“TSX” means The Toronto Stock Exchange.
      1.2.     Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Acquisition Proposal	Section 5.3(j)
Approvals	Section 3.1(a)
Canadian GAAP	Section 3.7(b)
Change in Italy Recommendation	Section 5.2(c)

Change in Portugal Recommendation	Section 6.2(c)
Change in Recommendation	Section 6.2(c)
Closing Date	Section 2.5(a)
Collective Agreements	Section 3.12(a)
Confidentiality Agreements	Section 7.1(a)
Converted Portugal Option	Section 2.1(c)
Converted Portugal Option Exercise Price	Section 2.1(c)
DOJ	Section 7.5
European Commission	Section 7.5
Expenses	Section 9.3(d)
France	Recitals
France Condition	Section 8.1(g)
FTC	Section 7.5
HSR Act	Section 3.5(b)
Indemnified Parties	Section 7.6
Infringe	Section 3.19
IRD	Section 7.5
Italy	Preamble
Italy Charter Documents	Section 3.2
Italy Circular	Section 5.2(b)
Italy Common Shares	Section 3.3(a)
Italy Competing Proposal	Section 9.3(d)
Italy Disclosure Schedule	Article III
Italy Documents	Section 3.7(a)
Italy Environmental Permits	Section 3.18(c)
Italy Financial Statements	Section 3.7(b)
Italy Insurance Policies	Section 3.16
Italy Intellectual Property	Section 3.19
Italy Options	Section 3.3(a)
Italy Preferred Shares	Section 3.3(a)
Italy Property	Section 3.18(a)
Italy Restricted Shares	Section 3.3(a)
Italy Returns	Section 3.17(b)(i)
Italy Shareholder Approval	Section 2.4(b)
Italy Termination Fee	Section 9.3(d)
Italy-Used Proprietary Subject Matter	Section 3.19
KEIP Plans	Section 3.3(a)
LYON Notes	Section 3.3(a)
Material Italy Contract	Section 3.20
Material Portugal Contract	Section 4.20
Permit	Section 3.5(a)
Per Share Cash Amount	Section 2.1(a)(ii)
Portugal	Preamble
Portugal Canada	Section 2.1(a)
Portugal Charter Documents	Section 4.2

Portugal Competing Proposal	Section 9.3(d)
Portugal Common Shares	Section 4.3(a)
Portugal Disclosure Schedule	Article IV
Portugal Environmental Permits	Section 4.18(c)
Portugal Financial Statements	Section 4.7(b)
Portugal Insurance Policies	Section 4.16
Portugal Intellectual Property	Section 4.19
Portugal Preferred Shares	Section 4.3(a)
Portugal Property	Section 4.18(a)
Portugal Proxy Statement	Section 6.2(b)
Portugal Returns	Section 4.17(a)(i)
Portugal SEC Reports	Section 4.7(a)
Portugal Stockholder Approval	Section 4.22
Portugal Termination Fee	Section 9.3(d)
Portugal-Used Proprietary Subject Matter	Section 4.19
Sarbanes-Oxley Act	Section 3.7(c)
Share Exchange Ratio	Section 2.1(a)(ii)
Shareholder Solicitations	Section 7.2(a)
Superior Proposal	Section 5.3(j)
Support Agreement Contracts	Section 3.20(b)
Takeover Statute	Section 7.7
Tax	Section 3.17(a)
Tax Pools	Section 3.17(b)(iv)
Termination Date	Section 9.1(b)
US GAAP	Section 4.7(b)
      1.3.     Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person taken as a whole. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
ARTICLE II
THE ARRANGEMENT
      2.1.     The Arrangement. Subject to the terms hereof, at the Effective Time and as more fully set forth in the Plan of Arrangement:

(a) A newly-formed, Canadian wholly-owned Subsidiary of Portugal (“Portugal Canada”) will acquire all outstanding Italy Common Shares; Italy and Portugal Canada will amalgamate; and each outstanding Italy Common Share (other than (x) Italy Common Shares held by a holder who has validly exercised its Dissent Rights or by Portugal or any Subsidiary of Portugal and (y) the Italy Restricted Shares) will be exchanged by the holder thereof for:

(i) 0.672 Portugal Common Shares (the “Share Exchange Ratio”), plus

(ii) Cdn.$17.50 in cash (the “Per Share Cash Amount”).

(b) Each Italy Restricted Share granted under the KEIP Plans and outstanding immediately prior to the Effective Time will be exchanged for the number of restricted Portugal Common Shares (on the same terms and conditions as were applicable prior to the Effective Time to such award of Italy Restricted Shares pursuant to the relevant KEIP Plan under which such Italy Restricted Share was issued and the agreement evidencing the grant thereof) equal to the Stock Award Exchange Ratio.

(c) Each Italy Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged for a fully vested option granted by Portugal (a “Converted Portugal Option”) to acquire (on the same terms and conditions, other than vesting, as were applicable to such Italy Option pursuant to the relevant Italy Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of Portugal Common Shares determined by multiplying (A) the number of Italy Common Shares subject to such Italy Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price per Portugal Common Share subject to any such Converted Portugal Option (the “Converted Portugal Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (A) the exercise price per Italy Common Share subject to such Italy Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio, expressed in U.S. dollars based on the noon buying rate of the Bank of Canada on the last trading day immediately preceding the Closing Date; provided that the exercise price otherwise determined shall be increased to the extent, if any, required to ensure that the In The Money Amount of the Converted Portugal Option immediately after the exchange is equal to the in the Money Amount of the corresponding Italy Option immediately before the exchange. The conversion mechanism set forth in this Section 2.1(c) shall be adjusted to the extent required to comply with Section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable.

(d) For greater certainty, if a particular Italy Option includes an Italy SAR, the corresponding Converted Portugal Option will include a stock appreciation right subject to the same terms and conditions (other than vesting) as were applicable to the Italy SAR except that the stock appreciation right, which may be exercised in lieu of, but not in addition to the Converted Portugal Option shall represent the right to receive, upon exercise (and consequent surrender of the Converted Portugal Option), (i) the number of Portugal Common Shares (rounded down to the nearest whole share) having an aggregate fair market value on the date of exercise equal to the positive difference between (A) the aggregate fair market value of the Portugal Common Shares subject to the corresponding Converted Portugal Option and (B) the aggregate Converted Portugal Option exercise price, (ii) the equivalent amount of cash, or (iii) an equivalent combination thereof, as Portugal may determine in its sole discretion. The conversion mechanism in relation to the Italy SAR shall be adjusted as necessary to the extent required to comply with section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable.
      2.2.     Implementation Steps by Italy. Italy covenants in favor of Portugal that Italy shall:

(a) subject to the terms of this Agreement and the preparation of a substantially complete Italy Circular in accordance with Section 5.2 of this Agreement, as soon as reasonably practicable, apply in a manner reasonably acceptable to Portugal under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order. Notwithstanding that this Agreement contemplates that the Arrangement will be implemented under the CBCA, the parties agree that the Arrangement may, if the parties consider it to be appropriate in the circumstances, be effected under the OBCA with necessary modifications to the Plan of Arrangement and without any requirement to amend or otherwise modify this Agreement. In such event, at the option of Portugal, the Plan of Arrangement may be modified at any time prior to the Italy Meeting to provide that the France Subsequent Acquisition Transaction shall be completed as part of the Arrangement;

(b) subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the Italy Meeting for the purpose of considering the Italy Resolution;

(c) provided that Italy has taken up and paid for not less than 66 2/3 % of the outstanding common shares of France pursuant to the Italy Bid, to use its reasonable best efforts, in consultation and with the prior approval of Portugal, to complete a France Subsequent Acquisition Transaction as soon as practicable and in any event prior to the Effective Time;

(d) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

      2.3.     Implementation Steps by Portugal. Portugal covenants in favor of Italy that:

(a) subject to the terms of this Agreement, Portugal shall, as soon as reasonably practicable, convene and hold the Portugal Meeting for the purpose of considering the Portugal Share Issuance and the Portugal Charter Amendment;

(b) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, on the Closing Date and prior to the Effective Time, Portugal shall file the restated certificate of incorporation of Portugal, in the form set forth in Exhibit C hereto, with the Secretary of State of the State of New York.
      2.4.     Interim Order. The notice of motion for the application referred to in Section 2.2(a) shall request that the Interim Order provide:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Italy Meeting and for the manner in which such notice is to be provided;

(b) that, subject to the approval of the Court, the requisite approval for the Italy Resolution shall be 66 2/3% of the votes cast on the Italy Resolution by holders of Italy Common Shares present in person or by proxy at the Italy Meeting (the “Italy Shareholder Approval”);

(c) that, in all other respects, the terms, restrictions and conditions of the Italy Charter Documents, including quorum requirements and all other matters, shall apply in respect of the Italy Meeting;

(d) for the grant of the Dissent Rights; and

(e) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.
      2.5.     Closing.
      (a) The closing of the transactions contemplated hereby will take place at 8:00 am, Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, on the second business day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date), or such other date, time and place as is agreed to in writing by the parties hereto (such date, the “Closing Date”).
      (b) On the Closing Date, the Articles of Arrangement shall be filed with the Director. The Articles of Arrangement shall implement the Plan of Arrangement.

      (c) At the Effective Time, each Italy Common Share outstanding immediately prior to the Effective Time will be exchanged or converted, as provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the CBCA.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ITALY
      Italy represents and warrants to Portugal, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article III, as well as any other section or subsection of this Article III if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Italy to Portugal dated as of the date hereof (the “Italy Disclosure Schedule”), as follows:
      3.1.     Organization and Qualification; Subsidiaries.
      (a) Each of Italy and its Subsidiaries that is a corporation or other legal entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy. Each of Italy and its Subsidiaries is in possession of all franchises, grants, qualifications, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      (b) Italy has no material Subsidiaries except as Disclosed to Portugal prior to the date hereof.
      (c) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, all of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Italy, is owned by Italy, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests). Except as Disclosed Publicly by Italy or as Disclosed to Portugal, there are no outstanding (i) securities of Italy or its Subsidiaries convertible into or exchangeable for capital or equity securities or ownership interests in any Subsidiary of Italy or (ii) except for employee or director stock options issued pursuant to Italy’s stock option plans, options or other rights to acquire from Italy or any of its Subsidiaries, or other obligation of Italy or any of its Subsidiaries to issue, any capital stock or other equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other equity securities or ownership interests in, any Subsidiary of Italy. Except as Disclosed Publicly by Italy or as Disclosed to Portugal, there are no outstanding obligations of Italy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items referred to in clauses (i) and (ii) above.
      (d) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, neither Italy nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Italy). Except as Disclosed Publicly by Italy or as Disclosed to Portugal, neither Italy nor any of its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Italy).

      (e) Italy and each of its Subsidiaries that is a corporation or other legal entity is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      3.2.     Articles of Incorporation and Bylaws. Italy has Disclosed to Portugal complete and correct copies of its Articles of Incorporation and Bylaws or other similar organizational documents (together, the “Italy Charter Documents”), as amended to date. Such Italy Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Italy is not in violation of any of the provisions of the Italy Charter Documents, and no material Subsidiary of Italy is in violation of any of its organizational documents.
      3.3.     Capitalization.
      (a) The authorized capital of Italy consists of (i) an unlimited number of common shares, without par value (the “Italy Common Shares”), and (ii) 45,000,000 preferred shares issuable in series (the “Italy Preferred Shares”). As of June 16, 2006, 198,755,104 Italy Common Shares, including 155,931 restricted Italy Common Shares in respect of which the restriction period has not expired (the “Italy Restricted Shares”) awarded pursuant to Italy’s 2001 Key Executive Incentive Plan and 2005 Key Executive Incentive Plan (the “KEIP Plans”), are outstanding and no Italy Preferred Shares are outstanding. As of June 16, 2006, options to acquire an aggregate of 1,780,539 Italy Common Shares (the “Italy Options”) and 715,300 Italy SARs are outstanding under the Italy Option Plans. In addition, Italy has issued and there are outstanding as of June 16, 2006: (i) liquid yield option notes representing an aggregate amount payable at maturity of U.S. $178,908,000, which are due and payable on March 29, 2021 (the “LYON Notes”), which are convertible into an aggregate of 4,750,544 Italy Common Shares; (ii) subordinated convertible debentures due on March 14, 2052, which are convertible into an aggregate of 8,670,469 Italy Common Shares with U.S. $225,545,000 amount payable at maturity; and (iii) U.S. $176,579,000 aggregate principal amount of convertible debentures due on March 14, 2023, which are convertible into an aggregate of 5,639,121 Italy Common Shares. Italy has also issued warrants for the purchase of Italy Common Shares at an exercise price of Cdn. $30, expiring on August 21, 2006, of which 10,770,964 warrants remain outstanding as of June 16, 2006. As of the date hereof, no shares of capital stock of Italy are held by any Subsidiary of Italy or in treasury by Italy. All issued and outstanding shares of capital stock of Italy have been duly authorized and validly issued and are fully paid and nonassessable.
      (b) Except as Publicly Disclosed by Italy or as Disclosed to Portugal or as set forth in Section 3.3(a), there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Italy or any of its Subsidiaries is a party or by which it is bound obligating Italy or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Italy or any of its Subsidiaries, or obligating Italy or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based award, equity security, call, right, commitment or agreement. Except as Disclosed to Portugal or as set forth in Section 3.3(a), there are no outstanding bonds, debentures, or other evidences of indebtedness of Italy or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Italy Common Shares on any matter. Except as Disclosed to Portugal or as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Italy or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Italy or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

      3.4.     Authority Relative to this Agreement.
      (a) Italy has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Italy Shareholder Approval, the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Italy, and no other corporate proceedings on the part of Italy are necessary to authorize this Agreement, or to consummate the transactions so contemplated, other than the Italy Shareholder Approval, the Interim Order and the Final Order. This Agreement has been duly and validly executed and delivered by Italy and, assuming the due authorization, execution and delivery by Portugal, constitutes a valid, legal and binding obligation of Italy, enforceable against Italy in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
      (b) At a meeting duly called and held, Italy’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Arrangement) are fair to the holders of the Italy Common Shares and in the best interests of Italy; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Arrangement); and (iii) resolved to recommend approval and adoption of the Arrangement by its shareholders at the Italy Meeting.
      3.5.     No Conflict; Required Filings and Consents.
      (a) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not and will not, subject to obtaining the Italy Shareholder Approval and receipt of the Approvals referred to in Section 3.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Italy Charter Documents or the equivalent organizational documents of any of Italy’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Italy or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Italy or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization (a “Permit”) held by, or affecting, or relating in any way to, the assets or business of, Italy or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Italy or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (b) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Italy or its Subsidiaries, except for (A) the Competition Act Approval, (B) the compliance with any applicable requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), including pre-merger notification requirements, (C) compliance with any applicable requirements of Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings; (D) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (E) the filing with the Canadian Securities Regulatory Authorities and the mailing to the shareholders of Italy of the Italy

Circular, (F) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX or NYSE, (G) the Interim Order, the Final Order and any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and (H) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.6.     Compliance; Permits.
      (a) Each of Italy and its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected, other than non-compliance matters that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (b) Neither Italy nor any of its Subsidiaries is in default or violation of (i) any Law or Order applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material Contract, Permit or other instrument or obligation to which Italy or any of its Subsidiaries is a party or by which Italy or any of its Subsidiaries or its or any of their respective properties is bound or affected; except, in each case, for any conflicts, defaults or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy. To the knowledge of Italy, no investigation or review by any Governmental Entity is pending or threatened against Italy or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (c) Since January 1, 2004 Italy has complied in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and NYSE.
      (d) Each of Italy and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Entity necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.7.     Reports; Financial Statements.
      (a) Since January 1, 2004, Italy has filed with the Canadian Securities Regulatory Authorities, the SEC, the TSX and the NYSE the forms, reports and documents, including financial statements, annual information forms, material change reports and management proxy circulars required to be filed by Italy under applicable Securities Laws, including but not limited to all documents relating to the transactions contemplated by the Support Agreement (collectively, the “Italy Documents”). The Italy Documents, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of applicable Securities Laws and did not contain any misrepresentation (as defined in the Securities Act (Ontario)) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Italy has not filed any confidential material change report with the Canadian Securities Regulatory Authorities or any other securities authority or regulator or any stock exchange or other self-regulatory authority which as of the date hereof remains confidential. None of Italy’s Subsidiaries is required to file any reports or other documents with any of the Canadian Securities Regulatory Authorities, the SEC, the TSX or the NYSE.
      (b) The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements (including in each case, any related notes thereto) contained in the Italy Documents (the “Italy Financial Statements”) complied as to form in all material respects with the published rules and regulations of applicable Governmental Entities, the Canadian Securities Regulatory Authorities, the SEC, the TSX and the NYSE with respect thereto as of their respective dates, and have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Italy Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Italy and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.
      (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Italy has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (including, without limitation, Section 402 thereof) and the rules and regulations promulgated thereunder.
      (d) The books and records of Italy and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Italy and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Italy Financial Statements. Italy has (i) designed and maintains disclosure controls and procedures to ensure that material information relating to Italy and its Subsidiaries is made known to management of Italy by others within those entities to allow timely decisions regarding required disclosure, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with Canadian GAAP and (y) to maintain accountability of the assets of Italy and its Subsidiaries; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of Italy has disclosed, based on its most recent evaluation, to Italy’s auditors and the audit committee of Italy’s board of directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Italy’s ability to record, process, summarize and report financial data and have identified for Italy’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Italy’s internal controls.
      (e) To the knowledge of Italy, as of the date hereof, Italy has not identified any material weaknesses in the design or operation of its internal controls over financial reporting. To the knowledge of Italy, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.
      (f) PricewaterhouseCoopers LLP are and were at all times during the audit engagement period with Italy (i) independent registered public accountants with respect to Italy and its Subsidiaries in accordance with the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board and (ii) a “participating audit firm” within the meaning of National Instrument 52-108 — Auditor Oversight of the Canadian Securities Administrators and in compliance with any restrictions or sanctions imposed by the “Canadian Public Accountability Board”.
      (g) No attorney representing Italy or any of its Subsidiaries, whether or not employed by Italy or any of its Subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by Italy or any of its Subsidiaries or their respective officers, directors, employees or agents to Italy’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
      (h) None of the information to be supplied by Italy or its Affiliates in writing specifically for use in the Portugal Proxy Statement will, at the time of the mailing of the Portugal Proxy Statement and any amendments or supplements thereto, and at the time of the Portugal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      (i) None of the information to be included in or incorporated by reference into the Italy Circular (other than information supplied in writing by Portugal specifically for use therein) will, at the time of the mailing of the Italy Circular and any amendments or supplements thereto, and at the time of the Italy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      3.8.     No Undisclosed Liabilities. Except as Disclosed to Portugal, neither Italy nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Italy (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in Italy’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Italy Financial Statements, (ii) liabilities or obligations disclosed in any Italy Document filed after December 31, 2005 and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Contracts disclosed in Section 3.20 (or not required to be so disclosed) or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.9.     Absence of Certain Changes or Events. Since December 31, 2005, the business of Italy and its Subsidiaries has been conducted in the ordinary course consistent with past practices and except as Disclosed Publicly by Italy there has not been (i) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Italy, (ii) any material revaluation by Italy of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Italy other than in the ordinary course of business, (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Italy or its Subsidiaries, (iv) any Material Italy Contract cancelled, terminated, or materially adversely modified that would reasonably be expected to have a Material Adverse Effect with respect to Italy or (v) any event or action that if taken after the date hereof would be prohibited by Section 5.1 hereof.
      3.10.     Absence of Litigation. Except as Disclosed Publicly by Italy or as Disclosed to Portugal, (a) there is no Action that has been commenced or, to the knowledge of Italy, threatened against or affecting Italy or any Subsidiary thereof or any of their respective properties, rights or assets before any Governmental Entity which, if determined adversely with respect to Italy, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Italy; and (b) neither Italy nor any Subsidiary thereof, nor any of their respective properties, rights or assets, is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.11.     Employee Plans.
      (a) Italy and each Subsidiary thereof has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Italy Employee Plan, and has made all funding contributions required under applicable Law to be made to such Italy Employee Plans. All Italy Employee Plans are in good standing in all material respects under applicable Law. Italy has Disclosed to Portugal copies of all material Italy Employee Plans (and in the case of any material Italy Employee Plan that is not written, a written description of such plan or board of directors or compensation committee resolution providing for such plan).
      (b) Each Italy Employee Plan intended to be tax qualified under the Code has been the subject of determination letters from the U.S. Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Each Italy Employee Plan intended to be tax qualified under the ITA has been established, registered and operated in accordance with the applicable requirements of the ITA and other applicable Law. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Italy Employee Plan being ordered or required to be terminated or wound up in whole or in part or having its tax qualification or registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Italy Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Italy.
      (c) No event has occurred or condition exists with respect to any of the Italy Employee Plans or relating to any current or former employee of Italy or any Subsidiary thereof (or any of their beneficiaries or dependants) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Italy.
      (d) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Italy or any Subsidiary thereof to severance or similar pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Italy Employee Plan.
      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Italy Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.
      3.12.     Labor Matters.
      (a) Italy has Disclosed to Portugal copies of all collective agreements (“Collective Agreements”) to which Italy or any Subsidiary thereof is a party. To the knowledge of Italy, there are no threatened or apparent union organizing activities involving employees of Italy or any Subsidiary thereof that are not already covered by a Collective Agreement that would have a Material Adverse Effect with respect to Italy. Neither Italy nor any Subsidiary thereof is in material violation of any provision under any Collective Agreement. There is no strike or lock out occurring or, to the knowledge of Italy, threatened affecting Italy or any Subsidiary thereof that would have a Material Adverse Effect with respect to Italy.
      (b) Neither Italy nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would not individually or in the aggregate have a Material Adverse Effect with respect to Italy. Italy and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including, but not limited to, employment and labor standards, occupational health and/or safety, employment equity, pay equity, workers’ compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate, or for such proceedings which individually or in the aggregate, would not have a Material Adverse Effect with respect to Italy. Italy and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder, the Labour Relations Act, 1995 (Ontario), and the rules and regulations promulgated thereunder and any and all similar Laws.
      (c) Each of Italy and its Subsidiaries is in compliance with all applicable Laws covering occupational health and/or safety, including the Occupational Health and Safety Act (Ontario), as amended, and the regulations promulgated thereunder, and the Workplace Safety and Insurance Act, 1977 (Ontario) as

amended and any regulations promulgated thereunder, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.13.     Property and Title. Applying customary standards in the Canadian mining industry, each of Italy, its Subsidiaries and its material joint ventures has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien (other than as Disclosed to Portugal or Disclosed Publicly by Italy) to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Italy, its Subsidiaries and its material joint ventures (other than as Disclosed Publicly by Italy). Italy, its Subsidiaries and its material joint ventures hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as Disclosed Publicly by Italy, except to the extent that a failure to do so would not constitute a Material Adverse Effect with respect to Italy. Except for such failures of title or liens and royalty burdens that would, individually or in the aggregate, not have a Material Adverse Effect with respect to Italy, (x) all mineral rights held by Italy, its Subsidiaries and its material joint ventures are free and clear of all Liens and royalty burdens (other than as Disclosed Publicly by Italy), and (y) none of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not have a Material Adverse Effect with respect to Italy.
      3.14.     Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated, indicated, measured and inferred mineral resources disclosed in the Italy Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Italy, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts Disclosed Publicly by Italy.
      3.15.     Operational Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy:

(a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Italy, its Subsidiaries and its material joint ventures have been properly and timely paid;

(b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Italy, its Subsidiaries and its material joint ventures have been duly paid, performed, or provided for prior to the date hereof;

(c) all (i) mines where Italy or a Subsidiary of Italy is operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-applicable Laws, and (ii) mines located in or on the lands of Italy, any Subsidiary or material joint venture of Italy, or lands pooled or unitized therewith, which have been abandoned by Italy or any Subsidiary or material joint venture of Italy, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all applicable Laws, and (iii) all future abandonment, remediation and reclamation obligations have been accurately Disclosed Publicly by Italy without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Italy Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
      3.16.     Insurance. Italy maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Italy and its Subsidiaries (collectively, the “Italy

Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Italy’s knowledge, there is no material claim by Italy or any of its Subsidiaries pending under any of the material Italy Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would have a Material Adverse Effect with respect to Italy.
      3.17.     Taxes.
      (a) Definition of Taxes. For the purposes of this Agreement, “Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments imposed by Laws, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income) and all capital taxes, mining taxes, gross receipts taxes, environmental taxes, profits taxes, disability taxes, registration taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, development taxes, education taxes, business taxes, social services taxes, surtaxes, land transfer taxes, harmonized sales taxes, withholding taxes or other withholding obligations, net worth taxes, recording taxes, capital stock taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, service use taxes, customs duties or other governmental charges, estimated or other taxes, assessments, charges, duties or imposts of any kind whatsoever, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, penalties, additional taxes, additions to tax or other amounts imposed by any taxing authority with respect to the foregoing and any liability for any such Taxes imposed by Law with respect to any other person, including under any tax sharing, indemnification or other agreements or arrangements or any liability for taxes of a predecessor or transferor entity.
      (b) Taxes. Except as Disclosed Publicly by Italy or as Disclosed to Portugal or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy:

(i) All Tax returns, statements, reports, forms, declarations, remittances, and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of Italy or any of its Subsidiaries (collectively, the “Italy Returns”) were filed when due with all appropriate taxing authorities (including any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects.

(ii) Italy and each of its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by any of them under any applicable Law, including all Taxes required to be withheld, collected and paid in connection with (i) amounts paid or owing to any present or former employee, independent contractor, creditor or shareholder or to any other Person, (ii) goods and services received from or provided to any Person and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor.

(iii) The charges, accruals and reserves for Taxes with respect to Italy and its Subsidiaries reflected on the Italy Financial Statements (whether or not due and whether or not shown on any Italy Return but excluding any provision for deferred income Taxes) are adequate under Canadian GAAP to cover Taxes accruing through the date thereof.

(iv) The tax basis of the assets of Italy and its Subsidiaries by category including the classification of such assets as being depreciable, amortizable or resource properties giving rise to resource pools (collectively, the “Tax Pools”) as reflected in the Italy Returns is true and correct in all material respects.

(v) There is no Action or audit now pending or threatened in writing in respect of any Tax or “tax asset” of Italy or any of its Subsidiaries. For purposes of this Section 3.17 and Section 4.17 below, the term “tax asset” shall include but is not limited to any net operating loss, non-capital losses, net capital losses, Tax Pools, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes. There are no reassessments of Italy’s or any of its Subsidiaries’ Taxes that have been issued and which remain outstanding.

(vi) Neither Italy nor any of its Subsidiaries is party to any tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person (other than Italy or any of its Subsidiaries). Neither Italy nor any of its Subsidiaries has been a member of an affiliated, combined or unitary group filing a combined, unitary, or other return for Canadian provincial, local or non-Canadian tax purposes reflecting the income, assets, or activities of affiliated companies, or has any liability for the Taxes of any other Person (other than Italy or any of its Subsidiaries) under any provision of Canadian federal, provincial, local, or non-Canadian Law, or as a transferee or successor, or by contract, or otherwise.

      3.18.     Environmental Matters. Except as Disclosed Publicly by Italy or except for items with respect to which adequate provision in accordance with Canadian GAAP has been made in the Italy Financial Statements or except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Italy:

(a) (i) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Italy or any of its Subsidiaries (or, to the knowledge of Italy, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Italy or any of its Subsidiaries (“Italy Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Italy or its Subsidiaries, or for which Italy or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Italy or any of its Subsidiaries and (ii) to the knowledge of Italy, there are no liabilities of Italy or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Italy Property.

(b) The operations of Italy and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Italy and its Subsidiaries hold all approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Italy Environmental Permits”) necessary for the conduct of Italy’s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Italy Environmental Permits are valid and in full force and effect, (iii) Italy and its Subsidiaries have not violated any such Italy Environmental Permits, and (iv) neither Italy nor any of its Subsidiaries has received any notice that any Italy Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Italy there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Italy Environmental Permits.

(d) No Order or Action is pending, and to Italy’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Italy’s knowledge, affecting Italy or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Italy’s knowledge, no Environmental Lien has been threatened against or affecting Italy, any of its Subsidiaries, or any real or personal property of Italy or any of its Subsidiaries.
      3.19.     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy, (i) Italy or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Italy or one of its Subsidiaries, the “Italy Intellectual Property” and such Proprietary Subject

Matter, the “Italy-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no Orders or Actions pending, or to Italy’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Italy Intellectual Property or Italy-Used Proprietary Subject Matter, and to the knowledge of Italy, no facts or circumstances exist as a valid basis for same; (iii) the Italy Intellectual Property has not been, and Italy has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Italy and its Subsidiaries have taken all reasonable actions to protect the Italy Intellectual Property, including Italy Intellectual Property that is confidential in nature; and (v) to the knowledge of Italy the conduct of the business of Italy and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate or make unauthorized use of (“Infringe”) any Intellectual Property of any Person, and no Person is currently Infringing Italy Intellectual Property.
      3.20.     Agreements, Contracts and Commitments.
      (a) Except as Publicly Disclosed by Italy or as limited by confidentiality obligations and applicable regulatory requirements, Italy has Disclosed to Portugal (prior to the date hereof with respect to contracts existing on the date hereof) each material Contract to which Italy and each of its Subsidiaries is a party (each, a “Material Italy Contract”). Except for breaches, violations or defaults which have not had and would not, individually or in the aggregate, have a Material Adverse Effect with respect to Italy, (i) each of the Material Italy Contracts is valid and in full force and effect, unamended, and (ii) neither Italy nor any of its Subsidiaries, nor to Italy’s knowledge any other party to a Material Italy Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Italy Contract, and neither Italy nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Italy Contracts. Neither Italy nor any Subsidiary of Italy is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.
      (b) All Contracts to which Italy or any of its Subsidiaries is a party relating to the transactions contemplated by the Support Agreement (including but not limited to contracts with France or any of its Subsidiaries) are set forth on Schedule 3.20 (such contracts, together with the Support Agreement, the “Support Agreement Contracts”). All Support Agreement Contracts are valid and in full force and effect and neither Italy nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Support Agreement Contract.
      3.21.     Brokers. Italy and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Morgan Stanley & Co. Incorporated, Goldman Sachs Canada Credit Partners Co. and RBC Dominion Securities Corporation.
      3.22.     Opinions of Financial Advisors. On the date of this Agreement the board of directors of Italy received from its financial advisors, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and RBC Dominion Securities Corporation, separate opinions, each dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of Italy Common Shares pursuant to the Combination Agreement is fair, from a financial point of view, to the holders of the Italy Common Shares.
      3.23.     Vote Required. The only votes of the holders of any class or series of the Italy Common Shares, Italy Options or other securities of Italy necessary to approve this Agreement and the Arrangement and the transactions contemplated hereby and thereby is, subject to any requirement of the Interim Order and subject to obtaining any required exemptions from applicable Canadian Securities Regulatory Authorities, the Italy Shareholder Approval.

      3.24.     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Italy nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Italy and its Subsidiaries with respect to the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PORTUGAL
      Portugal represents and warrants to Italy, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article IV, as well as any other section or subsection of this Article IV if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Portugal to Italy dated as of the date hereof (the “Portugal Disclosure Schedule”) as follows:
      4.1.     Organization and Qualification; Subsidiaries.
      (a) Each of Portugal and its Subsidiaries that is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Portugal. Each of Portugal and its Subsidiaries is in possession of all Approvals from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Portugal.
      (b) Portugal has no material Subsidiaries except those as Disclosed to Italy prior to the date hereof.
      (c) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, all of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Portugal, is owned by Portugal, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests). Except as Disclosed Publicly by Portugal or as Disclosed to Italy, there are no outstanding (i) securities of Portugal or its Subsidiaries convertible into or exchangeable for capital stock or other equity securities or ownership interests in any Subsidiary of Portugal or (ii) except for employee or director stock options issued pursuant to Portugal’s employee stock option plans, options or other rights to acquire from Portugal or any of its Subsidiaries, or other obligation of Portugal or any of its Subsidiaries to issue, any capital stock or other equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other equity securities or ownership interests in, any Subsidiary of Portugal. Except as Disclosed Publicly by Portugal or as Disclosed to Italy, there are no outstanding obligations of Portugal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items referred to in clauses (i) and (ii) above.
      (d) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, neither Portugal nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Portugal). Except as Disclosed Publicly by Portugal or as Disclosed to Italy, neither Portugal nor any of its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Portugal).

      (e) Portugal and each of its Subsidiaries that is a corporation or other legal entity is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal.
      4.2.     Certificate of Incorporation and Bylaws. Portugal has Disclosed to Italy complete and correct copies of its Certificate of Incorporation and Bylaws (together, the “Portugal Charter Documents”), as amended to date. Such Portugal Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Portugal is not in violation of any of the provisions of the Portugal Charter Documents, and no material Subsidiary of Portugal is in violation of any of its organizational documents.
      4.3.     Capitalization.
      (a) The authorized capital stock of Portugal consists of (i) 300,000,000 shares of common stock, par value $6.25 per share (“Portugal Common Shares”) (including 1,642,433 restricted shares in respect of which the restriction period has not expired awarded pursuant to Portugal’s equity-based incentive plans), and (ii) 6,000,000 shares of preferred stock (“Portugal Preferred Shares”). As of June 20, 2006, (1) 219,991,676 Portugal Common Shares and (2) no Portugal Preferred Shares are outstanding. As of the date hereof, options to acquire an aggregate of 582,473 Portugal Common Shares and 129,947 deferred share units payable in cash or Portugal Common Shares are outstanding under Portugal’s stock equity-based incentive plans. In addition, as of the date hereof, no shares of capital stock of Portugal are held by any Subsidiary of Portugal and 15,998,219 shares of capital stock of Portugal are held by Portugal in treasury. All issued and outstanding shares of capital stock of Portugal have been duly authorized and validly issued and are fully paid and nonassessable.
      (b) Except as Publicly Disclosed by Portugal or as Disclosed to Italy or as set forth in Section 4.3(a), there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Portugal or any of its Subsidiaries is a party or by which it is bound obligating Portugal or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Portugal or any of its Subsidiaries, or obligating Portugal or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based awards, equity security, call, right, commitment or agreement. Except as Disclosed to Italy or as set forth in Section 4.3(a), there are no outstanding bonds, debentures, or other evidences of indebtedness of Portugal or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Portugal Common Shares on any matter. Except as Disclosed to Italy or as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Portugal or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Portugal or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.
      (c) The Portugal Common Shares to be issued at the Effective Time as part of the Arrangement have, subject to the receipt of the Portugal Stockholder Approval, been duly authorized and, when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or other similar right.
      (d) The Portugal Common Shares are prescribed shares for the purpose of paragraph 110(1)(d) of the ITA.

      4.4.     Authority Relative to this Agreement.
      (a) Portugal has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Portugal Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Portugal, and no other corporate proceedings on the part of Portugal are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the Portugal Stockholder Approval, the Interim Order and the Final Order. This Agreement has been duly and validly executed and delivered by Portugal and, assuming the due authorization, execution and delivery by Italy, constitutes a valid, legal and binding obligation of Portugal, enforceable against Portugal in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
      (b) At a meeting duly called and held, Portugal’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Portugal Share Issuance, the Portugal Charter Amendment and the Arrangement) are advisable and fair to and in the best interests of the Portugal and the holders of the Portugal Common Shares; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Portugal Share Issuance, the Portugal Charter Amendment and the Arrangement); and (iii) resolved to recommend approval and adoption of the Portugal Charter Amendment and approval of the Portugal Share Issuance by its shareholders at the Portugal Meeting.
      4.5.     No Conflict; Required Filings and Consents.
      (a) The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby, do not and will not, subject to obtaining the Portugal Stockholder Approval and receipt of the Approvals referred to in Section 4.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Portugal Charter Documents or the equivalent organizational documents of any of Portugal’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Portugal or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Portugal or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Portugal or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Portugal or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (b) The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Portugal or its Subsidiaries, except for (A) the Competition Act Approval, (B) the ICA Approval, (C) the compliance with any applicable requirements of the HSR Act, including pre-merger notification requirements, (D) compliance with any applicable requirements of Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings; (E) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (F) the filing with the SEC and the mailing to the Portugal shareholders of the Portugal Proxy Statement, and the filing with the SEC of any reports that might be required pursuant to the 1934 Act in connection with this Agreement and the transactions contemplated hereby, (G) the filing with the Secretary of State of the State of New York of the restated certificate of incorporation of Portugal, in the form attached hereto as Exhibit C, (H) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the NYSE or any state securities or blue sky laws, or by the rules and policies of the TSX, (I) the Interim Order, the Final Order and any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and (J) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.6.     Compliance; Permits.
      (a) Each of Portugal and its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected, other than non-compliance matters that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (b) Neither Portugal nor any of its Subsidiaries is in default or violation of (i) any Law or Order applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material Contract, Permit or other instrument or obligation to which Portugal or any of its Subsidiaries is a party or by which Portugal or any of its Subsidiaries or its or any of their respective properties is bound or affected; except, in each case, for any conflicts, defaults or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal. To the knowledge of Portugal, no investigation or review by any Governmental Entity is pending or threatened against Portugal or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (c) Since January 1, 2004 Portugal has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
      (d) Each of Portugal and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Entity necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.7.     SEC Filings; Financial Statements.
      (a) Since January 1, 2004, Portugal has filed with the SEC and NYSE all forms, reports, schedules, prospectuses, registration statements, proxy or information statements and other documents required to be filed by Portugal under applicable Securities Laws (collectively, the “Portugal SEC Reports”). The Portugal SEC Reports, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) complied in all material respects with the requirements of the applicable Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Portugal’s Subsidiaries is required to file any reports or other documents with the SEC.
      (b) The annual audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, any related notes thereto) contained in the Portugal SEC Reports (the “Portugal Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the 1934 Act) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Portugal and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.
      (c) Since the enactment of the Sarbanes-Oxley Act, Portugal has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (including, without limitation, Section 402 thereof) and the rules and regulations promulgated thereunder.
      (d) The books and records of Portugal and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Portugal and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Portugal Financial Statements. Portugal has (i) designed and maintains disclosure controls and procedures to ensure that material information relating to Portugal and its Subsidiaries is made known to management of Portugal by others within those entities to allow timely decisions regarding required disclosure, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded in reasonable detail accurately and fairly as necessary (x) to permit preparation of consolidated financial statements in conformity with US GAAP, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of Portugal and its Subsidiaries, as applicable, (y) to maintain accountability of the assets of Portugal and its Subsidiaries and (z) to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of Portugal has disclosed, based on its most recent evaluation, to Portugal’s auditors and the audit committee of Portugal’s board of directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Portugal’s ability to record, process, summarize and report financial data and have identified for Portugal’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Portugal’s internal controls.
      (e) To the knowledge of Portugal, as of the date hereof, Portugal has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.
      (f) PricewaterhouseCoopers LLC are and were at all times during the audit engagement period with Portugal independent registered public accountants with respect to Italy and its Subsidiaries in accordance with the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board.
      (g) No attorney representing Portugal or any of its Subsidiaries, whether or not employed by Portugal or any of its Subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by Portugal or any of its Subsidiaries or their respective officers, directors, employees or agents to Portugal’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
      (h) None of the information to be supplied by Portugal or its Affiliates in writing specifically for use in the Italy Circular or the Italy Bid Circular will, at the time of the mailing of the Italy Circular or any notice of variation in respect of the Italy Bid and any amendments or supplements thereto, and in the case of the Italy Circular at the time of the Italy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      (i) None of the information to be included in or incorporated by reference into the Portugal Proxy Statement (other than information supplied in writing by Italy specifically for use therein) will, at the time of the mailing of the Portugal Proxy Statement and any amendments or supplements thereto, and at the time of the Portugal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      4.8.     No Undisclosed Liabilities. Except as Disclosed to Italy, neither Portugal nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Portugal (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in Portugal’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Portugal Financial Statements, (ii) liabilities or obligations disclosed in any Portugal SEC Report filed after December 31, 2005, and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Contracts disclosed in Section 4.20 (or not required to be so disclosed) or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.9.     Absence of Certain Changes or Events. Since December 31, 2005, the business of Portugal and its Subsidiaries has been conducted in the ordinary course consistent with past practices and except as Disclosed Publicly by Portugal there has not been (i) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Portugal, (ii) any material revaluation by Portugal of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Portugal other than in the ordinary course of business, (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Portugal or its Subsidiaries, (iv) any Material Portugal Contract cancelled, terminated, or materially adversely modified that would reasonably be expected to have a Material Adverse Effect with respect to Portugal or (v) any event or action that if taken after the date hereof would be prohibited by Section 6.1 hereof.
      4.10.     Absence of Litigation. Except as Disclosed Publicly by Portugal or as Disclosed to Italy, (a) there is no Action that has been commenced or, to the knowledge of Portugal, threatened against or affecting Portugal or any Subsidiary thereof or any of their respective properties, rights or assets before any Governmental Entity which, if determined adversely to Portugal, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal; and (b) neither Portugal nor any Subsidiary thereof, nor any of their respective properties, rights or assets is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.11.     Employee Plans.
      (a) Portugal and each Subsidiary thereof has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Portugal Employee Plan, and all Portugal Employee Plans required under applicable Law to be funded are fully funded and in good standing in all material respects under applicable Law. Portugal has Disclosed to Italy copies of all material Portugal Employee Plans (and in the case of any material Portugal Employee Plan that is not written, a written description of such plan).
      (b) Each Portugal Employee Plan intended to be tax qualified under the Code has been the subject of determination letters from the U.S. Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Portugal Employee Plan being ordered or required to be terminated in whole or in part or having its tax qualification refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Portugal Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Portugal.
      (c) No event has occurred or condition exists with respect to any of the Portugal Employee Plans or relating to any current or former employee of Portugal or any Subsidiary thereof (or any of their beneficiaries or dependants) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Portugal.
      (d) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Portugal or any Subsidiary thereof to severance or similar pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Portugal Employee Plan.
      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Portugal Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.
      4.12.     Labor Matters.
      (a) Portugal has Disclosed to Italy copies of all Collective Agreements to which Portugal or any Subsidiary thereof is a party. To the knowledge of Portugal, there are no threatened or apparent union organizing activities involving employees of Portugal or any Subsidiary thereof that are not already covered by a Collective Agreement that would have a Material Adverse Effect with respect to Portugal. Neither Portugal nor any Subsidiary thereof is in material violation of any provision under any Collective Agreement. There is no strike or lock out occurring or, to the knowledge of Portugal, threatened affecting Portugal or any Subsidiary thereof that would have a Material Adverse Effect with respect to Portugal.
      (b) Neither Portugal nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would not individually or in the aggregate have a Material Adverse Effect with respect to Portugal. Portugal and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including, but not limited to, employment and labor standards, occupational health and/or safety, employment equity, pay equity, workers’ compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate, or for such proceedings which individually or in the aggregate, would not have a Material Adverse Effect with respect to Portugal. Portugal and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder and any and all similar Laws.
      (c) Each of Portugal and its Subsidiaries is in compliance with all applicable Laws covering occupational health and/or safety, including the Occupational Health and Safety Act (U.S.), as amended, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.13.     Property and Title. Applying customary standards in the United States mining industry, each of Portugal, its Subsidiaries and its material joint ventures has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien (other than as Disclosed to Italy or Disclosed Publicly by Portugal) to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Portugal, its Subsidiaries and its material joint ventures (other than as Disclosed Publicly by Portugal). Portugal, its Subsidiaries and its material joint ventures hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as Disclosed Publicly by Portugal, except to the extent that a failure to do so would not constitute a Material Adverse Effect with respect to Portugal. Except for such failures of title or liens and royalty burdens that would, individually or in the aggregate, not have a Material Adverse Effect with respect to Portugal, (x) all mineral rights held by Portugal, its Subsidiaries and its material joint ventures are free and clear of all Liens and royalty burdens (other than as Publicly Disclosed by Portugal), and (y) none of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not have a Material Adverse Effect with respect to Portugal.
      4.14.     Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated, indicated, measured and inferred mineral resources disclosed in the Portugal SEC Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Portugal, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts Disclosed Publicly by Portugal.
      4.15.     Operational Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal:

(a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Portugal, its Subsidiaries and its material joint ventures have been properly and timely paid;

(b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Portugal, its Subsidiaries and its material joint ventures have been duly paid, performed, or provided for prior to the date hereof;

(c) all (i) mines where Portugal or a Subsidiary of Portugal is operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-applicable Laws, and (ii) mines located in or on the lands of Portugal, any Subsidiary or material joint venture of Portugal, or lands pooled or unitized therewith, which have been abandoned by Portugal or any Subsidiary or material joint venture of Portugal, have been developed, managed and abandoned in accordance with good mining practices and in compliance with all applicable Laws, and (iii) all future abandonment, remediation and reclamation obligations have been accurately Disclosed Publicly by Portugal without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Portugal Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
      4.16.     Insurance. Portugal maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Portugal and its Subsidiaries (collectively, the “Portugal Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Portugal’s knowledge, there is no material claim by Portugal or any of its Subsidiaries pending under any of the material Portugal Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would not have a Material Adverse Effect with respect to Portugal.

      4.17.     Taxes.
      (a) Except as Disclosed Publicly by Portugal or as Disclosed to Italy or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal:

(i) All Tax returns, statements, reports, forms, declarations, remittances, and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of Portugal or any of its Subsidiaries (collectively, the “Portugal Returns”) were filed when due with all appropriate taxing authorities (including any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects.

(ii) Portugal and each of its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by any of them under any applicable Law, including all Taxes required to be withheld, collected and paid in connection with (i) amounts paid or owing to any present or former employee, independent contractor, creditor or shareholder or to any other Person, (ii) goods and services received from or provided to any Person and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor.

(iii) The charges, accruals and reserves for Taxes with respect to Portugal and its Subsidiaries reflected on the Portugal Financial Statements (whether or not due and whether or not shown on any Portugal Return but excluding any provision for deferred income Taxes) are adequate under US GAAP to cover Taxes accruing through the date thereof.

(iv) The tax basis of the assets of Portugal and its Subsidiaries by category including the classification of such assets as being depreciable or amortizable as reflected in the Portugal Returns is true and correct in all material respects.

(v) There is no Action or audit now pending or threatened in writing in respect of any Tax or “tax asset” of Portugal or any of its Subsidiaries. There are no reassessments of Portugal’s or any of its Subsidiaries’ Taxes that have been issued and which remain outstanding.

(vi) Neither Portugal nor any of its Subsidiaries is party to any tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person (other than Portugal or any of its Subsidiaries). Neither Portugal nor any of its Subsidiaries has been a member of an affiliated, combined or unitary group filing a consolidated, combined, unitary or other return for U.S. federal, state, local or non-U.S. tax purposes reflecting the income, assets or activities of affiliated companies (other than a group the common parent of which is Portugal), or has any liability for the Taxes of any other Person (other than Portugal or any of its Subsidiaries) under any provision of U.S. federal, state, local or non-U.S. law, or as a transferee or successor, or by contract, or otherwise.
      (b) Tax Status. Portugal is not, and immediately prior to the Effective Time Portugal will not be, a “foreign investment entity” within the meaning of the ITA assuming the enactment into law and the proclamation into force of proposed sections 94.1 to 94.4 and related provisions as contained in the draft legislation released on behalf of the Minister of Finance dated July 18, 2005 or in a form substantially similar to such proposed sections.
      4.18.     Environmental Matters. Except as Disclosed Publicly by Portugal or except for items with respect to which adequate provision in accordance with US GAAP has been made in the Portugal Financial Statements or except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Portugal:

(a) (i) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Portugal or any of its Subsidiaries (or, to the knowledge of Portugal, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Portugal or any of its Subsidiaries (“Portugal Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Portugal or its Subsidiaries, or for which Portugal or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Portugal or any of its Subsidiaries and (ii) to the knowledge of Portugal, there are no liabilities of Portugal or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Portugal Property.

(b) The operations of Portugal and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Portugal and its Subsidiaries hold all approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Portugal Environmental Permits”) necessary for the conduct of Portugal’s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Portugal Environmental Permits are valid and in full force and effect, (iii) Portugal and its Subsidiaries have not violated any such Portugal Environmental Permits, and (iv) neither Portugal nor any of its Subsidiaries has received any notice that any Portugal Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Portugal there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Portugal Environmental Permits.

(d) No Order or Action is pending, and to Portugal’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Portugal’s knowledge, affecting Portugal or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Portugal’s knowledge, no Environmental Lien has been threatened against or affecting Portugal, any of its Subsidiaries, or any real or personal property of Portugal or any of its Subsidiaries.

      4.19.     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal, (i) Portugal or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Portugal or one of its Subsidiaries, the “Portugal Intellectual Property” and such Proprietary Subject Matter, the “Portugal-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no Orders or Actions pending, or to Portugal’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Portugal Intellectual Property or Portugal-Used Proprietary Subject Matter, and to the knowledge of Portugal, no facts or circumstances exist as a valid basis for same; (iii) the Portugal Intellectual Property has not been, and Portugal has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Portugal and its Subsidiaries have taken all reasonable actions to protect the Portugal Intellectual Property, including Portugal Intellectual Property that is confidential in nature; and (v) to the knowledge of Portugal the conduct of the business of Portugal and its Subsidiaries as currently conducted does not Infringe any Intellectual Property of any Person and no Person is currently Infringing Portugal Intellectual Property.
      4.20.     Agreements, Contracts and Commitments. Except as Publicly Disclosed by Portugal or as limited by confidentiality obligations and applicable regulatory requirements, Portugal has Disclosed to Italy (prior to the date hereof with respect to contracts existing on the date hereof) each material Contract to which Portugal and each of its Subsidiaries is a party (each, a “Material Portugal Contract”). Except for breaches, violations or defaults which have not had and would not, individually or in the aggregate, have a Material Adverse Effect with respect to Portugal, (i) each of the Material Portugal Contracts is valid and in full force and effect, unamended, and (ii) neither Portugal nor any of its Subsidiaries, nor to Portugal’s knowledge any other party to a Material Portugal Contracts, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Portugal Contracts, and neither Portugal nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Portugal Contracts. Neither Portugal nor any Subsidiary of Portugal is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.
      4.21.     Brokers. Portugal and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for the fees of Citigroup Global Markets Inc. and HSBC Securities (USA) Inc.
      4.22.     Vote Required. The only votes of the holders of any class or series of Portugal’s capital stock or other securities of Portugal necessary to approve the transactions contemplated by this Agreement are: (i) the affirmative vote in favor of the Portugal Charter Amendment of the holders of a majority of the outstanding Portugal Common Shares and (ii) the affirmative vote in favor of the Portugal Share Issuance of a majority of the votes cast thereon by the holders of the outstanding Portugal Common Shares (provided that the total votes cast on the Portugal Share Issuance represent at least a majority of the Portugal Common Shares issued and outstanding and entitled to vote at the Portugal Meeting) (such approvals, collectively, the “Portugal Stockholder Approval”).
      4.23.     Portugal Common Shares. The Portugal Common Shares to be issued pursuant to the Arrangement will be duly and validly issued by Portugal, fully paid and non-assessable and free of preemptive rights, encumbrances, charges and liens on their respective dates of issue.
      4.24.     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Portugal nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Portugal and its Subsidiaries with respect to the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS OF ITALY
      5.1.     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as provided in Section 5.1 of the Disclosure Schedule or as otherwise expressly contemplated or permitted in this Agreement and except to the extent Portugal shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, each of Italy and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with past practice and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners, and others with which it has significant business dealings, and (D) preserve in all material respects the Italy Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 5.1 of the Italy Disclosure Schedule or as expressly contemplated by this Agreement or the Plan of Arrangement, without the prior written consent of Portugal (not to be unreasonably withheld or delayed, except with respect to paragraph (l) below), during the period from the date of this Agreement to the Effective Time, Italy shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend its articles of incorporation or by-laws or other applicable governing instruments;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) cash dividends with respect to the Italy Common Shares in the ordinary course, in each case with usual declaration, record and payment dates and in accordance with Italy’s current dividend policy and (ii) dividends paid to Italy or any of its Subsidiaries by any Subsidiary that is, directly or indirectly, wholly-owned by Italy; and (iii) dividends paid by non-wholly owned Subsidiaries in the ordinary course consistent with current dividend policy;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than in connection with the transactions contemplated by the Support Agreement or a merger, amalgamation or consolidation between wholly owned Subsidiaries of Italy);

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (i) the issuances of Italy Common Shares upon the exercise of Italy Options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) grants of options to its employees and directors in the ordinary course of business consistent with past practice, using Italy’s standard form of stock option award agreement as of the date hereof, up to a maximum of 1,114,000 optioned Italy Common Shares in the aggregate in calendar year 2006 and 1,114,000 optioned Italy Common Shares in the aggregate in calendar year 2007 (and up to a further 750,000 optioned Italy Common Shares following the satisfaction of the France Condition), provided that none of the Italy Options referred to in this clause shall accelerate or become vested as a result of the consummation of the transactions contemplated by this Agreement, (iii) issuances of Italy Common Shares required pursuant to the conversion of convertible securities outstanding on the date hereof, and (iv) issuances of Italy Common Shares and Italy Options in connection with the acquisition of France pursuant to and on the terms set forth in the Support Agreement;

(e) except as required to ensure that any Italy Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Italy Disclosure Schedule or as required in connection with the termination of Italy’s Non-Employee Director Share Ownership Plan or the payment of any amount to the holders of deferred share units issued under such plan in consideration for the cancellation of such deferred share units, (A) adopt, enter into, terminate or amend any Italy Employee Plan, other than in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Italy or its Subsidiaries, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, as required to comply with any Italy Employee Plan in effect on the date of this Agreement, or in 2007 in connection with annual performance assessments consistent with past practice, (C) pay or provide to any employee of Italy or its Subsidiaries any benefit not provided for under an Italy Employee Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as permitted by clause (B) above, (D) except to the extent expressly permitted under Section 5.1(d), grant any awards under any Italy Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Italy Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Italy Employee Plan, except as required to comply with any Italy Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Italy Employee Plan;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business, other than the acquisition of France pursuant to and on the terms set forth in the Support Agreement;

(g) other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights;

(h) incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any keep-well or other arrangements to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices and indebtedness incurred in connection with the payment to the shareholders of France of the cash consideration provided for in the Support Agreement (for greater certainty, including payments to dissenting shareholders with respect to the France Subsequent Acquisition Transaction);

(i) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in its Subsidiaries or pursuant to Contracts in effect at the date hereof, (ii) in connection with acquisitions permitted by Section 5.1(e), or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Italy; provided that none of such transactions permitted by this clause (iii) shall present a material risk of delaying or impairing the parties’ ability to consummate the transactions contemplated by this Agreement;

(j) change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in Canadian GAAP or by Law and concurred in by Italy’s external auditors or (ii) its fiscal year;

(k) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Italy to consummate the transactions contemplated by this Agreement, including the Arrangement and the transactions contemplated by the Arrangement;

(l) enter into, cancel, terminate, or grant any waiver in respect of any Support Agreement Contract or any Contract that would be a Support Agreement Contract if in effect on the date hereof; it being understood and agreed between the parties that, notwithstanding anything to the contrary set forth herein, after consultation with Portugal, Italy may, at its sole discretion, terminate any Support Agreement Contract in accordance with its terms;

(m) file any registration statement under the 1933 Act or an amendment to any 1933 Act registration statement (other than an amendment to its registration statement on Form F-8 relating to the Italy Bid); or

(n) agree or commit to do any of the foregoing.
      5.2.     Shareholders Meeting.
      (a) Subject to the terms of this Agreement, Italy shall use its reasonable best efforts to cause the Italy Meeting to be held as soon as reasonably practicable after the date hereof, provided that (x) the Italy Meeting shall not be held until counsel to Italy has had reasonable opportunity to review all comments from the staff of the SEC relating to the Portugal Proxy Statement or been advised in writing that the staff of the SEC will not have any comments thereon and (y) this covenant shall not restrict the ability of Italy to postpone or adjourn such meeting to the extent that Italy’s outside counsel advises Italy that it would be appropriate to do so for the purpose of allowing the holders of Italy Common Shares to review any additional disclosure that Italy, with the advice of its outside counsel, determines in good faith is advisable and should be made available to such holders by means of a supplemental management information circular or otherwise.
      (b) Subject to the terms hereof, Italy shall, promptly after the execution and delivery of this Agreement (i) finalize the notice of the Italy Meeting to be sent to holders of Italy Common Shares, the accompanying management information circular, and any other documents required by applicable Laws to be sent to holders of Italy Common Shares in connection with the Italy Meeting (such documents, as amended, supplemented or otherwise modified, the “Italy Circular”), and (ii) cause the Italy Circular and any other such documents to be sent to each holder of Italy Common Shares and filed as required by the Interim Order and applicable Laws.
      (c) Subject to the terms of this Agreement, Italy shall (i) take all lawful action to solicit in favor of the Italy Resolution and the Italy Shareholder Approval, (ii) recommend to all holders of Italy Common Shares that they vote in favor of this Agreement and the Arrangement and the other transactions contemplated hereby and thereby and (iii) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Portugal such recommendation (any such action, a “Change in Italy Recommendation”) except as explicitly permitted by Section 5.3(b) provided, however, that Italy may (A) make such Change in Italy Recommendation if Italy’s board of directors, after consultation with outside legal counsel, has determined that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) upon such Change in Italy Recommendation, may solicit votes of the Italy shareholders consistent with such Change in Italy Recommendation.
      5.3.     No Solicitation; Opportunity to Match.
      (a) Italy shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Italy or any Subsidiary of Italy: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of Italy or any Subsidiary of Italy, including any material joint ventures or material mineral properties) any inquiries, proposals or offers regarding any Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that for greater certainty, Italy may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Italy board of directors has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Portugal, the approval or recommendation of the Italy board of directors or any committee thereof of this Agreement; (iv) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 5.3(a)); or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.
      (b) Notwithstanding Section 5.3(a) and any other provision of this Agreement, the Italy board of directors shall be permitted to: (i) make a Change in Italy Recommendation, provided that Italy shall have complied in all material respects with all requirements of Section 5.3(f) below; and/or (ii) engage in discussions or negotiations with, or provide information pursuant to Section 5.3(b) to, any Person in response to an Acquisition Proposal by any such Person, provided that (A) it has received an unsolicited bona fide written Acquisition Proposal from such Person and the Italy board of directors has determined in good faith based on information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (B) prior to providing any confidential information or data to such Person in connection with such Acquisition Proposal, (x) the Italy board of directors receives from such Person an executed confidentiality agreement which includes a standstill provision that restricts such Person from acquiring, or publicly announcing an intention to acquire, any securities or assets of Italy (other than pursuant to a Superior Proposal) for a period of not less than one year from the date of such confidentiality agreement and Italy sends a copy of any such confidentiality agreement to Portugal promptly upon its execution and promptly provides Portugal a list of, or in the case of information that was not previously made available to Portugal, copies of, any information provided to such Person, and (y) Italy has complied in all material respects with Section 5.3(d).

      (c) Italy will cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person by Italy or any Subsidiary thereof or any of its or their representatives or agents with respect to any Acquisition Proposal, whether or not initiated by Italy, and, in connection therewith, Italy will discontinue access to any data rooms (virtual or otherwise) and will request (and reasonably exercise all rights it has to require) the return or destruction of all information regarding Italy and its Subsidiaries previously provided to any such Person or any other Person and will request (and reasonably exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding Italy and its Subsidiaries. Italy shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Italy or any of its Subsidiaries is a party with any other Person, other than to allow such Person to make and consummate a Superior Proposal.
      (d) From and after the date of this Agreement, Italy shall promptly (and in any event within 24 hours) notify Portugal, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or any request for discussions or negotiations in each case or request relating to or constituting an Acquisition Proposal, any request for representation on the Italy board of directors, or any request for non-public information relating to Italy or any Subsidiary of Italy or any material joint venture or material mineral property relating to or constituting an Acquisition Proposal of which Italy’s directors, officers, representatives or agents are or became aware. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal or offer or any amendment to such proposal or offer. Italy shall also provide such other details of the proposal or offer, or any amendment thereto, as Portugal may reasonably request. Italy shall keep Portugal promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by Portugal with respect thereto.
      (e) Italy shall ensure that its officers, directors, representatives, agents and legal and financial advisors, and its Subsidiaries and their officers, directors, representatives, agents and legal and financial advisors, are aware of the provisions of Sections 5.3(a) to 5.3(d) hereof and agree to be bound thereby, and it shall be responsible for any breach of such provisions by any of them or by any employee of Italy or any Subsidiary.
      (f) Italy shall not make any Change in Italy Recommendation in respect of, or enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.3(b)(ii)(B) above) unless:

(i) the Acquisition Proposal constitutes a Superior Proposal;

(ii) Italy has provided Portugal with notice in writing that there is a Superior Proposal together with all documentation detailing the Superior Proposal (including a copy of the confidentiality agreement between Italy and the Person making the Superior Proposal if not previously delivered);

(iii) at least 10 business days shall have elapsed from the date that Portugal has received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

(iv) if Portugal has proposed to amend the terms of the Arrangement and this Agreement in accordance with Section 5.3(g), the Italy board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

(v) Italy’s board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws; and

(vi) prior to entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) Italy shall have terminated this Agreement pursuant to Section 9.1(j) and paid to Portugal the Italy Termination Fee.
      (g) Italy acknowledges and agrees that, during the 10 business day period referred to in Section 5.3(f)(iii), Portugal shall have the opportunity, but not the obligation, to propose to amend the terms of the Arrangement and this Agreement. The Italy board of directors will review any proposal by Portugal to amend the terms of the Arrangement and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendments to the terms of the Arrangement and this Agreement.
      (h) Nothing in this Agreement shall prevent the Italy board of directors from responding through a directors’ circular or otherwise as required by applicable Securities Laws to any Acquisition Proposal or from calling and holding a meeting of the holders of the Italy Common Shares requisitioned by such shareholders pursuant to Section 143 of the CBCA or ordered to be held by a court pursuant to section 144 of the CBCA.
      (i) Italy acknowledges and agrees that each successive modification of the material terms of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 5.3.
      (j) When used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Italy; (ii) any sale or acquisition of 20% or more of the fair market value of the assets of Italy on a consolidated basis; (iii) any sale or acquisition of 20% or more of Italy’s shares of any class or rights or interests therein or thereto; (iv) any sale of any material interest in any material joint ventures or material mineral properties; (v) any similar business combination or transaction, of or involving Italy, any material Subsidiary of Italy or material joint venture of Italy, other than with Portugal; or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Portugal, provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement or the Support Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to Italy in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Italy Common Shares; (ii) that is reasonably capable of being completed, taking into account all legal, financial, regulatory (including U.S. and European Competition Authority and any Investment Canada approval) and other aspects of such proposal and the party making such proposal; (iii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Italy board of directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), is reasonably likely to be obtained, (iv) that is not subject to any due diligence condition; (v) that is offered or made available to all shareholders of Italy in Canada and the United States on the same terms; and (vi) in respect of which the Italy board of directors determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Italy’s shareholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement and this Agreement proposed by Portugal pursuant to Section 5.3(g), and taking into account the long-term value and anticipated synergies anticipated to be realized as a result of the combination of Portugal and Italy).

      5.4.     Dissent Rights. Italy shall provide Portugal with a copy of any purported exercise of the Dissent Rights and written communications with such Italy shareholder purportedly exercising the Dissent Rights; and not settle or compromise any Action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior written consent of Portugal, not to be unreasonably withheld or delayed.
      5.5.     Italy Affiliates. At least 10 days prior to the Italy Meeting, Italy shall provide to Portugal a list of those persons who may be deemed to be, in Italy’s reasonable judgment, affiliates of Italy within the meaning of Rule 145 promulgated under the 1933 Act.
      5.6.     Preference Shares and Convertible Debentures. At the request of Portugal, in the event that Italy acquires control of France, Italy shall cause France to use its reasonable best efforts to redeem or repurchase all outstanding France preference shares and convertible debentures (including, without limitation, making offers to purchase any class of preference shares that are not redeemable at France’s option on such terms and conditions as are reasonably acceptable to Portugal and Italy). Without the prior written approval of Portugal, Italy will not cause France to amalgamate with Italy prior to the time that all convertible debentures and preference shares of France (whether or not redeemable at France’s option) have been redeemed or repurchased in full.
ARTICLE VI
COVENANTS OF PORTUGAL
      6.1.     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent Italy shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, each of Portugal and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with past practice and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners and others with which it has significant business dealings, and (D) preserve in all material respects the Portugal Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 6.1 of the Portugal Disclosure Schedule or as expressly contemplated by this Agreement or the Plan of Arrangement, without the prior written consent of Italy, not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Portugal shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend its certificate of incorporation or by-laws or other applicable governing instruments;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) cash dividends with respect to the Portugal Common Shares, consistent with past practice and in the ordinary course, in each case with usual declaration, record and payment dates and in accordance with Portugal’s current dividend policy and (ii) dividends paid to Portugal or any of its Subsidiaries by any Subsidiary of Portugal;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than a merger, amalgamation or consolidation between wholly owned Subsidiaries of Portugal);

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than

(i) the issuances of Portugal Common Shares upon the exercise of stock options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) grants of options, restricted shares, and/or deferred stock units to its employees and directors in the ordinary course of business consistent with past practice, using Portugal’s standard form of award agreement as of the date hereof, in respect of a maximum of 500,000 Portugal Common Shares in the aggregate; or (iii) issuances of Portugal Common Shares required pursuant to the conversion of convertible securities outstanding on the date hereof;

(e) except as required to ensure that any Portugal Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Portugal Disclosure Schedule, (A) adopt, enter into, terminate or amend any Portugal Employee Plan, other than in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Portugal or its Subsidiaries, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice or as required to comply with any Portugal Employee Plan in effect on the date of this Agreement, or in 2007 in connection with annual performance assessments consistent with past practices, (C) pay or provide to any employee of Portugal or its Subsidiaries any benefit not provided for under any Portugal Employee Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as permitted by clause (B) above, (D) except to the extent expressly permitted under Section 6.1(d), grant any awards under any Portugal Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Portugal Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Portugal Employee Plan, except as required to comply with any Portugal Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Portugal Employee Plan;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

(g) other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights;

(h) incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities, or enter into any keep-well or other arrangements to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices;

(i) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in its Subsidiaries or pursuant to Contracts in effect at the date hereof, (ii) in connection with acquisitions permitted by Section 6.1(e), or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Portugal; provided that none of such transactions permitted by this clause (iii) shall present a material risk of delaying or impairing the parties’ ability to consummate the transactions contemplated by this Agreement;

(j) change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in US GAAP (or the permitted early adoption of such changes) or by Law and concurred in by Portugal’s external auditors or (ii) its fiscal year;

(k) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Portugal to consummate the transactions contemplated by this Agreement, including the Arrangement and the transactions contemplated by the Arrangement; or

(l) agree or commit to do any of the foregoing.
      6.2.     Shareholders Meeting.
      (a) Subject to the terms of this Agreement, Portugal shall use its reasonable best efforts to cause the Portugal Meeting to be held as soon as practicable after the date hereof.
      (b) Subject to the terms hereof, Portugal shall (i) promptly after the execution and delivery of this Agreement, finalize the notice of the Portugal Meeting, the accompanying proxy statement, and all other documents required by the Securities Laws or other applicable Laws to be sent to holders of Portugal Common Shares in connection with the Portugal Meeting (such documents, as amended, supplemented or otherwise modified, the “Portugal Proxy Statement”), (ii) use its reasonable best efforts to have the Portugal Proxy Statement cleared by the SEC, and (iii) as promptly as practicable after such clearance, cause the Portugal Proxy Statement to be sent to each Portugal shareholder.
      (c) Subject to the terms of this Agreement, Portugal shall (i) take all lawful action to solicit in favor of the transactions contemplated by this Agreement the Portugal Stockholder Approval, (ii) recommend to holders of Portugal Common Shares that they vote in favor of (A) the Portugal Share Issuance and (B) the Portugal Charter Amendment and (iii) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Italy such recommendation (any such action, a “Change in Portugal Recommendation” and, together with a Change in Italy Recommendation, a “Change in Recommendation”), provided, however, that Portugal may (A) make such Change in Portugal Recommendation if Portugal’s board of directors, after consultation with outside legal counsel, has determined that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) upon such a Change in Portugal Recommendation, may solicit votes of the Portugal stockholders consistent with such Change in Portugal Recommendation.
      6.3.     Section 3(a)(10) Exemption. In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Portugal Common Shares in accordance with the Plan of Arrangement from the registration requirements of the 1933 Act, then Portugal shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Portugal) in order to register such Portugal Common Shares and shall use its reasonable best efforts to cause such registration statement to become effective at or prior to the Effective Time.
      6.4.     Stock Exchange Listings. Portugal shall use its reasonable best efforts to obtain the approval of the NYSE for the listing of the Portugal Common Shares to be issued in connection with the transactions contemplated by this Agreement, and for the listing of the Portugal Common Shares on the TSX, such listings to be effective prior to or as of the time of issuance of such shares pursuant to the Arrangement.
      6.5.     Amendment to Governing Documents of Portugal. Subject to the receipt of the Portugal Stockholder Approval, Portugal shall take all actions necessary to cause the certificate of incorporation of Portugal at the Effective Time to be in the form of Exhibit C hereto.
      6.6.     Board Composition. Portugal shall use its reasonable best efforts to cause the full board of directors of Portugal, effective immediately following the filing of the Articles of Arrangement, to consist of (i) 11 individuals who are currently members of the board of directors of Portugal and (ii) 4 individuals who are currently members of the board of directors of Italy or, provided that the France Condition has been satisfied, and France, the identity of such individuals to be determined by the Committee on Directors and Corporate Governance of the Portugal Board of Directors.
      6.7.     Certain Officers. The parties hereby agree that (i) the current Chief Executive Officer of Portugal shall continue to serve as the Chairman and Chief Executive Officer of Portugal immediately following the filing of the Articles of Arrangement, (ii) Portugal shall take all actions necessary to cause the current Chief Executive Officer of Italy to become the Vice-Chairman of Portugal effective immediately following the filing of the Articles of Arrangement, and (iii) provided that the France Condition shall have been satisfied, Portugal shall take all action necessary to cause the current Chief Executive Officer of France to become the President-Operations of Portugal effective immediately following the filing of the Articles of Arrangement. The foregoing persons shall continue to serve in the foregoing positions until otherwise provided in accordance with the Portugal Charter Documents and applicable Laws.
ARTICLE VII
ADDITIONAL AGREEMENTS
      7.1.     Confidentiality; Access to Information.
      (a) Confidentiality. The parties acknowledge that Italy and Portugal have previously executed reciprocal confidentiality agreements, each dated as of June 4, 2006 (the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms.
      (b) Access to Information. Each of Portugal and Italy will (and will use reasonable best efforts to cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, Contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. No information or knowledge obtained by any party in any investigation pursuant to this Section 7.1(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement. Notwithstanding the foregoing, either party may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to such party requires such party or its Subsidiaries to restrict or prohibit such access. The parties will hold any information obtained pursuant to this Section 7.1(b) in confidence in accordance with, and otherwise subject to, the provisions of the applicable Confidentiality Agreement.
      7.2.     Cooperation in Filings.
      (a) Portugal and Italy shall cooperate in the preparation, filing and mailing of the Italy Circular and the Portugal Proxy Statement (collectively, the “Shareholder Solicitations”). Each of Portugal and Italy shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to its respective Shareholder Solicitation received from the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity. The parties shall cooperate and each party shall provide the other with a reasonable opportunity to review and comment on its respective Shareholder Solicitation and any amendments or supplements thereto prior to filing such with the SEC, the Canadian Securities Regulatory Authorities and/or each other applicable Government Entity, and will provide each other with a copy of all such filings made. Each party will advise the other party, promptly after it receives notice thereof, of the time when its respective Shareholder Solicitation has been cleared by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity, or any request by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity for amendment of its respective Shareholder Solicitation.
      (b) Each of Portugal and Italy shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 5.2 and 6.2 and the foregoing provisions of this Section 7.2, and each covenants that the information furnished by it (or, to its knowledge, with respect to information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement in the aggregate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.
      (c) Each of Portugal and Italy shall use its reasonable best efforts to ensure that its respective Shareholder Solicitation complies with all applicable Laws in all material respects and, without limiting the generality of the foregoing, that the information furnished by it (or, to its knowledge, with respect to information concerning its shareholders) for inclusion in the other party’s respective Shareholder Solicitation will not, in the aggregate, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the other party or any third party that is not one of its Affiliates).
      (d) Each of Portugal and Italy shall promptly notify the other if, at any time before the Effective Time, it becomes aware that either Shareholder Solicitation or any application for an Interim Order or Final Order contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to such Shareholder Solicitation or such other document or application. In any such event, each of Portugal and Italy shall cooperate in the preparation of a supplement or amendment to such Shareholder Solicitation or such other document or application, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Portugal or Italy, respectively, and/or filed with the relevant Governmental Entities.
      7.3.     Public Announcements. Portugal and Italy shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Except in respect of any announcement required by applicable Law, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
      7.4.     Reasonable Best Efforts.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Arrangement and the other transactions contemplated by this Agreement. The parties shall cooperate in all reasonable respects and will use reasonable best efforts to contest any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.
      (b) Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy shall and shall use reasonable best efforts to cause its respective Subsidiaries to perform all obligations required or desirable to be performed by it or any of such Subsidiaries under this Agreement, cooperate with the other party in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, each party shall and where appropriate shall cause its Subsidiaries to:

(i) use its reasonable best efforts to obtain the requisite approvals of this Agreement from its shareholders, except to the extent that the board of directors of such party has effected a Change in Recommendation in compliance with the terms hereof (including Sections 5.2 and 6.2);

(ii) apply for and use its reasonable best efforts to promptly obtain all Regulatory Approvals to be obtained by it and its Subsidiaries and, in doing so, keep the other party reasonably informed, subject to ensuring that confidential competitively sensitive information is exchanged among outside counsel only, as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, (A) providing such other party with copies of all material related applications and notifications prepared for submission to any other Person or Governmental Entity, in draft form, in order for such other party to provide its reasonable comments and providing such other party with copies of all related material communications regarding this Agreement received by such party from, or given by such party to, any Governmental Entity and any material communication received or given in connection with any proceeding by a private party relating to such Regulatory Approvals, (B) consulting with the other party to the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person and, to the extent permitted by such Governmental Entities, to permit the other party to attend such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement and (C) receiving the prior written consent of the other party before agreeing to extend any waiting period any antitrust merger control Laws or entering into any agreement with any Governmental Entity regarding antitrust, competition or similar Laws;

(iii) use its reasonable best efforts to obtain all necessary Approvals required to be obtained by it or its Subsidiaries from third parties in connection with the transactions contemplated by this Agreement, including the Arrangement;

(iv) carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries with respect to the transactions contemplated by this Agreement; and

(v) promptly advise the other party orally and, if then requested, in writing of any event occurring subsequent to the date of this Agreement that, if uncured at the Effective Time, would render it incapable of satisfying any condition to be satisfied by it pursuant to Article VII.
      7.5.     Regulatory Filings. Without limiting the generality of Section 7.4, as soon as may be reasonably practicable, Italy and Portugal each shall (i) file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, (ii) notify the Commissioner as required by Part IX of the Competition Act and/or request an ARC, (iii) make all appropriate filings with the European Commission (“European Commission”) pursuant to Council Regulation (EC) 139/2004 of 20 January 2004 or otherwise, and (iv) file comparable merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction as required by Laws or that Portugal and Italy reasonably determine to be necessary. Italy and Portugal each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ, the Commissioner, the European Commission, or the competition or merger control authorities of any other jurisdiction. As soon as reasonably practicable, Portugal shall file with the Investment Review Division of Industry Canada (“IRD”), an application for review and any supplemental information (other than privileged information) which may be required in connection therewith pursuant to the ICA, which filings will comply in all material respects with the requirements of the ICA. Italy will provide Portugal with such information and documents as Portugal reasonably requests for purposes of preparing such filings.

      7.6.     Indemnification.
      (a) From and after the Effective Time, Portugal will fulfill, and will cause Italy and/or its successors to fulfill and honor in all respects its obligations pursuant to any indemnification agreements between Italy and the present and former directors or officers of Italy or any Subsidiary thereof (the “Indemnified Parties”) in effect immediately prior to the Effective Time and any indemnification provisions under the Italy Charter Documents or applicable Laws, in each case, as in effect on the date hereof (and shall also pay expenses in advance of the final disposition of any such action, suit or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances if indemnification is subsequently found by a court of competent jurisdiction, which finding is no longer subject to appeal or further proceedings, that such person is not entitled to indemnification). Portugal shall cause Italy and/or its successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in the Italy Charter Documents as in effect on the date hereof for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, prior to the Effective Time, were directors or officers of Italy, unless such modification is required by Law.
      (b) Prior to the Effective Time, Italy shall (or if Italy is unable to, Portugal shall) obtain and pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Italy’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Italy’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Italy or Portugal for any reason fail to obtain such “tail” insurance policies as of the Effective Time, for a period of six (6) years after the Effective Time, Portugal will, or will cause Italy and/or its successors to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Italy’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the Effective Time on terms comparable to those applicable to the current directors and officers of Italy.
      (c) This Section 7.6 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives.
      7.7.     Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) is or may become applicable to the transactions contemplated by this Agreement or the Arrangement, each of Portugal, Italy and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Arrangement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
      7.8.     Section 16(b). The board of directors of Italy and Portugal shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the 1934 Act to exempt the exchange of Italy Common Shares for Portugal Common Shares pursuant to the terms of this Agreement by officers or directors of Italy who may become an officer or director of Portugal subject to the reporting requirements of Section 16(a) of the 1934 Act.
      7.9.     U.S. Tax Treatment. Italy and Portugal intend for the acquisition by Portugal Canada of Italy Common Shares pursuant to this Agreement to be treated as a “qualified stock purchase” for U.S. federal income tax purposes in respect of which an election under Section 338(g) of the Code may be made. Italy and Portugal shall take all reasonable steps to ensure such treatment, including, if necessary, amending the Plan of Arrangement.

ARTICLE VIII
CONDITIONS
      8.1.     Conditions to Obligations of Each Party to Effect the Arrangement. The respective obligations of each party to this Agreement to effect the Arrangement and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Portugal Stockholder Approval. The Portugal Stockholder Approval shall have been obtained.

(b) Italy Shareholder Approval. The Italy Shareholder Approval shall have been obtained, in accordance with any conditions which may be imposed by the Interim Order.

(c) Interim Order; Final Order. The Interim Order and the Final Order shall each have been obtained in form and terms reasonably satisfactory to each of Portugal and Italy, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(d) No Orders. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which restrains or enjoins the consummation of the Arrangement or makes the Arrangement or the other transactions contemplated by this Agreement illegal.

(e) Regulatory Approvals.

(i) Portugal shall have obtained the Competition Act Approval and the ICA Approval;

(ii) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; and

(iii) the applicable waiting periods under Council Regulation (EC) 139/2004 of 20 January 2004 shall have expired or been terminated.

(f) Listing of Shares. The Portugal Common Shares issuable pursuant to the Arrangement shall have been approved for listing on the NYSE and TSX, subject to notice of issuance.

(g) France. Either (i) Italy shall have acquired at least two-thirds of the outstanding common shares of France on the terms set forth in the Support Agreement and the Italy Bid Circular, without the waiver or change of any material term or condition thereof except as approved by Portugal in writing, and shall have completed a France Subsequent Acquisition Transaction (the “France Condition”), or (ii) the Support Agreement has been terminated in accordance with its terms. Italy will give Portugal at least 5 days written notice of any determination to waive any material term or condition of the Support Agreement and the Italy Bid Circular and Portugal will inform Italy within such period whether or not Portugal consents to such waiver.

(h) Portugal Charter Amendment. Portugal’s certificate of incorporation shall have been amended and restated in the form attached as Exhibit C, provided that (i) such amendment and restatement shall be effectuated only upon satisfaction or waiver of all other conditions set forth in this Article VIII and (ii) Portugal shall not be entitled to rely on this condition precedent to the extent that it is in breach of its obligations hereunder in respect of the implementation of such amendment.
      8.2.     Additional Conditions to Obligations of Italy. The obligation of Italy to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Italy:

(a) Representations and Warranties. The representations and warranties of Portugal contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal. Italy shall have received a certificate with respect to the foregoing signed on behalf of Portugal by an authorized officer of Portugal.

(b) Agreements and Covenants. Portugal shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Italy shall have received a certificate to such effect signed on behalf of Portugal by an authorized officer of Portugal.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Portugal.

(d) Portugal Board of Directors. Portugal shall have taken all such actions as are necessary to cause the board of directors of Portugal as of the Effective Time to be constituted in accordance with Section 6.6.

      8.3.     Additional Conditions to the Obligations of Portugal. The obligations of Portugal to complete the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Portugal:

(a) Representations and Warranties. The representations and warranties of Italy contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Italy; it being understood and agreed that for purposes of measuring the truth and correctness of the representations and warranties of Italy as of the Closing Date, if the France Acquisition has occurred, France, its Subsidiaries and material joint ventures shall not be considered to be Subsidiaries or material joint ventures of Italy. Portugal shall have received a certificate with respect to the foregoing signed on behalf of Italy by an authorized officer of Italy.

(b) Agreements and Covenants. Italy shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Portugal shall have received a certificate to such effect signed on behalf of Italy by an authorized officer of Italy.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Italy.

(d) Dissent Rights. The holders of no more than 10% of all of the issued and outstanding Italy Common Shares shall have exercised their Dissent Rights (and shall not have lost or withdrawn such rights) in respect of the Arrangement, provided that in the event that any Person who holds, directly or indirectly, on the date hereof more than 10% of the common shares of France exercises Dissent Rights in respect of the Arrangement in respect of more than 5% of the Italy Common Shares, the first reference to 10% in this Section 8.3(d) shall be increased to 15%.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
      9.1.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Italy or Portugal:

(a) by mutual written consent duly authorized by the boards of directors of each of Portugal and Italy;

(b) by either Italy or Portugal, if the Arrangement shall not have been consummated by March 31, 2007 for any reason (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Italy or Portugal, if there shall be passed any Law that makes the consummation of the Arrangement illegal or otherwise prohibited, or if a Governmental Entity in the United States or Canada shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement, which Order or other action is final and nonappealable;

(d) by either Italy or Portugal, if the Italy Shareholder Approval shall not have been obtained by reason of the failure to obtain the Italy Shareholder Approval upon a vote taken thereon at the duly convened Italy Meeting or at any adjournment or postponement thereof;

(e) by either Italy or Portugal, if the Portugal Stockholder Approval shall not have been obtained by reason of the failure to obtain the Portugal Stockholder Approval upon a vote taken thereon at the duly convened Portugal Meeting or any adjournment or postponement thereof;

(f) by Italy, upon a breach of any representation, warranty, covenant or agreement on the part of Portugal set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are incapable of being satisfied on or before the Termination Date;

(g) by Portugal, upon a breach of any representation, warranty, covenant or agreement on the part of Italy set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) are incapable of being satisfied on or before the Termination Date;

(h) by Italy or Portugal if the board of directors of Portugal shall have effected a Change in Portugal Recommendation;

(i) by Portugal or Italy if the board of directors of Italy shall have effected a Change in Italy Recommendation; or

(j) by Italy, if Italy proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 5.3(f), provided that Italy has previously or concurrently will have paid to Portugal the Italy Termination Payment.
      9.2.     Notice of Termination; Effect of Termination. Subject to Sections 9.1(j), any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except that (i) Section 9.2, Section 9.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      9.3.     Fees and Expenses.
      (a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Arrangement is consummated.
      (b) Italy Payments.
      (i) Italy shall pay to Portugal in immediately available funds, within one (1) business day after demand by Portugal, the Italy Termination Fee if this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(i), unless: (A) the termination arises as a result of a Material Adverse Effect in respect of Portugal that has occurred since the date hereof, and (B) the Italy board of directors has determined in good faith (after receipt of advice from its legal and financial advisors) the failure to change the Board’s recommendation, or refusal to reaffirm such recommendation, would be inconsistent with its fiduciary duties.
      (ii) Italy shall pay Portugal in immediately available funds, within one (1) business day after demand by Portugal, the Expenses of Portugal if this Agreement is terminated by Portugal pursuant to Section 9.1(g).
      (iii) Italy shall pay Portugal in immediately available funds, within one (1) business day after demand by Portugal, the amount of US$125 million, if:

(A) this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(b) and following the date hereof and prior to the termination of this Agreement, an Italy Competing Proposal shall have been publicly announced or otherwise communicated to the shareholders of Italy, or

(B) this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(d).
      (iv) If any payment becomes due and payable either (x) pursuant to clause (ii) above in circumstances where an Italy Competing Proposal was publicly announced or otherwise communicated to the shareholders of Italy prior to the termination of this Agreement or (y) pursuant to clause (iii) above, and within twelve (12) months following the termination of this Agreement, an Italy Competing Proposal is consummated, then Italy shall pay to Portugal, within one (1) business day after demand by Portugal, an amount equal to the amount by which (A) the Italy Termination Fee exceeds (B) the amount Italy paid to Portugal pursuant to clause (ii) or (iii) above.
      (v) Italy shall pay to Portugal in immediately available funds the Italy Termination Fee immediately prior to the termination of this Agreement by Italy pursuant to Section 9.1(j).
      (vi) In the event that Italy acquires at least two-thirds of the outstanding common shares of France after the date that it has become obligated to pay pursuant to the terms hereof the Italy Termination Fee to Portugal, Italy shall, within one day of such acquisition, pay to Portugal an additional $450 million, so that the total amount paid by Italy in respect of the Italy Termination Fee shall equal $925 million.
      (vii) Italy acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that if Italy fails to pay in a timely manner the amounts due pursuant to this Section 9.3(b) and, in order to obtain such payment, Portugal makes a claim that results in a judgment against Italy for the amounts set forth in this Section 9.3(b), Italy shall pay to Portugal its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.
      (c) Portugal Payments.
      (i) Portugal shall pay to Italy in immediately available funds, within one (1) business day after demand by Italy, the Portugal Termination Fee if this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(h) unless: (A) the termination arises as a result of a Material Adverse Effect in respect of Italy that has occurred since the date hereof, and (B) the Portugal board of directors has determined in good faith (after receipt of advice from its legal and financial advisors) that the failure to change the Board’s recommendation, or refusal to reaffirm such recommendation, would be inconsistent with its fiduciary duties.
      (ii) Portugal shall pay Italy in immediately available funds, within one (1) business day after demand by Italy, the Expenses of Italy if this Agreement is terminated by Italy pursuant to Section 9.1(f).
      (iii) Portugal shall pay Italy in immediately available funds, within one (1) business day after demand by Italy, the amount of US$125 million, if:

(A) this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(b), and following the date hereof and prior to the termination of this Agreement, a Portugal Competing Proposal shall have been publicly announced or otherwise communicated to the shareholders of Portugal, or

(B) this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(e).
      (iv) If any payment becomes due and payable either (x) pursuant to clause (ii) above in circumstances where a Portugal Competing Proposal was publicly announced or otherwise communicated to the shareholders of Portugal prior to the termination of this Agreement or (y) pursuant to clause (iii) above, and within twelve (12) months following the termination of this Agreement, an Portugal Competing Proposal is consummated, then Portugal shall pay to Italy, within one (1) business day after demand by Italy, an amount equal to the amount by which (A) the Portugal Termination Fee exceeds (B) the amount Portugal paid to Italy pursuant to clause (ii) or (iii) above.
      (v) Portugal acknowledges that the agreements contained in this Section 9.3(c) are an integral part of the transactions contemplated by this Agreement and that if Portugal fails to pay in a timely manner the amounts due pursuant to this Section 9.3(c) and, in order to obtain such payment, Italy makes a claim that results in a judgment against Portugal for the amounts set forth in this Section 9.3(c), Portugal shall pay to Italy its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3(c) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3(c) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.
      (d) Defined Terms. For purposes of Sections 9.3(b) and (c), the following terms shall have the following meanings:

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $40 million in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of its Shareholder Solicitation, the filing of any required notices under applicable antitrust Laws or in connection with other Regulatory Approvals, and all other matters related to the Arrangement (including the Interim Order and Final Order) and the other transactions contemplated hereby.

“Italy Competing Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Italy; (ii) any purchase or other acquisition by a Person (other than Portugal) of such number of Italy’s Common Shares or any rights or interests therein or thereto which together with such Person’s other direct or indirect holdings of Common Shares and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of Italy’s outstanding Common Shares; (iii) any similar business combination or transaction, of or involving Italy; or (iv) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Portugal; provided that notwithstanding the foregoing neither (a) the acquisition by Italy of a third party, whether structured by means of a merger, amalgamation, consolidation or otherwise, in which Italy remains as the parent company and the shareholders of Italy immediately prior to the consummation of such transaction hold a majority of the outstanding shares of Italy calculated on a fully diluted basis immediately following such consummation nor (b) the acquisition by Italy of France as contemplated by the Support Agreement shall constitute an Italy Competing Proposal, and provided, further, that the offer by Teck Cominco in respect of the Italy Common Shares that was announced on May 8, 2006 shall not be considered an Italy Competing Proposal unless Teck Cominco amends such offer to increase or materially improve the consideration proposed to be paid by Teck Cominco thereunder.

“Italy Termination Fee” means an amount equal to US$475 million, provided that such amount shall be US$925 million from and after the date that Italy has acquired at least two-thirds of the outstanding common shares of France.

“Portugal Competing Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Portugal; (ii) any purchase or other acquisition by a Person (other than Italy) of such number of Portugal Common Shares or any rights or interests therein or thereto which together with such Person’s other direct or indirect holdings of Portugal Common Shares and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of Portugal Common Shares outstanding; (iii) any similar business combination or transaction, of or involving Portugal; or (iv) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Italy; provided that notwithstanding the foregoing the acquisition by Portugal of a third party, whether structured by means of a merger, amalgamation, consolidation or otherwise, in which Portugal remains as the parent company and the shareholders of Portugal immediately prior to the consummation of such transaction hold a majority of the outstanding shares of Portugal immediately following such consummation shall not constitute a Portugal Competing Proposal.

“Portugal Termination Fee” means an amount equal to US$500 million.

      9.4.     Amendment. Subject to applicable Law and the Interim Order, this Agreement may be amended, not later than the Effective Time, whether before or after the Italy Shareholder Approval and the Portugal Stockholder Approval have been obtained, by action taken or authorized by the respective boards of directors of the parties (or, to the extent permitted by Laws, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Portugal and Italy; provided that after the Portugal Stockholder Approval or Italy Shareholder Approval is obtained, no such amendment which requires further approval by the shareholders of Portugal or Italy, as the case may be, shall be effected without such further approval.
      9.5.     Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, shall be limited to its terms and shall not be deemed to extend or waive any other provision of this Agreement. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS
      10.1.     Non-Survival of Representations and Warranties. The representations and warranties of Italy and Portugal contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms specifically survive the Effective Time shall survive the Effective Time.
      10.2.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
      (i) if to Portugal, to:

Phelps Dodge Corporation
One North Central Ave.
Phoenix, AZ 85004
Attention: David Colton
Telecopy No.: (602) 366-7321

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, N.Y. 10022
Attention: Michael W. Blair
Gregory V. Gooding
Telecopy No.: (212) 909-6870

and

Heenan Blaikie LLP
P.O. Box 185, Suite 2600
200 Bay Street
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J4
Attention: Jeff Barnes
Telecopy No.: (416) 360-8425
      (ii) if to Italy, to:

Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7,
Canada
Attention: Simon Fish
Telecopy No.: (416) 361-7781

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: James C. Morphy
George J. Sampas
Telecopy No.: 212-558-3588

and
Osler, Hoskin & Harcourt LLP
P.O. Box 50
1 First Canadian Place, Suite 6600
Toronto, Ontario
Canada M5X 1B8

Attention:	Dale R. Ponder
Douglas R. Marshall

Telecopy No.: 416-862-6666
      10.3.     Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      10.4.     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Italy Disclosure Schedule and the Portugal Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and neither party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except (i) as specifically provided in Section 7.6 and (ii) the right of Italy’s shareholders to receive Portugal Common Shares and cash at the Effective Time and to recover, solely through an action brought by Italy, damages from Portugal in the event of a wrongful termination of this Agreement by Portugal.
      10.5.     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      10.6.     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that, notwithstanding anything to the contrary herein, in the event of a willful or intentional breach of this Agreement by Portugal or any of its Subsidiaries, the damages recoverable by Italy for itself and on behalf of its shareholders shall be determined by reference to the total amount that would have been recoverable by the holders of the Italy Common Shares if all such holders brought an action against Portugal and were recognized as intended third party beneficiaries hereunder.
      10.7.     Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the

State of New York, except to the extent mandatorily governed by the laws of Canada. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
      10.8.     No Personal Liability.
      (a) No director or officer of Portugal shall have any personal liability whatsoever to Italy under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Portugal.
      (b) No director or officer of Italy shall have any personal liability whatsoever to Portugal under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Italy.
      10.9.     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any attempted assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      10.10.     WAIVER OF JURY TRIAL. EACH OF PORTUGAL AND ITALY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PORTUGAL OR ITALY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
      10.11.     Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in U.S. Dollars.
* * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION

By:	/s/ J. Steven Whisler

Name: J. Steven Whisler
Title: Chairman and Chief Executive Officer

INCO LIMITED

By:	/s/ Scott M. Hand

Name: Scott M. Hand
Title: Chairman and Chief Executive Officer

Annex B
FORM OF RESTATED CERTIFICATE OF INCORPORATION OF PHELPS DODGE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PHELPS DODGE INCO CORPORATION
(Under Section 807 of the
Business Corporation Law)
      I, [                    ], being the [                    ] of Phelps Dodge Inco Corporation, a corporation formed under the laws of the State of New York (the “Corporation”), to effect the amendment and restatement of the Restated Certificate of Incorporation of the Corporation, do hereby certify as follows:
      1. The name of the corporation is Phelps Dodge Inco Corporation (the “Corporation”).
      2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on August 10, 1885. Restated Certificates of Incorporation were filed by such Department on June 16, 1987 and July 13, 1999.
      3. The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended as authorized by Section 801 of the Business Corporation Law (a) to change the name of the Corporation, (b) to increase the authorized capital of the Corporation, (c) to increase the maximum number of directors of the Corporation from 12 to 15; and (d) to delete as obsolete provision A.2 regarding the 6.75% Series A Mandatory Convertible Preferred Shares.
      4. The text of the Restated Certificate of Incorporation of the Corporation as amended and supplemented to date, and as further amended by the filing of this Amended and Restated Certificate of Incorporation, is hereby amended and restated to read in full as follows:
* * * * *
      FIRST: The name of the Corporation is Phelps Dodge Inco Corporation.
      SECOND: The objects for which this Corporation is formed are to do any of the things herein set forth to the same extent as natural born persons might, and in any part of the world and as principal or agent, to wit: To conduct mining operations of all kinds; to explore for, develop and deal in, any natural resources of any kind; to purchase, take, hold, sell, convey, lease, explore, develop, improve or otherwise deal in mining, natural resources, land, town site, building, power, water and other properties of all forms; to mine, extract or otherwise develop minerals, ores, metals, oil and other substances of all kinds; to smelt, reduce and otherwise treat minerals, ores, metals, oil and other substances of all kinds; to sell the product of all the foregoing operations; to undertake and carry on any business and operations incidental to such dealings, exploration, development; mining and treatment.
      To apply for, purchase, or otherwise acquire, and to hold, own, use, operate and to sell, assign or to otherwise dispose of, to grant licenses in respect to or otherwise turn to account letters patent and any and all inventions, improvements and processes used in connection with or secured under letters patent of the United States or elsewhere, or otherwise.
      To build and construct houses, structures, engines, cars, machinery and other equipment, and mining and metallurgical facilities and plants, including plants for the handling, concentrating, smelting, reduction and treatment of minerals, ores, metals, oil and other substances of all kinds, and to operate the same.
      To conduct manufacturing operations of all kinds; to manufacture, purchase or otherwise acquire, hold, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, invest, trade and deal in goods, wares and merchandise and property of all classes and descriptions; to transact a general mercantile business.
      To act as the agent of others in disposing of their minerals, ores and metals of all kinds or other substances, and to make contracts with others with reference to handling, smelting, treating and disposing of their minerals, ores and metals of all kinds and other substances.

      The Corporation may purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and issue in exchange therefor its stock, bonds or other obligations.
      The Corporation may do everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth, either alone or in association with other corporations, firms or individuals, and do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or powers, or any part thereof.
      THIRD: The total number of shares that the Corporation shall have authority to issue shall be eight hundred and six million (806,000,000), consisting of six million (6,000,000) Preferred Shares having a par value of one dollar per share and eight hundred million (800,000,000) Common Shares having a par value of six dollars and twenty-five cents ($6.25) per share. The designations, relative rights, preferences and limitations of each class of shares of the Corporation shall be as follows:

A. The Preferred Shares may be issued from time to time in one or more series, in such number, and with such distinctive serial designations and relative rights, preferences and limitations, as may be fixed by the Board of Directors. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Shares, to fix the number of shares included in such series and the designation, relative rights, preferences and limitations of such series and to file a certificate of amendment pursuant to Section 805 of the Business Corporation Law or any statute amendatory thereof or supplemental thereto, establishing or changing the number, designation and relative rights, preferences and limitations of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the laws of the State of New York, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:

(a) the distinctive designation or designations of such series and the number of shares constituting such series;

(b) the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;

(c) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding-up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding-up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;

(d) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(e) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

(f) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(g) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Shares or any other class of share ranking junior, either as to dividends or upon liquidation, to the shares of such series;

(h) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(i) any other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;

in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the laws of the State of New York as then in effect. All Preferred Shares shall be identical and of equal rank except in respect to the particulars that may be fixed by the Board of Directors as provided above, and all shares of each series of Preferred Shares shall be identical and of equal rank except as to the times from which cumulative dividends, if any, thereon shall be cumulative. The number of authorized Preferred Shares may be increased or decreased by the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote thereon, without any requirement that such increase or decrease be approved by a class vote on the part of the holders of the Preferred Shares or any series thereof, or on the part of any other class of stock of the Corporation, except as may be otherwise required by the laws of the State of New York or provided in the certificate of amendment establishing the voting rights of any series of Preferred Shares. The Board of Directors may from time to time amend any of the provisions of any certificate of amendment establishing any series of Preferred Shares, subject to any class voting rights of the holders of such shares and subject to the requirements of the laws of the State of New York.

A.1. Junior Participating Cumulative Preferred Shares

The number, designation, relative rights, preferences and limitations of the Junior Participating Cumulative Preferred Shares are as follows:

(1) Designation and Number of Shares. 400,000 of the Preferred Shares shall be, and be designated as, Junior Participating Cumulative Preferred Shares (hereinafter referred to as the “Junior Preferred Shares”).

(2) Dividends.

A. Subject to the provisions of subclauses B and D of this clause (2), holders of the Junior Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of March, June, September and December in each year (each such date, which is subject to change pursuant to the provisions of subclause D of this clause (2), being hereinafter referred to as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Junior Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $2.50 per share ($10.00 per annum), and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Junior Preferred Share. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

B. Holders of the Junior Preferred Shares shall be entitled to receive such dividends in preference to and in priority over dividends upon the Common Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to dividends. Junior Preferred Shares shall be junior as to dividends to any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to dividends, and if at any time the Corporation has failed to pay accrued dividends on any such other Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not declare or pay any dividends on the Junior Preferred Shares.

C. If at any time the Corporation has failed to pay accrued dividends on any Junior Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not

(i) declare or pay any dividend on the Common Shares or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of any Common Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in Common Shares),

(ii) purchase any Junior Preferred Shares (except for a consideration payable in Common Shares), or

(iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Common Shares or Junior Preferred Shares,

unless, in the case of any such dividend, payment, distribution, purchase or redemption, all dividends accrued and payable but unpaid on the Junior Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof set aside for such payment.

D. The Corporation shall declare a dividend or distribution on the Junior Preferred Shares as provided in subclause A of this clause (2) immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may change any of the Quarterly Dividend Payment Dates to a different date to coincide with the payment date for a dividend or distribution on the Common Shares.

E. Dividends at the $10.00 minimum annual rate shall begin to accrue and be cumulative on outstanding Junior Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Junior Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Junior Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall accumulate but shall not bear interest. Dividends paid on the shares of Junior Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Junior Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 50 days prior to the date fixed for the payment thereof.

(3) No Redemption. The Junior Preferred Shares shall not be redeemable.

(4) Liquidation.

A. The liquidation price of the Junior Preferred Shares, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be an amount per share equal to the greater of (i) $100 and (ii) an aggregate amount (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate per share amount to be distributed to holders of Common Shares. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

B. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Junior Preferred Shares (i) shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation shall have been paid in full and (ii) shall be entitled to receive the liquidation price of such shares held by them in preference to and in priority over any distributions upon the Common Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation. Upon payment in full of the liquidation price to which the holders of Junior Preferred Shares are entitled, the holders of Junior Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation price payable to the holders of Junior Preferred Shares, the holders of all such shares shall share pro rata on a share-by-share basis among all such shares at the time outstanding.

C. Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash or securities shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this clause (4).

(5) Convertibility. The Junior Preferred Shares shall not be convertible into any other securities of the Corporation.

(6) Other Shares. The Junior Preferred Shares do not restrict in any way the issuance of any additional shares (including additional Junior Preferred Shares) ranking on a parity with or prior to the Junior Preferred Shares either as to dividends or upon liquidation or any additional Common Shares or other shares that may be entitled to vote with the Junior Preferred Shares. Any Junior Preferred Shares which are acquired by the Corporation and subsequently cancelled by the Board of Directors shall have the status of authorized but unissued Preferred Shares, without designation as to series, subject to reissuance by the Board of Directors as Junior Preferred Shares or of any one or more series.

(7) Voting Rights. The holders of Junior Preferred Shares shall have the following voting rights:

A. Subject to the provisions for adjustment hereinafter set forth, each Junior Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation and the holders of Junior Preferred Shares and the holders of Common Shares shall vote together as one class on all such matters. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

B. Except as otherwise provided herein or required by law, the holders of Junior Preferred Shares shall have no voting rights for taking any corporate action.

(8) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case (subject to the provision for adjustment hereinafter set forth) each Junior Preferred Share shall at the same time be similarly exchanged for or changed into 100 times the aggregate per share amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each Common Share is exchanged or changed. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(9) Definition of “Common Shares”. As used in this Paragraph A.1 of this Certificate of Incorporation, the term “Common Shares” shall mean the Common Shares of the Corporation having a par value of six dollars and twenty-five cents ($6.25) per share, as such shares may be changed through any subdivision, combination or consolidation thereof.

B. Except as otherwise provided by the laws of the State of New York or by any certificate of amendment filed pursuant to Paragraph A of this Article THIRD, setting forth the relative rights, preferences and limitations of any series of Preferred Shares, the entire voting power of the shares of the Corporation for the election of Directors and for all other purposes, as well as all other rights appertaining to shares of the Corporation, shall be vested exclusively in the Common Shares. Each Common Share shall have one vote upon all matters to be voted on by the holders of the Common Shares, and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any such Preferred Shares, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

C. No present or future holder of any shares of the Corporation, whether heretofore or hereafter issued, shall have any preemptive rights with respect to (a) any shares of the Corporation or (b) any other securities of the Corporation (including bonds and debentures) convertible into or carrying rights or options to purchase any shares of the Corporation.

      FOURTH: The office of the Corporation shall be located in the City of New York, County of New York, State of New York. CT Corporation System, 1633 Broadway, New York, New York 10019, is designated as the registered agent of the Corporation upon whom process in any action or proceeding against it may be served. The Secretary of State of the State of New York is also designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is: Phelps Dodge Inco Corporation, c/o CT Corporation System, 1633 Broadway, New York, New York 10019.
      FIFTH: The duration of the Corporation shall be perpetual.
      SIXTH: The number of the Corporation’s Directors shall not be less than nine nor more than fifteen, provided that whenever the holders of any one or more series of Preferred Shares of the Corporation become entitled to elect one or more Directors to the Board of Directors in accordance with any applicable provisions of this Certificate of Incorporation, such maximum number of Directors shall be increased automatically by the number of Directors such holders are so entitled to elect. Such increase shall remain in effect until the right of such holders to elect such Director or Directors shall cease and until the Director or Directors elected by such holders shall no longer hold office. No Director may be removed without cause by shareholders of the Corporation.
      SEVENTH: The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law, as the same may be amended from time to time.
* * * * *
      5. The majority of the stockholders of the Corporation, at meeting duly called, approved said restatement and amendment in accordance with the applicable provisions of section 803 of the Business Corporation Law of the State of New York.
      IN WITNESS WHEREOF, I have executed this certificate, and affirm that the statements made herein are true under penalties of perjury, on this [     ] day of [                    ], 2006.

Annex C

Global Banking 633 West Fifth Street, Suite 6300 Los Angeles, CA 90071 Tel 213-833-2300 Fax 213-833-2389
July 16, 2006
The Board of Directors
Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004-4414
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to Phelps Dodge Corporation (“Phelps Dodge”) of the Combination Consideration (as defined below) set forth in a Combination Agreement, dated as of June 25, 2006, between Phelps Dodge and Inco Limited (“Inco”), as amended by a Waiver and First Amendment to the Combination Agreement, dated as of July 16, 2006, between Phelps Dodge and Inco (as amended, the “Combination Agreement”). As more fully described in the Combination Agreement, (i) a newly-formed Canadian wholly-owned subsidiary of Phelps Dodge (“Phelps Dodge Canada”) will acquire all of the outstanding common shares, no par value, of Inco (“Inco Common Shares”), (ii) Inco and Phelps Dodge Canada will amalgamate (the “Arrangement”) and (iii) each outstanding share of Inco Common Shares (other than (x) Inco Common Shares held by a holder who has validly exercised its Dissent Rights (as defined in the Combination Agreement) or by Phelps Dodge or any subsidiary of Phelps Dodge and (y) the Italy Restricted Shares (as defined in the Combination Agreement)) will be exchanged by the holder therefor for (I) 0.672 shares (the “Stock Consideration”) of the common stock, par value $6.25 per share, of Phelps Dodge (“Phelps Dodge Common Shares”) plus (II) Cdn.$20.25 in cash (the “Per Share Cash Amount” and together with the Stock Consideration, the “Combination Consideration”).
      In arriving at our opinion, we have considered that Inco has a pending business combination with Falconbridge Limited (“Falconbridge”) pursuant to a Support Agreement (as defined in the Combination Agreement). We understand that Phelps Dodge’s obligations under the Combination Agreement are subject to a condition (the “Falconbridge Condition”) that (x) either (i) Inco shall have acquired at least 50.01% of the outstanding common shares of Falconbridge calculated on a Fully-Diluted Basis (as defined in the Support Agreement) on the terms set forth in the Support Agreement and the Italy Bid Circular (as defined in the Combination Agreement), without the waiver or change of any material term or condition thereof except as approved by Phelps Dodge in writing, or (ii) the Support Agreement shall have been terminated in accordance with its terms without Inco having acquired any shares of Falconbridge pursuant to the Italy Bid (as defined in the Combination Agreement) and (y) in the event that Inco shall have acquired at least two-thirds of the outstanding common shares of Falconbridge, Inco shall have completed a France Subsequent Acquisition Transaction (as defined in the Combination Agreement). The business combination with Inco and Falconbridge, pursuant to the consummation of the Offer (as defined in the Support Agreement) and, subsequent thereto, the France Subsequent Acquisition Transaction, is referred to herein as the “Falconbridge Business Combination”. In arriving at our opinion, we have also held discussions with certain senior officers, directors and other representatives and advisors of Phelps Dodge, certain senior officers and other representatives and advisors of Inco and certain representatives and advisors of Falconbridge concerning, as may be applicable, the businesses, operations and prospects of Phelps Dodge, Inco and Falconbridge. We examined certain publicly available business and financial information relating to Phelps Dodge, Inco and Falconbridge, as well as certain financial

The Board of Directors
Phelps Dodge Corporation
July 16, 2006

forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge which were provided to or discussed with us by the respective managements of Phelps Dodge and Inco, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Phelps Dodge, Inco and Falconbridge to result from the Arrangement and the Arrangement in conjunction with the Falconbridge Business Combination. These financial projections included financial projections prepared by the management of Phelps Dodge assuming the consummation of the Arrangement and giving effect either to the Falconbridge Business Combination being consummated or, in the alternative, the termination of the Support Agreement (the “Phelps Dodge Arrangement Projections”). We reviewed the financial terms of the Arrangement as set forth in the Combination Agreement in relation to, among other things: current and historical market prices and trading volumes of Phelps Dodge Common Shares and Inco Common Shares; the historical and projected earnings and other operating data of Phelps Dodge and Inco; and the capitalization and financial condition of Phelps Dodge and Inco. In our review of the financial terms of the Arrangement as set forth in the Combination Agreement, we gave effect to the Falconbridge Business Combination being consummated or, in the alternative, the termination of the Support Agreement. In that connection, we reviewed the consummation of the Falconbridge Business Combination, in conjunction with the Arrangement, in relation to, among other things, the historical and projected earnings and other operating data of Falconbridge and the capitalization and financial condition of Falconbridge. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Arrangement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Phelps Dodge, Inco and Falconbridge. We also evaluated certain potential pro forma financial effects of the Arrangement on Phelps Dodge. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
      In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Phelps Dodge and Inco that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Phelps Dodge and Inco that, as may be applicable, such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Phelps Dodge, Inco and Falconbridge as to the future financial performance of Phelps Dodge, Inco and Falconbridge, the potential strategic implications and operational benefits anticipated to result from the Arrangement, and the Arrangement in conjunction with the Falconbridge Business Combination, and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Arrangement and the Arrangement in conjunction with the Falconbridge Business Combination) reflected in the Phelps Dodge Arrangement Projections and related information and data will be realized in the amounts and at the times projected. We have had limited access to senior officers and other representatives and advisors of Falconbridge, and, accordingly, with your consent, we have assumed and relied, without assuming any responsibility for obtaining information directly from senior officers and other representatives and advisors of Falconbridge, upon the accuracy and completeness of information provided by senior officers and other representatives and advisors of Phelps Dodge and Inco with respect to the business, operations and prospects of Falconbridge as well as certain financial forecasts and other information and data relating to

The Board of Directors
Phelps Dodge Corporation
July 16, 2006

Falconbridge, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Falconbridge to result from the Falconbridge Business Combination in conjunction with the Arrangement. We have assumed, with your consent, that the Combination Agreement and Support Agreement (unless the Support Agreement were terminated) will each be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, including the Falconbridge Condition. We have also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Arrangement and the Falconbridge Business Combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Phelps Dodge, Inco, Falconbridge or the contemplated benefits of the Arrangement or the Arrangement in conjunction with Falconbridge Business Combination. We are not expressing any opinion as to what the value of the Stock Consideration actually will be when issued pursuant to the Arrangement or the price at which the Phelps Dodge Common Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Phelps Dodge, Inco or Falconbridge nor have we made any physical inspection of the properties or assets of Phelps Dodge, Inco or Falconbridge. Our opinion, as set forth herein, is limited to the fairness, from a financial point of view, of the Combination Consideration to Phelps Dodge. In that connection, we express no opinion with respect to the purchase of the 8% Convertible Subordinated Notes due April 1, 2012 of Inco pursuant to the Convertible Note Purchase Agreement (attached as an exhibit to the Combination Agreement). We express no opinion as to the underlying decision by Phelps Dodge to engage in the Arrangement, and we express no view as to, and our opinion does not address, the relative merits of the Arrangement as compared to any alternative business strategies that might exist for Phelps Dodge or the effect of any other transaction in which Phelps Dodge might engage. In connection with the consummation of the Arrangement, we also express no opinion with respect to the consideration to be paid by Inco pursuant to the Support Agreement, and we are also expressing no view on the relative valuation or merits of the consummation of the Falconbridge Business Combination when compared with the termination of the Support Agreement. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.
      Citigroup Global Markets Inc. has acted as financial advisor to Phelps Dodge in connection with the proposed Arrangement and is entitled to a fee for such services, substantially all of which is contingent upon the consummation of the Arrangement. An affiliate of Citigroup engaged in the commercial lending business is acting as lender and agent for credit facilities to be used by Phelps Dodge in connection with the Arrangement. We and our affiliates in the past have provided, and currently provide, services to Phelps Dodge, Inco and Falconbridge unrelated to the proposed Arrangement, for which services we and such affiliates have received and expect to receive compensation, including without limitation, acting as underwriter for Phelps Dodge in its Peruvian bond offering for Cerro Verde in April 2006, acting as advisor to Phelps Dodge in its sale of Columbian Chemicals Company in March 2006, acting as underwriter in Phelps Dodge’s sale of its investment in Southern Copper Corporation in June 2005, acting as lead arranger in Phelps Dodge’s $1.1 billion revolving credit facility in May 2005, acting as underwriter in Inco’s $45 million trade receivables securitization in October 2005 and acting as lead arranger in Inco’s $750 million revolving credit facility in May 2005. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Phelps Dodge, Inco and Falconbridge for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Phelps Dodge, Inco, Falconbridge and their respective affiliates.

The Board of Directors
Phelps Dodge Corporation
July 16, 2006

      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Phelps Dodge in its evaluation of the proposed Arrangement, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Arrangement.
      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Combination Consideration is fair, from a financial point of view, to Phelps Dodge.
Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

Annex D
July 16, 2006
The Board of Directors
Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004-4414
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to Phelps Dodge Corporation (“Phelps Dodge”) of the Combination Consideration (as defined below) set forth in a Combination Agreement, dated as of June 25, 2006, between Phelps Dodge and Inco Limited (“Inco”), as amended by a Waiver and First Amendment to the Combination Agreement, dated as of July 16, 2006, between Phelps Dodge and Inco (as amended, the “Combination Agreement”). As more fully described in the Combination Agreement, (i) a newly-formed Canadian wholly-owned subsidiary of Phelps Dodge (“Phelps Dodge Canada”) will acquire all of the outstanding common shares, no par value, of Inco (“Inco Common Shares”), (ii) Inco and Phelps Dodge Canada will amalgamate (the “Arrangement”) and (iii) each outstanding share of Inco Common Shares (other than (x) Inco Common Shares held by a holder who has validly exercised its Dissent Rights (as defined in the Combination Agreement) or by Phelps Dodge or any subsidiary of Phelps Dodge and (y) the Italy Restricted Shares (as defined in the Combination Agreement)) will be exchanged by the holder therefor for (I) 0.672 shares (the “Stock Consideration”) of the common stock, par value $6.25 per share, of Phelps Dodge (“Phelps Dodge Common Shares”) plus (II) Cdn.$20.25 in cash (the “Per Share Cash Amount” and together with the Stock Consideration, the “Combination Consideration”).
      In arriving at our opinion, we have considered that Inco has a pending business combination with Falconbridge Limited (“Falconbridge”) pursuant to a Support Agreement (as defined in the Combination Agreement). We understand that Phelps Dodge’s obligations under the Combination Agreement are subject to a condition (the “Falconbridge Condition”) that (x) either (i) Inco shall have acquired at least 50.01% of the outstanding common shares of Falconbridge calculated on a Fully-Diluted Basis (as defined in the Support Agreement) on the terms set forth in the Support Agreement and the Italy Bid Circular (as defined in the Combination Agreement), without the waiver or change of any material term or condition thereof except as approved by Phelps Dodge in writing, or (ii) the Support Agreement shall have been terminated in accordance with its terms without Inco having acquired any shares of Falconbridge pursuant to the Italy Bid (as defined in the Combination Agreement) and (y) in the event that Inco shall have acquired at least two-thirds of the outstanding common shares of Falconbridge, Inco shall have completed a France Subsequent Acquisition Transaction (as defined in the Combination Agreement). The business combination with Inco and Falconbridge, pursuant to the consummation of the Offer (as defined in the Support Agreement) and, subsequent thereto, the France Subsequent Acquisition Transaction, is referred to herein as the “Falconbridge Business Combination”.
HSBC Securities (USA) Inc.
452 Fifth Avenue, New York, NY 10018
Telephone (212) 525-5000

The Board of Directors
Phelps Dodge Corporation
July 16, 2006

     In connection with this opinion, we have:

(i) reviewed certain publicly available financial statements and other business and financial information relating to Phelps Dodge, Inco and Falconbridge;

(ii) reviewed certain internal financial forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge which were provided to or discussed with us by the respective managements of Phelps Dodge and Inco, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Phelps Dodge, Inco and Falconbridge to result from the Arrangement, and the Arrangement in conjunction with the Falconbridge Business Combination, which financial projections included financial projections prepared by the management of Phelps Dodge assuming the consummation of the Arrangement and giving effect either to the Falconbridge Business Combination being consummated or, in the alternative, the termination of the Support Agreement (the “Phelps Dodge Arrangement Projections”);

(iii) discussed with certain senior officers, directors and other representatives and advisors of Phelps Dodge, certain senior officers and other representatives and advisors of Inco and certain representatives and advisors of Falconbridge concerning, as may be applicable, the businesses, financial condition, operations and prospects of Phelps Dodge, Inco and Falconbridge;

(iv) discussed the strategic rationale for, and potential benefits of, the Arrangement, and the Arrangement in conjunction with the Falconbridge Business Combination, with certain senior officers, directors and other representatives and advisors of Phelps Dodge and certain senior officers and other representatives and advisors of Inco;

(v) reviewed the financial terms of the Arrangement as set forth in the Combination Agreement in relation to, among other things: current and historical market prices and trading volumes of Phelps Dodge Common Shares and Inco Common Shares; the historical and projected earnings and other operating data of Phelps Dodge and Inco; and the capitalization and financial condition of Phelps Dodge and Inco;

(vi) evaluated certain potential pro forma financial effects of the Arrangement on Phelps Dodge;

(vii) considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Arrangement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Phelps Dodge, Inco and Falconbridge;

(viii) participated in discussions and negotiations among representatives of Phelps Dodge, Inco and their respective financial and legal advisors; and

(ix) reviewed the Combination Agreement, the Support Agreement and certain related documents.
      In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
      In our review of the financial terms of the Arrangement as set forth in the Combination Agreement, we gave effect to the Falconbridge Business Combination being consummated or, in the alternative, the termination of the Support Agreement. In that connection, we reviewed the consummation of the Falconbridge Business Combination, in conjunction with the Arrangement, in relation to, among other

The Board of Directors
Phelps Dodge Corporation
July 16, 2006

things, the historical and projected earnings and other operating data of Falconbridge and the capitalization and financial condition of Falconbridge.
      In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Phelps Dodge and Inco that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Phelps Dodge, Inco and Falconbridge provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Phelps Dodge and Inco that, as may be applicable, such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Phelps Dodge, Inco and Falconbridge as to the future financial performance of Phelps Dodge, Inco and Falconbridge, the potential strategic implications and operational benefits anticipated to result from the Arrangement, and the Arrangement in conjunction with the Falconbridge Business Combination, and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Arrangement and the Arrangement in conjunction with the Falconbridge Business Combination) reflected in the Phelps Dodge Arrangement Projections and related information and data will be realized in the amounts and at the times projected. We have had limited access to senior officers and other representatives and advisors of Falconbridge, and, accordingly, with your consent, we have assumed and relied, without assuming any responsibility for obtaining information directly from senior officers and other representatives and advisors of Falconbridge, upon the accuracy and completeness of information provided by senior officers and other representatives and advisors of Phelps Dodge and Inco with respect to the business, operations and prospects of Falconbridge, as well as certain financial forecasts and other information and data relating to Falconbridge, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Falconbridge to result from the Falconbridge Business Combination in conjunction with the Arrangement. We have assumed, with your consent, that the Combination Agreement and Support Agreement (unless the Support Agreement were terminated) will each be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, including the Falconbridge Condition. We have also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Arrangement and the Falconbridge Business Combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Phelps Dodge, Inco, Falconbridge or the contemplated benefits of the Arrangement or the Arrangement in conjunction with the Falconbridge Business Combination.
      We are not expressing any opinion as to what the value of the Stock Consideration actually will be when issued pursuant to the Arrangement or the price at which the Phelps Dodge Common Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Phelps Dodge, Inco or Falconbridge nor have we made any physical inspection of the properties or assets of Phelps Dodge, Inco or Falconbridge. We are not legal, regulatory, accounting or tax experts and we have assumed the accuracy and veracity of all assessments made by such advisors. Our opinion, as set forth herein, is limited to the fairness, from a financial point of view, of the Combination Consideration to Phelps Dodge. In that connection, we express no opinion with respect to the purchase of the 8% Convertible Subordinated Notes due April 1, 2012 of Inco pursuant to the Convertible Note Purchase Agreement (attached as an exhibit to the Combination Agreement). We express no opinion as to the underlying decision by Phelps Dodge to engage in the Arrangement, and we express no view as to, and our opinion does not address, the relative merits of the

The Board of Directors
Phelps Dodge Corporation
July 16, 2006

Arrangement as compared to any alternative business strategies that might exist for Phelps Dodge or the effect of any other transaction in which Phelps Dodge might engage. In connection with the consummation of the Arrangement, we also express no opinion with respect to the consideration to be paid by Inco pursuant to the Support Agreement, and we are also expressing no view on the relative valuation or merits of the consummation of the Falconbridge Business Combination when compared with the termination of the Support Agreement. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.
      HSBC Securities (USA) Inc. (“HSBC”) has acted as a financial advisor to Phelps Dodge in connection with the proposed Arrangement and is entitled to a fee for such services, substantially all of which is contingent upon the consummation of the Arrangement, and Phelps Dodge has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. An affiliate of HSBC engaged in the commercial lending business is acting as lender and agent for credit facilities to be used by Phelps Dodge in connection with the Arrangement. We and our affiliates in the past have provided, and currently provide, services to Phelps Dodge, Inco and Falconbridge unrelated to the proposed Arrangement, for which services we and such affiliates have received and expect to receive compensation, including without limitation, acting as a participant in the $2,900 million term loan portion of the $5,500 million revolving credit facility to Inco to fund the acquisition of Falconbridge pursuant to the Support Agreement, acting as a lender to Inco in a $750 million revolving credit facility and a $400 million term loan, each established in 2004, acting as a member of the Girardin structured tax syndicate facility for Inco’s Goro Project in New Caledonia in 2005 and acting as a lender to Falconbridge under a $60 million bilateral revolving credit facility in 2005. We also maintain other trading, overdraft and interest rate swap facilities for each of Inco, Falconbridge and their respective affiliates. In connection with the above-described services we have received, and may receive, compensation. HSBC is a part of the global HSBC Holdings plc group, a full-service banking and securities firm engaged in securities trading, investment management and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of our business, we and our affiliates may actively trade or hold the debt and equity securities (or related derivative securities) of Phelps Dodge, Inco and Falconbridge for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may maintain relationships with Phelps Dodge, Inco, Falconbridge and their respective affiliates.
      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Phelps Dodge in its evaluation of the proposed Arrangement, and our opinion is not intended to be and does not constitute any opinion or recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Arrangement.

The Board of Directors
Phelps Dodge Corporation
July 16, 2006

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Combination Consideration to be paid pursuant to the Combination Agreement is fair, from a financial point of view, to Phelps Dodge.

Very truly yours,

HSBC SECURITIES (USA) INC.

Annex E
WAIVER AND AMENDMENT TO COMBINATION AGREEMENT
      This WAIVER and FIRST AMENDMENT TO COMBINATION AGREEMENT (this “Waiver and Amendment”) is made and entered into as of July 16, 2006, between Phelps Dodge Corporation, a New York corporation (“Portugal”), and Inco Limited, a corporation organized and existing under the laws of Canada (“Italy”).
RECITALS
      A. Portugal and Italy are party to a Combination Agreement, dated as of June 25, 2006 (as amended pursuant hereto, the “Combination Agreement”), providing, among other things, for an Arrangement pursuant to which an indirect wholly-owned subsidiary of Portugal will acquire all of the outstanding common shares of Italy and the shareholders of Italy immediately prior to the effectiveness of the Arrangement will receive the consideration described in the Combination Agreement herein and in the Plan of Arrangement referred to therein.
      B. Italy wishes to make certain modifications to the Italy Bid, including to increase the amount of the Offer and to reduce the Minimum Tender Condition (as such terms are defined in the Support Agreement), and to make certain modifications to the Support Agreement, including to provide for the payment of a special dividend by France to shareholders of France prior to the initial closing of the Italy Bid, and Portugal wishes Italy to make such modifications, to consent to such modifications and to grant certain irrevocable waivers of Italy’s obligations under the Combination Agreement in order for Inco to make such modifications, all as further provided herein.
      C. Portugal and Italy wish to amend the terms of the Arrangement to provide for an increase in the Per Share Cash Amount.
      D. Italy may desire to (i) acquire common shares of France prior to the Expiry Time (as defined in the Support Agreement) pursuant to subsection 94(3) of the Securities Act (Ontario), Ontario Securities Commission Rule 62-501 and all other applicable laws (the “Open Market Purchases”) and/or (ii) acquire common shares of France after the Expiry Time, subject to compliance with subsection 94(6) of the Securities Act (Ontario) and all other applicable laws (the “Subsequent Purchases”) and Portugal desires to authorize Italy to make the Open Market Purchases and/or the Subsequent Purchases.
      E. Portugal and Italy wish to make certain conforming modifications to the Combination Agreement as further set forth herein.
      F. All capitalized terms used herein without being specifically defined are used as defined in the Combination Agreement.
      NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
Waiver and Covenant
      1.1.     Waivers. Portugal hereby consents to and irrevocably grants such waivers as may be required under the Combination Agreement in order to allow Italy to:

(a) modify the Italy Bid in order to increase the Offer (as defined in the Support Agreement) by Cdn. $1.00 in cash, after taking into account the France Special Dividend (as defined below), and to make such conforming changes as are necessary to reflect such increase (the “Italy Offer Increase”);

(b) modify the Italy Bid in order to reduce the Minimum Tender Condition (as defined in the Support Agreement) from 66 2/3% to 50.01%, calculated on a Fully-Diluted Basis (as defined in the Support Agreement) (the “Minimum Tender Condition Reduction”);

(c) amend the Support Agreement, in the form previously provided to Portugal, including to provide for the payment of a dividend by France in the amount of Cdn. $0.75 in cash to all France shareholders as of a record date not later than July 26, 2006 (the “France Special Dividend”);

(d) make the Open Market Purchases and/or the Subsequent Purchases; and

(e) enter into such consents or amendments with its lenders and prospective lenders as are appropriate to reflect the Italy Offer Increase, the Minimum Tender Condition Reduction, the Open Market Purchases and/or the Subsequent Purchases, and the France Special Dividend.

      1.2.     Covenant. Italy agrees promptly to amend the Italy Bid to reflect the Italy Offer Increase, the Minimum Tender Condition Reduction and the France Special Dividend.
ARTICLE II
Amendment of Combination Agreement
      Portugal and Italy hereby amend the Combination Agreement as follows:

2.1. Per Share Cash Amount. The Combination Agreement is hereby amended to increase the Per Share Cash Amount, as defined in clause (ii) of Section 2.1(a), from Cdn. $17.50 in cash to Cdn. $20.25 in cash. The parties will make such changes to the Plan of Arrangement as are necessary to reflect such increase in the Per Share Cash Amount.

2.2. Section 5.6. Section 5.6 of the Combination Agreement is hereby amended by deleting the first sentence of that section and replacing it with the following sentence:

“At the request of Portugal, in the event that Italy acquires control of France, Italy shall cause France to use its reasonable best efforts to (i) redeem the outstanding France preferred shares Series F and 1 and the outstanding France convertible debentures in accordance with their respective terms, (ii) call a meeting of the holders of outstanding France preferred shares, Series G, H and 3 to approve amendments to the terms of such preferred shares to provide for the redemption of such preferred shares on such terms and conditions as are reasonably acceptable to Portugal and Italy, and (iii) redeem the France preferred shares, Series 2 following the Effective Time.”

2.3. Section 6.2. Section 6.2 of the Combination Agreement is hereby amended to add a new paragraph (d) to the end thereof as follows:

“(d) Notwithstanding anything herein to the contrary, in the event that Italy has acquired at least 50.01%, but less than two-thirds, of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement), Portugal may with the prior written consent of Italy, such consent not to be unreasonably withheld, postpone the mailing of the Portugal Proxy Statement (and the date of the Portugal Meeting) until such time as Italy has acquired at least two-thirds of the outstanding common shares of France.

2.4. Section 8.1. Section 8.1 of the Combination Agreement is hereby amended to delete paragraph (g) thereof in its entirety.

2.5. Subsection 8.3(a). Subsection 8.3(a) of the Combination Agreement is hereby amended be deleting the words “the France Acquisition has occurred” and replacing them with the words

“Italy has acquired at least 50.01% of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement)”.

2.6. Section 8.3. Section 8.3 of the Combination Agreement is hereby amended to add a new paragraph (e) to the end thereof as follows:

“(e) France. Either (i) Italy shall have acquired at least 50.01% of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement) on the terms set forth in the Support Agreement and the Italy Bid Circular, without the waiver or change of any material term or condition thereof except as approved by Portugal in writing, or (ii) the Support Agreement shall have been terminated in accordance with its terms without Italy having acquired any shares of France pursuant to the Italy Bid. In the event that Italy shall have acquired at least two-thirds of the outstanding common shares of France, Italy shall have completed a France Subsequent Acquisition Transaction (the “France Condition”). Italy will give Portugal at least 5 days written notice of any determination to waive any material term or condition of the Support Agreement and the Italy Bid Circular and Portugal will inform Italy within such period whether or not Portugal consents to such waiver.”

2.7. Section 9.3. Section 9.3 of the Combination Agreement is hereby amended as follows:

(a) The reference to “two-thirds” in paragraph (vi) of Section 9.3(b) is deleted and replaced with “50.01%”.

(b) The reference to “two-thirds” in the definition of Italy Termination Fee in Section 9.3(d) is deleted and replaced with “50.01%”.
ARTICLE III
General Provisions
      3.1.     Counterparts. This Waiver and Amendment may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      3.2.     Governing Law. This Waiver and Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Waiver and Amendment shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Waiver and Amendment and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Waiver and Amendment or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 of the Combination Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
      3.3.     Continued Effectiveness. The Combination Agreement as modified by this Waiver and Amendment is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Waiver and Amendment shall be effective only in the specific instances and for the specific purposes for which given.
* * * *
      IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION

By:	/s/ Ramiro G. Peru

Name:	Ramiro G. Peru
Title:	Executive Vice President and Chief Financial Officer

INCO LIMITED

By:	/s/ Simon A. Fish

Name:	Simon A. Fish
Title:	Executive Vice President, General Counsel and Secretary

IMPORTANT VOTING INFORMATION
       Your vote is important. Regardless of the number of shares of Phelps Dodge common stock that you own, please sign, date and promptly mail the enclosed proxy card in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card which accompanied this proxy statement.
Instructions for “Street Name” Shareholders
       If you own shares of Phelps Dodge common stock in the name of a broker, bank or other nominee, only it can vote your shares of Phelps Dodge common stock on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain.
       Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote by proxy or telephone or via Internet at your earliest convenience.
       If you have any questions or need assistance in voting your shares of Phelps Dodge common stock, please call:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Toll Free 1-800-659-5550 (U.S. & Canada)
+44 20 7920 9700 (outside of the U.S. and Canada)

Phelps Dodge Corporation c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Phelps Dodge Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230-3230.

Vote by Telephone	Vote by Internet	Vote by Mail

Call Toll-Free using a	Access the Website and	Sign and return your proxy

touch-tone telephone:	cast your vote:	in the postage-paid

1-888-693-8683	www.cesvote.com	envelope provided.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM EDT the day prior to special meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
➢
Proxy card must be signed and dated below.
â Please fold and detach card at perforation before mailing. â

Phelps Dodge Corporation	Proxy

The proxies are instructed to vote as directed, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4 as recommended by the Board of Directors.

The Board of Directors unanimously recommends you vote “FOR” PROPOSALS 1, 2, 3 and 4.	FOR	AGAINST	ABSTAIN

PROPOSAL 1: Approve the amendment to and restatement of Phelps Dodge’s restated certificate of incorporation to (i) change the company’s name to Phelps Dodge Inco Corporation from Phelps Dodge Corporation, (ii) increase the number of authorized shares of Phelps Dodge common stock from 300 million to 800 million shares and (iii) increase the maximum number of members of Phelps Dodge’s board of directors from 12 to 15.
	☐	☐	☐

PROPOSAL 2: Approve the issuance of Phelps Dodge common stock, par value $6.25 per share.	☐	☐	☐

PROPOSAL 3: Approve the postponement or adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the charter amendment proposal.
	☐	☐	☐

PROPOSAL 4: Approve the postponement or adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the share issuance proposal.
	☐	☐	☐

	☐	Please mark this box if you plan to attend the Special Meeting.

SIGNATURE(S):	DATE:

NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

PHELPS DODGE CORPORATION
VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE
Dear Shareholder:
Your vote is important and Phelps Dodge Corporation encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, seven days a week. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
•	To submit your proxy electronically via the Internet, go to the Website: http://www.cesvote.com and follow the prompts. You must use the control number printed in the box by the arrow on the reverse side of this card.

•	To submit your proxy by telephone, use a touch-tone telephone and call 1-888-693-8683. You must use the control number printed in the box by the arrow on the reverse side of this card.
Also, you may view the Proxy Statement on the Internet at http://www.phelpsdodge.com.
If you have any questions or need assistance in voting, please call D. F. King & Co., Inc. toll-free at 1-800-659-5550. Shareholders calling from outside the U.S. and Canada may call +44 20 7920 9700.
Your vote is important. Thank you for voting.
Proxy card must be signed and dated on the reverse side.
â Please fold and detach card at perforation before mailing. â

PROXY
Solicited on behalf of the Board of Directors of Phelps Dodge Corporation
     The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints Timothy R. Snider, Ramiro G. Peru and S. David Colton, each or any of them, proxies of the undersigned, each with power of substitution, at the special meeting of shareholders of the Corporation to be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on the 25th day of September 2006 at 9:00 a.m., MST and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned’s account under the Phelps Dodge Corporation Common Stock Investor Services Program administered by Mellon Investor Services LLC.
     For those participants who hold accounts with Common Shares through the Phelps Dodge Employee Savings Plan and/or The Phelps Dodge Corporation Supplemental Savings Plan: the undersigned instructs J.P. Morgan Chase Bank as Trustee for the Plans, to vote all shares or fractions of shares credited to the account of the undersigned as of the latest available processing date on or before September 25, 2006, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY